UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

FEDERAL HOME LOAN BANK OF DALLAS

(Exact name of registrant as specified in its charter)

Federally chartered corporation (State or other jurisdiction of incorporation or organization)	71-6013989 (I.R.S. Employer Identification Number)

8500 Freeport Parkway South, Suite 600 Irving, TX (Address of principal executive offices)	75063-2547 (Zip code)

Registrant’s telephone number, including area code:
(214) 441-8500

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Class B Capital Stock, $100 par value per share

FEDERAL HOME LOAN BANK OF DALLAS

ITEM 1. BUSINESS

Background

The Federal Home Loan Bank of Dallas (the “Bank”) is one of 12 Federal Home Loan Banks (each individually a “FHLBank” and collectively the “FHLBanks,” and, together with the Office of Finance, a joint office of the FHLBanks, the “FHLBank System,” or the “System”) that were created by the Federal Home Loan Bank Act of 1932 (the “FHLB Act”). Each of the 12 FHLBanks is a member-owned cooperative that operates as a separate federally chartered corporation with its own management, employees, and board of directors. Each FHLBank helps finance urban and rural housing, community lending, and community development needs in the specified states in its respective district. Federally insured commercial banks, savings banks, savings and loan associations, and credit unions, as well as insurance companies, are all eligible for membership in the FHLBank of the district in which the institution’s principal place of business is located. State and local housing authorities that meet certain statutory criteria may also borrow from the FHLBanks.

The public purpose of the Bank is to promote housing, jobs and general prosperity through products and services that assist its members in providing affordable credit in their communities. The Bank’s primary business is to serve as a financial intermediary between the capital markets and its members. In its most basic form, this intermediation process involves raising funds by issuing debt in the capital markets and lending the proceeds to member institutions (in the form of loans known as advances) at slightly higher rates. The interest spread between the cost of the Bank’s liabilities and the yield on its assets is the Bank’s primary source of earnings. The Bank endeavors to manage its assets and liabilities in such a way that its aggregate interest spread is consistent across a wide range of interest rate environments. The intermediation of its members’ credit needs with the investment requirements of the Bank’s creditors is made possible by the extensive use of interest rate exchange agreements. These agreements, commonly referred to as derivatives or derivative instruments, are discussed below in the section entitled “Use of Interest Rate Exchange Agreements.”

The Bank’s principal source of funds is debt issued through the Office of Finance. All 12 FHLBanks issue debt through the Office of Finance in the form of consolidated obligations, and all 12 FHLBanks are jointly and severally liable for the repayment of all consolidated obligations. Each FHLBank loans the funds it raises through this process to its members or uses them for other business purposes. Although consolidated obligations are not obligations of or guaranteed by the United States Government, FHLBanks are considered to be government-sponsored enterprises (“GSEs”) and thus are able to borrow at the favorable rates generally available to GSEs. The FHLBanks’ consolidated debt obligations are rated Aaa/P-1 by Moody’s Investors Service (“Moody’s”) and AAA/A-1+ by Standard & Poor’s (“S&P”), which are the highest ratings available from these nationally recognized statistical rating organizations (“NRSROs”). These ratings indicate that the FHLBanks have an extremely strong capacity to meet their commitments to pay principal and interest on consolidated obligations, and that consolidated obligations are judged to be of the highest quality, with minimal credit risk. The ratings also reflect the FHLBank System’s status as a GSE. Individually, the Bank has received a deposit rating of Aaa/P-1 from Moody’s and a counterparty credit rating of AAA/A-1+ from S&P. Shareholders, bondholders and prospective members should understand that these ratings are not a recommendation to buy, sell or hold securities and they may be subject to revision or withdrawal at any time by the NRSRO. Each of the ratings from the NRSROs should be evaluated independently.

All members of the Bank are required to purchase capital stock in the Bank as a condition of membership and in proportion to their borrowing activity with the Bank. The Bank’s capital stock is not publicly traded and all stock is owned by the Bank’s members, former members that retain the stock as provided in the Bank’s capital plan, or by non-member institutions that have acquired a member and must retain the stock to support advances or certain mortgage loans acquired and retained by the Bank on its balance sheet.

The Bank is supervised and regulated by the Federal Housing Finance Board (“Finance Board”), which is an independent agency in the executive branch of the United States Government. The Finance Board has a statutory responsibility and corresponding authority to ensure that the FHLBanks operate in a safe and sound manner. Consistent with that duty, the Finance Board has an additional responsibility to ensure the FHLBanks are able to raise funds in the capital markets and carry out their housing and community development finance mission. In order to carry out those responsibilities, the Finance Board establishes regulations governing the operations of the FHLBanks, conducts ongoing off-site supervision and monitoring of the FHLBanks, and performs annual on-site examinations of each FHLBank.

The Bank’s debt and equity securities are exempt from registration under the Securities Act of 1933 and are “exempted securities” under the Securities Exchange Act of 1934 (the “Exchange Act”). On June 23, 2004, the Finance Board adopted a rule requiring each FHLBank to voluntarily register a class of its equity securities with the Securities and Exchange Commission (“SEC”) under Section 12(g) of the Exchange Act no later than August 29, 2005. Registration under Section 12(g) of the Exchange Act will bring the Bank into the periodic disclosure regime as administered and interpreted by the SEC. Materials that the Bank will file with the SEC may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports and other information filed with the SEC. Once registration of the Bank’s equity securities under Section 12(g) is effective, copies of recent reports and other information filed with the SEC will also be available free of charge on the Bank’s website at www.fhlb.com.

Membership

The Bank’s members are financial institutions with their principal place of business in the Ninth Federal Home Loan Bank District, which includes Arkansas, Louisiana, Mississippi, New Mexico and Texas. The following table summarizes the Bank’s membership, by type of institution, as of March 31, 2005 and December 31, 2004, 2003 and 2002.

MEMBERSHIP SUMMARY

	March 31,	December 31,
	2005	2004	2003	2002
Commercial banks	738	742	719	717
Thrifts	94	96	100	101
Credit unions	36	37	33	30
Insurance companies	15	15	15	12

Total members	883	890	867	860

Housing associates	8	8	8	8
Non-member borrowers	13	11	14	12

Total	904	909	889	880

Community Financial Institutions	761	769	761	761

As of March 31, 2005 and December 31, 2004, 2003 and 2002, approximately 67.0 percent, 66.4 percent, 64.5 percent and 61.9 percent, respectively, of the Bank’s members had outstanding advances from the Bank. These usage rates are calculated excluding housing associates and non-member borrowers. While eligible to borrow, housing associates are not members of the Bank and, as such, are not required to hold capital stock. Non-member borrowers consist of institutions that have acquired former members and assumed the advances held by those former members. As discussed in more detail in Item 11 - Description of Registrant’s Securities to be Registered, non-member borrowers are required to hold capital stock to support outstanding advances or certain mortgage loans acquired by the Bank and held on the Bank’s balance sheet (see “Acquired Member Assets” under “Products and Services” below) until those activities have concluded or the applicable stock redemption period has expired, at which time the non-member borrower’s affiliation with the Bank is terminated. During the period that the advances or mortgage loans remain outstanding, non-member borrowers may not request new advances or submit additional mortgage loans for purchase, nor are they permitted to extend or renew the assumed advances.

Approximately 86 percent of the Bank’s members are Community Financial Institutions (“CFIs”), which are defined by the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) to include all FDIC-insured institutions with average total assets over the three prior years equal to or less than $500 million, as adjusted annually for inflation since 1999. For 2005, CFIs are FDIC-insured institutions with average total assets as of December 31, 2004, 2003, and 2002 equal to or less than $567 million. In 2004, 2003 and 2002, the average total asset ceiling for CFI designation was $548 million, $538 million and $527 million, respectively. The GLB Act expanded the eligibility for membership of CFIs in the FHLBanks and authorized the FHLBanks to accept expanded types of assets as collateral for advances to CFIs.

The Bank’s membership currently includes the majority of institutions in its district that are eligible to become members. Eligible non-members are primarily smaller institutions that have thus far elected not to join the Bank. For this reason, the Bank does not currently anticipate that a substantial number of additional institutions will become members, or that additional members will have a significant impact on the Bank’s future business.

As a cooperative, the Bank is managed with the primary objectives of enhancing the value of membership for member institutions and fulfilling its public purpose. The value of membership includes access to readily available credit from the Bank, the value of the cost differential between Bank advances and other potential sources of funds, and the dividends paid on members’ investment in the Bank’s capital stock.

Business Segments

The Bank manages its operations as one business segment. Management and the Bank’s Board of Directors review enterprise-wide financial information in order to make operating decisions and assess performance. All of the Bank’s revenues are derived from U.S. operations.

Interest Income

The Bank’s interest income is derived from three primary sources: advances, investment activities and, to a lesser extent, mortgage loans held for portfolio. Each of these revenue sources is more fully described below. During the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, interest income derived from each of these sources (expressed as a percentage of the Bank’s total interest income) was as follows:

	Three Months Ended	Year Ended December 31,
	March 31, 2005	2004	2003	2002
Advances (including prepayment fees)	71.2%	70.5%	67.6%	66.9%
Investment activities	25.8	25.2	25.2	25.4
Mortgage loans held for portfolio	2.1	3.8	6.6	7.3
Other	0.9	0.5	0.6	0.4

Total	100.0%	100.0%	100.0%	100.0%

Total interest income (in thousands)	$459,578	$1,242,511	$1,088,887	$1,262,628

With the exception of interest earned on advances to Washington Mutual Bank, a non-member borrower, substantially all of the Bank’s interest income from advances is derived from financial institutions domiciled in the Bank’s five-state district. Advances to Washington Mutual Bank (and the related interest income) are described below in the “Products and Services” section.

Products and Services

Advances. The Bank’s primary function is to provide its members with a reliable source of secured credit in the form of loans known as advances. The Bank offers advances to its members with a wide variety of terms designed to meet members’ business and risk management needs. Standard offerings include the following types of advances:

•	Fixed rate, fixed term advances. The Bank offers fixed rate, fixed term advances with maturities ranging from overnight to 20 years, and with maturities as long as 30 years for Community Investment Program advances. Interest is generally collected monthly and principal repaid at maturity for fixed rate, fixed term advances.

•	Fixed rate, amortizing advances. The Bank offers fixed rate advances with a variety of final maturities and fixed amortization schedules. Standard advances offerings include fully amortizing advances with final maturities of 5, 7, 10, 15 or 20 years, and advances with amortization schedules based on those maturities but with shorter final maturities accompanied by balloon payments of the remaining outstanding principal balance. Borrowers may also request alternative amortization schedules and maturities. Interest is paid monthly and principal is repaid in accordance with the specified amortization schedule. Although these advances have fixed amortization schedules, borrowers may elect to pay a higher interest rate and have an option to prepay the advance without a fee after a specified lockout period (typically five years). Otherwise, early repayments are subject to the Bank’s standard prepayment fees.

•	Floating rate advances. The Bank’s standard advances offerings include term floating rate advances with maturities between 1 and 5 years. Floating rate advances are typically indexed to either one-month LIBOR or three-month LIBOR, and are priced at a constant spread to the relevant index. Borrowers may elect to pay a higher interest rate and have an option to prepay the advance on any reset date without an additional fee. In addition to longer term floating rate advances, the Bank offers short term floating rate advances (maturities of 30 days or less) indexed to the daily federal funds rate. Floating rate advances may also include embedded features such as caps, floors, provisions for the conversion of the advances to a fixed rate, or special indices.

•	Putable and convertible advances. The Bank also makes advances that include put or conversion features that allow the Bank to terminate the advance or convert the advance from a fixed rate to a floating rate at specified points in time.

The Bank manages the interest rate and option risk of advances through the use of a variety of debt and derivative instruments. Members are required by statute and regulation to use the proceeds of advances with an original term to maturity of greater than five years to purchase or fund new or existing residential housing finance assets which, for CFIs, include small business loans, small farm loans and small agribusiness loans.

The Bank prices its credit products with the objective of providing benefits of membership that are greatest for those members that use the Bank’s products most actively, while maintaining sufficient profitability to pay dividends at a rate that makes members financially indifferent to holding the Bank’s capital stock. That set of objectives results in relatively small mark-ups over the Bank’s cost of funds for its advances and dividends on capital stock at rates targeted at or slightly above the periodic average federal funds rate. In keeping with its cooperative philosophy, the Bank provides equal pricing for advances to all members regardless of asset or transaction size, charter type, or geographic location.

The Bank is required by the FHLB Act to obtain collateral that is sufficient, in the judgment of the Bank, to fully secure members’ advances and other extensions of credit. The Bank has not suffered any credit losses on advances in its 73-year history. In accordance with the Bank’s capital plan, members must purchase capital stock in proportion to their outstanding advances (see Item 11 – Description of Registrant’s Securities to be Registered). Pursuant to the FHLB Act, the Bank has a lien upon and holds the Bank’s Class B capital stock owned by each of its stockholders as additional collateral for all of the respective stockholder’s obligations to the Bank.

In order to comply with the requirement to fully secure advances to its members, the Bank and its members execute a written security agreement that establishes the Bank’s security interest in a variety of its members’ assets regardless of whether or not such assets will conform to the requirements for eligible collateral. However, the Bank, pursuant to the FHLB Act and the regulations issued by the Finance Board, only originates, renews, or extends advances to its members if it has obtained and is maintaining a security interest in eligible collateral at the time such advance is made, renewed, or extended. Eligible collateral includes whole first mortgages on improved residential real property or securities representing a whole interest in such mortgages; securities issued, insured, or guaranteed by the United States Government or any of its agencies, including mortgage-backed securities issued or guaranteed by the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or the Government National Mortgage Association; cash or deposits in the Bank; and other real estate-related collateral acceptable to the Bank, provided that such collateral has a readily ascertainable value and the Bank can perfect a security interest in such property.

In the case of CFIs, the Bank may also accept small business loans, small farm loans, or small agribusiness loans fully secured by collateral other than real estate or securities representing a whole interest in such loans, provided the collateral has a readily ascertainable value and the Bank can perfect a security interest in such collateral. At March 31, 2005 and December 31, 2004, 2003, and 2002, advances secured by these types of collateral totaled approximately $1.9 billion, $2.1 billion, $2.2 billion, and $1.0 billion, respectively, which represented approximately 4.1 percent, 4.6 percent, 5.4 percent and 2.8 percent, respectively, of the total advances outstanding as of those dates.

The FHLB Act affords any security interest granted to the Bank by any member of the Bank, or any affiliate of any such member, priority over the claims and rights of any party, including any receiver, conservator, trustee, or similar party having rights of a lien creditor. However, the Bank’s security interest is not entitled to priority over the claims and rights of a party that (i) would be entitled to priority under otherwise applicable law or (ii) is an actual bona fide purchaser for value or is a secured party who has a perfected security interest in such collateral in accordance with applicable law (e.g., a prior perfected security interest under the Uniform Commercial Code or other applicable law).

The Bank perfects its security interests in borrowers’ collateral in a number of ways. The Bank usually perfects its security interest in collateral by filing a uniform commercial code financing statement against the borrower. In the case of certain borrowers, the Bank perfects its security interest by taking possession or control of the collateral, which may be in addition to the filing of a financing statement. In these cases, the Bank also generally takes assignments of most of the mortgages and deeds of trust that are designated as collateral.

The Bank allows most of its members that are depository institutions to retain possession of documents evidencing collateral pledged to the Bank. The Bank designates such members as being on “blanket lien status,” while members required to deliver documents evidencing collateral pledged to the Bank are designated as being on “custody status.” Members on blanket lien status can become members on custody status if there are circumstances that in the Bank’s discretion warrant such a change, such as a deterioration of the member’s general creditworthiness. Alternatively, members can move from being on custody status to being on blanket lien status at the Bank’s discretion. Members that are insurance companies cannot be on blanket lien status. As of March 31, 2005, 760 of the Bank’s borrowers/potential borrowers with a total of $33.8 billion in outstanding advances were on blanket lien status and 144 borrowers/potential borrowers with $12.4 billion in outstanding advances were on custody status.

On a quarterly basis or as otherwise requested by the Bank, members on blanket lien status must update information relating to collateral pledged to the Bank. This information is accessed by the Bank from appropriate regulatory filings. In accordance with written procedures similar to those established by the Auditing Standards Board of the American Institute of Certified Public Accountants, the Bank regularly verifies the existence of collateral securing its advances to members on blanket lien status. These collateral verifications are required annually utilizing procedures determined by the Bank. Some members engage an appropriately licensed accountant or independent auditor to verify the collateral while other members’ collateral is verified by the Bank, in either case at the member’s expense. Collateral verifications are not required for members that have not borrowed from the Bank during the prior calendar year, are on custody status, or are on blanket lien status but whose loans, securities, and deposits held at the Bank have had collateral maintenance levels in excess of their advance balances at all times.

Finance Board regulations require the Bank to establish a formula for and to charge a prepayment fee on an advance that is repaid prior to maturity in an amount sufficient to make the Bank financially indifferent to the borrower’s decision to repay the advance prior to its scheduled maturity date. These fees are generally calculated as the present value of the difference (if positive) between the interest rate on the prepaid advance and the current rate on a permissible investment for the remaining term to maturity of the repaid advance. During the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, the Bank collected prepayment fees of $0.4 million, $7.4 million, $10.5 million and $4.3 million, respectively.

As of March 31, 2005, the Bank’s outstanding advances (at par value) totaled $46.2 billion. As of that date, advances outstanding to the Bank’s ten largest borrowers represented 65.6 percent of the Bank’s total outstanding advances. Advances to the Bank’s three largest borrowers represented 49.3 percent of the Bank’s total outstanding advances. Individually, advances to the Bank’s three largest borrowers represented 23.8 percent (World Savings Bank, FSB Texas), 16.2 percent (Washington Mutual Bank) and 9.3 percent (Guaranty Bank) of the total advances outstanding as of March 31, 2005.

Currently, the Bank’s second largest borrower is Washington Mutual Bank, a California-based institution with approximately $7.5 billion of advances outstanding as of March 31, 2005. On February 13, 2001, Washington Mutual Bank acquired Bank United, then the Bank’s largest stockholder and borrower, and dissolved Bank United’s Ninth District charter. Washington Mutual Bank assumed Bank United’s advances, which mature between 2006 and 2008, and in so doing became a non-member borrower. The Bank currently anticipates that Washington Mutual’s advances will remain fully collaterized until repaid. During the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, Washington Mutual Bank accounted for 14.3 percent, 12.4 percent, 12.7 percent and 16.8 percent, respectively, of the Bank’s total interest income from advances.

The Bank believes that the repayment of the advances currently held by Washington Mutual Bank (and the loss of the related interest income), which will occur no later than the maturity of the advances, will have a modestly negative economic impact on the Bank’s members. The Bank estimates that the loss of those advances from the Bank’s portfolio could reduce its annual return on total capital stock by approximately five to seven basis points. A larger balance of advances helps provide a critical mass of advances and capital over which to spread the Bank’s overhead, which helps maintain dividends and relatively lower advance pricing. The magnitude of the actual economic impact will depend on the size and profitability of the Bank at the time that the advances are repaid. A similar outcome would result in the event that one or more of the Bank’s other large borrowers repays its advances and ceases to be a member of the Bank.

For additional information regarding the composition and concentration of the Bank’s advances, see Item 2 – Financial Information.

Community Investment Cash Advances. The Bank also offers a Community Investment Cash Advances (“CICA”) program as authorized by Finance Board regulations. Advances made under the CICA program benefit low- to moderate-income households by providing funds for housing or economic development projects. CICA advances are made at rates below the rates the Bank charges on standard advances, and may be made at the Bank’s cost of funds or, in certain circumstances for specified purposes, below its cost of funds. The Bank currently prices CICA advances at interest rates that are 15 basis points lower than rates on comparable advances outside the program. CICA advances are provided separately from and do not count toward the Bank’s statutory obligations under the Affordable Housing Program (AHP), through which the Bank provides grants to support projects that benefit low-income households (see the “Affordable Housing Program” section below). As of March 31, 2005, advances outstanding under the CICA program totaled approximately $455 million, representing approximately 1.0 percent of the Bank’s total advances outstanding as of that date.

Letters of Credit. The Bank’s credit services also include letters of credit issued or confirmed on behalf of members to facilitate business transactions with third parties that support residential housing finance, community lending, or asset/liability management or that provide liquidity. Letters of credit must be fully collateralized as though they were funded advances. During the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, letter of credit fees earned by the Bank totaled approximately $0.5 million, $1.6 million, $1.1 million and $0.3 million, respectively.

Acquired Member Assets (“AMA”). The Bank offers its members the ability to participate in the Mortgage Partnership Finance® (MPF®) Program developed and managed by the Federal Home Loan Bank of Chicago (the “FHLBank of Chicago”). “Mortgage Partnership Finance” and “MPF” are registered trademarks of the FHLBank of Chicago. Under the MPF Program, one or more FHLBanks acquire fixed rate, conforming mortgage loans originated by their member institutions that participate in the MPF Program (“Participating Financial Institutions” or “PFIs”). PFIs are paid a fee by the purchasing FHLBank for assuming a portion of the credit risk of the mortgages delivered to the FHLBank, while the FHLBank assumes the interest rate risk of holding the mortgages in its portfolio as well as a portion of the credit risk. PFIs deliver loans pursuant to the terms of master commitment agreements (“MCs”) entered into by the FHLBank and the PFI and acknowledged and approved by the FHLBank of Chicago. Under the terms of the MCs, a PFI may either deliver loans that the PFI has already closed in its own name and transfers to the FHLBank or, as agent for the FHLBank, close loans directly in the name of the FHLBank (collectively, “Program Loans”). Program Loans are owned directly by the FHLBank and are not held through a trust or any other conduit entity. Title to Program Loans is in the name of the purchasing FHLBank, subject to the participation interests in such loans that the FHLBank may have sold to the FHLBank of Chicago.

From 1998 to mid-2003, the Bank generally retained an interest in the Program Loans it acquired from its PFIs under the MPF Program pursuant to the terms of an investment and services agreement between the FHLBank of Chicago and the Bank (the “First Bank MPF Agreement”). Under the First Bank MPF Agreement, the Bank retained title to the Program Loans, subject to any participation interest in such loans that was sold to the FHLBank of Chicago. The FHLBank of Chicago’s participation interest in Program Loans reduced the Bank’s beneficial interest in such loans. The First Bank MPF Agreement permitted the Bank to retain a beneficial interest in Program Loans ranging from 1 percent to 49 percent, as the Bank in its discretion determined, and required the FHLBank of Chicago to purchase a participation interest in the Program Loans equal to the amount of interest in such loans that the Bank chose not to retain. In any case where the FHLBank of Chicago’s participation interest was less than 51 percent, the Bank would have been required to pay a transaction services fee to the FHLBank of Chicago. The interest in the Program Loans retained by the Bank during this period ranged from a low of 1 percent to a maximum of 49 percent. Because the FHLBank of Chicago’s interest in the Program Loans was always equal to or greater than 51 percent, the Bank was never required to pay a transaction services fee to the FHLBank of Chicago. During the period from 1998 to 2000, the Bank also acquired from the FHLBank of Chicago a percentage interest (ranging up to 75 percent) in certain MPF loans originated by PFIs of other FHLBanks. The Bank’s purchase of Program Loans from PFIs and its sale of participation interests to the FHLBank of Chicago occurred simultaneously and at the same price.

On December 5, 2002, the Bank and the FHLBank of Chicago entered into a new investment and services agreement (the “Second Bank MPF Agreement”) to replace the First Bank MPF Agreement with respect to Program Loans delivered under MCs entered into on or after December 5, 2002. The agreement has an initial term of three years, after which it continues indefinitely unless terminated by either party upon 90 days’ prior notice. The Second Bank MPF Agreement provides that the FHLBank of Chicago will assume all rights and obligations of the Bank under each MC with the Bank’s PFIs and will acquire directly from such PFIs the Program Loans. The FHLBank of Chicago, the Bank, and the applicable PFI execute a written assignment and assumption agreement with respect to each MC that documents the rights and obligations of the FHLBank of Chicago as the assignee of the Bank’s rights and obligations under such MC. The Bank has no obligation to its PFIs to purchase Program Loans or perform any other obligation under an MC that has been assumed by the FHLBank of Chicago. Under such MCs, the FHLBank of Chicago purchases Program Loans directly from the Bank’s PFIs. All substantive terms of the MCs issued under the Second Bank MPF Agreement are unchanged from the terms of MCs issued under the First Bank MPF Agreement. Under the Second Bank MPF Agreement, the FHLBank of Chicago is obligated to pay to the Bank a participation fee equal to a percentage of the dollar volume of Program Loans delivered by the Bank’s PFIs.

Under the terms of the Second Bank MPF Agreement, the Bank retains the option to purchase up to a 50 percent interest in Program Loans delivered by its PFIs in lieu of receiving participation fees and provided that the Bank pays to the FHLBank of Chicago a monthly transaction service fee. Pursuant to an amendment to the First Bank MPF Agreement entered into on June 23, 2003, the Bank and the FHLBank of Chicago agreed to extend the terms of the Second Bank MPF Agreement to Program Loans delivered pursuant to MCs entered into prior to December 5, 2002. The Bank has not exercised its option under the Second Bank MPF Agreement to purchase any interest in Program Loans and currently anticipates that all future Program Loans delivered by its PFIs will be subject to the fee arrangement and will not be held on the Bank’s balance sheet. During the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, fees earned by the Bank under this arrangement totaled $0.1 million, $0.7 million and $1.7 million, respectively. These fees are included in “other income (loss)” under the caption “other, net” in the statements of income.

As of March 31, 2005, MPF loans held for portfolio (net of allowance for credit losses) were $662 million, representing approximately 1.0 percent of the Bank’s total assets. As of December 31, 2004, 2003 and 2002, MPF loans held for portfolio (net of allowance for credit losses) represented approximately 1.1 percent, 1.7 percent and

2.5 percent, respectively, of the Bank’s total assets. Because the Bank does not expect to exercise its option to purchase interests in MPF loans in the future, the Bank currently anticipates that its balance of retained MPF loans will continue to decline over time. For more information regarding the Bank’s MPF loans, see Item 2 – Financial Information.

Affordable Housing Program (“AHP”). The Bank offers an AHP as required by the FHLB Act and in accordance with Finance Board regulations. The Bank sets aside 10 percent of each year’s earnings (as adjusted for interest expense on mandatorily redeemable capital stock) for its AHP, which provides grants for projects that facilitate development of rental and owner-occupied housing for low-income households. The calculation of the amount to be set aside is further discussed below in the section entitled “Taxation.” Each year, the Bank conducts two competitive application processes to allocate the AHP funds set aside from the prior year’s earnings. Applications submitted by Bank members and their community partners during these funding rounds are scored in accordance with Finance Board regulations and the Bank’s AHP Implementation Plan. The highest scoring proposals are approved to receive funds, which are disbursed upon receipt of documentation that the projects are progressing as specified in the original applications.

Correspondent Banking Services. The Bank provides its members with a variety of correspondent banking services. These services include overnight and term deposit accounts, wire transfer services, reserve pass-through and settlement services, securities safekeeping and securities pledging services. These services are offered on a fee-for-service basis. In the aggregate, correspondent banking services generated fee income for the Bank of $0.7 million, $2.5 million, $2.1 million and $2.5 million during the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, respectively.

SecureConnect. The Bank provides secure on-line access to many of its products, services and reports through SecureConnect, a secure on-line product delivery system. A substantial portion of the Bank’s advances and wire transfers are initiated by members through SecureConnect, along with a large proportion of various activity reports. In addition, members may manage securities held in safekeeping by the Bank and participate in auctions for Bank deposits through SecureConnect.

AssetConnection®. The Bank has also introduced AssetConnection®, an electronic communications system that was developed to facilitate the transfer of financial and other assets among member institutions. “AssetConnection” is a registered trademark of the Bank. Types of assets that may be transferred include mortgage and other secured loans or loan participations. The Finance Board approved the development of this system in November 2002 under its new business activity regulations, and the Bank introduced it to its members in October 2003. The purpose of this system is to enhance the liquidity of mortgage loans and other assets by providing a mechanism to balance the needs of those member institutions with excess loan capacity and those with more asset demand than capacity.

In its initial phase, AssetConnection is a listing service that allows member institutions to list assets available for sale or interests in assets to purchase. In this form, the Bank does not take a position in any of the assets listed, nor does the Bank offer any form of endorsement or guarantee related to the assets being listed. All transactions must be negotiated and consummated between principals. Since its introduction, a limited number of assets have been listed for sale through AssetConnection and several members have accessed the system in search of assets to purchase. If members ultimately find the services available through AssetConnection to be of value to their institutions, it could provide an additional source of fee income for the Bank.

Investment Activities

The Bank maintains a portfolio of investments to enhance interest income and meet liquidity needs. To ensure the availability of funds to meet members’ credit needs and its other general liquidity requirements, the Bank maintains a portfolio of short-term, unsecured investments issued by highly rated institutions, including overnight federal funds, term federal funds and overnight commercial paper. At March 31, 2005, the Bank’s short-term investments, which were comprised entirely of overnight federal funds sold to domestic counterparties, totaled $4.6 billion.

The goal of increasing interest income is met by the Bank’s long-term investment portfolio, which includes securities issued by United States Government agencies or government-sponsored agencies (e.g., Fannie Mae, Freddie Mac, and the Tennessee Valley Authority), mortgage-backed securities (“MBS”) issued by government-

sponsored mortgage agencies (e.g., Fannie Mae and Freddie Mac), and non-agency residential and commercial MBS that carry the highest ratings from Moody’s or S&P. The interest rate and prepayment risk inherent in the MBS is managed though a variety of debt and interest rate derivative instruments. The majority of the United States Government and government-sponsored agency securities carry fixed rates, most of which have been converted for the Bank’s purpose to floating rates with interest rate derivatives. As of March 31, 2005, the Bank’s long-term investment portfolio was comprised of $8.3 billion of MBS and $4.7 billion of United States Government and government-sponsored agency securities.

The Bank’s non-agency residential MBS (“RMBS”) are collateralized by whole mortgage loans that generally do not conform to government agency pooling requirements and its non-agency commercial MBS (“CMBS”) are collateralized by loans secured by commercial real estate. The Bank’s non-agency MBS investments are self-insured by a senior/subordinate structure in which the subordinate classes of securities provide credit support for the most senior class of securities, an interest in which is owned by the Bank. Losses in the underlying loan pool would generally have to exceed the credit support provided by the subordinate classes of securities before the most senior class of securities would experience any credit losses. The credit support provided by the subordinate securities is typically expressed as a percentage of the entire structure. As of March 31, 2005, the credit support for the Bank’s non-agency securities ranged from 23 percent to 44 percent (in the case of the CMBS) and from 4 percent to 21 percent (in the case of the RMBS).

The Bank further reduces the credit risk of its non-agency MBS by purchasing securities with other risk-reducing attributes. For instance, the Bank purchases RMBS backed by loan pools that feature a high percentage of relatively small and geographically dispersed loans, a high percentage of owner-occupied properties, and low loan-to-value ratios. When purchasing CMBS, the Bank generally acquires securities backed by relatively small and geographically diverse loans, diverse loan types and high debt service coverage ratios. At March 31, 2005, all of the Bank’s holdings of privately issued mortgage-backed securities retained the highest investment grade rating.

Finance Board policy and regulations limit the Bank’s MBS investments to 300 percent of its total capital, as of the prior month end at the time new investments are made, and non-MBS obligations of a single government-sponsored agency to 100 percent of the Bank’s total capital as of the prior month end at the time new investments are made. In accordance with Finance Board regulations, total capital for these purposes excludes accumulated other comprehensive income (loss) and includes all amounts paid in for the Bank’s capital stock regardless of accounting classification (see Item 2 – Financial Information). The Bank is not required to sell or otherwise reduce any investments that exceed these regulatory limits due to reductions in capital or changes in value after the investments are made, but it is precluded from making additional investments that exceed these limits. As the Bank’s total capital grows through additional capital stock investments, stock dividends, and increases in retained earnings, the Bank may increase its MBS investments if opportunities to purchase securities at favorable spreads exist in the marketplace.

The Bank attempts to maintain its investments in MBS close to the regulatory limit of 300 percent of total capital. While the Finance Board sets limits on the risks that may be taken with MBS investments, the Bank has generally adopted a more conservative approach. The Bank acquires securities with expected principal prepayment schedules that are generally more structured, or relatively less volatile, than those present in 30-year whole mortgages. The Bank uses debt instruments with call features as well as interest rate derivatives to manage prepayment risks and other options embedded in the MBS that it acquires.

Finance Board regulations include a variety of restrictions and limitations on the FHLBank’s investment activities, including limits on the types, amounts, and maturities of unsecured investments in private issuers (see Item 2 – Financial Information). In addition, the Bank is prohibited from investing in certain types of securities, including:

•	instruments, such as common stock, that represent an ownership interest in an entity, other than stock in small business investment companies, or certain investments targeted to low-income persons or communities;

•	instruments issued by non-United States entities, other than those issued by United States branches and agency offices of foreign commercial banks;

•	non-investment grade debt instruments, other than certain investments targeted to low-income persons or communities and instruments that were downgraded after purchase by the Bank;

•	whole mortgages or other whole loans, other than 1) those acquired by the Bank through a duly authorized AMA program such as the MPF Program; 2) certain investments targeted to low-income persons or communities; 3) certain marketable direct obligations of State, local, or tribal government units or agencies, having at least the second highest credit rating from an NRSRO; 4) MBS or asset-backed securities backed by manufactured housing loans or home equity loans; and 5) certain foreign housing loans authorized under Section 12(b) of the FHLBank Act;

•	non-U.S. dollar denominated securities;

•	interest-only or principal-only stripped MBS;

•	residual-interest or interest-accrual classes of Collateralized Mortgage Obligations and Real Estate Mortgage Investment Conduits; and

•	fixed rate MBS or floating rate MBS that, on trade date, are at rates equal to their contractual cap and that have average lives that vary by more than 6 years under an assumed instantaneous interest rate change of 300 basis points.

Funding Sources

General. The principal funding source for the Bank is consolidated obligations issued in the capital markets through the Office of Finance. Member deposits and the proceeds from the issuance of capital stock are also funding sources for the Bank. Consolidated obligations consist of consolidated bonds and consolidated discount notes. Generally, discount notes are consolidated obligations with maturities up to 360 days, and consolidated bonds have maturities of one year or longer.

The Bank determines its participation in the issuance of consolidated obligations based on, among other things, its own funding and operating requirements and the amounts, maturities, rates of interest and other terms available in the marketplace. The issuance terms for consolidated obligations are established by the Office of Finance, subject to policies established by its Board of Directors and the regulations of the Finance Board. In addition, the Government Corporation Control Act provides that, before a government corporation issues and offers obligations to the public, the Secretary of the Treasury shall prescribe the form, denomination, maturity, interest rate, and conditions of the obligations, the way and time issued, and the selling price. The FHLB Act authorizes the Secretary of the Treasury in specified circumstances to purchase consolidated obligations up to an aggregate principal amount of $4 billion.

Consolidated bonds satisfy term funding requirements. Typically, the maturities of these securities range from one to 15 years, but their maturities are not subject to any statutory or regulatory limit. Consolidated bonds can be fixed or adjustable rate and may be callable or non-callable.

Consolidated bonds are issued and distributed daily through negotiated or competitively bid transactions with approved underwriters or selling group members. The Bank receives 100 percent of the proceeds of bonds issued through direct negotiation with underwriters of System debt when it is the only FHLBank involved in the negotiation and is the sole FHLBank that is primary obligor on consolidated obligation bonds issued under those circumstances. When the Bank and one or more other FHLBanks jointly negotiate the issuance of bonds directly with underwriters, the Bank receives the portion of the proceeds of the bonds agreed upon with the other FHLBanks; in those cases, the Bank is primary obligor for a pro rata portion of the bonds based on the proceeds it receives. In these cases, the Bank records on its balance sheet only that portion of the bonds for which it is the primary obligor. The majority of the Bank’s consolidated obligation bond issuance is conducted through direct negotiation with underwriters of System debt, and a majority of that issuance is without participation by the other FHLBanks.

The Bank may also request that specific amounts of specific bonds be offered by the Office of Finance for sale through competitive auction conducted with underwriters in a bond selling group. One or more other FHLBanks may also request that amounts of these same bonds be offered for sale for their benefit through the same auction. The Bank may receive from zero to 100 percent of the proceeds of the bonds issued through competitive auction depending on the amounts and costs for the bonds bid by underwriters, the maximum costs the Bank or other FHLBanks, if any, participating in the same issue are willing to pay for the bonds, and Office of Finance guidelines for allocation of bond proceeds among multiple participating FHLBanks.

Consolidated discount notes are a significant funding source for money market instruments and for advances with short-term maturities or repricing frequencies of less than one year. Discount notes are sold at a discount and mature at par, and are offered daily through a consolidated discount notes selling group and through other authorized securities dealers.

On a daily basis, the Bank may request that specific amounts of discount notes with specific maturity dates be offered by the Office of Finance at a specific cost for sale to underwriters in the discount note selling group. One or more other FHLBanks may also request that amounts of discount notes with the same maturities be offered for sale for their benefit on the same day. The Office of Finance commits to issue discount notes on behalf of the participating FHLBanks when underwriters in the selling group submit orders for the specific discount notes offered for sale. The Bank may receive from zero to 100 percent of the proceeds of the discount notes issued through this sales process depending on the maximum costs the Bank or other FHLBanks, if any, participating in the same discount notes are willing to pay for the discount notes, the amounts of orders for the discount notes submitted by underwriters, and Office of Finance guidelines for allocation of discount notes proceeds among multiple participating FHLBanks. Under the Office of Finance guidelines, FHLBanks generally receive funding on a first-come-first-serve basis subject to threshold limits within each category of discount notes. For overnight discount notes, sales are allocated to the FHLBanks in lots of $250 million. For all other discount note maturities, sales are allocated in lots of $50 million. Within each category of discount notes, the allocation process is repeated until all orders are filled.

Twice weekly, the Bank may also request that specific amounts of discount notes with fixed maturity dates ranging from 4 to 26 weeks be offered by the Office of Finance through competitive auction conducted with underwriters in the discount note selling group. One or more other FHLBanks may also request that amounts of those same discount notes be offered for sale for their benefit through the same auction. The discount notes offered for sale through competitive auction are not subject to a limit on the maximum costs the FHLBanks are willing to pay. The FHLBanks receive funding based on their requests at a weighted average rate of the winning bids from the dealers. If the bids submitted are less than the total of the FHLBanks’ requests, the Bank receives funding based on the ratio of the Bank’s capital relative to the capital of the other FHLBanks offering discount notes. The majority of the Bank’s discount note issuance is conducted through the auction process.

Regardless of the method of issuance, as with consolidated bonds, the Bank is primary obligor for the portion of discount notes issued for which it has received the proceeds. At March 31, 2005, the Bank was primary obligor on $59.9 billion of consolidated obligations (at par value), of which $1.6 billion were consolidated discount notes and $58.3 billion were consolidated bonds.

Joint and Several Liability. Although the Bank is primarily liable only for its portion of consolidated obligations (i.e., those issued on its behalf), it is also jointly and severally liable with the other FHLBanks for the payment of principal and interest on all of the consolidated obligations issued by the FHLBanks. The Finance Board, in its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligation, regardless of whether there has been a default by a FHLBank having primary liability. To the extent that a FHLBank makes any payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank shall be entitled to reimbursement from the FHLBank with primary liability. The FHLBank with primary liability would have a corresponding liability to reimburse the FHLBank providing assistance to the extent of such payment and other associated costs (including interest to be determined by the Finance Board). However, if the Finance Board determines that the primarily liable FHLBank is unable to satisfy its obligations, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis that the Finance Board may determine. No FHLBank has ever failed to make any payment on a consolidated obligation for which it was the primary obligor; as a result, the regulatory provisions for directing other FHLBanks to make payments on behalf of another FHLBank or allocating the liability among other FHLBanks have never been invoked. Consequently, the

Bank has no means to determine how the Finance Board might allocate among the other FHLBanks the obligations of a FHLBank that is unable to pay consolidated obligations for which such FHLBank is primarily liable. In the unlikely event the Bank is holding a consolidated obligation as an investment for which the Finance Board would allocate liability among the 12 FHLBanks, the Bank might be exposed to a credit loss to the extent of its share of the assigned liability for that particular consolidated obligation. If principal or interest on any consolidated obligation issued by the FHLBank System is not paid in full when due, the Bank may not pay dividends to, or repurchase shares of stock from, any member of the Bank.

According to the Office of Finance, the 12 FHLBanks had (at par value) approximately $873 billion, $869 billion, $760 billion and $681 billion in consolidated obligations outstanding at March 31, 2005 and December 31, 2004, 2003 and 2002, respectively. The Bank was the primary obligor on $59.9 billion, $58.7 billion, $52.3 billion and $48.2 billion (at par value), respectively, of these consolidated obligations.

Certification and Reporting Obligations. Under Finance Board regulations, before the end of each calendar quarter and before paying any dividends for that quarter, the President of the Bank must certify to the Finance Board that, based upon known current facts and financial information, the Bank will remain in compliance with applicable liquidity requirements and will remain capable of making full and timely payment of all current obligations (which includes the Bank’s obligation to pay principal and interest on consolidated obligations) coming due during the next quarter. The Bank is required to provide notice to the Finance Board if it (i) is unable to provide the required certification, (ii) projects at any time that it will fail to comply with its liquidity requirements or will be unable to meet all of its current obligations due during the quarter, (iii) actually fails to comply with its liquidity requirements or to meet all of its current obligations due during the quarter, or (iv) negotiates to enter into or enters into an agreement with one or more other FHLBanks to obtain financial assistance to meet its current obligations due during the quarter. The Bank has been in compliance with the applicable reporting requirements at all times since they became effective in 1999.

A FHLBank must file a consolidated obligation payment plan for Finance Board approval if (i) the FHLBank becomes a non-complying FHLBank as a result of failing to provide the required certification, (ii) the FHLBank becomes a non-complying FHLBank as a result of being required to provide the notice described above to the Finance Board, except in the case of a failure to make a payment on a consolidated obligation caused solely by an external event such as a power failure, or (iii) the Finance Board determines that the FHLBank will cease to be in compliance with its liquidity requirements or will lack the capacity to meet all of its current obligations due during the quarter.

A non-complying FHLBank is permitted to continue to incur and pay normal operating expenses in the regular course of business, but may not incur or pay any extraordinary expenses, or declare or pay dividends, or redeem any capital stock, until such time as the Finance Board has approved the FHLBank’s consolidated obligation payment plan or inter-FHLBank assistance agreement, or ordered another remedy, and all of the non-complying FHLBank’s direct obligations have been paid.

Negative Pledge Requirements. Each FHLBank must maintain specified assets free from any lien or pledge in an amount at least equal to its participation in outstanding consolidated obligations. Eligible assets for this purpose include (i) cash; (ii) obligations of, or fully guaranteed by, the United States Government; (iii) secured advances; (iv) mortgages having any guaranty, insurance, or commitment from the United States Government or any related agency; (v) investments described in Section 16(a) of the FHLB Act, which, among other items, include securities that a fiduciary or trust fund may purchase under the laws of the state in which the FHLBank is located; and (vi) other securities that are assigned a rating or assessment by an NRSRO that is equivalent to or higher than the rating on the FHLBanks’ consolidated obligations. At March 31, 2005 and December 31, 2004, 2003 and 2002, the Bank had eligible assets free from pledge of $64.9 billion, $64.5 billion, $57.9 billion and $54.7 billion, respectively, compared to its participation in outstanding consolidated obligations of $59.9 billion, $58.7 billion, $52.3 billion and $48.2 billion, respectively. In addition, the Bank was in compliance with its negative pledge requirements at all times during the three months ended March 31, 2005 and the three years ended December 31, 2004.

Office of Finance. The Office of Finance is a joint office of the 12 FHLBanks that executes the issuance of consolidated obligations, as agent, on behalf of the FHLBanks. Established by the Finance Board, the Office of Finance also services all outstanding consolidated obligation debt, provides the FHLBanks with credit information, serves as a source of information for the FHLBanks on capital market developments, manages the FHLBank System’s relationship with rating agencies as it pertains to the consolidated obligations, and prepares and distributes the annual and quarterly combined financial reports for the FHLBanks.

The Office of Finance is managed by a board of directors which consists of three part-time members appointed by the Finance Board. Under current Finance Board regulations, two of these members are presidents of FHLBanks and the third is a private citizen of the United States with a demonstrated expertise in financial markets. The private citizen member of the board also serves as its Chairman. The Bank’s President was appointed as a director of the Office of Finance by the Finance Board and is currently serving a three-year term that began April 1, 2003.

One of the responsibilities of the Board of Directors of the Office of Finance is to establish policies regarding consolidated obligations to ensure that, among other things, such obligations are issued efficiently and at the lowest all-in funding costs for the FHLBanks over time consistent with prudent risk management practices and other market and regulatory factors.

The Finance Board has regulatory oversight and enforcement authority over the Office of Finance and its directors and officers to the same extent as it has such authority over a FHLBank and its respective directors and officers. The FHLBanks are responsible for jointly funding the expenses of the Office of Finance, which are shared on a pro rata basis with one-third based on each FHLBank’s outstanding capital stock (as of the prior month-end), one-third based on each FHLBank’s total debt issuance (during the current month), and one-third based on each FHLBank’s total consolidated obligations outstanding (as of the current month-end).

Through December 31, 2000, consolidated obligations were issued by the Finance Board through the Office of Finance under the authority of Section 11(c) of the FHLB Act, which provides that debt so issued is the joint and several obligation of the FHLBanks. Since January 2, 2001, the FHLBanks have issued consolidated obligations in the name of the FHLBanks through the Office of Finance under Section 11(a) of the FHLB Act. While the FHLB Act does not impose joint and several liability on the FHLBanks for debt issued under Section 11(a), the Finance Board has determined that the same rules governing joint and several liability should apply whether consolidated obligations are issued by the Finance Board under Section 11(c) or by the FHLBanks under Section 11(a). No FHLBank is currently permitted to issue individual debt under Section 11(a) of the FHLB Act without Finance Board approval.

Use of Interest Rate Exchange Agreements

Finance Board regulations authorize and establish general guidelines for the FHLBanks’ use of derivative instruments, and the Bank’s Risk Management Policy establishes specific guidelines for their use. The Bank can use interest rate swaps, swaptions, cap and floor agreements, calls, puts, and futures and forward contracts as part of its interest rate risk management and funding strategies. Regulations prohibit derivative instruments that do not qualify as hedging instruments pursuant to generally accepted accounting principles unless a non-speculative use is documented.

In general, the Bank uses interest rate exchange agreements in two ways: either by designating them as a fair value hedge of an underlying financial instrument or by designating them as a hedge of some defined risk in the course of its balance sheet management. For example, the Bank uses interest rate exchange agreements in its overall interest rate risk management activities to adjust the interest rate sensitivity of consolidated obligations to approximate more closely the interest rate sensitivity of its assets, including advances and investments, and/or to adjust the interest rate sensitivity of advances, investments and mortgage loans to approximate more closely the interest rate sensitivity of its liabilities. In addition to using interest rate exchange agreements to manage mismatches between the coupon features of its assets and liabilities, the Bank also uses interest rate exchange agreements to manage embedded options in assets and liabilities, to preserve the market value of existing assets and liabilities, to hedge the duration risk of prepayable instruments, and to reduce funding costs.

To reduce funding costs, the Bank may enter into interest rate exchange agreements concurrently with the issuance of consolidated obligations. This strategy of issuing bonds while simultaneously entering into interest rate exchange agreements enables the Bank to offer a wider range of attractively priced advances to its members. The continued attractiveness of such debt depends on yield relationships between the bond and interest rate exchange markets. If conditions in these markets change, the Bank may alter the types or terms of the bonds that it issues.

For further discussion of interest rate exchange agreements, see Item 2 – Financial Information.

Competition

Demand for the Bank’s advances is affected by, among other things, the cost of other available sources of liquidity for its members, including deposits. The Bank competes with other suppliers of wholesale funding, both secured and unsecured, including investment banking concerns, commercial banks and, in certain circumstances, other FHLBanks. Sources of wholesale funds for its members include unsecured long-term debt, unsecured short-term debt such as federal funds, repurchase agreements, and deposits issued into the brokered certificate of deposits market. The availability of alternative funding sources to members can significantly influence the demand for the Bank’s advances and can vary as a result of a variety of factors including, among others, market conditions, members’ creditworthiness and availability of collateral. The Bank competes against these other financing sources on the basis of cost, the relative ease by which the members can access the various sources of funds, and the flexibility desired by the member when structuring the liability.

The MPF Program competes primarily with Fannie Mae and Freddie Mac. While the Bank no longer expects to acquire interests in mortgage loans through this program, its ability to generate fee income from loans that are sold by its members to the FHLBank of Chicago is affected by competitive factors. These competitive factors include price, products, structures, and services offered, all of which are established by the FHLBank of Chicago.

The Bank also competes with Fannie Mae, Freddie Mac and other GSEs, as well as corporate, sovereign and supranational entities for funds raised through the issuance of consolidated obligations in the national and global debt markets. Increases in the supply of competing debt products may, in the absence of increases in demand, result in higher debt costs or lesser amounts of debt issued at the same cost than otherwise would be the case. Although the available supply of funds has kept pace with the funding needs of the Bank’s members as expressed through Bank debt issuance, there can be no assurance that this will continue to be the case indefinitely.

In addition, the sale of callable debt and the simultaneous execution of callable interest rate exchange agreements that mirror the debt has been an important source of competitive funding for the Bank. As such, the Bank’s access to interest rate exchange agreements has been, and will continue to be, an important determinant of the Bank’s relative cost of funds. Given that the trend has been towards increased concentration in the number of providers of interest rate exchange agreements, there can be no assurance that the current breadth and depth of these markets will be sustained.

Capital

The Bank’s capital consists of capital stock owned by its members (and, in some cases, non-member borrowers or former members as described below), plus retained earnings and accumulated other comprehensive income (loss). From its enactment in 1932, the FHLB Act provided for a subscription-based capital structure for the FHLBanks that required every member of a FHLBank to own that FHLBank’s capital stock in an amount in proportion to the member’s mortgage assets and its borrowing activity with the FHLBank pursuant to a statutory formula. In 1999, the GLB Act replaced the former subscription capital structure with requirements for total capital, leverage capital and risk-based capital for the FHLBanks, authorized the issuance of two new classes of capital stock redeemable with six months’ notice (Class A stock) or five years’ notice (Class B stock), and required each FHLBank to develop a new capital plan to replace the previous statutory capital structure.

On January 30, 2001, the Finance Board published a final rule implementing the required new capital structure for the FHLBanks. As required by the new capital regulations, the Bank submitted its proposed capital plan to the Finance Board on October 29, 2001 for review and approval. The Finance Board approved the Bank’s capital plan on June 12, 2002 and the Bank converted to its new capital structure on September 2, 2003.

In general, the Bank’s capital plan requires each member to own Class B stock (redeemable with five years’ written notice subject to certain restrictions) in an amount equal to the sum of a membership stock requirement and an activity-based stock requirement. The new capital plan is similar to the former capital structure in that it requires members to hold capital stock in proportion to their asset size and borrowing activity with the Bank.

The Bank’s capital stock is not publicly traded and it may be issued, repurchased, redeemed or transferred (with the prior approval of the Bank) only at its par value. In addition, the Bank’s capital stock may only be issued to and held by members of the Bank or by former members of the Bank or institutions that acquire members of the Bank and that retain stock in accordance with the Bank’s capital plan. For more information about the Bank’s capital stock, see Item 11 - Description of Registrant’s Securities to be Registered. For more information about the Bank’s minimum capital requirements, see Item 2 – Financial Information.

Retained Earnings. In August 2003, the Finance Board encouraged all 12 FHLBanks to establish retained earnings targets and to specify the priority for increasing retained earnings relative to paying dividends. On February 27, 2004, the Bank’s Board of Directors adopted a retained earnings policy that is designed to build retained earnings over a number of years in order to protect the par value of members’ capital stock investments from potential economic losses and fluctuations in earnings. The Bank’s Board of Directors will review the Bank’s retained earnings targets at least annually under an analytic framework that takes into account sources of potential realized and unrealized losses, including potential loss distributions for each, and revise the targets as appropriate. In accordance with that process, the Board of Directors revised the Bank’s retained earnings targets in October 2004.

The Bank’s current retained earnings targets call for the Bank to build retained earnings from $145.5 million at March 31, 2005 to approximately $160 million by the end of 2005. Thereafter, the Bank will endeavor to build retained earnings at an average rate of $19 million to $22 million per year over the next 10 to 12 years. With certain exceptions, the Bank’s policy calls for the Bank to retain earnings in line with its targets prior to determining the amount of funds available to pay dividends.

Dividends. The Bank pays dividends to holders of its capital stock quarterly or as otherwise determined by its Board of Directors. The Bank is permitted by statute and regulation to pay dividends on members’ capital stock only from current or previously retained earnings. Dividends may be paid in the form of cash or capital stock as authorized by the Bank’s Board of Directors, and are paid at the same rate on all shares of the Bank’s capital stock regardless of their classification for accounting purposes. Because the Bank’s returns track short-term interest rates, the Bank has had a long-standing practice of benchmarking the dividend rate that it pays on capital stock to the average federal funds rate. The Bank generally pays dividends in the form of capital stock. When dividends are paid, capital stock is issued in full shares and any fractional shares are paid in cash. For a more detailed discussion of the Bank’s dividend policy, see Item 2 – Financial Information and Item 9 – Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Strategic Business Plan

The Bank maintains a Strategic Business Plan that provides the framework for its future business direction. The goals and strategies for the Bank’s major business activities are encompassed in this plan, which is updated and approved by the Board of Directors at least annually and at any other time that revisions are deemed necessary.

Regulatory Oversight and Corporate Governance

The Bank is supervised and regulated by the Finance Board. The Finance Board has a statutory responsibility and corresponding authority to ensure that the FHLBanks operate in a safe and sound manner. Consistent with that duty, the Finance Board has an additional responsibility to ensure the FHLBanks are able to raise funds in the capital markets and carry out their housing and community development finance mission. To fulfill those responsibilities, the Finance Board establishes regulations governing the entire range of operations of the FHLBanks, assesses the safety and soundness of the FHLBanks through annual on-site examinations, conducts ongoing off-site monitoring and supervisory reviews, and requires the FHLBanks to submit monthly information regarding their financial condition and results of operations.

The Finance Board is comprised of a five-member board. Four board members are appointed by the President of the United States, with the advice and consent of the Senate, to serve seven-year terms, and the President designates one of those appointees as Chairman. The fifth member of the board is the Secretary of the Department of Housing and

Urban Development, or the Secretary’s designee. The Finance Board is funded entirely by assessments from the 12 FHLBanks; no tax dollars or other appropriations support the operations of the Finance Board or the FHLBanks. The Finance Board assessments are shared by the FHLBanks on a pro rata basis based on a percentage that is derived by dividing each FHLBank’s outstanding capital stock as of August 31 of each year by the total outstanding capital stock of all FHLBanks as of that date.

The Government Corporation Control Act provides that, before a government corporation issues and offers obligations to the public, the Secretary of the Treasury shall prescribe the form, denomination, maturity, interest rate, and conditions of the obligations, the way and time issued, and the selling price. The FHLB Act also authorizes the Secretary of the Treasury, at his or her discretion, to purchase consolidated obligations up to an aggregate principal amount of $4 billion. No borrowings under this authority have been outstanding since 1977. The U.S. Department of the Treasury receives the Finance Board’s annual report to the United States Congress (the “Congress”), monthly reports reflecting securities transactions of the FHLBanks, and other reports reflecting the operations of the FHLBanks.

In accordance with the FHLB Act, the Bank’s Board of Directors is comprised of a combination of industry directors elected by the Bank’s member institutions and public interest directors appointed by the Finance Board. No members of the Bank’s management may serve as directors of a FHLBank. The Bank’s Board of Directors currently includes 11 industry directors and 5 public interest directors. Three public interest directorships are currently vacant. For additional information regarding the Bank’s Board of Directors, see Item 5 – Directors and Executive Officers.

The Bank’s Board of Directors has an Audit Committee, which is currently comprised of seven directors, two of whom are public interest directors and five of whom are industry directors. The Audit Committee oversees the Bank’s financial reporting processes; reviews compliance with laws, regulations, policies and procedures; and evaluates the adequacy of administrative, operating, and internal accounting controls. All Audit Committee members are independent, as defined by the Finance Board; however, the elected directors serving on the committee do not meet the SEC’s criteria for independence as a result of their affiliation with members of the Bank. The Bank also has an internal audit department that independently assesses the effectiveness of internal controls and recommends possible improvements thereto. The Bank’s Director of Internal Audit reports directly to the Audit Committee.

An independent registered public accounting firm audits the annual financial statements of the Bank. The independent registered public accounting firm conducts these audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). The FHLBanks, the Finance Board, and the Congress all receive the audit reports. The Bank must submit annual management reports to the Congress, the President of the United States, the Office of Management and Budget, and the Comptroller General. These reports include a statement of financial condition, a statement of operations, a statement of cash flows, a statement of internal accounting and administrative control systems, and the report of the independent auditor on the financial statements. The Comptroller General has authority under the FHLB Act to audit or examine the Finance Board and the Bank and to decide the extent to which they fairly and effectively fulfill the purposes of the FHLB Act. Furthermore, the Government Corporation Control Act provides that the Comptroller General may review any audit of the financial statements conducted by an independent public accounting firm. If the Comptroller General conducts such a review, then he or she must report the results and provide his or her recommendations to the Congress, the Office of Management and Budget, and the FHLBank in question. The Comptroller General may also conduct his or her own audit of any financial statements of the Bank.

Both houses of the Congress considered legislative proposals in 2004 that would have modified the structure of the regulatory oversight of the housing GSEs, including the FHLBanks. While those legislative proposals were not enacted into law in 2004, similar legislation has been introduced in both houses of Congress in early 2005, and the relevant committees of jurisdiction in both houses of Congress have begun holding hearings on the issues. In May 2005, the House Committee on Financial Services passed its version of this legislation. Although it does not appear that the current legislative proposals would alter the charter of the FHLBanks, the content of any legislation that might be enacted into law cannot be predicted at this time. Since neither the timing nor outcome of the legislative debate, nor the structure for a new regulatory body that might be created, is known at this time, the impact on the Bank’s operations, if any, cannot be determined.

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was signed into law by the President of the United States on July 30, 2002. The Sarbanes-Oxley Act includes measures that impact financial reporting, disclosure controls, conflicts of interest, corporate ethics, oversight of the accounting profession, and composition of boards of directors. Furthermore, it establishes new civil and criminal penalties. Once the registration of the Bank’s equity securities is effective, it will become subject to the provisions of the Sarbanes-Oxley Act and the related implementing regulations promulgated by the SEC.

In September 2004, the Federal Reserve Board announced that it had revised its Policy Statement on Payments System Risk concerning interest and principal payments on securities issued by GSEs and certain international organizations. The Federal Reserve Banks currently process and post these payments to depository institutions’ Federal Reserve accounts by 9:15 a.m., Eastern Time, the same posting time as for U.S. Treasury securities’ interest and principal payments, even if the issuer has not fully funded these payments. The revised policy requires that, beginning July 20, 2006, Federal Reserve Banks will release these interest and principal payments as directed by the issuer only if the issuer’s Federal Reserve account contains sufficient funds to cover the payments. While the issuer will determine the timing of these payments during the day, each issuer will be required to fund its interest and principal payments by 4 p.m. Eastern Time, in order for the payments to be processed that day. The Bank does not expect this change to have a significant impact on its operations.

Employees

As of March 31, 2005, the Bank employed 135 people, all of whom were located in one office in Irving, Texas. None of the Bank’s employees are subject to a collective bargaining agreement and the Bank believes its relationship with its employees is good.

Taxation

Although the Bank is exempt from all Federal, State, and local taxation (except for real property taxes), all FHLBanks are obligated to make contributions to the Resolution Funding Corporation (“REFCORP”) in the amount of 20 percent of their net earnings (after deducting the AHP assessment). REFCORP was created by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) solely for the purpose of issuing $30 billion of long-term bonds to provide funds for the resolution of insolvent thrift institutions. The FHLBanks were initially required to contribute approximately $2.2 billion of their accumulated retained earnings to defease the principal repayments of those bonds in 2030, and thereafter to contribute $300 million per year toward the interest payments on those bonds.

As part of the GLB Act of 1999, the FHLBanks’ $300 million annual obligation to REFCORP was modified to 20 percent of their annual net earnings before charges for REFCORP (but after expenses for AHP). The FHLBanks will have this obligation until the aggregate amounts actually paid by all 12 FHLBanks are equivalent to a $300 million annual annuity whose final maturity date is April 15, 2030, at which point the required payment of each FHLBank to REFCORP will be fully satisfied. As specified in the Finance Board regulation that implements section 607 of the GLB Act, the amount by which the combined REFCORP payments of all of the FHLBanks for any quarter exceeds the $75 million benchmark payment is used to simulate the purchase of zero-coupon Treasury bonds to “defease” all or a portion of the most-distant remaining quarterly benchmark payment. Because the FHLBanks’ recent REFCORP payments have exceeded $300 million per year, those extra payments have defeased $782,000 of the $75 million benchmark payment due on October 15, 2018 and all payments thereafter. The defeased benchmark payments (or portions thereof) can be reinstated if future actual REFCORP payments fall short of the $75 million benchmark in any quarter. Cumulative amounts to be paid by the Bank to REFCORP cannot be determined at this time because the amount is dependent upon the future earnings of each FHLBank and interest rates.

In addition, the FHLB Act requires each FHLBank to establish and fund an AHP. Annually, the FHLBanks must collectively set aside for the AHP the greater of $100 million or 10 percent of their current year’s income before charges for AHP and before declaring any dividend payments (but after expenses for REFCORP). Interest expense on mandatorily redeemable capital stock is added back to income for purposes of computing the Bank’s AHP assessment. The Bank’s AHP funds are made available to members in the form of direct grants to assist in the purchase, construction, or rehabilitation of housing for very low-, low- and moderate-income households.

The combined assessments for REFCORP and AHP are the equivalent of a minimum 26.5 percent effective income tax rate for the Bank. This rate is increased by the impact of non-deductible interest on mandatorily redeemable capital stock.

ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA
(dollars in thousands)

	Three Months Ended
	March 31,				Year Ended December 31,
	2005		2004		2004		2003(5)		2002(5)		2001(5)		2000(5)
Balance sheet (at period end)
Advances	$46,161,537		$44,440,156		$47,111,154		$40,595,029		$36,869,652		$32,490,541		$30,194,459
Investments (1)	17,654,333		15,761,710		15,808,508		16,060,275		15,589,454		11,535,018		11,260,736
Mortgage loans, net	662,147		903,586		706,203		971,500		1,395,913		1,438,472		1,382,493
Total assets	65,651,129		62,216,363		64,586,313		58,396,001		55,135,614		46,148,472		43,852,357
Consolidated obligations — discount notes	1,598,531		7,784,906		7,084,765		11,627,325		12,872,681		6,586,995		7,605,852
Consolidated obligations — bonds	57,880,185		47,727,751		51,463,738		40,702,899		35,920,894		33,949,008		31,689,749
Total consolidated obligations(10)	59,478,716		55,512,657		58,548,503		52,330,224		48,793,575		40,536,003		39,295,601
Mandatorily redeemable capital stock(9)	329,556		400,629		327,121		—		—		—		—
Capital stock — putable	2,558,693		2,382,842		2,492,789		2,661,133		2,470,518		2,142,596		2,126,826
Retained earnings	145,511		121,085		143,897		108,612		77,560		70,883		39,178
Dividends paid(4)(9)	18,200		8,531		43,961		58,740		68,648		83,387		152,284

Income statement
Interest income	$459,578		$266,299		$1,242,511		$1,088,887		$1,262,628		$1,983,737		$2,564,056
Net interest income	45,398		47,016		177,375		174,639		182,479		181,527		205,059
Income before cumulative effect of change in accounting principle (2)	19,814		21,004		79,246		89,792		75,325		115,997		128,578
Net income(2)	19,814		21,004		79,246		89,792		75,325		115,092		128,578

Performance ratios(9)
Net interest margin(3)(11)	0.28%		0.32%		0.29%		0.31%		0.37%		0.42%		0.52%
Return on average assets (2)(11)	0.12		0.14		0.13		0.16		0.15		0.26		0.32
Return on average equity (2)(11)	3.03		3.56		3.20		3.34		3.10		5.54		6.54
Return on average capital stock (2)(6)(11)	3.22		3.70		3.35		3.42		3.22		5.70		6.74
Total average equity to average assets	4.09		4.00		4.01		4.81		4.89		4.72		4.91
Weighted average dividend rate (4)(11)	2.95		1.50		1.86		2.24		2.93		4.13		7.94
Dividend payout ratio (7)	91.85		40.62		55.47		65.42		91.14		72.45		118.44

Ratio of earnings to fixed charges	1.07	X	1.13	X	1.10	X	1.13	X	1.10	X	1.09	X	1.07	X

Average federal funds rate (8)	2.47%		1.00%		1.35%		1.13%		1.67%		3.88%		6.24%

(1)	Investments consist of federal funds sold and securities classified as held-to-maturity, available-for-sale and trading.

(2)	The Bank adopted Statement of Financial Accounting Standards No. 133 on January 1, 2001. At transition, the Bank recorded a net unrealized gain of $73.4 million on trading securities and a $74.3 million net unrealized loss on derivatives and hedging activities. These factors combined to result in a net loss at transition of $0.9 million.

(3)	Net interest margin is net interest income as a percentage of average earning assets.

(4)	Weighted average dividend rates are dividends paid in cash and stock divided by average capital stock outstanding excluding mandatorily redeemable capital stock. The weighted average dividend rate for 2000 is calculated including a $30 million special dividend that was paid during that year. If the special dividend had been excluded from the calculation, the weighted average dividend rate for 2000 would have been 6.36 percent. The special dividend is also included in dividends paid for 2000. The Bank paid the special dividend in 2000 in light of uncertainties created by regulatory proposals relating to the FHLBanks’ new capital structure and as a means to ensure that those shareholders that had contributed to the accumulation of retained earnings by accepting lower dividend payments on their capital stock (since the enactment of FIRREA) would benefit from that accumulation.

(5)	Certain amounts in 2003, 2002, 2001 and 2000 were reclassified to conform with the 2004 and 2005 presentation.

(6)	Return on average capital stock is derived by dividing net income by average capital stock balances excluding mandatorily redeemable capital stock.

(7)	Dividend payout ratio is computed by dividing dividends paid by net income for the period. The dividend payout ratio for 2000 is calculated including a $30 million special dividend that was paid during that year. If the special dividend had been excluded from the calculation, the dividend payout ratio would have been 95.10 percent.

(8)	Rates obtained from the Federal Reserve Statistical Release.

(9)	The Bank adopted Statement of Financial Accounting Standards No. 150 (“SFAS 150”) as of January 1, 2004. In accordance with the provisions of that standard, $329.6 million, $327.1 million and $400.6 million of the Bank’s capital stock was classified as a liability (“mandatorily redeemable capital stock”) at March 31, 2005, December 31, 2004 and March 31, 2004, respectively. In addition, $2.4 million, $1.5 million and $6.6 million of dividends paid on mandatorily redeemable capital stock were recorded as interest expense during the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004, respectively. These amounts are excluded from dividends paid in those periods. Due to the adoption of SFAS 150, the Bank’s performance ratios for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 are not comparable to prior periods.

(10)	The Bank is jointly and severally liable with the other FHLBanks for the payment of principal and interest on the consolidated obligations of all of the FHLBanks. At March 31, 2005 and 2004 and at December 31, 2004, 2003, 2002, 2001 and 2000, the outstanding consolidated obligations (at par value) of all 12 FHLBanks totaled approximately $873 billion, $781 billion, $869 billion, $760 billion, $681 billion, $637 billion and $614 billion, respectively. As of those dates, the Bank’s outstanding consolidated obligations (at par value) were $59.9 billion, $55.3 billion, $58.7 billion, $52.3 billion, $48.2 billion, $40.4 billion and $39.4 billion, respectively.

(11)	These percentages are annualized for the three months ended March 31, 2005 and 2004.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements and notes thereto beginning on page F-1 of this registration statement. Specifically, the annual audited financial statements and notes thereto for the years ended December 31, 2004, 2003 and 2002 are located on pages F-1 through F-45. The interim unaudited financial statements and notes thereto for the three months ended March 31, 2005 and 2004 are located on pages F-46 through F-57.

Forward-Looking Information

This registration statement contains forward-looking statements that reflect current beliefs and expectations of the Bank about its future results, performance, liquidity, financial condition, prospects and opportunities. These statements are identified by the use of forward-looking terminology, such as “anticipates,” “plans,” “believes,” “could,” “estimates,” “may,” “should,” “will,” “expects,” “intends” or their negatives or other similar terms. The Bank cautions that forward-looking statements involve risks or uncertainties that could cause the Bank’s actual results to differ materially from those expressed or implied in these forward-looking statements, or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, undue reliance should not be placed on such statements.

These risks and uncertainties include, without limitation, evolving economic and market conditions, political events, and the impact of competitive business forces. The risks and uncertainties related to evolving economic and market conditions include, but are not limited to, potentially adverse changes in interest rates, adverse changes in the Bank’s access to the capital markets, material adverse changes in the cost of the Bank’s debt, adverse consequences resulting from a significant regional or national economic downturn, credit and prepayment risks, or changes in the financial health of the Bank’s members or non-member borrowers. Among other things, political events could possibly lead to changes in the Bank’s regulatory environment or its status as a GSE, or to changes in the regulatory environment for the Bank’s members or non-member borrowers. Risks and uncertainties related to competitive business forces include, but are not limited to, the potential loss of large members or large borrowers through acquisitions or other means, or changes in the relative competitiveness of the Bank’s products and services for member institutions. The Bank undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Overview

The Bank is one of 12 district FHLBanks. The FHLBanks serve the public by enhancing the availability of credit for residential mortgages, community lending, and targeted community development. As independent, member-owned cooperatives, the FHLBanks seek to maintain a balance between their public purpose and their ability to provide adequate returns on the capital supplied by their members. The Finance Board, an independent agency in the executive branch of the United States Government, supervises and regulates the FHLBanks and the Office of Finance, a joint office of the FHLBanks. The Finance Board ensures that the FHLBanks operate in a safe and sound manner, carry out their housing finance mission, remain adequately capitalized, and are able to raise funds in the capital markets.

The Bank serves eligible financial institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas (collectively, the Ninth District of the Federal Home Loan Bank System). The Bank’s primary business is lending low cost funds (known as advances) to its member institutions, which include commercial banks, thrifts, insurance companies and credit unions. The Bank also maintains a portfolio of highly rated investments for liquidity purposes and to provide additional earnings. Shareholders’ return on their investment includes dividends (which are typically paid quarterly in the form of capital stock) and the value derived from access to the Bank’s products and services. The Bank balances the financial rewards to shareholders by paying a dividend that meets or exceeds the return on alternative short-term money market investments available to shareholders, while lending funds at the lowest rates expected to be compatible with that objective and its recently established objective to build retained earnings over time.

The Bank’s capital stock is not publicly traded and can only be held by members of the Bank, or by non-member institutions that acquire stock by virtue of acquiring member institutions and former members of the Bank that retain capital stock either to support advances or other activity that remain outstanding or until any applicable stock redemption or withdrawal notice period expires. All members must purchase stock in the Bank. The Bank’s capital stock has a par value of $100 per share and is purchased, redeemed, repurchased and transferred (with the prior approval of the Bank) only at its par value. Members may redeem excess stock, or withdraw from membership and redeem all outstanding capital stock, with five years’ written notice to the Bank.

The FHLBanks’ debt instruments (known as consolidated obligations) are their primary source of funds and are the joint and several obligations of all 12 FHLBanks (see Item 1 – Business). Consolidated obligations are issued on a continuous basis through the Office of Finance acting as agent for the FHLBanks, and are publicly traded in the over-the-counter market. The Bank records on its balance sheet only those consolidated obligations for which it is the primary obligor. Consolidated obligations enjoy GSE status; however, they are not obligations of the United States Government and the United States Government does not guarantee them. Consolidated obligations are rated Aaa/P-1 by Moody’s and AAA/A-1+ by S&P, which are the highest ratings available from these NRSROs. These ratings indicate that the FHLBanks have an extremely strong capacity to meet their commitments to pay principal and interest on consolidated obligations, and that consolidated obligations are judged to be of the highest quality, with minimal credit risk. The ratings also reflect the FHLBank System’s status as a GSE. Shareholders, bondholders and prospective members should understand that these ratings are not a recommendation to buy, hold or sell securities and they may be subject to revision or withdrawal at any time by the NRSRO. Each of the ratings from the NRSROs should be evaluated independently. Historically, the FHLBanks’ GSE status and highest available credit ratings have provided the FHLBanks with excellent capital markets access. Deposits, other borrowings and the proceeds from capital stock issued to members provide other funds to the Bank.

The Bank conducts its business and fulfills its public purpose primarily by acting as a financial intermediary between its members and the capital markets. The intermediation of the timing, structure, and amount of its members’ credit needs with the investment requirements of the Bank’s creditors is made possible by the extensive use of interest rate exchange agreements, including interest rate swaps, caps and floors. The Bank’s interest rate exchange agreements are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (hereinafter collectively referred to as “SFAS 133”). The adoption of SFAS 133 on January 1, 2001 introduced more periodic earnings volatility than existed previously.

The Bank’s earnings, exclusive of unrealized fair value adjustments required by SFAS 133, are generated almost entirely from net interest income and tend to rise and fall with the overall level of interest rates, particularly short-term money market rates. Because the Bank is a cooperatively owned, wholesale institution operating on aggregate net interest spreads typically in the 15 to 25 basis point range, the spread component of its interest income is much smaller than a typical commercial bank, and a much larger portion of its net interest income is derived from the investment of its capital. Because the Bank’s interest rate risk profile is typically fairly neutral, which means that its capital is effectively invested in shorter-term assets, the Bank’s earnings and returns on capital tend to follow short-term interest rates. As a result, the Bank’s profitability objective has been to achieve a rate of return on members’ capital stock investment sufficient to allow the Bank to meet its retained earnings targets and pay dividends on capital stock at rates that equal or exceed the average federal funds rate. For the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, the average federal funds rate was 2.47 percent, 1.00 percent, 1.35 percent, 1.13 percent and 1.67 percent, respectively. During these periods, the Bank declared and paid dividends at weighted average rates of 2.95 percent, 1.50 percent, 1.86 percent, 2.24 percent and 2.93 percent, respectively. The Bank exceeded its retained earnings target for 2004, the first year for which a target had been established.

The Bank operates in only one reportable segment as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. All of the Bank’s revenues are derived from U.S. operations.

Financial Intermediation and Interest Rate Exchange Agreements

The Bank functions as a financial intermediary by channeling funds provided by investors in its consolidated obligations to member institutions. During the course of a business day, all member institutions may obtain advances through a variety of product types that include features as diverse as variable and fixed coupons, overnight to 30-year maturities, and bullet or amortizing redemption schedules. With bullet advances, all principal is due at maturity. The Bank funds advances primarily through the issuance of consolidated obligation bonds and discount notes. The terms and amounts of these consolidated obligation bonds and discount notes and the timing of their issuance is determined by the Bank and is subject to investor demand as well as FHLBank System debt issuance policies.

The intermediation of the timing, structure, and amount of Bank members’ credit needs with the investment requirements of the Bank’s creditors is made possible by the extensive use of interest rate exchange agreements. The Bank’s general practice is to contemporaneously execute interest rate exchange agreements when acquiring assets and/or issuing liabilities in order to convert the instruments’ cash flows to a floating rate that is indexed to the London Interbank Offered Rate (“LIBOR”). By doing so, the Bank reduces its interest rate risk exposure and preserves the value of, and earns more stable returns on, its members’ capital investment.

Management has put in place a risk management framework that outlines the permitted uses of interest rate derivatives and that requires frequent reporting of their values and impact on the statement of condition. All interest rate derivatives employed by the Bank hedge identifiable risks and none are used for speculative purposes. All of the Bank’s derivative instruments hedge the Bank’s exposure to changes in fair value due to changes in benchmark interest rates. Since the adoption of SFAS 133, the Bank has not had any derivative instruments classified as cash flow hedges.

As a result of using interest rate exchange agreements extensively to fulfill its role as a financial intermediary, the Bank has a large notional principal of interest rate exchange agreements relative to its size. As of March 31, 2005, December 31, 2004 and December 31, 2003, the Bank’s notional balance of interest rate exchange agreements was $61.3 billion, $64.1 billion and $54.5 billion, respectively, while its total assets were $65.7 billion, $64.6 billion and $58.4 billion, respectively. The notional amount of interest rate exchange agreements does not reflect the Bank’s credit risk exposure, which is much less than the notional amount. See discussion of credit risk below in the section entitled “Counterparty Credit Risk.”

As discussed above and elsewhere in this registration statement, the Bank uses interest rate exchange agreements extensively to convert fixed rate liabilities to floating rates, and to convert fixed rate advances and investment securities to floating rates. This use of derivatives is integral to the Bank’s financial management strategy, and the impact of these interest rate exchange agreements permeates the Bank’s financial statements.

The following table illustrates the impact that derivatives have had on the Bank’s operating results and capital for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002. Readers should understand that this table cannot be used to determine what the Bank’s financial results would have been in the absence of the availability of interest rate exchange agreements. In that event, the Bank would have made different funding and investment decisions in order to minimize interest rate risk through the use of cash instruments. For instance, without derivatives, the Bank would have attempted to match fund fixed rate advances with fixed rate debt.

IMPACT OF INTEREST RATE EXCHANGE AGREEMENTS
(dollars in thousands)

	Three Months Ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002
Net increase (decrease) in interest income	$(55,219)	$(100,058)	$(364,938)	$(391,353)	$(327,952)
Net decrease (increase) in interest expense	31,018	166,471	509,051	707,970	815,596

Net increase (decrease) in net interest income	(24,201)	66,413	144,113	316,617	487,644

Net increase (decrease) in other income	(8,026)	(7,135)	(28,604)	(11,702)	(59,029)

Net increase (decrease) in income before assessments	(32,227)	59,278	115,509	304,915	428,615

Decrease (increase) in assessments	8,550	(15,727)	(30,645)	(80,896)	(113,714)

Increase (decrease) in net income	(23,677)	43,551	84,864	224,019	314,901

Net increase (decrease) in other comprehensive income	118,340	(167,345)	41,958	177,976	(394,434)

Net increase (decrease) in capital	$94,663	$(123,794)	$126,822	$401,995	$(79,533)

Statement of Financial Accounting Standards No. 133

The Bank adopted SFAS 133 on January 1, 2001. SFAS 133 requires that all derivative instruments be recorded in the statements of condition at their fair values. Changes in the fair values of the Bank’s derivatives are recorded each period in current earnings. SFAS 133 also sets forth conditions that must exist in order for balance sheet items to qualify for hedge accounting. If an asset or liability qualifies for hedge accounting, changes in the fair value of the hedged item are also recorded in earnings. As a result, the net effect is that only the “ineffective” portion of a qualifying hedge has an impact on current earnings.

Implementation of SFAS 133 introduced more periodic earnings variability than existed previously. This variability occurs in the form of the net difference between changes in the fair values of the hedge (the derivative instrument) and the hedged item (the asset or liability), if any, for accounting purposes. For the Bank, two types of hedging relationships are primarily responsible for creating earnings volatility.

The first type involves transactions in which the Bank enters into interest rate swaps with coupon cash flows identical or nearly identical to the cash flows of the hedged item (e.g., an advance, investment security or consolidated obligation). In some cases involving hedges of this type, an assumption of “no ineffectiveness” can be made and the changes in the fair values of the hedge and the hedged item are considered identical and offsetting (hereinafter referred to as the short-cut method). However, if the hedge or the hedged item fails to have certain characteristics defined in SFAS 133, the assumption of “no ineffectiveness” cannot be made, and the hedge and the hedged item must be marked to fair value independently (hereinafter referred to as the long-haul method). Under the long-haul method, the two components of the hedging relationship are marked to fair value using different discount rates, and the resulting changes in fair value are generally slightly different from one another. Even though these differences are generally relatively small when expressed as prices, their impact can become more significant when multiplied by the principal amount of the transaction and then evaluated in the context of the Bank’s net income. Nonetheless, the impact of these types of ineffectiveness-related adjustments on earnings is transitory as the net earnings impact will be zero over the life of the hedging relationship if the derivative and hedged item are held to maturity or their call dates, which is generally the case for the Bank.

The second type of hedging relationship that creates earnings volatility involves transactions in which the Bank enters into interest rate exchange agreements to hedge identifiable portfolio risks that do not qualify for hedge accounting under SFAS 133 (hereinafter referred to as a “non-SFAS 133” or “economic” hedge). For instance, as further described below, the Bank holds interest rate caps as a hedge against embedded caps in its floating rate Collateralized Mortgage Obligations (“CMOs”) classified as held-to-maturity securities. The changes in fair value of the interest rate caps flow through current earnings without an offsetting change in the fair value of the hedged items (i.e., the capped variable rate CMOs), which increases the volatility of the Bank’s earnings. The impact of these changes in value on earnings over the life of the transactions will equal the purchase price of the caps, assuming these instruments are held until their maturity. Because the use of interest rate derivatives enables the Bank to better manage its economic risks, and thus run its business more effectively and efficiently, the Bank will continue to use them during the normal course of its balance sheet management. The Bank views the accounting consequences of using interest rate derivatives as being an important, but secondary, consideration. The following table provides the notional balances of the Bank’s derivative instruments, by balance sheet category, as of March 31, 2005, and the net fair value changes recorded in earnings for each of those categories during the three months ended March 31, 2005 and 2004.

COMPOSITION OF DERIVATIVES

		Net Change in Fair Value(6)
	Total Notional at	Three Months Ended March 31,
	March 31, 2005	2005	2004
	(In millions of dollars)	(In thousands of dollars)
Advances
Short-cut method(1)	$8,143	$—	$—
Long-haul method(2)	1,080	120	(88)
Economic hedges(3)	3	10	2

Total	9,226	130	(86)

Investments
Short-cut method(1)	3,826	—	—
Long-haul method(2)	1,392	(859)	(345)
Economic hedges(4)	50	54	(23)

Total	5,268	(805)	(368)

Consolidated obligations(7)
Short-cut method(1)	14,955	—	—
Long-haul method(2)	27,887	(5,502)	(1,625)
Economic hedges(3)	38	380	(57)

Total	42,880	(5,122)	(1,682)

Other economic
Caps/floors(5)	3,915	(1,164)	(2,171)
Basis swaps(8)	—	48	—

Total	3,915	(1,116)	(2,171)

Total derivatives	$61,289	$(6,913)	$(4,307)

(1)	The short-cut method allows the assumption of no ineffectiveness in the hedging relationship.

(2)	The long-haul method requires the hedge and hedged item to be marked to fair value independently.

(3)	Interest rate derivatives that hedge identified portfolio risks, but that do not qualify for hedge accounting under SFAS 133.

(4)	Interest rate derivatives that are matched to investment securities designated as trading, but that do not qualify for hedge accounting under SFAS 133.

(5)	Interest rate derivatives that hedge identified portfolio risks, but that do not qualify for hedge accounting under SFAS 133. The Bank’s interest rate caps hedge embedded caps in floating rate CMOs. Prior to their sale, the Bank’s interest rate floors hedged fixed rate mortgage loan prepayment risk.

(6)	Represents the difference in realized and unrealized fair value adjustments for the derivatives and their hedged items. In cases involving economic hedges (other than those relating to trading securities), the net change in fair value reflected above represents the change in fair value of the derivative only.

(7)	Effective January 1, 2004, the Bank changed the manner in which it assesses effectiveness for certain highly effective hedging relationships. As a result of this change, $12.7 billion (notional) of interest rate derivatives relating to the Bank’s consolidated obligations were converted from the short-cut method to the long-haul method of accounting. The adjustment resulting from this change totaled ($3.4 million) and is included in the net change in fair value for the three months ended March 31, 2004.

(8)	In June 2004, the Bank entered into $4.7 billion (notional) of interest rate basis swaps to reduce the Bank’s exposure to widening spreads between one-month and three-month LIBOR. The agreements expired in March 2005.

The following table provides the notional balances of the Bank’s derivative instruments, by balance sheet category, as of December 31, 2004 and 2003, and the net fair value changes recorded in earnings for each of those categories during the years ended December 31, 2004, 2003 and 2002.

COMPOSITION OF DERIVATIVES

	Total Notional at December 31,		Net Change in Fair Value(6)
	2004	2003	2004	2003	2002
	(In millions of dollars)		(In thousands of dollars)
Advances
Short-cut method(1)	$7,815	$7,467	$—	$—	$—
Long-haul method(2)	1,505	1,248	257	573	(1,361)
Economic hedges(3)	—	—	27	207	—

Total	9,320	8,715	284	780	(1,361)

Investments
Short-cut method(1)	3,826	3,845	—	—	—
Long-haul method(2)	1,475	1,597	(2,008)	(2,280)	(1,195)
Economic hedges(4)	56	106	266	650	508

Total	5,357	5,548	(1,742)	(1,630)	(687)

Consolidated obligations(7)
Short-cut method(1)	13,105	25,895	—	—	—
Long-haul method(2)	27,702	11,194	(3,974)	3,289	5,112
Economic hedges(3)	26	22	814	403	(1,448)

Total	40,833	37,111	(3,160)	3,692	3,664

Other economic
Caps/floors(5)	3,915	3,165	(16,560)	(4,745)	(19,489)
Basis swaps(8)	4,710	—	(48)	—	—

Total	8,625	3,165	(16,608)	(4,745)	(19,489)

Total derivatives	$64,135	$54,539	$(21,226)	$(1,903)	$(17,873)

(1)	The short-cut method allows the assumption of no ineffectiveness in the hedging relationship.

(2)	The long-haul method requires the hedge and hedged item to be marked to fair value independently.

(3)	Interest rate derivatives that hedge identified portfolio risks, but that do not qualify for hedge accounting under SFAS 133.

(4)	Interest rate derivatives that are matched to investment securities designated as trading, but that do not qualify for hedge accounting under SFAS 133.

(5)	Interest rate derivatives that hedge identified portfolio risks, but that do not qualify for hedge accounting under SFAS 133. The Bank’s interest rate caps hedge embedded caps in floating rate CMOs. Prior to their sale, the Bank’s interest rate floors hedged fixed rate mortgage loan prepayment risk.

(6)	Represents the difference in realized and unrealized fair value adjustments for the derivatives and their hedged items. In cases involving economic hedges (other than those relating to trading securities), the net change in fair value reflected above represents the change in fair value of the derivative only.

(7)	Effective January 1, 2004, the Bank changed the manner in which it assesses effectiveness for certain highly effective hedging relationships. As a result of this change, $12.7 billion (notional) of interest rate derivatives relating to the Bank’s consolidated obligations were converted from the short-cut method to the long-haul method of accounting. The adjustment resulting from this change totaled ($3.4 million) and is included in the net change in fair value for the year ended December 31, 2004.

(8)	In June 2004, the Bank entered into $4.7 billion (notional) of interest rate basis swaps to reduce the Bank’s exposure to widening spreads between one-month and three-month LIBOR. The agreements expired in March 2005.

Financial Condition

The following table provides selected period-end balances as of March 31, 2005 and December 31, 2004 and 2003, as well as selected average balances for the three-month period ended March 31, 2005 and the years ended December 31, 2004 and 2003. In addition, the table provides the percentage increase or decrease in each of these balances from period-to-period. As shown in the table, the Bank’s advance balances declined by 2.0 percent during the three months ended March 31, 2005 after growing by 16.1 percent during the year ended December 31, 2004. During these same periods, total assets increased by 1.7 percent and 10.6 percent, respectively. During the three months ended March 31, 2005, total assets increased due primarily to a $1.9 billion increase in the Bank’s short-term investments. The Bank funded its asset growth primarily through increases in its consolidated obligations. Capital stock increased in each period due primarily to purchases that were made by members to support new advances. While the total advances balance declined during the three months ended March 31, 2005, some members who reduced their borrowing levels did not reduce their capital stock holdings proportionately. In 2004, the increase in outstanding capital stock was offset, for financial reporting purposes, by the impact of the Bank’s adoption of Statement of Financial Accounting Standards No. 150 (see the section below entitled “Capital Stock” for further discussion). As of December 31, 2004, under the provisions of this new accounting standard, $327 million of the Bank’s total outstanding capital stock of $2.82 billion was classified as a liability, resulting in a net decrease in the reported balance of the Bank’s capital stock of 6.3 percent for the year ended December 31, 2004. Stock classified as a liability is reported in the Bank’s statement of condition (and in the table below) as mandatorily redeemable capital stock.

The activity in each of the major balance sheet captions is discussed in the sections following the table.

SUMMARY OF CHANGES IN FINANCIAL CONDITION
(dollars in millions)

	March 31,		December 31,
	2005		2004		2003
		Percentage		Percentage
		Increase		Increase
	Balance	(Decrease)	Balance	(Decrease)	Balance
Advances	$46,162	(2.0)%	$47,111	16.1%	$40,595
Long-term investments (1)	13,070	(0.4)	13,129	0.2	13,102
Mortgage loans, net	662	(6.2)	706	(27.4)	972
Total assets	65,651	1.7	64,586	10.6	58,396
Consolidated obligations — bonds	57,880	12.5	51,464	26.4	40,703
Consolidated obligations — discount notes	1,599	(77.4)	7,085	(39.1)	11,627
Total consolidated obligations	59,479	1.6	58,549	11.9	52,330
Mandatorily redeemable capital stock	330	0.9	327	100.0	—
Capital stock	2,559	2.6	2,493	(6.3)	2,661
Retained earnings	146	1.4	144	32.1	109
Average total assets	64,833	5.0	61,736	10.4	55,931
Average capital stock	2,499	5.7	2,365	(9.8)	2,622
Average mandatorily redeemable capital stock	327	(10.7)	366	100.0	—

(1)	Includes securities classified as held-to-maturity, available-for-sale and trading.

Advances

The following table presents advances outstanding, by type of institution, as of March 31, 2005 and December 31, 2004, 2003 and 2002.

ADVANCES OUTSTANDING BY BORROWER TYPE
(par value, dollars in millions)

			December 31,
	March 31, 2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial banks	$15,350	33%	$15,593	33%	$11,832	29%	$10,465	29%
Thrift institutions	21,803	47	22,476	48	19,579	49	16,752	46
Credit unions	1,056	2	1,032	2	952	2	795	2
Insurance companies	251	1	237	1	232	1	286	1

Total member advances	38,460	83	39,338	84	32,595	81	28,298	78

Housing associates	21	—	11	—	45	—	102	—
Non-member borrowers	7,680	17	7,668	16	7,708	19	8,090	22

Total par value of advances	$46,161	100%	$47,017	100%	$40,348	100%	$36,490	100%

Total par value of advances outstanding to CFIs	$7,265	16%	$7,695	16%	$7,889	20%	$6,383	17%

At March 31, 2005, the carrying value of the Bank’s advances portfolio totaled $46.2 billion, compared to $47.1 billion, $40.6 billion and $36.9 billion at December 31, 2004, 2003 and 2002, respectively. The par value of advances outstanding at March 31, 2005 and December 31, 2004, 2003 and 2002 was $46.2 billion, $47.0 billion, $40.3 billion and $36.5 billion, respectively. The decline in advances during the three months ended March 31, 2005 was due primarily to a reduction in advances outstanding to World Savings Bank, FSB Texas and Guaranty Bank, two of the Bank’s largest borrowers.

Advances growth during 2004 was attributable in large part to increased borrowing by the Bank’s ten largest borrowers. During the year ended December 31, 2004, advances to this group increased by approximately $4.5 billion. In 2004, advances also increased for all other segments of the Bank’s membership as institutions chose, at least in part, to use Bank advances to fund a portion of their balance sheet growth.

During 2003, Bank advances also increased for all segments of the Bank’s membership. Advances growth was particularly strong (in percentage terms) among the Bank’s 2003 CFIs, whose outstanding (par value) advances grew from $6.0 billion to $7.9 billion during the year, accounting for approximately 49 percent of the Bank’s overall growth in outstanding advances. For purposes of this determination, the balance of CFI advances as of December 31, 2002 was adjusted to exclude advances to those institutions that no longer met the criteria for designation as a CFI in 2003 based on their asset growth. Including a similar adjustment, advances to CFIs grew from $6.5 billion to $7.7 billion in 2004.

During the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, demand for the Bank’s advances products remained relatively constant with variable rate and fixed rate advances comprising approximately 47 to 48 percent and 52 to 53 percent, respectively, of the advances portfolio. Within the Bank’s fixed rate product offerings, there was a slight decline in the amortizing and putable advances in favor of simple fixed rate, fixed term structures.

At March 31, 2005, advances outstanding to the Bank’s ten largest borrowers totaled $30.3 billion, representing 65.6 percent of the Bank’s total outstanding advances as of that date. The following table presents the Bank’s ten largest borrowers as of March 31, 2005.

TEN LARGEST BORROWERS AS OF MARCH 31, 2005
(Par value, dollars in millions)

				Percent of
Name	City	State	Advances	Total Advances
World Savings Bank, FSB Texas	Houston	TX	$11,000	23.8%
Washington Mutual Bank	Stockton	CA	7,472	16.2
Guaranty Bank	Austin	TX	4,278	9.3
Franklin Bank, SSB	Austin	TX	1,742	3.8
Hibernia National Bank	New Orleans	LA	1,660	3.6
International Bank of Commerce	Laredo	TX	1,495	3.2
Beal Savings Bank	Plano	TX	884	1.9
Trustmark National Bank	Jackson	MS	775	1.7
Southside Bank	Tyler	TX	540	1.1
Amegy Bank, N.A.*	Houston	TX	457	1.0

			$30,303	65.6%

*Previously known as Southwest Bank of Texas, N.A.

At December 31, 2004, advances outstanding to the Bank’s ten largest borrowers totaled $31.2 billion, representing 66.4 percent of the Bank’s total outstanding advances as of that date. The following table presents the Bank’s ten largest borrowers as of December 31, 2004.

TEN LARGEST BORROWERS AS OF DECEMBER 31, 2004
(Par value, dollars in millions)

				Percent of
Name	City	State	Advances	Total Advances
World Savings Bank, FSB Texas	Houston	TX	$11,500	24.5%
Washington Mutual Bank	Stockton	CA	7,472	15.9
Guaranty Bank	Austin	TX	4,717	10.0
Hibernia National Bank	New Orleans	LA	1,745	3.7
Franklin Bank, SSB	Austin	TX	1,653	3.5
International Bank of Commerce	Laredo	TX	1,375	2.9
Beal Bank	Plano	TX	845	1.8
Trustmark National Bank	Jackson	MS	825	1.8
Southwest Bank of Texas, N.A.	Houston	TX	557	1.2
Southside Bank	Tyler	TX	530	1.1

			$31,219	66.4%

As of December 31, 2003 and 2002, advances outstanding to the Bank’s ten largest borrowers comprised $26.7 billion (66.2 percent) and $24.2 billion (66.2 percent), respectively, of the total advances portfolio.

At March 31, 2005, the Bank’s second largest borrower was Washington Mutual Bank, a California-based institution with $7.5 billion of advances outstanding. On February 13, 2001, Washington Mutual Bank acquired Bank United, then the Bank’s largest stockholder and borrower, and dissolved Bank United’s Ninth District charter. Washington Mutual Bank assumed Bank United’s advances, which mature between 2006 and 2008, and in so doing became a non-member borrower. Advances to non-member borrowers may not be renewed at maturity.

The Bank believes that the loss of the advances currently held by Washington Mutual Bank will have a modestly negative economic impact on the Bank’s members. The Bank estimates that the loss of those advances from the

Bank’s portfolio, accompanied by the repurchase and retirement of the capital stock held to support those advances, could reduce its return on total capital stock by approximately five to seven basis points. A larger balance of advances helps provide a critical mass of advances and capital over which to spread the Bank’s overhead, which helps maintain dividends and relatively lower advance pricing. The magnitude of the actual economic impact will depend on the size and profitability of the Bank at the time that the advances are repaid.

A similar outcome would result in the event that one or more of the Bank’s other large borrowers repays its advances and ceases to be a member of the Bank. Recently, Capital One Financial Corp. (domiciled in the Fourth District of the FHLBank System) announced that it plans to acquire Hibernia National Bank (the Bank’s fifth largest borrower at March 31, 2005) in 2005. Capital One has not yet indicated whether it will maintain Hibernia National Bank’s Ninth District charter. The Bank cannot predict the impact, if any, that this acquisition (or any future acquisitions) will have on the Bank’s earnings.

The following table presents information regarding the composition of the Bank’s advances by remaining term to maturity as of March 31, 2005 and December 31, 2004 and 2003.

COMPOSITION OF ADVANCES
(Dollars in millions)

	March 31,		December 31,
	2005		2004		2003
		Percentage		Percentage		Percentage
	Balance	of Total	Balance	of Total	Balance	of Total
Fixed rate advances
Maturity less than one month	$7,993	17.3%	$8,049	17.1%	$5,596	13.9%
Maturity 1 month to 12 months	3,312	7.2	3,160	6.7	2,390	5.9
Maturity greater than 1 year	4,243	9.2	4,374	9.3	4,059	10.1
Fixed rate, amortizing	6,382	13.8	6,516	13.9	6,943	17.2
Fixed rate, putable	2,240	4.9	2,256	4.8	2,507	6.2

Total fixed rate advances	24,170	52.4	24,355	51.8	21,495	53.3
Floating rate advances
Maturity less than one month	616	1.3	104	0.2	302	0.7
Maturity 1 month to 12 months	5,916	12.8	3,812	8.1	1,716	4.3
Maturity greater than 1 year	15,459	33.5	18,746	39.9	16,835	41.7

Total floating rate advances	21,991	47.6	22,662	48.2	18,853	46.7

Total par value	$46,161	100.0%	$47,017	100.0%	$40,348	100.0%

The Bank is required by statute and regulation to obtain sufficient collateral from members to fully secure all advances. Due in large part to these collateral requirements, the Bank has not experienced any credit losses on advances since it was founded in 1932, nor does management currently anticipate any credit losses on advances. Accordingly, the Bank has not provided any allowance for losses on advances.

Investment Securities

At March 31, 2005, December 31, 2004 and December 31, 2003, the Bank’s short-term investments, which were comprised entirely of overnight federal funds sold to domestic counterparties, totaled $4.6 billion, $2.7 billion and $3.0 billion, respectively. At March 31, 2005, the Bank’s long-term investment portfolio was comprised of $8.3 billion of MBS and $4.7 billion of U.S. agency debentures. At December 31, 2004, the Bank’s long-term investment portfolio was comprised of $8.3 billion of MBS and $4.8 billion of U.S. agency debentures. At December 31, 2003, the Bank’s long-term investment portfolio was comprised of $8.2 billion of MBS and $4.9 billion of U.S. agency debentures.

The Bank’s long-term investment portfolio includes securities that are classified for balance sheet purposes as either held-to-maturity, available-for-sale or trading as set forth in the following tables and as further described below.

COMPOSITION OF LONG-TERM INVESTMENT PORTFOLIO
(In millions of dollars)

	Balance Sheet Classification
	Held-to-Maturity	Available-for-Sale	Trading	Total Investments	Held-to-Maturity
March 31, 2005	(at amortized cost)	(at fair value)	(at fair value)	(at carrying value)	(at fair value)
U.S. agency debentures
U.S. government guaranteed obligations	$177	$79	$—	$256	$177
Government-sponsored enterprises	—	4,409	—	4,409	—
Other FHLBanks’ bonds(1)	—	51	—	51	—

Total U.S. agency debentures	177	4,539	—	4,716	177

MBS portfolio
U.S. government guaranteed obligations	85	—	—	85	86
Government-sponsored enterprises	5,108	803	68	5,979	5,130
Non-agency residential MBS	1,226	—	—	1,226	1,227
Non-agency commercial MBS	802	253	—	1,055	861

Total MBS	7,221	1,056	68	8,345	7,304

State or local housing agency debentures	7	—	—	7	7
Other	—	—	2	2	—

Total long-term investments	$7,405	$5,595	$70	$13,070	$7,488

	Balance Sheet Classification
	Held-to-Maturity	Available-for-Sale	Trading	Total Investments	Held-to-Maturity
December 31, 2004	(at amortized cost)	(at fair value)	(at fair value)	(at carrying value)	(at fair value)
U.S. agency debentures
U.S. government guaranteed obligations	$179	$81	$—	$260	$179
Government-sponsored enterprises	—	4,488		4,488	—
Other FHLBanks’ bonds(1)	—	52	—	52	—

Total U.S. agency debentures	179	4,621	—	4,800	179

MBS portfolio
U.S. government guaranteed obligations	95	—	—	95	95
Government-sponsored enterprises	5,307	905	77	6,289	5,321
Non-agency residential MBS	872	—	—	872	873
Non-agency commercial MBS	803	260	—	1,063	883

Total MBS	7,077	1,165	77	8,319	7,172

State or local housing agency debentures	8	—	—	8	8
Other	—	—	2	2	—

Total long-term investments	$7,264	$5,786	$79	$13,129	$7,359

	Balance Sheet Classification
	Held-to-Maturity	Available-for-Sale	Trading	Total Investments	Held-to-Maturity
December 31, 2003	(at amortized cost)	(at fair value)	(at fair value)	(at carrying value)	(at fair value)
U.S. agency debentures
U.S. government guaranteed obligations	$228	$86	$—	$314	$228
Government-sponsored enterprises	—	4,512		4,512	—
Other FHLBanks’ bonds(1)	—	54	24	78	—

Total U.S. agency debentures	228	4,652	24	4,904	228

MBS portfolio
U.S. government guaranteed obligations	170	—	—	170	171
Government-sponsored enterprises	4,842	1,019	117	5,978	4,847
Non-agency residential MBS	956	—	1	957	955
Non-agency commercial MBS	805	279	—	1,084	906

Total MBS	6,773	1,298	118	8,189	6,879

State or local housing agency debentures	9	—	—	9	9

Total long-term investments	$7,010	$5,950	$142	$13,102	$7,116

(1)Represents consolidated obligations acquired in the secondary market for which one or more other FHLBanks are the primary obligors, and for which the Bank is jointly and severally liable.

At March 31, 2005, December 31, 2004 and December 31, 2003, the Bank’s portfolio of U.S. agency debentures included $51 million, $52 million and $78 million, respectively, of FHLBank consolidated obligations, the primary obligors of which are other FHLBanks and for which the Bank is jointly and severally liable (see Item 1 — Business). From time to time, the Bank purchases such consolidated obligations in the secondary market when the returns available on these securities meet the Bank’s investment criteria. Finance Board regulations prohibit the direct placement of consolidated obligations with any FHLBank at issuance, but do not otherwise restrict a FHLBank’s investments in consolidated obligations.

At March 31, 2005, all of the Bank’s holdings of privately issued (i.e., non-agency) mortgage-backed securities retained the highest investment grade rating.

During the three months ended March 31, 2005, the Bank acquired $516 million (par value) of long-term investments ($150 million of which had not settled at March 31, 2005), all of which were capped LIBOR-indexed floating rate CMOs designated as held-to-maturity; during this same period, the proceeds from maturities of securities designated as held-to-maturity totaled approximately $375 million. During the year ended December 31, 2004, the Bank acquired $2.1 billion (par value) of long-term investments, all of which were capped LIBOR-indexed floating rate CMOs designated as held-to-maturity; during this same year, the proceeds from maturities of securities designated as held-to-maturity totaled approximately $1.9 billion. In 2003, the Bank purchased $4.6 billion (par value) of MBS ($75 million of which had not settled as of December 31, 2003) which were designated as held-to-maturity, and $800 million (par value) of government-sponsored agency debt securities which were designated as available-for-sale. The Bank added to its portfolio of government-sponsored agency securities in 2003 as yields on these securities widened to historically attractive levels relative to the interest rate swap curve, the benchmark typically used by the Bank to assess the relative attractiveness of potential investments. All of the 2003, 2004 and year-to-date 2005 additions to the long-term investment portfolio had coupons that were either indexed to LIBOR or were converted to LIBOR through the use of interest rate exchange agreements. The Bank intends to hold these investments to maturity. When purchasing securities to add to its investment portfolio, the Bank generally purchases floating rate CMOs and other floating rate MBS whose coupons are indexed to LIBOR because the repricing characteristics of those securities better match the repricing characteristics of the debt that the Bank issues and then swaps into LIBOR.

The following table provides the par amounts and carrying values of the Bank’s MBS portfolio as of March 31, 2005 and December 31, 2004 and 2003.

COMPOSITION OF MBS PORTFOLIO
(In millions of dollars)

	March 31, 2005		December 31, 2004		December 31, 2003
	Par(1)	Carrying Value	Par(1)	Carrying Value	Par(1)	Carrying Value
Floating rate MBS
Floating rate CMOs
U.S. government guaranteed	$85	$85	$95	$95	$170	$170
Government-sponsored enterprises	5,097	5,096	5,295	5,294	4,826	4,825
AAA rated non-agency	1,225	1,226	872	872	951	951

Total floating rate CMOs	6,407	6,407	6,262	6,261	5,947	5,946

Interest rate swapped MBS(2)
AAA rated non-agency CMBS	239	253	240	260	250	279
Government-sponsored enterprise DUS(3)	704	730	782	825	855	930
Government-sponsored enterprise CMOs	136	141	146	157	185	206
AAA rated non-agency RMBS	—	—	—	—	1	1

Total swapped MBS	1,079	1,124	1,168	1,242	1,291	1,416

Total floating rate MBS	7,486	7,531	7,430	7,503	7,238	7,362

Fixed rate MBS
Government-sponsored enterprises	12	12	13	13	17	17
AAA rated non-agency RMBS	—	—	—	—	5	5
AAA rated non-agency CMBS(4)	802	802	803	803	805	805

Total fixed rate MBS	814	814	816	816	827	827

Total MBS	$8,300	$8,345	$8,246	$8,319	$8,065	$8,189

(1)Balances represent the principal amounts of the securities.

(2)In the interest rate swapped MBS transactions, the Bank has entered into balance guaranteed interest rate swaps in which it pays the swap counterparty the coupon payments of the underlying security in exchange for LIBOR indexed coupons.

(3)DUS =Designated Underwriter Servicer.

(4)The Bank matchfunded these CMBS with 10-year debt securities.

The Bank may purchase mortgage-backed securities issued by a shareholder or an affiliate thereof. The Bank did not purchase any mortgage-backed securities issued by shareholders or their affiliates during the three years ended December 31, 2004. The Bank purchased from a third party $130 million of mortgage-backed securities issued by an affiliate of Washington Mutual Bank, a non-member borrower, during the three months ended March 31, 2005. The Bank also held previously acquired mortgage-backed securities with a par value of $40 million that were issued by one or more entities that are now part of Citigroup, and that became affiliated with one of the Bank’s shareholders on March 31, 2005 when Citigroup’s acquisition of First American Bank became effective and First American Bank was renamed Citibank Texas. Decisions relating to the purchase of such securities are made independent of the issuer’s membership status or affiliation with the Bank.

While the MBS portfolio is dominated by floating rate securities that limit the Bank’s interest rate risk, all of the Bank’s floating rate CMOs include caps that will limit increases in the floating rate coupons if short-term interest rates rise dramatically. In addition, if interest rates rise, prepayments on the underlying mortgage loans would likely decline, thus lengthening the time that the securities would remain outstanding with their coupon rates capped. As of March 31, 2005, the effective interest rate caps (the interest cap rate minus the stated spread on the coupon) embedded in the CMO floaters ranged from 6.6 percent to 15.3 percent. The largest concentration of embedded caps ($5.0 billion) fell within the 7.0 to 8.0 percent range. Although LIBOR rates were approximately 380 basis points below the lowest interest rate cap embedded in the CMO floaters as of March 31, 2005, the Bank has offset a substantial amount of this potential cap risk with $3.9 billion of interest rate caps with remaining maturities ranging from 19 months to 50 months as of March 31, 2005, and strike rates of 7.0 percent ($1.2 billion notional/acquired in 2004 as described below), 7.5 percent ($1.2 billion notional) and 8.0 percent ($1.5 billion notional). If interest rates rise above these strike rates, the Bank will be entitled to receive interest payments based upon the notional amounts of the interest rate cap agreements. The Bank entered into five interest rate cap agreements during the year ended December 31, 2004. The premiums paid for these caps totaled $14.0 million. Those agreements have an aggregate notional amount of $1.2 billion, have strike rates of 7.0 percent and expire on various dates in April and May 2009. As stand-alone derivatives, the changes in the fair values of the interest rate caps are recorded in earnings with no offsetting changes in the fair values of the hedged items (i.e., the capped CMO LIBOR floaters)

and therefore can be and have been a source of considerable earnings volatility. During the three months ended March 31, 2005, the Bank did not enter into any new stand-alone interest rate cap agreements. See further discussion of the impact of the interest rate caps in the section entitled “Results of Operations – Other Income (Loss).”

Prior to the adoption of SFAS 133, it was the Bank’s practice to designate all long-term investment securities as held-to-maturity. This designation reflected the Bank’s ability and management’s intent to hold the instruments until their contractual maturities. For interest rate risk management purposes, the Bank typically entered into interest rate exchange agreements in connection with the purchase of fixed rate investments in order to convert the fixed coupons to a floating rate. Because SFAS 133 does not allow hedge accounting treatment for fair value hedges of investment securities designated as held-to-maturity, the Bank redesignated those securities that had associated interest rate swaps from held-to-maturity to either available-for-sale or trading in conjunction with the implementation of SFAS 133 on January 1, 2001, as permitted under the standard’s transition provisions. Since January 1, 2001, the Bank has continued to enter into interest rate swaps in order to convert the coupons of newly acquired fixed rate investment securities to floating rates and has classified such securities as available-for-sale. Since January 1, 2001, the Bank has not classified any new securities as trading, other than those associated with a grantor trust that was created in October 2004 to hold assets associated with the Bank’s deferred compensation plans. As of March 31, 2005, the carrying value of assets held in the trust (and classified as trading securities) totaled approximated $1.7 million.

Excluding those assets associated with the grantor trust described above, all of the securities that the Bank has classified as available-for-sale or trading are part of specific fair value hedges that were implemented with offsetting interest rate swaps. Under SFAS 133, qualifying hedging relationships related to the Bank’s available-for-sale securities receive fair value hedge accounting treatment, while hedging relationships related to the Bank’s trading securities do not receive fair value hedge accounting treatment.

In accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), the entire change in fair value of the Bank’s available-for-sale securities is reported in other comprehensive income/loss (OCI) as a net unrealized gain (loss) on available-for-sale securities in the Bank’s statement of capital. The change in fair value of the Bank’s available-for-sale securities is dependent upon changes in interest rates and market spread relationships. In accordance with SFAS 133, for those hedged securities that have been designated as available-for-sale and that qualify as being in a fair value hedging relationship, the Bank reclassifies the portion of the change in fair value attributable to the risk being hedged (interest rate risk) from OCI to earnings. Because the Bank is hedging interest rate risk, periodic changes in the fair value of these securities for purposes of SFAS 133 are calculated based solely upon changes in the interest rate swap curve. The portion of the change in value that has been reclassified from OCI to earnings is reported separately in the Bank’s statement of capital as a reclassification adjustment relating to hedged interest rate risk. The portion of the change in fair value attributable to the risk being hedged is reported in the statement of income in “realized and unrealized gains (losses) on derivatives and hedging activities” together with the related change in fair value of the associated interest rate exchange agreement.

During the three months ended March 31, 2005, the Bank recorded a $103 million net unrealized loss on its available-for-sale securities under SFAS 115. The unrealized loss was comprised of a $118 million unrealized loss that was attributable to increasing LIBOR rates (the hedged risk) and an unrealized gain of $15 million that was attributable to changes in interest rate spreads between agency securities and interest rate swaps. The unrealized loss attributable to rising LIBOR rates was substantially offset in the statement of income by an unrealized gain on the associated derivatives of $117 million.

During the year ended December 31, 2004, the Bank recorded a $16 million net unrealized loss on its available-for-sale securities under SFAS 115. As discussed in the section entitled “Results of Operations – Net Interest Income,” the Bank changed its method of amortizing and accreting premiums and discounts on certain of its available-for-sale securities from the straight-line method to the level-yield method in 2004. Approximately $3 million of the recorded loss on the available-for-sale securities was attributable to this accounting adjustment. The remainder was comprised of a $42 million unrealized loss that was attributable to increasing LIBOR rates (the hedged risk) and an unrealized gain of $29 million that was attributable to changes in interest rate spreads between agency securities and interest rate swaps. The unrealized loss attributable to rising LIBOR rates was substantially offset in the statement of income by an unrealized gain on the associated derivatives of $40 million.

During the year ended December 31, 2003, the Bank recorded a $156 million unrealized loss on its available-for-sale securities under SFAS 115. The unrealized loss was comprised of a $178 million unrealized loss that was attributable to increasing LIBOR rates (the hedged risk) and an unrealized gain of $22 million that was attributable to changes in interest rate spreads between agency securities and interest rate swaps. The unrealized loss attributable to increasing LIBOR rates was substantially offset in the statement of income by an unrealized gain on the associated derivatives of $176 million.

During the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, the spread between yields of U.S. government-sponsored agency securities and comparable term interest rate swaps generally decreased, producing the net unrealized gains of $15 million, $29 million and $22 million, respectively, in OCI.

The Bank believes that the activity in OCI will continue to be volatile in the future, reflecting changes in the relationship between the yields on U.S. government-sponsored agency securities and LIBOR rates. As the instruments approach maturity or the difference between these yields decrease, the absolute value of the Bank’s accumulated OCI will decline.

For those securities that have been designated as trading, the Bank records the entire change in their fair value in the statement of income through “net gains (losses) on trading securities” in accordance with the provisions of SFAS 115. In accordance with SFAS 133, the changes in the fair values of the interest rate exchange agreements associated with the trading securities are reported in the statement of income through “net realized and unrealized gains (losses) on derivatives and hedging activities.” As a result, while not in a SFAS 133 hedging relationship, some offset does occur for the Bank’s trading securities and their associated (designated) derivatives by virtue of the accounting prescribed by both SFAS 115 and SFAS 133. While some of its securities are classified as trading, the Bank does not engage in active or speculative trading practices.

On December 27, 2001, the Finance Board published a final regulation that included amended rules governing the Bank’s investments in unsecured money market instruments such as overnight and term federal funds, commercial paper and bank notes. The amended regulation, which became effective on March 27, 2002, requires the Bank to base its investment limits on a counterparty’s long-term credit rating. The regulation also adjusts the limit on unsecured credit that may be extended to borrowers and includes a provision for the amount of unsecured credit that may be extended to an affiliated group of borrowers. The new regulations have thus far not had a significant impact on the Bank’s operations nor are they expected to significantly impact the Bank’s future operations.

Mortgage Loans Held for Portfolio

The Bank began offering the MPF Program to its members in 1998 as an additional method of promoting housing finance in its five-state region. The MPF Program, which was developed by the FHLBank of Chicago, allows members to retain responsibility for managing the credit risk of the residential mortgage loans that they originate while allowing the Bank (and/or, as described below, the FHLBank of Chicago) to manage the funding, interest rate, and prepayment risk of the loans. As further described below, participating members retain a portion of the credit risk in the originated mortgage loans and, in return, receive a credit enhancement fee from the purchasing FHLBank. Participating Financial Institutions (“PFIs”), which are Bank members that have joined the MPF Program, totaled 55, 53, 46, and 30 at March 31, 2005 and December 31, 2004, 2003 and 2002, respectively.

Under its initial agreement with the FHLBank of Chicago, the Bank retained an interest (ranging from one percent to 49 percent) in loans that were delivered by its PFIs; a participation interest equal to the remaining interest in the loans was acquired by the FHLBank of Chicago. In December 2002, the Bank and the FHLBank of Chicago agreed to modify the terms of the Bank’s participation in the MPF Program. Under the terms of the revised agreement, the Bank receives a participation fee for mortgage loans that are delivered by Ninth District PFIs and the FHLBank of Chicago acquires a 100 percent interest in the loans. Prior to June 23, 2003, this modification applied only to those loans that were delivered under master commitments that had been entered into on or after December 5, 2002. Effective June 23, 2003, this arrangement was expanded to include loans that are delivered under master commitments that were entered into prior to December 5, 2002. Under the revised agreement, the Bank has the option to retain up to a 50 percent interest in loans that are originated by Ninth District PFIs without receiving a participation fee, provided certain conditions are met. The agreement has an initial term of three years, after which it continues indefinitely unless terminated by either party upon 90 days’ prior notice. By not acquiring additional mortgage loans, the Bank expects to reduce its interest rate and prepayment risk. The terms of the Bank’s participation in the MPF Program are more fully described in Item 1 – Business.

During the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, the Bank received $118,000, $241,000, $684,000 and $1,725,000 of participation fees, respectively. No participation fees were earned in periods prior to 2003. The amount of participation fee income that the Bank will receive in the future is dependent primarily upon the volume of loans delivered by Ninth District PFIs into the MPF Program. The volume of loans delivered by Ninth District PFIs will depend, in part, on conditions in the residential mortgage market including, but not limited to, the volume of home sales and the level of mortgage refinancing activity, as well as competition from other financial institutions that purchase residential mortgage loans.

During the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, the Bank’s PFIs delivered $95 million, $198 million, $569 million, $1.938 billion and $1.431 billion of mortgage loans, respectively, into the MPF Program. No interest in loans was retained by the Bank during the three months ended March 31, 2005 or the year ended December 31, 2004. In 2003 and 2002, the Bank’s retained interest in these loans at the time of purchase aggregated $224 million and $550 million, respectively. During the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, the FHLBank of Chicago purchased $95 million, $198 million, $569 million, $1.714 billion and $885 million, respectively, of loans originated by the Bank’s PFIs. At March 31, 2005 and December 31, 2004 and 2003, the Bank held $662 million, $706 million and $972 million, respectively, of residential mortgage loans originated under the MPF Program. As of these dates, 48 percent, 49 percent and 51 percent, respectively, of the outstanding balances were government insured. The Bank’s allowance for loan losses decreased from $387,000 at the end of 2003 to $355,000 at December 31, 2004 and to $342,000 at March 31, 2005, reflecting the reduced balance of the portfolio. The Bank did not have any impaired loans at March 31, 2005, December 31, 2004 or December 31, 2003. Given its current arrangement with the FHLBank of Chicago, the Bank expects the balance of its mortgage loan portfolio to continue to decline.

For those loans in which the Bank has a retained interest, the Bank shares in the credit risk of the retained portion of such loans. The credit risk is shared between the Bank and the PFI by structuring the potential loss exposure into several layers. The initial layer of losses (after any private mortgage insurance coverage) on loans delivered under a master commitment is absorbed by a “first loss” account (FLA) established by the Bank. If losses extend beyond this account, they are absorbed by a second loss credit enhancement provided by the PFI, as specified in the master agreement. If the first and second loss credit enhancements are exhausted, the Bank is in a third loss position and absorbs any further losses. The size of the PFI’s second loss credit enhancement is the difference between the size of the FLA and the size of the overall amount of enhancement needed to achieve an “AA” rating from a rating agency on the Bank’s third loss position on the loans. The PFI receives from the Bank a credit enhancement fee for managing this portion of the inherent risk in the loans. This fee is paid monthly based upon the remaining unpaid principal balance. The required credit enhancement obligation amount varies depending upon the various product alternatives. For certain products, the monthly credit enhancement fee may be reduced depending upon the performance of the loans comprising each master commitment. During the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, performance-based credit enhancement fees that were forgone and not paid to the Bank’s PFIs totaled $4,000, $14,000, $32,000 and $1,000, respectively. No credit enhancement fees were foregone during the year ended December 31, 2002.

Consolidated Obligations and Deposits

At March 31, 2005, the carrying values of consolidated obligation bonds and discount notes totaled $57.9 billion and $1.6 billion, respectively. As of March 31, 2005, the par value of the Bank’s outstanding bonds was $58.3 billion and the par value of the Bank’s outstanding discount notes approximated their carrying values.

At December 31, 2004, the carrying values of consolidated obligation bonds and discount notes totaled $51.5 billion and $7.1 billion, respectively. At year-end 2003, the carrying values of consolidated obligation bonds and discount notes totaled $40.7 billion and $11.6 billion, respectively. At December 31, 2004 and 2003, the par values of the Bank’s outstanding bonds were $51.7 billion and $40.6 billion, respectively. The par values of the Bank’s outstanding discount notes approximated their carrying values as of December 31, 2004 and 2003. The following table presents the composition of the Bank’s outstanding bonds at March 31, 2005, December 31, 2004 and December 31, 2003.

COMPOSITION OF BONDS OUTSTANDING
(Par value, dollars in millions)

	March 31,		December 31,
	2005		2004		2003
		Percentage		Percentage		Percentage
	Balance	of Total	Balance	of Total	Balance	of Total
Fixed rate, callable	$22,356	38.3%	$22,091	42.8%	$14,524	35.7%
Fixed rate, non-callable	19,530	33.5	16,604	32.1	15,665	38.6
Callable step-up	7,868	13.5	7,998	15.5	7,900	19.4
Single-index floating rate	7,987	13.7	4,397	8.5	2,376	5.9
Conversion	415	0.7	390	0.8	—	—
Comparative-index	175	0.3	175	0.3	175	0.4

Total par value	$58,331	100.0%	$51,655	100.0%	$40,640	100.0%

Fixed rate bonds have coupons that are fixed over the life of the bond. Some fixed-rate bonds have fixed terms during which the bonds are not callable, while others contain provisions that enable the Bank to call the bonds at its option on predetermined call dates. Callable step-up bonds pay interest at increasing fixed rates for specified intervals over the life of the bond and contain provisions enabling the Bank to call the bonds at its option on the step-up dates. Single-index floating rate bonds have variable rate coupons that generally reset based on either one-month or three-month LIBOR; typically, these bonds contain caps that limit the increases in the floating rate coupons. Conversion bonds have coupons that may convert from fixed to floating, or from floating to fixed, at the Bank’s discretion. Comparative-index bonds have coupon rates determined by the difference between two or more market indices, typically the Constant Maturity Treasury rate and LIBOR.

Consistent with its risk management philosophy, the Bank uses interest rate exchange agreements to convert many of the fixed rate consolidated obligations that it issues to floating rate instruments that periodically reset to an index such as one-month or three-month LIBOR. As has been the case for the last several years, a majority of the consolidated obligations that the Bank issued and swapped to LIBOR in 2005, 2004 and 2003 were callable bonds. Callable bonds provide the Bank with the right to redeem the instrument on predetermined call dates in the future. When interest rate swapping callable consolidated obligation bonds to LIBOR, the Bank sells an option to the interest rate swap counterparty that offsets the option the Bank owns to call the bond. If market interest rates decline, the swap counterparty will generally cancel the interest rate swap and the Bank will then typically call the consolidated obligation bond. Conversely, if market interest rates increase, the swap counterparty generally elects to keep the interest rate swap outstanding and the Bank will then elect not to call the consolidated obligation bond.

With the continued low and generally declining market interest rates in 2002, 2003 and early 2004, the Bank’s swap counterparties cancelled a significant number of interest rate swaps and, in turn, the Bank called a significant amount of its callable bonds and replaced a large portion of them with new callable bonds. These transactions produced no realized gain or loss for the Bank. Other FHLBanks and the government-sponsored mortgage agencies experienced similar call activity during this time frame. During that same period, investor preferences resulted in the Bank issuing relatively larger volumes of callable bonds with relatively shorter lockout and maturity dates than those issued in prior periods. The combination of declining market interest rates and investor preferences resulted in the process of calling debt and replacing the called debt with new callable debt repeating itself multiple times.

These conditions resulted in the Bank issuing $43.6 billion of callable bonds in 2003, while its year-end balances of callable bonds only increased by $6.8 billion, from $18.0 billion at December 31, 2002 to $24.8 billion at year-end 2003. Beginning in April 2004, as market interest rates began to increase, the volume of debt being called by the Bank decreased, and the volume of new consolidated obligation bonds issued by the Bank declined in turn. The Bank issued $22.0 billion of callable bonds during 2004 and $2.6 billion of callable bonds during the first three months of 2005.

The marginal cost of the Bank’s primary funding structure (callable consolidated obligation bonds converted to a LIBOR floating rate through callable interest rate swaps) deteriorated approximately 13 basis points relative to the LIBOR benchmark between the end of 2000, when interest rates began to fall, and April 2004, when rates began to rise. Beginning in April 2004, the Bank’s marginal funding cost for callable debt improved by approximately 5 basis points to a level about 2.5 basis points more expensive than at December 31, 2003. As the Bank’s marginal cost of funds has improved, however, the volume of debt being called and replaced has also declined, so it will take some period of time before this improvement in the Bank’s marginal cost of funds has a significant impact on the Bank’s overall average cost of funds. In the future, the cost of debt raised in this manner will depend on several factors, including the direction and level of market interest rates, competition from other issuers of government-sponsored agency debt, changes in the investment preferences of potential buyers of government-sponsored agency debt securities, and technical market factors.

During 2004, the Bank’s bond spreads improved by approximately 6 to 14 basis points and 1 to 8 basis points relative to same maturity U.S. treasury securities and interest rate swaps, respectively. As market rates increased during 2004 and the first quarter of 2005, the housing GSEs’ debt issuance declined, which, when combined with steady demand, led to debt spreads tightening relative to U.S. treasury securities and interest rate swaps.

Demand, overnight, and term deposits were $1.9 billion, $2.0 billion, $2.1 billion and $2.4 billion at March 31, 2005 and December 31, 2004, 2003 and 2002, respectively. The Bank introduced its deposit auction program in 2001. Under this program, deposits with varying maturities and terms are offered for competitive bid at periodic auctions. The deposit auction program offers the Bank’s members an alternative way to invest their excess liquidity at competitive rates of return, while providing an alternative source of funds for the Bank. Due primarily to increased use of this program in 2004, average balances in overnight accounts declined from 90 percent and 89 percent of the average deposit balances for the years ended December 31, 2002 and 2003, respectively, to 79 percent for the year ended December 31, 2004. The average balance in overnight accounts increased to 86 percent of the average deposit balance for the three months ended March 31, 2005. The size of the Bank’s deposit base varies as market factors change, including the attractiveness of the Bank’s deposit pricing relative to the rates available on alternative money market instruments, members’ investment preferences with respect to the maturity of their investments, and member liquidity.

Capital Stock

The Bank’s outstanding capital stock increased from $2.5 billion at December 31, 2004 to $2.6 billion at March 31, 2005 and its average outstanding capital stock increased from $2.4 billion for the year ended December 31, 2004 to $2.5 billion for the three months ended March 31, 2005. The growth in outstanding capital stock was attributable primarily to member stock purchases that were made to support their increased borrowing activity. In addition, the two large members who reduced their borrowings during the three months ended March 31, 2005 (see the section entitled “Advances”) did not reduce their capital stock holdings proportionately.

Although shareholders’ investment in the Bank’s capital stock increased by $158.8 million during the year ended December 31, 2004, the amount of capital stock classified as equity for financial reporting purposes decreased from $2.7 billion at December 31, 2003 to $2.5 billion at December 31, 2004. Similarly, average capital stock outstanding decreased from $2.6 billion for the year ended December 31, 2003 to $2.4 billion for the year ended December 31, 2004. The decline in the reported amount of outstanding capital stock was attributable to the Bank’s adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”) as of January 1, 2004. SFAS 150 establishes standards for how issuers classify and measure certain financial instruments with characteristics of both liabilities and equity. Among other things, it requires issuers to classify as liabilities certain financial instruments that embody obligations for the issuer (hereinafter referred to as “mandatorily redeemable financial instruments”). Under the provisions of SFAS 150, the Bank reclassifies shares of capital stock from the capital section to the liability section of its balance sheet at the point in time when a member exercises a written redemption right, gives notice of its intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership, since the shares of capital stock then meet the SFAS 150 definition of a mandatorily redeemable financial instrument. Shares of capital stock meeting this definition are reclassified to liabilities at fair value. Following reclassification of the stock, any dividends paid or accrued on such shares are recorded as interest expense in the statement of income.

On January 1, 2004, the Bank reclassified $394.7 million of its outstanding capital stock to “mandatorily redeemable capital stock” in the liability section of the statement of condition. Mandatorily redeemable capital stock outstanding at March 31, 2005 and December 31, 2004 was $329.6 million and $327.1 million, respectively. For the three months ended March 31, 2005 and the year ended December 31, 2004, average mandatorily redeemable capital stock was $326.7 million and $365.9 million, respectively.

Since January 1, 2004, the majority of the mandatorily redeemable capital stock outstanding has been held by Washington Mutual Bank, a non-member borrower as described in the “Advances” section above. The following table presents mandatorily redeemable capital stock outstanding, by reason for classification as a liability, as of March 31, 2005, December 31, 2004 and January 1, 2004.

HOLDINGS OF MANDATORILY REDEEMABLE CAPITAL STOCK
(dollars in thousands)

	March 31, 2005		December 31, 2004		January 1, 2004
	Number of		Number of		Number of
Capital Stock Status	Institutions	Amount	Institutions	Amount	Institutions	Amount
Held by Washington Mutual Bank	1	$319,854	1	$319,502	1	$386,382
Subject to withdrawal notice	2	141	2	147	2	168
Held by non-member borrowers	6	9,264	4	7,295	5	8,186
Held by non-member acquirers	2	297	2	177	—	—

Total	11	$329,556	9	$327,121	8	$394,736

Although mandatorily redeemable capital stock is excluded from capital (equity) for financial reporting purposes, such stock is considered capital for regulatory purposes (see the section entitled “Risk-Based Capital Rules and Other Capital Requirements” for further information). Total outstanding capital stock for regulatory purposes (i.e., capital stock classified as equity for financial reporting purposes plus mandatorily redeemable capital stock) increased from $2.7 billion at the end of 2003 to $2.8 billion at December 31, 2004 and to $2.9 billion as of March 31, 2005.

At March 31, 2005 and December 31, 2004, the Bank’s ten largest stockholders held $1.6 billion and $1.5 billion, respectively, of capital stock (including mandatorily redeemable capital stock), which represented 54.5 percent and 54.2 percent, respectively, of the Bank’s total outstanding capital stock (including mandatorily redeemable capital stock) as of those dates. The following tables present the Bank’s ten largest stockholders as of March 31, 2005 and December 31, 2004.

TEN LARGEST STOCKHOLDERS AS OF MARCH 31, 2005
(Dollars in thousands)

				Percent of
			Capital	Total
Name	City	State	Stock	Capital Stock
World Savings Bank, FSB Texas	Houston	TX	$510,190	17.7%
Washington Mutual Bank	Stockton	CA	319,854	11.1
Guaranty Bank	Austin	TX	279,114	9.7
Hibernia National Bank	New Orleans	LA	116,885	4.0
International Bank of Commerce	Laredo	TX	86,627	3.0
Franklin Bank, SSB	Austin	TX	79,247	2.7
Trustmark National Bank	Jackson	MS	50,179	1.7
Beal Bank	Plano	TX	48,720	1.7
Beal Savings Bank	Plano	TX	42,911	1.5
Amegy Bank, N.A.*	Houston	TX	41,362	1.4

			$1,575,089	54.5%

*Previously known as Southwest Bank of Texas, N.A.

TEN LARGEST STOCKHOLDERS AS OF DECEMBER 31, 2004
(Dollars in thousands)

				Percent of
			Capital	Total
Name	City	State	Stock	Capital Stock
World Savings Bank, FSB Texas	Houston	TX	$506,506	18.0%
Washington Mutual Bank	Stockton	CA	319,502	11.3
Guaranty Bank	Austin	TX	277,099	9.8
Hibernia National Bank	New Orleans	LA	117,976	4.2
Franklin Bank, SSB	Austin	TX	74,192	2.6
International Bank of Commerce	Laredo	TX	70,696	2.5
Trustmark National Bank	Jackson	MS	49,816	1.8
Beal Bank	Plano	TX	48,368	1.7
Southwest Bank of Texas, N.A.	Houston	TX	32,772	1.2
Sterling Bank	Houston	TX	31,350	1.1

			$1,528,277	54.2%

For a discussion of the status of Washington Mutual Bank, a non-member borrower, see the “Advances” section above. As of March 31, 2005 and December 31, 2004, all of the stock held by Washington Mutual Bank was classified as mandatorily redeemable capital stock (liability) in the statement of condition. The stock held by the other nine institutions shown in each of the tables above was classified as capital in the statements of condition at March 31, 2005 and December 31, 2004.

As described in Item 1 – Business and Item 11 – Description of Registrant’s Securities to be Registered, the Bank converted to its new capital structure on September 2, 2003. The conversion was considered a capital transaction and was accounted for at par value. Pursuant to the provisions of the Bank’s capital plan, 14 shareholders elected to opt out of the capital conversion and withdrew from membership in the Bank. In connection with these withdrawals, the Bank redeemed $43 million of capital stock.

Following the implementation of its new capital structure, the Bank established a policy under which it periodically repurchases a portion of members’ excess capital stock. Under this policy, the Bank generally repurchases surplus stock on the last business day of the month following the end of each calendar quarter. Surplus stock is currently defined as the amount of stock held by a member in excess of 120 percent of the member’s minimum investment requirement. A member’s surplus stock will not be repurchased if the amount of the surplus stock is $250,000 or less. From time to time, the Bank may modify the definition of surplus stock or the timing and/or frequency of surplus stock repurchases. As these repurchases are made at the sole discretion of the Bank, the shares underlying such repurchases do not meet the definition of mandatorily redeemable financial instruments under the provisions of SFAS 150 and, accordingly, are classified as equity until redeemed by the Bank. The following table sets forth the repurchases of surplus stock which have occurred since the policy was adopted.

REPURCHASES OF SURPLUS STOCK
(dollars in thousands)

Date of Repurchase	Shares	Amount of
by the Bank	Repurchased	Repurchase
October 31, 2003	1,550,581	$155,058
January 30, 2004	989,662	98,966
April 30, 2004	1,013,226	101,323
July 30, 2004	457,943	45,794
October 29, 2004	762,076	76,208
January 31, 2005	615,938	61,594
April 30, 2005	682,754	68,275

Upon implementation of its new capital plan, the Bank became subject to the Finance Board’s new risk-based capital rules and other capital requirements. These rules and requirements are discussed below in the section entitled “Risk-Based Capital Rules and Other Capital Requirements.”

Retained Earnings and Dividends

During the three months ended March 31, 2005, the Bank’s retained earnings increased by $1.6 million, from $143.9 million to $145.5 million. During the three months ended March 31, 2005, the Bank paid dividends on capital stock totaling $18.2 million, which equated to an average annualized dividend rate (for financial reporting purposes) of 2.95 percent. The Bank’s average annualized dividend rate exceeded the average federal funds rate for the three months ended March 31, 2005 by 48 basis points.

During the year ended December 31, 2004, the Bank’s retained earnings increased by $35.3 million, from $108.6 million to $143.9 million. During 2004, the Bank paid dividends on capital stock totaling $44.0 million, which equated to a weighted average dividend rate (for financial reporting purposes) of 1.86 percent. The Bank’s weighted average dividend rate exceeded the average 2004 federal funds rate by 51 basis points. In comparison, the Bank’s weighted average dividend rates for 2003 and 2002 were 2.24 percent and 2.93 percent, respectively. These dividend rates, reflecting dividends of $58.7 million and $68.6 million, respectively, exceeded the average federal funds rate for those years by 111 basis points and 126 basis points, respectively. For purposes of deriving the average rates for the three months ended March 31, 2005 and the year ended December 31, 2004, mandatorily redeemable capital stock and dividends thereon (totaling $2.4 million and $6.6 million, respectively) were excluded from the calculations as they are treated as liabilities and interest expense, respectively, for financial reporting purposes. However, the Bank pays dividends on all outstanding capital stock at the same rate regardless of the accounting classification of the stock.

The Bank is permitted by regulation to pay dividends only from current or previously retained earnings. Additional restrictions regarding the payment of dividends are discussed in Item 1 – Business and Item 11 – Description of Registrant’s Securities to be Registered. Dividends may be paid in the form of cash or capital stock as authorized by the Bank’s Board of Directors. Because the Bank’s returns track short-term interest rates, the Bank has had a long-standing practice of benchmarking the dividend rate that it pays on capital stock to the average federal funds rate.

As discussed in Item 1 – Business, the Finance Board recently encouraged all 12 FHLBanks to establish retained earnings targets and to specify the priority for increasing retained earnings relative to paying dividends. The Bank’s retained earnings policy is designed to build retained earnings over a number of years in order to protect the par value of members’ capital stock investment from potential economic losses and fluctuations in earnings caused by SFAS 133 accounting requirements or other factors. The Bank’s current retained earnings targets call for the Bank to build retained earnings from $145.5 million at March 31, 2005 to approximately $160 million by the end of 2005. Thereafter, the Bank will endeavor to build retained earnings at an average rate of $19 million to $22 million per year over the next 10 to 12 years. With certain exceptions, the Bank’s policy calls for the Bank to retain earnings in line with its targets prior to determining the amount of funds available to pay dividends.

Taking into consideration its retained earnings targets, the Bank currently expects to pay dividends during the remainder of 2005 at approximately 25 to 50 basis points above the average federal funds rate for the year. Consistent with its long-standing practice, the Bank expects to pay these dividends in the form of capital stock. When dividends are paid, capital stock is issued in full shares and any fractional shares are paid in cash. Stock dividends paid on capital stock that is classified as equity are reported as an issuance of capital stock. Effective January 1, 2004, stock dividends paid on capital stock that is classified as mandatorily redeemable capital stock are reported as either an issuance of capital stock or as an increase in the mandatorily redeemable capital stock liability depending upon the event that caused the stock on which the dividend is being paid to be classified as a liability. Stock dividends paid on stock subject to a written redemption notice are reported as an issuance of capital stock as such dividends are not covered by the original redemption notice. Stock dividends paid on stock that is subject to a withdrawal notice (or its equivalent) are reported as an increase in the mandatorily redeemable capital stock liability.

Results of Operations

Three Months Ended March 31, 2005 and 2004

Net Income

Net income for the three months ended March 31, 2005 and 2004 was $19.8 million and $21.0 million, respectively. The Bank’s net income for the three months ended March 31, 2005 represented an annualized return on average capital stock (ROCS) of 3.22 percent, which was 75 basis points above the average federal funds rate for the period. In comparison, the Bank’s ROCS was 3.70 percent for the three months ended March 31, 2004, which exceeded the average federal funds rate for that period by 270 basis points. To derive the Bank’s ROCS, net income is divided by average capital stock outstanding excluding stock that is classified as a liability under the provisions of SFAS 150. The factors contributing to the decline in ROCS compared to the average federal funds rate are discussed below.

While the Bank is exempt from all Federal, State and local taxation (except for real property taxes), it is obligated to set aside amounts for its AHP and to make quarterly payments to REFCORP. Assessments for AHP and REFCORP, which are more fully described below, equate to a minimum 26.5 percent effective income tax rate for the Bank. Because interest expense on mandatorily redeemable capital stock is not deductible for purposes of computing the Bank’s AHP assessment, the effective rate may exceed 26.5 percent in any period after 2003. During the three months ended March 31, 2005 and 2004, the effective rates were 27.2 percent and 27.0 percent, respectively. During these periods, the combined AHP and REFCORP assessments were $7.4 million and $7.7 million, respectively.

Income Before Assessments

During the three months ended March 31, 2005 and 2004, the Bank’s income before assessments was $27.2 million and $28.8 million, respectively. The $1.6 million decrease in income before assessments for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004 was attributable primarily to a reduction in net interest income of $1.6 million and a $1.1 million increase in other losses. These unfavorable period-to-period variances were offset by a $1.1 million reduction in other expenses, which was attributable primarily to a reduction (from period to period) in salaries and benefits expense.

All of the variances identified above are discussed in more detail in the following sections.

Net Interest Income

For the three months ended March 31, 2005 and 2004, the Bank’s net interest income was $45.4 million and $47.0 million, respectively, and its net interest margin (based on these results) was 28 basis points and 32 basis points, respectively. Net interest margin, or net interest income as a percent of average earning assets, is a function of net interest spread and the rates of return on assets funded by the investment of the Bank’s capital. Net interest spread is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

The following table presents average balance sheet amounts together with the total dollar amounts of interest income and expense and the weighted average interest rates of major earning asset categories and the funding sources for those earning assets for the three months ended March 31, 2005 and 2004.

YIELD AND SPREAD ANALYSIS
(Dollars in millions)

	Three Months Ended March 31,
	2005			2004
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate(a)	Balance	Expense	Rate(a)
Assets
Interest-bearing deposits	$641	$4	2.50%	$335	$1	1.02%
Federal funds sold	2,971	18	2.54%	2,415	6	1.01%
Investments
Trading (b)	75	2	10.62%	128	4	11.07%
Available-for-sale (c)	5,732	36	2.50%	5,998	25	1.64%
Held-to-maturity	7,356	62	3.38%	6,961	37	2.13%
Advances (c)(d)	47,015	327	2.78%	42,078	180	1.72%
Mortgage loans held for portfolio	685	10	5.64%	939	13	5.79%

Total earning assets	64,475	459	2.85%	58,854	266	1.81%
Cash and due from banks	55			194
Other assets	303			290

Total assets	$64,833	459	2.84%	$59,338	266	1.80%

Liabilities and Capital
Interest-bearing deposits	$1,910	11	2.39%	$2,255	5	0.94%
Consolidated obligations
Bonds (c)	55,575	383	2.75%	41,924	183	1.75%
Discount notes (c)	3,243	18	2.25%	11,208	29	1.05%
Mandatorily redeemable capital stock and other borrowings	329	2	2.95%	396	2	1.51%

Total interest-bearing liabilities	61,057	414	2.71%	55,783	219	1.57%
Other liabilities	1,121			1,181

Total liabilities	62,178	414	2.66%	56,964	219	1.54%

Total capital	2,655			2,374

Total liabilities and capital	$64,833		2.56%	$59,338		1.48%

Net interest income		$45			$47

Net interest margin			0.28%			0.32%
Net interest spread			0.14%			0.24%

Impact of non-interest bearing funds			0.14%			0.08%

(a)
Percentages are annualized figures. Amounts used to calculate average rates are based on numbers in the thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

(b)
Interest income and average rates exclude the effect of associated interest rate exchange agreements as the net interest expense associated with such agreements is recorded in other income (loss) in the statements of income. Net interest expense on derivatives related to trading securities was $1.6 million and $3.3 million during the three months ended March 31, 2005 and 2004, respectively.

(c)	Interest income/expense and average rates include the effect of associated interest rate exchange agreements to the extent such agreements qualify for SFAS 133 fair value hedge accounting.

(d)	Interest income and average rates include prepayment fees on advances.

Due to rising interest rates in 2005, the calculated yield on the Bank’s invested capital (the impact of non-interest bearing funds) increased from 8 basis points for the three months ended March 31, 2004 to 14 basis points for the comparable period in 2005. The average federal funds rate increased from 1.00 percent for the three months ended March 31, 2004 to 2.47 percent for the three months ended March 31, 2005.

Despite the $5.5 billion increase in the Bank’s total average assets from 2004 to 2005, the Bank’s net interest income declined from $47.0 million in the first quarter of 2004 to $45.4 million in the first quarter of 2005. This decrease in net interest income reflects a decline in the Bank’s net interest spread from 24 basis points during the first quarter of 2004 to 14 basis points during the first quarter of 2005. This decrease in net interest spread was due primarily to the following factors.

First, the net spread earned on approximately $750 million of fixed rate assets funded with floating rate debt declined by about 150 basis points due to the increase in short-term interest rates.

Second, during the three months ended March 31, 2005, the Bank issued a large volume of consolidated obligation bonds swapped to three-month LIBOR in anticipation of replacing approximately $13 billion of similarly swapped debt scheduled to mature at the end of April 2005 and to match debt maturities with Washington Mutual’s anticipated repayment of maturing advances in 2006. During the first quarter of 2005, this three-month LIBOR floating rate debt replaced one-month discount notes that would have had lower absolute rates.

Third, effective January 1, 2004, the Bank changed its method of amortizing and accreting premiums and discounts on certain of its available-for-sale securities from the straight-line method to the level-yield method to comply with the provisions of SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. The Bank assessed the impact of this change on all prior annual periods and all quarterly periods for 2003 and determined that if the amortization and accretion of premiums and discounts had previously been computed using the level-yield method, the effect would not have been material to the Bank’s financial condition or results of operations for any of those prior reporting periods. Net interest income was increased by $3.5 million during the quarter ended March 31, 2004 to reflect the accounting as if the level-yield method had been used in prior years. Net of assessments, this correction increased net income for the quarter ended March 31, 2004 by approximately $2.6 million.

Fourth, as discussed previously, the Bank’s balance sheet participation in the MPF program has been declining since 2003. As a result, the Bank held a smaller balance of relatively higher yielding fixed rate mortgage loans during the first quarter of 2005 as compared to the same period in 2004.

Fifth, the Bank’s trading securities have inverse floating rate coupons that caused the yield on those securities to decline as short-term interest rates rose in 2005. As discussed below, the offsetting net interest payments on the mirror image interest rate swaps that effectively convert the inverse floating rate coupons to simple LIBOR floating rates are reported in other income (loss).

Changes in both volume and interest rates influence changes in net interest income and net interest margin. The following table summarizes changes in interest income and interest expense between the three-month periods in 2005 and 2004. Changes in interest income and interest expense that cannot be attributed to either volume or rate have been allocated to the volume and rate categories based upon the proportion of the absolute value of the volume and rate changes.

RATE AND VOLUME ANALYSIS
(In millions of dollars)

	Three Months Ended March 31,
	2005 vs. 2004
	Increase (Decrease) Due To
	Volume	Rate	Total
Interest income
Interest-bearing deposits	$1	$2	$3
Federal funds sold	1	11	12
Investments
Trading	(2)	—	(2)
Available-for-sale	(1)	12	11
Held-to-maturity	2	23	25
Advances	23	124	147
Mortgage loans held for portfolio	(3)	—	(3)

Total interest income	21	172	193

Interest expense
Interest-bearing deposits	(1)	7	6
Consolidated obligations
Bonds	73	127	200
Discount notes	(30)	19	(11)
Mandatorily redeemable capital stock and other borrowings	(1)	1	—

Total interest expense	41	154	195

Changes in net interest income	$(20)	$18	$(2)

The Bank reports realized gains and losses in the form of net interest payments on derivative instruments used to hedge interest-earning assets and interest-bearing liabilities as part of net interest income when the hedging relationships qualify for hedge accounting under SFAS 133. Conversely, net interest payments on derivatives used in economic hedges are reported in “net realized and unrealized gains (losses) on derivatives and hedging activities” together with the unrealized changes in fair value of the derivatives. The classification of these items is particularly significant for the Bank as it relates to economic hedge derivatives that effectively convert individual trading securities from complex coupons to simple floating rates.

While all of the Bank’s trading securities (except for $1.7 million held in a grantor trust as previously discussed) are part of specific fair value hedges that were implemented with offsetting interest rate swaps, they are not designated as fair value hedges under SFAS 133. As a result, the Bank reports income from its trading securities in interest income without the offsetting effects of the associated interest rate swaps. Because the Bank has synthetically converted the instruments’ cash flows through interest rate swap agreements, management considers the effects of the associated interest rate exchange agreements when evaluating changes in the Bank’s net interest income across different time periods and in relation to the movement in short-term interest rates. The net interest expense associated with economic hedge derivatives related to trading securities was $1.6 million and $3.3 million for the three months ended March 31, 2005 and 2004, respectively. The decline in interest income on trading securities reflected in the foregoing Yield and Spread and Rate and Volume Analyses has been substantially offset by declines in the net interest expense on the associated interest rate exchange agreements recorded in other income (loss). For the reasons set forth above, management also considers the effects of the associated interest rate exchange agreements when evaluating the yields on the Bank’s trading securities. When combined with the associated interest rate exchange agreements, the average rates earned on these securities are significantly lower than the rates shown in the Yield and Spread Analysis.

Other Income (Loss)

The following table presents the various components of other income (loss) for the three months ended March 31, 2005 and 2004.

OTHER INCOME (LOSS)
(In thousands of dollars)

	Three Months Ended March 31,
	2005	2004
Net loss on trading securities	$(2,096)	$(694)
Unrealized gains on economic hedge derivatives related to trading securities	2,150	671

Hedge ineffectiveness on trading securities	54	(23)

Net interest expense associated with economic hedge derivatives related to trading securities	(1,612)	(3,255)
Net interest expense associated with stand-alone economic hedge derivatives (basis swaps)	(224)	—
Net interest expense associated with stand-alone economic hedge derivatives (advance / CO(1) swaps)	(285)	(267)

Total net interest expense associated with economic hedge derivatives	(2,121)	(3,522)

Realized and unrealized losses related to stand-alone economic hedge derivatives (caps and floors)	(1,164)	(2,171)
Unrealized gains related to other stand-alone derivatives (basis swaps)	48	—
Unrealized gains (losses) related to other stand-alone derivatives (advance / CO(1) swaps)	390	(55)

Total net realized and unrealized losses related to stand-alone economic hedge derivatives	(726)	(2,226)

Unrealized gains (losses) related to SFAS 133 fair value hedge ineffectiveness
Net gain (loss) on advances and associated hedges	120	(88)
Net loss on debt and associated hedges	(5,626)	(1,625)
Net loss on AFS(2) securities and associated hedges	(859)	(345)

Total SFAS 133 fair value hedge ineffectiveness	(6,365)	(2,058)

Realized gains on early extinguishment of debt	1,088	—
Realized losses on termination of interest rate swaps related to debt extinguishments	(964)	—

Net gain on early extinguishment of debt	124	—

Service fees	661	475
Other, net	681	748

Total other	1,342	1,223

Total other income (loss)	$(7,692)	$(6,606)

(1) Consolidated obligations

(2) Available-for-sale

As discussed above, the Bank uses interest rate swaps to hedge the risk of changes in the fair value of its trading securities. The difference between the change in fair value of these securities and the change in fair value of the associated interest rate swaps (representing economic hedge ineffectiveness) was a net gain of $54,000 for the three months ended March 31, 2005 and a net loss of $23,000 for the corresponding period in 2004. The change in fair value of the trading securities and the change in fair value of the associated interest rate swaps are reported separately in the statements of income as “net loss on trading securities” and “net realized and unrealized losses on derivatives and hedging activities,” respectively.

Net interest expense associated with economic hedge derivatives related to trading securities fluctuates as a function of the balance of the trading securities and changes in interest rates. These interest rate swaps are structured so that their notional balances mirror the balance of the related trading securities and their pay leg coupons mirror the variable rate coupons of the related securities. Net interest expense associated with economic hedge derivatives related to trading securities declined by $1.6 million in the three-month period ended March 31, 2005, as compared to the three months ended March 31, 2004, due primarily to a reduction in the notional balance of the interest rate swaps. The reduction in the notional balances corresponded to a reduction of $53 million in the average balance of the trading securities portfolio, which was in turn attributable to principal repayments on the securities. As discussed above, the net interest payments associated with all economic hedge derivatives, including those hedging the Bank’s trading securities, are considered by management when analyzing the Bank’s net interest income as these derivative instruments synthetically convert the cash flows of assets and liabilities whose interest payments are reported in net interest income under generally accepted accounting principles.

As discussed previously, to reduce the impact that rising rates would have on its portfolio of capped CMO LIBOR floaters, the Bank has entered into various interest rate cap agreements having a total notional amount of $3.9 billion. The premiums paid for these caps totaled $33.9 million. Four agreements, with an aggregate notional amount of $1.2 billion, have strike rates of 7.5 percent and expire on various dates in October and November 2006. Six agreements, with an aggregate notional amount of $1.5 billion, have strike rates of 8.0 percent and expire on various dates beginning in July 2007 and ending in April 2008. Five agreements, with an aggregate notional amount of $1.2 billion, have strike rates of 7.0 percent and expire on various dates in April and May 2009.

The Bank also had a $500 million notional interest rate floor agreement that it entered into in October 2002 in order to hedge prepayment exposure related to its MPF portfolio. The premium paid for this interest rate floor agreement was $5.2 million. The interest rate floor had a strike rate of 3.75 percent and was scheduled to expire in October 2007. As further discussed below in the section describing results of operations for the years ended December 31, 2004 and 2003, this position was terminated in April 2004.

The fair value of the Bank’s interest rate caps and floors is dependent upon the level of interest rates, volatilities and remaining term to maturity. In general (assuming constant volatilities and no erosion in value attributable to the passage of time), the Bank’s interest rate caps will increase in value as market interest rates rise and will diminish in value as market interest rates decline. Conversely (under the same set of assumptions), the value of the Bank’s interest rate floors would increase in value as market interest rates declined and would decrease in value as market interest rates increased. The value of interest rate caps and floors will increase as volatilities increase and will decline as volatilities decrease. Absent changes in volatilities or interest rates, the value of caps and floors will decline with the passage of time. As stand-alone derivatives, the changes in the fair values of the interest rate caps and floors are (or were, in the case of the floors) recorded in earnings with no offsetting changes in the fair values of the hedged items (capped CMO LIBOR floaters and MPF loans) and therefore can be a source of considerable volatility, as was the case during the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002.

At March 31, 2005, the carrying values of the Bank’s stand-alone interest rate cap agreements totaled $3.8 million. Including realized and unrealized gains and losses, the recorded fair value changes in the Bank’s caps and floors was a loss of $1.2 million for the three months ended March 31, 2005, compared to a loss of $2.2 million for the corresponding period in 2004. The unrealized losses relating to the Bank’s interest rate caps were attributable primarily to lower interest rate volatility and the passage of time.

Effective January 1, 2004, the Bank changed the manner in which it assesses effectiveness for certain highly effective consolidated obligation hedging relationships. At December 31, 2003, the interest rate swaps used in these relationships had an aggregate notional amount of $12.7 billion. Under its prior approach, the Bank inappropriately assumed no ineffectiveness for these hedging transactions. The interest rate swaps used in these relationships were structured with one settlement amount under the receive side of the swap that differed from all other receive-side settlements by an amount equivalent to the concession cost associated with the hedged consolidated obligation. Since the formula for computing net settlements under the interest rate swap is not the same for each net settlement, the Bank determined that it should change its approach to measure effectiveness during each reporting period. The Bank assessed the impact of this change on all prior annual periods since the adoption of SFAS 133 and all quarterly periods for 2003, and determined that had the Bank applied this new approach since January 1, 2001 it would not have had a material impact on the Bank’s financial condition or results of operations for any of these prior reporting periods. Income before assessments for the three months ended March 31, 2004 was reduced by $3.4 million to reflect the accounting as if the Bank had employed the new approach from the date of adoption of SFAS 133 (January 1, 2001) through December 31, 2003. The adjustment resulting from this change is included in “net loss on debt and associated hedges” for 2004 in the table above. Net of assessments, the prior period adjustment reduced net income by $2.5 million during the three months ended March 31, 2004. This change could lead to more volatility in the Bank’s future reported earnings. However, the unrealized gains and losses resulting from these transactions are transitory, as the net earnings impact will be zero over the life of the hedging relationships if the derivative and hedged item are both held to maturity or their call dates, which is generally the case for the Bank.

During the first quarter of 2005, market conditions were such that the Bank was able to extinguish certain consolidated obligation bonds at a gain, while issuing new consolidated obligations that could be converted (through the use of interest rate exchange agreements) to approximately the same terms as the extinguished debt. As a result, the Bank repurchased $25 million of its consolidated obligations in the secondary market and terminated the related interest rate exchange agreements, resulting in a net gain of approximately $124,000.

The Bank uses interest rate swaps to hedge the risk of changes in the fair value of its available-for-sale securities, as well as some of its advances and consolidated obligations. These hedging relationships are designated as fair value hedges under SFAS 133. To the extent these relationships continue to qualify for hedge accounting under SFAS 133, changes in the fair values of both the derivative (the interest rate swap) and the hedged item are recorded in earnings. For the three months ended March 31, 2005 and 2004, the difference between the change in fair value of the hedged items and the change in fair value of the associated interest rate swaps (representing hedge ineffectiveness) was a net loss of $6.4 million and $2.1 million, respectively; net of the accounting adjustment discussed above, the amount for the three months ended March 31, 2004 was a net gain of $1.3 million. To the extent these hedging relationships no longer qualify for SFAS 133 hedge accounting because they are determined to be ineffective, only the change in fair value of the derivative is recorded in earnings (in this case, there is no offsetting change in fair value of the hedged item). During the three months ended March 31, 2005 and 2004, the change in fair value of derivatives that were previously in SFAS 133 hedging relationships was $390,000 and ($55,000), respectively.

In the table above, the caption entitled “Other, net” (consistent with the term used in the statements of income) is comprised principally of MPF participation and letter of credit fees. As previously discussed, the Bank modified the terms of its participation in the MPF program in 2003 whereby it now receives fees for mortgage loans that are delivered by its PFIs to the FHLBank of Chicago. During the three months ended March 31, 2005 and 2004, the Bank received $118,000 and $241,000, respectively, of participation fees under this arrangement. During these same periods, letter of credit fees totaled $453,000 and $424,000, respectively. At March 31, 2005, outstanding letters of credit totaled $2.0 billion.

Other Expenses

Total other expenses, which include the Bank’s salaries and benefits, other operating expenses and its proportionate share of the costs of operating the Finance Board and the Office of Finance, totaled $10.5 million and $11.7 million for the three months ended March 31, 2005 and 2004, respectively.

Salaries and benefits were $5.3 million for the three months ended March 31, 2005, compared to $6.1 million for the corresponding period in 2004. The decline was attributable in large part to two factors. Effective January 1, 2004, the Bank changed its method of accounting for postretirement health and life insurance benefits in order to comply with the provisions of SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions

(“SFAS 106”). Previously, the Bank had accounted for these benefits on a pay-as-you-go (cash) basis. The Bank assessed the impact of this change on all prior annual periods since January 1, 2001 and all quarterly periods for 2003 and determined that if the provisions of SFAS 106 had been applied earlier, the effect would not have been material to the Bank’s financial condition or results of operations for any of these prior reporting periods. For the three months ended March 31, 2004, salaries and benefits includes a $1.6 million charge for postretirement benefits relating to those prior periods. The period-to-period decline related to this accounting adjustment was offset by an increase in costs relating to the Bank’s participation in the Financial Institutions Retirement Fund. Expenses associated with this multiemployer defined benefit plan increased from $115,000 during the three months ended March 31, 2004 to $681,000 during the corresponding period in 2005.

Other operating expenses for the three months ended March 31, 2005 were comparable to those incurred in the corresponding period in 2004 ($4.2 million vs. $4.5 million).

The Bank, together with the other FHLBanks, is assessed annually for the cost of operating the Finance Board and the Office of Finance. The Bank’s share of these expenses totaled $1.0 million and $1.1 million for the three months ended March 31, 2005 and 2004, respectively.

AHP and REFCORP Assessments

As required by statute, each year the Bank contributes 10 percent of its earnings (after the REFCORP assessment discussed below and as adjusted for interest expense on mandatorily redeemable capital stock) to its AHP. The AHP provides grants that members can use to support affordable housing projects in their communities. Generally, the Bank’s AHP assessment is derived by adding interest expense on mandatorily redeemable capital stock to income before assessments and then subtracting the REFCORP assessment; the result of this calculation is then multiplied by 10 percent. For each of the quarters ended March 31, 2005 and 2004, the Bank contributed $2.5 million to its AHP.

Also as required by statute, the Bank contributes 20 percent of its reported earnings (after its AHP contribution) toward the payment of interest on REFCORP bonds that were issued to provide funding for the resolution of failed thrifts following the savings and loan crisis in the 1980s. To compute the REFCORP assessment, the Bank’s AHP assessment is subtracted from reported income before assessments and the result is multiplied by 20 percent. During the three months ended March 31, 2005 and 2004, the Bank charged $5.0 million and $5.3 million, respectively, of REFCORP assessments to earnings.

Years Ended December 31, 2004 and 2003

Net Income

Net income for 2004, 2003 and 2002 was $79.2 million, $89.8 million and $75.3 million, respectively. The Bank’s net income for 2004 represented a return on average capital stock (ROCS) of 3.35 percent, which was 200 basis points above the average federal funds rate for the year. In comparison, the Bank’s ROCS was 3.42 percent in 2003 and 3.22 percent in 2002; these rates of return exceeded the average federal funds rate for those years by 229 basis points and 155 basis points, respectively.

Assessments for AHP and REFCORP equate to a minimum 26.5 percent effective income tax rate for the Bank. Because interest expense on mandatorily redeemable capital stock is not deductible for purposes of computing the Bank’s AHP assessment, the effective rate may exceed 26.5 percent in any year after 2003. In 2004, the effective rate was 27.0 percent. In 2004, 2003 and 2002, the combined AHP and REFCORP assessments were $29.4 million, $32.4 million and $27.3 million, respectively.

Income Before Assessments

During 2004, 2003 and 2002, the Bank’s income before assessments was $108.6 million, $122.2 million and $102.7 million, respectively. The $13.6 million decrease in income before assessments for 2004 compared to 2003 was attributable primarily to larger fair value losses on the Bank’s interest rate caps and floors ($11.8 million), higher salaries and benefits ($4.1 million) and other operating expenses ($3.2 million), a change in the manner in which the

Bank assesses effectiveness for certain highly effective hedging relationships ($3.4 million) and other SFAS 133 fair value hedge ineffectiveness ($4.8 million). These unfavorable year-to-year changes were offset by a $2.7 million increase in the Bank’s net interest income and a $10.8 million reduction in realized losses in the form of net interest payments on interest rate swap agreements associated with the Bank’s trading securities.

The $19.6 million increase in income before assessments for 2003 compared to 2002 was attributable primarily to smaller fair value losses on the Bank’s interest rate caps and floors ($14.8 million), changes in the fair value adjustments for the Bank’s other stand-alone derivatives ($2.1 million), first-time participation fees from its new arrangement with the FHLBank of Chicago ($1.7 million) and an $8.4 million reduction in realized losses in the form of net interest payments on interest rate swap agreements associated with the Bank’s trading securities. These favorable year-to-year changes were partially offset by a $7.8 million decline in the Bank’s net interest income, which was attributable primarily to the effect of lower interest rates.

All of the variances identified above are discussed in more detail in the following sections.

Net Interest Income

In 2004, 2003 and 2002, the Bank’s net interest income was $177.4 million, $174.6 million and $182.5 million, respectively, and its net interest margin (based on these results) was 29 basis points, 31 basis points and 37 basis points, respectively. The following table presents average balance sheet amounts together with the total dollar amounts of interest income and expense and the weighted average interest rates of major earning asset categories and the funding sources for those earning assets for 2004, 2003 and 2002.

YIELD AND SPREAD ANALYSIS
(Dollars in millions)

	2004			2003			2002
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate(a)	Balance	Expense	Rate(a)	Balance	Expense	Rate(a)
Assets
Interest-bearing deposits	$465	$7	1.47%	$542	$6	1.16%	$279	$5	1.68%
Federal funds sold	2,365	33	1.38%	2,824	32	1.14%	2,858	48	1.68%
Investments
Trading (b)	102	12	11.69%	242	24	9.89%	377	36	9.61%
Available-for-sale (c)	5,844	97	1.67%	5,610	71	1.27%	4,535	82	1.81%
Held-to-maturity	7,132	171	2.39%	6,411	147	2.29%	4,970	154	3.10%
Advances (c)(d)	44,603	875	1.96%	38,497	736	1.91%	34,701	845	2.44%
Mortgage loans held for portfolio	827	47	5.69%	1,225	72	5.87%	1,394	92	6.59%

Total earning assets	61,338	1,242	2.02%	55,351	1,088	1.97%	49,114	1,262	2.57%
Cash and due from banks	134			170			109
Other assets	264			410			521

Total assets	$61,736	1,242	2.01%	$55,931	1,088	1.94%	$49,744	1,262	2.54%

Liabilities and Capital
Interest-bearing deposits	$2,194	29	1.31%	$2,709	29	1.07%	$2,505	40	1.62%
Consolidated obligations
Bonds (c)	46,947	911	1.94%	38,947	763	1.96%	34,892	884	2.53%
Discount notes (c)	8,548	118	1.38%	10,349	122	1.19%	9,018	156	1.73%
Mandatorily redeemable capital stock and other borrowings	375	7	1.81%	—	—	—	—	—	—

Total interest-bearing liabilities	58,064	1,065	1.83%	52,005	914	1.76%	46,415	1,080	2.33%
Other liabilities	1,197			1,238			899

Total liabilities	59,261	1,065	1.80%	53,243	914	1.72%	47,314	1,080	2.28%

Total capital	2,475			2,688			2,430

Total liabilities and capital	$61,736		1.72%	$55,931		1.63%	$49,744		2.17%

Net interest income		$177			$174			$182

Net interest margin			0.29%			0.31%			0.37%
Net interest spread			0.19%			0.21%			0.24%

Impact of non-interest bearing funds			0.10%			0.10%			0.13%

(a)	Amounts used to calculate average rates are based on numbers in the thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

(b)	Interest income and average rates exclude the effect of associated interest rate exchange agreements as the net interest expense associated with such agreements is recorded in other income (loss) in the statements of income. Net interest expense on derivatives related to trading securities was $10.8 million, $21.6 million and $30.0 million during the years ended December 31, 2004, 2003 and 2002, respectively.

(c)	Interest income/expense and average rates include the effect of associated interest rate exchange agreements to the extent such agreements qualify for SFAS 133 fair value hedge accounting.

(d)	Interest income and average rates include prepayment fees on advances.

Despite rising interest rates in 2004, the calculated yield on the Bank’s invested capital (the impact of non-interest bearing funds) did not increase in comparison to 2003 due primarily to the effects associated with the adoption of SFAS 150 (see the section entitled “Financial Condition – Capital Stock”). Under the provisions of SFAS 150, $6.6 million of dividends on mandatorily redeemable capital stock were classified as interest expense in 2004, resulting in a one basis point reduction in net interest margin. In 2003, the deployment of capital into assets whose yields declined with market interest rates accounted for 3 basis points of the reduction in net interest margin from 2002 to 2003, as the contribution of assets funded with capital to the net interest margin fell from 13 basis points in 2002 to 10 basis points in 2003.

The Bank’s net interest spread decreased from 21 basis points in 2003 to 19 basis points in 2004. As previously discussed, the Bank’s balance sheet participation in the MPF program declined during 2004, resulting in a decrease in higher-yielding mortgage loans as a percentage of total interest-earning assets. In addition, prepayment fees on advances decreased from approximately $10.5 million in 2003 to $7.4 million in 2004, while the average outstanding balance of advances grew significantly. Finance Board regulations require the Bank to charge a prepayment fee on any advance with a maturity or repricing period greater than six months. Members may prepay such advances by paying a prepayment fee to the Bank that makes the Bank financially indifferent to the prepayment of the advance (for these advances, prepayment is not permitted during the first six months of the term). Members elect to prepay advances for a variety of reasons including, but not limited to, their individual balance sheet management activities, and, as a result, the Bank is unable to predict when, and to what extent, members will prepay advances.

The Bank’s net interest spread decreased from 24 basis points in 2002 to 21 basis points in 2003. This decrease in net interest spread was due primarily to an increase in the marginal cost of the Bank’s debt relative to LIBOR, as discussed above under the heading “Consolidated Obligations and Deposits.” In addition, the Bank began to deemphasize balance sheet participation in the MPF program during 2003, resulting in a decrease in higher-yielding mortgage loans as a percentage of total interest-earning assets.

Changes in both volume and interest rates influence changes in net interest income and net interest margin. The following table summarizes changes in interest income and interest expense between 2004 and 2003 and between 2003 and 2002. Changes in interest income and interest expense that cannot be attributed to either volume or rate have been allocated to the volume and rate categories based upon the proportion of the absolute value of the volume and rate changes.

RATE AND VOLUME ANALYSIS
(In millions of dollars)

	2004 vs. 2003			2003 vs. 2002
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Total	Volume	Rate	Total
Interest income
Interest-bearing deposits	$(1)	$2	$1	$3	$(2)	$1
Federal funds sold	(5)	6	1	(1)	(15)	(16)
Investments
Trading	(16)	4	(12)	(13)	1	(12)
Available-for-sale	3	23	26	17	(28)	(11)
Held-to-maturity	17	7	24	39	(46)	(7)
Advances	117	22	139	85	(194)	(109)
Mortgage loans held for portfolio	(23)	(2)	(25)	(11)	(9)	(20)

Total interest income	92	62	154	119	(293)	(174)

Interest expense
Interest-bearing deposits	(6)	6	—	3	(14)	(11)
Consolidated obligations
Bonds	155	(7)	148	95	(216)	(121)
Discount notes	(22)	18	(4)	21	(55)	(34)
Mandatorily redeemable capital stock and other borrowings	7	—	7	—	—	—

Total interest expense	134	17	151	119	(285)	(166)

Changes in net interest income	$(42)	$45	$3	$—	$(8)	$(8)

As previously discussed, the Bank reports income from its trading securities in interest income without the offsetting effects of the associated interest rate swaps. Because the Bank has synthetically converted the instruments’ cash flows through interest rate swap agreements, management considers the effects of the associated interest rate exchange agreements when evaluating changes in the Bank’s net interest income across different time periods and in relation to the movement in short-term interest rates. The net interest expense associated with economic hedge derivatives related to trading securities was $10.8 million, $21.6 million and $30.0 million in 2004, 2003 and 2002, respectively. The decline in interest income on trading securities reflected in the foregoing Yield and Spread and Rate and Volume Analyses has been substantially offset by declines in the net interest expense on the associated interest rate exchange agreements recorded in other income (loss). When combined with the associated interest rate exchange agreements, the average rates earned on these securities are significantly lower than the rates shown in the Yield and Spread Analysis.

As discussed above in the section describing the results of operations for the three months ended March 31, 2005 and 2004, the Bank changed its method of amortizing and accreting premiums and discounts on certain of its available-for-sale securities effective January 1, 2004. Net interest income was increased by $3.5 million during the year ended December 31, 2004 to reflect the accounting as if the level-yield method had been used in prior years. Net of assessments, this correction increased net income for the year ended December 31, 2004 by approximately $2.6 million.

Other Income (Loss)

The following table presents the various components of other income (loss) for the years ended December 31, 2004, 2003 and 2002.

OTHER INCOME (LOSS)
(In thousands of dollars)

	2004	2003	2002
Net gain (loss) on trading securities	$(7,860)	$(12,727)	$9,945
Unrealized gains (losses) on economic hedge derivatives related to trading securities	8,126	13,377	(9,437)

Hedge ineffectiveness on trading securities	266	650	508

Net interest expense associated with economic hedge derivatives related to trading securities	(10,777)	(21,602)	(29,966)
Net interest income associated with stand-alone economic hedge derivatives (basis swaps)	390	—	—
Net interest expense associated with stand-alone economic hedge derivatives (advance / CO(1) swaps)	(1,200)	(924)	(1,245)

Total net interest expense associated with economic hedge derivatives	(11,587)	(22,526)	(31,211)

Realized and unrealized losses related to stand-alone economic hedge derivatives (caps and floors)	(16,560)	(4,745)	(19,489)
Unrealized losses related to other stand-alone derivatives (basis swaps)	(48)	—	—
Unrealized gains (losses) related to other stand-alone derivatives (advance / CO(1) swaps)	841	610	(1,448)

Total net realized and unrealized losses related to stand-alone economic hedge derivatives	(15,767)	(4,135)	(20,937)

Unrealized gains (losses) related to SFAS 133 fair value hedge ineffectiveness
Net gain (loss) on advances and associated hedges	257	573	(1,361)
Net gain (loss) on debt and associated hedges	(4,478)	3,289	5,112
Net loss on AFS(2) securities and associated hedges	(2,008)	(2,280)	(1,195)

Total SFAS 133 fair value hedge ineffectiveness	(6,229)	1,582	2,556

Realized gains on early extinguishment of debt	3,651	—	—
Realized losses on termination of interest rate swaps related to debt extinguishments	(3,147)	—	—

Net gain on early extinguishment of debt	504	—	—

Service fees	2,470	2,137	2,545
Other, net	2,526	3,085	536

Total other	4,996	5,222	3,081

Total other income (loss)	$(27,817)	$(19,207)	$(46,003)

(1)	Consolidated obligations

(2)	Available-for-sale

As discussed above, the Bank uses interest rate swaps to hedge the risk of changes in the fair value of its trading securities. The difference between the change in fair value of these securities and the change in fair value of the associated interest rate swaps (representing economic hedge ineffectiveness) was a net gain of $266,000, $650,000 and $508,000 in 2004, 2003 and 2002, respectively. The change in fair value of the trading securities and the change in fair value of the associated interest rate swaps are reported separately in the statements of income as “net gain (loss) on trading securities” and “net realized and unrealized gains (losses) on derivatives and hedging activities,” respectively.

Net interest expense associated with economic hedge derivatives related to trading securities declined by $10.8 million from 2003 to 2004 and by $8.4 million from 2002 to 2003, due primarily to a reduction in the notional balance of the interest rate swaps. The reductions in the notional balances corresponded to reductions of $140 million and $135 million, respectively, in the average balances of the trading securities portfolio, which were in turn attributable to principal repayments on the securities. As discussed above, the net interest payments associated with all economic hedge derivatives, including those hedging the Bank’s trading securities, are considered by management when analyzing the Bank’s net interest income as these derivative instruments synthetically convert the cash flows of assets and liabilities whose interest payments are reported in net interest income under generally accepted accounting principles.

As discussed previously, to reduce the impact that rising rates would have on its portfolio of capped CMO LIBOR floaters, the Bank has entered into 15 interest rate cap agreements having a total notional amount of $3.9 billion. The premiums paid for these caps totaled $33.9 million, of which $14.0 million (for caps having a notional amount of $1.2 billion) was paid during 2004.

The Bank also had a $500 million notional interest rate floor agreement that it entered into in October 2002 in order to hedge prepayment exposure related to its MPF portfolio. The premium paid for this interest rate floor agreement was $5.2 million. The interest rate floor had a strike rate of 3.75 percent and was scheduled to expire in October 2007. Although market rates remained low subsequent to the Bank’s purchase of this floor agreement, mortgage loan prepayments were less than the Bank would have anticipated in the relatively low interest rate environment. Based on this evidence that its fixed rate mortgage portfolio had become relatively insensitive to declining interest rates, the Bank determined that the interest floor was no longer needed and the position was terminated in April 2004 at a realized loss of $4.1 million. Based on its carrying value at December 31, 2003, the sale of the interest rate floor generated a loss of approximately $392,000 during 2004. In 2002, in order to offset the negative earnings impact of higher-than-anticipated prepayments from its mortgage loan portfolio, the Bank terminated two interest rate floor agreements at a realized gain of $4.6 million and concurrently entered into the interest rate floor agreement referred to above. The two terminated agreements had notional amounts aggregating $350 million.

At December 31, 2004, the carrying values of the Bank’s stand-alone interest rate cap agreements totaled $4.9 million. Including realized and unrealized gains and losses, the recorded fair value changes in the Bank’s caps and floors were a loss of $16.6 million for the year ended December 31, 2004, compared to losses of $4.7 million and $19.5 million for the years ended December 31, 2003 and 2002, respectively. In 2004, the unrealized losses relating to the Bank’s interest rate caps were attributable primarily to lower interest rate volatility. The unrealized losses on the interest rate caps in 2003 and 2002 were due primarily to declining interest rates.

As discussed above in the section describing the results of operations for the three months ended March 31, 2005 and 2004, the Bank changed the manner in which it assesses effectiveness for certain highly effective consolidated obligation hedging relationships effective as of January 1, 2004. Income before assessments for the year ended December 31, 2004 was reduced by $3.4 million to reflect the accounting as if the Bank had employed the new approach from the date of adoption of SFAS 133 (January 1, 2001) through December 31, 2003. The adjustment resulting from this change is included in “net gain (loss) on debt and associated hedges” for 2004 in the table above. Net of assessments, the prior period adjustment reduced net income by $2.5 million during the year ended December 31, 2004.

During the second quarter of 2004, market conditions were such that the Bank was able to extinguish certain consolidated obligation bonds at a gain, while issuing new consolidated obligations that could be converted (through the use of interest rate exchange agreements) to approximately the same terms as the extinguished debt. As a result, the Bank repurchased approximately $138 million of its consolidated obligations in the secondary market and terminated the related interest rate exchange agreements, resulting in a net gain of approximately $504,000.

The Bank uses interest rate swaps to hedge the risk of changes in the fair value of its available-for-sale securities, as well as some of its advances and consolidated obligations. These hedging relationships are designated as fair value hedges under SFAS 133. To the extent these relationships continue to qualify for hedge accounting under SFAS 133, changes in the fair values of both the derivative (the interest rate swap) and the hedged item are recorded in earnings. In 2004, 2003 and 2002, the difference between the change in fair value of the hedged items and the change in fair value of the associated interest rate swaps (representing hedge ineffectiveness) was a net gain (loss) of ($6.2 million), $1.6 million and $2.6 million, respectively; net of the accounting adjustment discussed above, the net loss for 2004 was $2.8 million. To the extent these hedging relationships no longer qualify for SFAS 133 hedge accounting because they are determined to be ineffective, only the change in fair value of the derivative is recorded in earnings (in this case, there is no offsetting change in fair value of the hedged item). In 2004, 2003 and 2002, the change in fair value of derivatives that were previously in SFAS 133 hedging relationships was $0.8 million, $0.6 million and ($1.4 million), respectively.

In the table above, the caption entitled “Other, net” is comprised principally of MPF participation and letter of credit fees. As previously discussed, the Bank modified the terms of its participation in the MPF program in 2003 whereby it now receives fees for mortgage loans that are delivered by its PFIs to the FHLBank of Chicago. In 2004 and 2003, the Bank received $0.7 million and $1.7 million, respectively, of participation fees under this new arrangement. No participation fees were earned in years prior to 2003. From 2003 to 2004 and from 2002 to 2003, letter of credit fees increased by $0.6 million and $0.7 million, respectively, as a result of increased use of this product. At December 31, 2004, 2003 and 2002, outstanding letters of credit totaled $1.7 billion, $1.6 billion and $0.8 billion, respectively.

Other Expenses

Total other expenses, which include the Bank’s salaries and benefits, other operating expenses and its proportionate share of the costs of operating the Finance Board and the Office of Finance, totaled $41.0 million, $33.2 million and $33.7 million in 2004, 2003 and 2002, respectively.

Salaries and benefits were $20.3 million for the year ended December 31, 2004, compared to $16.2 million for the year ended December 31, 2003. The increase in salaries and benefits of $4.1 million was due primarily to three factors. First, as previously discussed, the Bank changed its method of accounting for postretirement health and life insurance benefits effective January 1, 2004. As a result of this change, the Bank recorded a $2.4 million charge for postretirement health and life insurance benefits during 2004, of which $1.6 million related to prior years. Second, the costs relating to the Bank’s participation in the Financial Institutions Retirement Fund increased from 2003 to 2004. Contributions to this multiemployer defined benefit plan resumed effective July 1, 2003 following a 16-year period during which no contributions were required to be made as a result of favorable investment and other actuarial experience. The increase from 2003 to 2004 totaled $1.0 million, from $0.2 million in 2003 to $1.2 million in 2004. Third, in 2004, the Bank established the Special Non-Qualified Deferred Compensation Plan, a defined contribution plan that was created primarily to provide supplemental retirement benefits to most of the Bank’s executive officers. Contributions to this plan totaled $0.2 million during 2004.

From 2002 to 2003, salaries and benefits increased by $2.0 million, due in large part to additional headcount. The number of full time employees increased from 122 at December 31, 2002 to 135 at December 31, 2003. At December 31, 2004, the Bank employed 133 people.

Other operating expenses for the year ended December 31, 2004 were $17.4 million, a $3.2 million increase over other operating expenses of $14.2 million for the year ended December 31, 2003. The increase was due in part to an increased allocation to the Bank’s economic development grant program and higher expenses associated with the maintenance and enhancement of the Bank’s information technology infrastructure. Other operating expenses were $2.5 million less in 2003 as compared to 2002 ($14.2 million in 2003 versus $16.7 million in 2002) as a result of lower depreciation charges relating to the Bank’s information technology equipment.

The Bank, together with the other FHLBanks, is assessed annually for the cost of operating the Finance Board and the Office of Finance. The Bank’s share of these expenses totaled $3.3 million, $2.9 million and $2.8 million in 2004, 2003 and 2002, respectively.

AHP and REFCORP Assessments

As previously discussed, each year the Bank contributes 10 percent of its earnings (after the REFCORP assessment and as adjusted for interest expense on mandatorily redeemable capital stock) to its AHP. In 2004, 2003 and 2002, the Bank contributed $9.5 million, $10.0 million and $8.4 million, respectively, to its AHP.

The Bank also contributes 20 percent of its reported earnings (after its AHP contribution) toward the payment of interest on REFCORP bonds, as previously discussed. During 2004, 2003 and 2002, the Bank charged $19.8 million, $22.4 million and $18.9 million of REFCORP assessments to earnings.

The calculations of the AHP and REFCORP assessments are discussed above in the section describing the Bank’s results of operations for the three months ended March 31, 2005 and 2004.

Critical Accounting Policies and Estimates

To understand the Bank’s financial position and results of operations, it is important to understand the Bank’s most significant accounting policies and the extent to which management uses judgment and estimates in applying those policies. These policies include those relating to the Bank’s accounting for derivatives and hedging activities, its estimation of the fair value of certain financial instruments, and the amortization of premiums and accretion of discounts associated with certain investment securities and mortgage loans.

The Bank considers these policies to be critical because they require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. Management bases its judgments and estimates on current market conditions and industry practices, historical experience, changes in the business environment and other factors that it believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions and/or conditions. For additional discussion regarding the application of these and other accounting policies, see Note 1 to the Bank’s financial statements included in this registration statement.

Derivatives and Hedging Activities

The Bank enters into interest rate swap, cap and floor agreements to manage its exposure to changes in interest rates. Through the use of these derivatives, the Bank may adjust the effective maturity, repricing frequency or option characteristics of financial instruments to achieve its risk management objectives. By regulation, the Bank may only use derivatives to mitigate identifiable risks. Accordingly, all of the Bank’s derivatives are positioned to offset interest rate risk exposures inherent in its investment, funding and member lending activities.

SFAS 133 requires that all derivatives be recorded on the statement of condition at their fair value. Since the Bank does not have any cash flow hedges, changes in the fair value of all derivatives are recorded each period in current earnings. Under SFAS 133, the Bank is required to recognize unrealized gains and losses on derivative positions whether or not the transaction qualifies for hedge accounting, in which case offsetting losses or gains on the hedged assets or liabilities may also be recognized. Therefore, to the extent certain derivative instruments do not qualify for hedge accounting under SFAS 133, or changes in the fair values of derivatives are not exactly offset by changes in their hedged items, the accounting framework imposed by SFAS 133 introduces the potential for a considerable mismatch between the timing of income and expense recognition for assets or liabilities being hedged and their associated hedging instruments. As a result, during periods of significant changes in market prices and interest rates, the Bank’s earnings may exhibit considerable volatility.

The judgments and assumptions that are most critical to the application of this accounting policy are those affecting whether a hedging relationship qualifies for hedge accounting under SFAS 133 and, if so, whether an assumption of no ineffectiveness can be made. In addition, the estimation of fair values (discussed below) has a significant impact on the actual results being reported.

At the inception of each hedge transaction, the Bank formally documents the hedge relationship and its risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item, the nature of the risk being hedged, and how the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s fair value attributable to the hedged risk will be assessed. In all cases involving a recognized asset, liability or firm commitment, the designated risk being hedged is the risk of changes in its fair value attributable to changes in the designated benchmark interest rate (LIBOR). Therefore, for this purpose, changes in the fair value of the hedged item (e.g., an advance, investment security or consolidated obligation) reflect only those changes in value that are attributable to changes in the designated benchmark interest rate (hereinafter referred to as “changes in the benchmark fair value”).

For hedging relationships that are designated as hedges and qualify for hedge accounting under SFAS 133, the change in the benchmark fair value of the hedged item is recorded in earnings, thereby providing some offset to the change in fair value of the associated derivative. The difference in the change in fair value of the derivative and the change in the benchmark fair value of the hedged item represents “hedge ineffectiveness.” If a hedging relationship qualifies for the short-cut method of accounting, the Bank can assume that the change in the benchmark fair value of the hedged item is equal to the change in the fair value of the derivative and, as a result, no ineffectiveness is recorded in earnings. However, SFAS 133 limits the use of the short-cut method to hedging relationships of interest rate risk involving a recognized interest-bearing asset or liability and an interest rate swap, and then only if nine specific conditions are met.

If the hedging relationship qualifies for hedge accounting but does not meet all nine conditions specified in SFAS 133, the assumption of no ineffectiveness cannot be made and the long-haul method of accounting is used. Under the long-haul method, the change in the benchmark fair value of the hedged item is calculated independently from the change in fair value of the derivative. As a result, the net effect is that the hedge ineffectiveness has an impact on earnings.

In all cases where the Bank is applying fair value hedge accounting, it is hedging interest rate risk through the use of interest rate swaps and caps. For those interest rate swaps and caps that are in fair value hedging relationships that do not qualify for the short-cut method of accounting, the Bank uses regression analysis to assess hedge effectiveness. Effectiveness testing is performed at the inception of each hedging relationship to determine whether the hedge is expected to be highly effective in offsetting the identified risk, and at each month-end thereafter to ensure that the hedge relationship has been effective historically and to determine whether the hedge is expected to be highly effective in the future. Hedging relationships accounted for under the short-cut method are not tested for hedge effectiveness.

A hedge relationship is considered effective only if certain specified criteria are met. If a hedge fails the effectiveness test at inception, the Bank does not apply hedge accounting. If the hedge fails the effectiveness test during the life of the transaction, the Bank discontinues hedge accounting prospectively. In that case, the Bank continues to carry the derivative on its statement of condition at fair value, recognizes the changes in fair value of that derivative in current earnings, ceases to adjust the hedged item for changes in benchmark fair value and begins to amortize the cumulative basis adjustment on the formerly hedged item into earnings over its remaining term. Unless and until the derivative is redesignated in a SFAS 133 fair value hedging relationship, changes in its fair value are recorded in current earnings without an offsetting change in the benchmark fair value from a hedged item.

Changes in the fair value of derivative positions that do not qualify for hedge accounting under SFAS 133 (economic hedges) are recorded in current earnings without an offsetting change in the benchmark fair value of the hedged item.

As of March 31, 2005, the Bank’s derivatives portfolio included $26.9 billion (notional principal) that qualified for short-cut accounting treatment, $30.4 billion that qualified for long-haul accounting treatment, and $4.0 billion that did not qualify for hedge accounting.

Estimation of Fair Values

Certain of the Bank’s assets and liabilities, including derivatives and investments classified as available-for-sale and trading, are presented in the statements of condition at fair value. Under U.S. generally accepted accounting principles, the fair value of an asset or liability is the amount at which that asset could be bought or sold, or that liability could be incurred or settled in a current transaction between willing parties (that is, other than in a forced or liquidation sale). Fair values are estimated based upon quoted market prices where available. However, most of the Bank’s financial instruments lack an available trading market characterized by frequent transactions between a willing buyer and willing seller engaging in an exchange transaction. In these cases, and in those instances where the Bank is calculating periodic changes in the benchmark fair values of hedged items for purposes of SFAS 133, such values are estimated using pricing models that use discounted cash flows and other pricing techniques. Pricing models and their underlying assumptions are based upon management’s best estimates for appropriate discount rates, prepayments, market volatility and other factors, taking into account current observable market data and experience. These assumptions may have a significant effect on the reported carrying values of assets and liabilities, including derivatives, and the related income and expense. The use of different assumptions, as well as changes in market conditions, could result in materially different net income and reported carrying values.

Management uses available market data from multiple sources whenever possible to validate its model assumptions. In addition, the fair values reported in the financial statements are compared to independent fair value estimates obtained from third parties. Significant differences, if any, are investigated. In addition, the Bank’s pricing model is subject to annual independent validation. The Bank continually refines its assumptions and valuation methodologies to reflect market indications more effectively.

The Bank believes it has the appropriate personnel, technology, and policies and procedures in place to enable it to value its financial instruments in a reasonable and consistent manner. However, valuations are subject to change as a result of external factors beyond the Bank’s control that have a substantial degree of uncertainty.

Amortization of Premiums and Accretion of Discounts

The Bank estimates prepayments for purposes of amortizing premiums and accreting discounts associated with mortgage loans and certain investment securities. SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“SFAS 91”) requires premiums and discounts to be recognized in income at a constant effective yield over the life of the instrument. Because actual prepayments often deviate from the estimates, the Bank periodically recalculates the effective yield to reflect actual prepayments to date and anticipated future prepayments. Anticipated future prepayments are estimated using externally developed mortgage prepayment models. These models consider past prepayment patterns and current and past interest rate environments to predict future cash flows. Periodically, the models’ projections are compared to other industry sources to ensure they are producing reasonable results. Adjustments are recorded on a retrospective basis, meaning that the net investment in the instrument is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the instrument. As interest rates (and thus prepayment speeds) change, SFAS 91 can be the source of income volatility. Reductions in interest rates generally accelerate prepayments, which accelerate the amortization of premiums and reduce current earnings. Typically, declining interest rates also accelerate the accretion of discounts, thereby increasing current earnings. Conversely, in a rising interest rate environment, prepayments will generally extend over a longer period, shifting some of the premium amortization and discount accretion to future periods.

As of March 31, 2005, the unamortized premiums and discounts associated with investment securities for which prepayments are estimated totaled $4.5 million and $4.7 million, respectively. At that date, the carrying values of these investment securities totaled $2.5 billion and $2.9 billion, respectively.

Unamortized premiums and discounts associated with the Bank’s mortgage loans were $5.4 million and $0.8 million, respectively, at March 31, 2005. The carrying value of the Bank’s mortgage loans, inclusive of these unamortized premiums and discounts, was $662 million as of March 31, 2005.

Liquidity and Capital Resources

In order to meet members’ credit needs and the Bank’s financial obligations, the Bank maintains a portfolio of money market instruments consisting of overnight federal funds, term federal funds, and commercial paper issued by highly rated entities. Overnight federal funds typically comprise the majority of the portfolio. The Bank manages its liquidity to ensure that, at a minimum, it has sufficient funds to meet its obligations due on any given day plus the statistically estimated (at the 99-percent confidence level) credit needs of its members and associates for one business day without accessing the capital or money markets (currently, the estimated amount required to meet member credit needs at this confidence level totals approximately $800 million). The Bank typically holds additional balances of short-term investments that fluctuate as the minimum targeted liquidity balance changes, as the Bank invests the proceeds of debt issued to replace maturing and called liabilities, and as the balance of deposits changes. At March 31, 2005 and December 31, 2004 and 2003, the Bank’s short-term investments, which were comprised entirely of overnight federal funds sold to domestic counterparties, totaled $4.6 billion, $2.7 billion and $3.0 billion, respectively.

The Bank’s primary source of funds is the proceeds it receives from the issuance of consolidated obligation bonds and discount notes in the capital markets. The market for the FHLBanks’ consolidated obligations is very active and liquid. The FHLBanks issue debt continuously throughout the business day in the form of discount notes and bonds with a wide variety of maturities and structures. The Bank has access to this market on a continual basis to acquire funds to meet its needs. On occasion, and as an alternative to issuing new debt, the Bank may assume the outstanding consolidated obligations for which other FHLBanks are the original primary obligors. This occurs in cases where the original primary obligor may have participated in a large consolidated obligation issue to an extent that exceeded its immediate funding needs in order to facilitate better market execution for the issue. The original primary obligor might then warehouse the funds until they were needed, or make the funds available to other FHLBanks. Transfers may also occur when the original primary obligor’s funding needs change, and that FHLBank offers to transfer debt that is no longer needed to other FHLBanks. Transferred debt is typically fixed rate, fixed term, non-callable debt, and may be in the form of discount notes or bonds.

The Bank participates in such transfers of funding from other FHLBanks when the transfer represents favorable pricing relative to a new issue of consolidated obligations with similar features. During the years ended December 31, 2004, 2003, and 2002, the Bank assumed consolidated obligations from the FHLBanks of Chicago and San Francisco with par amounts of $375 million, $5.7 billion, and $28.5 million, respectively. These amounts were relatively larger in 2003 and 2004 when market conditions for the FHLBanks’ callable debt were less favorable and the FHLBanks issued a larger proportion of fixed rate, non-callable debt in large issues. In addition, a substantial portion of the debt transfers in 2003 were in the form of short term discount notes. The Bank did not assume any consolidated obligations for which the other FHLBanks were the original primary obligors during the three months ended March 31, 2005.

The Bank also maintains access to wholesale funding sources such as federal funds purchased and securities sold under agreements to repurchase (e.g., borrowings secured by its agency debentures and MBS investments), in case its access to the capital markets is hindered.

The Bank’s liquidity policy further requires that it maintain adequate balance sheet liquidity and access to other funding sources should it be unable to issue consolidated obligations for five business days. The combination of funds available from these sources must be sufficient for the Bank to meet its obligations as they come due and the credit needs of its members, with the potential credit needs of members statistically estimated at the 99-percent confidence level. As of March 31, 2005 and December 31, 2004 and 2003, the Bank’s estimated contingent liquidity requirement was $12.7 billion, $8.8 billion and $8.7 billion, respectively. As of these dates, the Bank estimated that its contingent liquidity exceeded these requirements by approximately $4.2 billion, $6.0 billion and $6.6 billion, respectively.

When measuring its liquidity for this purpose, the Bank includes only the amount of funds it estimates would be available in the event the Bank were to pledge securities held in its long-term investment portfolio. While it believes purchased federal funds might be available, it does not include this potential source of funds in its calculation of available liquidity.

The Bank’s access to the capital markets has never been interrupted to an extent that the Bank’s ability to meet its obligations was compromised and the Bank currently has no reason to believe that its ability to issue consolidated obligations will be impeded to that extent. However, if the capital markets were inaccessible for an extended period of time (i.e., beyond five days), the Bank would eventually exhaust the availability of purchased federal funds and repurchase agreements as sources of funds, and the Bank would be able to finance its operations only to the extent that the cash inflows from its interest-earning assets and proceeds from maturing assets exceeded the balance of principal and interest that came due on its debt obligations and the funds needed to pay its operating expenses. Once these sources of funds had been exhausted, and if access to the capital markets were not again available, the Bank’s ability to conduct its operations would be compromised. It is also possible that an event (such as a natural disaster) that might impede the Bank’s ability to raise funds by issuing consolidated obligations would also limit the Bank’s ability to access the markets for federal funds purchased and/or repurchase agreements. If this were the case, the Bank’s ability to conduct its operations would be compromised even earlier than if these funding sources were available.

The following table summarizes the Bank’s contractual cash obligations and off-balance-sheet lending-related financial commitments by due date or remaining maturity as of December 31, 2004. There have been no substantial changes in the Bank’s contractual obligations outside the normal course of business during the three months ended March 31, 2005.

CONTRACTUAL OBLIGATIONS
(In millions of dollars)

	Payments due by Period
	< 1 Year	1-3 Years	3-5 Years	> 5 Years	Total
Long-term debt	$18,417.3	$16,586.4	$9,871.7	$6,779.4	$51,654.8
Mandatorily redeemable capital stock	—	—	327.1	—	327.1
Operating leases	0.4	0.6	0.5	0.2	1.7
Purchase obligations
Advances	1,059.2	16.3	2.1	7.5	1,085.1
Letters of credit	1,536.6	129.0	21.8	—	1,687.4

Total contractual obligations	$21,013.5	$16,732.3	$10,223.2	$6,787.1	$54,756.1

In the table above, long-term debt excludes consolidated obligation discount notes and is based upon contractual maturities. The actual distribution of long-term debt could be impacted by factors affecting redemptions such as call options.

The above table presents the Bank’s mandatorily redeemable capital stock by year of earliest mandatory redemption, which is the earliest time at which the Bank is required to repurchase the shareholder’s capital stock. The earliest mandatory redemption date is based on the assumption that the activities associated with the activity-based stock will be concluded by the time the notice of redemption or withdrawal expires. However, the Bank expects to redeem activity-based stock as the associated activities are reduced, which may be before or after the expiration of the five-year redemption/withdrawal notice period. If the advances relating to such activity-based stock are repaid on their contractual maturity dates, the Bank anticipates repurchasing the mandatorily redeemable capital stock as follows (in millions):

2005	$2.0
2006	168.2
2007	133.7
2008	16.4
2009	1.4
Thereafter	5.4

Total	$327.1

In addition to the above, stockholders may, at any time, request the Bank to repurchase excess capital stock. Excess stock is defined as the amount of stock held by a member (or former member) in excess of that institution’s minimum investment requirement (i.e., the amount of stock held in excess of their activity-based investment requirement and, in the case of a member, their membership investment requirement). Although the Bank is not obligated to repurchase excess stock prior to the expiration of a five-year redemption or withdrawal notification period, it will typically endeavor to honor such requests within a reasonable period of time (generally not exceeding 30 days) so long as the Bank will continue to meet its regulatory capital requirements following the repurchase. Excess capital stock totaled $426 million at March 31, 2005, of which $4 million was classified as mandatorily redeemable.

Risk-Based Capital Rules and Other Capital Requirements

Upon implementation of its capital plan on September 2, 2003, the Bank became subject to the Finance Board’s new risk-based capital rules and other capital requirements. This regulatory framework requires each FHLBank that has implemented its new capital plan to maintain at all times permanent capital (defined under the Finance Board’s rules as retained earnings and amounts paid in for Class B stock, regardless of its classification as equity or liabilities for financial reporting purposes, as further described above in the section entitled “Financial Condition – Capital Stock”) in an amount at least equal to its risk-based capital requirement, which is the sum of its credit risk capital requirement, its market risk capital requirement, and its operations risk capital requirement, as further described below. For reasons of safety and soundness, the Finance Board may require the Bank, or any other FHLBank that has already converted to its new capital structure, to maintain a greater amount of permanent capital than is required by the risk-based capital requirements as defined.

The Bank’s credit risk capital requirement is determined by adding together the credit risk capital charges for advances, investments, mortgage loans, derivatives, other assets and off-balance-sheet commitment positions (e.g., outstanding letters of credit and commitments to fund advances). Among other things, these charges are computed based upon the credit risk percentages assigned to each item as required by Finance Board rules, taking into account the time to maturity and credit ratings of certain of the items. These percentages are applied to the book value of assets or, in the case of off-balance-sheet commitments, to their balance sheet equivalents.

The Bank’s market risk capital requirement is determined by estimating the potential loss in market value of equity under a wide variety of market conditions and adding the amount, if any, by which the Bank’s current market value of total capital is less than 85 percent of its book value of total capital. The potential loss component of the market risk capital requirement employs a “stress test” approach, using a 99-percent confidence interval. Simulations of over 300 historical market interest rate scenarios dating back to January 1978 (using changes in interest rates and volatilities over each six-month period since that date) are generated and, under each scenario, the hypothetical impact on the Bank’s current market value of equity is determined. The hypothetical impact associated with each historical scenario is calculated by simulating the effect of each set of rate and volatility conditions upon the Bank’s current risk position, each of which reflects current actual assets, liabilities, derivatives and off-balance-sheet commitment positions as of the measurement date. From the complete set of resulting simulated scenarios, the fourth worst estimated deterioration in market value of equity is identified as that scenario associated with a probability of occurrence of not more than one percent (i.e., the 99-percent confidence limit). The hypothetical deterioration in market value of equity derived under the methodology described above represents the market risk component of the Bank’s regulatory risk-based capital requirement which, in conjunction with the credit risk and operations risk components, determines the Bank’s overall risk-based capital requirement.

The Bank’s operations risk capital requirement is equal to 30 percent of the sum of its credit risk capital requirement and its market risk capital requirement. At March 31, 2005, the Bank’s credit risk, market risk and operations risk capital requirements were $230 million, $182 million and $124 million, respectively. These requirements were $224 million, $182 million and $122 million, respectively at December 31, 2004 and $219 million, $202 million and $126 million, respectively, at December 31, 2003.

In addition to the risk-based capital requirement, the Bank is subject to two other capital requirements. First, the Bank must, at all times, maintain a minimum total capital to assets ratio of four percent. For this purpose, total capital is defined by Finance Board rules and regulations as the Bank’s permanent capital and the amount of any general allowance for losses (i.e., those reserves that are not held against specific assets). Second, the Bank is required to maintain at all times a minimum leverage capital to assets ratio in an amount at least equal to five percent of its total assets. In applying this requirement to the Bank, leverage capital includes the Bank’s permanent capital multiplied by a factor of 1.5 plus the amount of any general allowance for losses. The Bank did not have any general reserves at March 31, 2005, December 31, 2004 or December 31, 2003. Under the regulatory definitions, total capital and permanent capital exclude accumulated other comprehensive income (loss). The Bank is required to submit monthly capital compliance reports to the Finance Board. At all times during the period from September 2, 2003 through March 31, 2005, the Bank was in compliance with the new capital requirements. The following table summarizes the Bank’s compliance with the Finance Board’s capital requirements as of March 31, 2005 and December 31, 2004 and 2003.

CAPITAL REQUIREMENTS
(In millions of dollars, except percentages)

	March 31, 2005		December 31, 2004		December 31, 2003
	Required	Actual	Required	Actual	Required	Actual
Risk-based capital	$536	$3,034	$528	$2,964	$547	$2,770

Total capital	$2,626	$3,034	$2,583	$2,964	$2,336	$2,770
Total capital-to-assets ratio	4.00%	4.62%	4.00%	4.59%	4.00%	4.74%

Leverage capital	$3,283	$4,551	$3,229	$4,446	$2,920	$4,155
Leverage capital-to-assets ratio	5.00%	6.93%	5.00%	6.88%	5.00%	7.11%

Concurrent with the implementation of its new capital structure, the Bank revised its Risk Management Policy to adopt a minimum total capital-to-assets target ratio of 4.25 percent, higher than is required under the Finance Board’s new rules. Since its adoption, the Bank has, at all times, maintained a total capital-to-assets ratio in excess of its target. The target ratio is subject to change by the Bank as it deems appropriate, subject to the Finance Board’s minimum requirements.

As of March 31, 2005, the Bank was one of ten FHLBanks that had implemented their new capital plans. The capital rule provides a transition period that allows each FHLBank up to three years from the date the Finance Board approved its capital plan to implement its new capital structure. Until a FHLBank implements its new capital plan, the prior capital adequacy rules remain in effect. In particular, the FHLB Act requires members of those FHLBanks to purchase capital stock equal to the greater of one percent of their mortgage-related assets or five percent of their outstanding advances, subject to certain exceptions for non-thrift members. Members of those FHLBanks can withdraw from membership and redeem their capital stock at par value upon six months’ notice or, at the FHLBank’s discretion, redeem at par value any capital stock greater than their statutory requirement.

Recently Issued Accounting Standards and Interpretations

Adoption of SOP 03-3

The American Institute of Certified Public Accountants issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”) in December 2003. SOP 03-3 provides guidance on the accounting for differences between contractual and expected cash flows from a purchaser’s initial investment in loans or debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. Among other things, SOP 03-3: (i) prohibits the recognition of the excess of contractual cash flows over expected cash flows as an adjustment of yield, loss accrual or valuation allowance at the time of purchase; (ii) requires that subsequent increases in expected cash flows be recognized prospectively through an adjustment of yield; and (iii) requires that subsequent reductions in expected cash flows be recognized as an impairment. In addition, SOP 03-3 prohibits the creation or carryover of a valuation allowance in the initial accounting of all loans within its scope that are acquired in a transfer. The Bank adopted SOP 03-3 as of January 1, 2005. The new rules did not have a material impact on its results of operations or financial condition at the time of adoption.

EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”)

In March 2004, the Financial Accounting Standards Board (“FASB”) reached a consensus on EITF 03-1, which clarifies the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of EITF 03-1 must be applied prospectively to all current and future investments accounted for in accordance with the provisions of SFAS 115. On September 15, September 30, and November 15, 2004, the FASB issued proposed staff positions to provide guidance on the application and scope of certain paragraphs and to defer the effective date of the impairment measurement and recognition provisions contained in specific paragraphs of EITF 03-1. This deferral will be superseded in the FASB’s final issuance of a staff position. The Bank does not expect EITF 03-1, as revised, to have a material impact on its results of operations or financial condition at the time of adoption.

Business Outlook

The Bank intends to continue to operate under its cooperative business model for the foreseeable future. Under this model, the Bank’s net income, excluding unrealized fair value adjustments required by SFAS 133, is expected to rise and fall with the general level of market interest rates, particularly short-term money market rates. Under that scenario, the Bank’s ROCS (excluding unrealized fair value adjustments required by SFAS 133) is expected to continue to track changes in the federal funds rate.

In addition to changes in the general economic and business environment, developments that are expected to have an impact on the extent to which the Bank’s ROCS (excluding unrealized fair value adjustments required by SFAS 133) exceeds the federal funds rate benchmark include the future cost of the Bank’s long-term debt relative to the LIBOR index, the availability of interest rate exchange agreements at competitive prices, whether the Bank’s larger borrowers continue to be members of the Bank and whether they maintain or increase their borrowing activity, and the extent to which the Bank’s smaller and mid-sized members continue to increase their utilization of Bank advances.

The Bank believes that there remains potential for advances growth from among its CFIs and other small and intermediate-sized institutions that could overcome the expected loss of advances to Washington Mutual. However, there remains uncertainty about whether the Bank’s future membership base will continue to include larger institutions that will borrow in sufficient quantity to provide economies of scale that will sustain the current economics of the Bank’s business model.

In light of these factors, and in order to become a more valuable resource to its members, the Bank intends to evaluate opportunities to diversify its product offerings and its income stream. In particular, the Bank intends to expand the services that it can provide electronically through the secure electronic delivery channel currently used extensively by members to execute advances, initiate wire transfers, provide securities safekeeping instructions, and obtain a wide variety of reports and information about their business relationship with the Bank.

Statistical Financial Information

Investment Portfolio

The following table summarizes the Bank’s held-to-maturity securities at December 31, 2004, 2003 and 2002.

HELD-TO- MATURITY SECURITIES PORTFOLIO
(at carrying value, in thousands of dollars)

	Year ended December 31,
	2004	2003	2002
U.S. government guaranteed obligations	$178,869	$227,911	$275,383
State or local housing agency obligations	7,825	8,890	9,825

	186,694	236,801	285,208

Mortgage-backed securities
U.S. government guaranteed obligations	94,691	170,190	372,856
Government-sponsored enterprises	5,307,058	4,842,233	3,546,690
Other	1,675,890	1,761,301	1,848,871

	7,077,639	6,773,724	5,768,417

Total carrying value	$7,264,333	$7,010,525	$6,053,625

The following table presents supplemental information regarding the maturities and yields of the Bank’s held-to-maturity securities as of December 31, 2004. Maturities are based on the contractual maturities of the securities.

HELD-TO- MATURITY SECURITIES
MATURITIES AND YIELD
(in thousands of dollars)

	Book Value	Yield
U.S. government guaranteed obligations

After one year through five years	$60,215	2.51%
After five years through ten years	11,198	4.48
After ten years	107,456	2.72

	$178,869	2.76%

State or local housing agency obligations

After ten years	$7,825	2.29%

	$7,825	2.29%

Mortgage-backed securities
Within one year	$4	8.32%
After one year through five years	469,197	6.20
After five years through ten years	61,741	5.37
After ten years	6,546,697	2.97

	$7,077,639	3.21%

The following table summarizes the Bank’s available-for-sale securities at December 31, 2004, 2003 and 2002.

AVAILABLE-FOR-SALE SECURITIES PORTFOLIO
(at carrying value, in thousands of dollars)

	Year ended December 31,
	2004	2003	2002
U.S. government guaranteed obligations	$81,115	$85,958	$90,822
Government-sponsored enterprises	4,487,350	4,512,271	4,075,034
Other FHLBanks’ bonds(1)	52,479	54,202	102,174

	4,620,944	4,652,431	4,268,030

Mortgage-backed securities
Government-sponsored enterprises	904,562	1,019,345	1,207,420
Other	260,086	278,810	289,095

	1,164,648	1,298,155	1,496,515

Total carrying value	$5,785,592	$5,950,586	$5,764,545

(1)	Represents consolidated obligations acquired in the secondary market for which one or more other FHLBanks are the primary obligors, and for which the Bank is jointly and severally liable.

The following table presents supplemental information regarding the maturities and yields of the Bank’s available-for-sale securities as of December 31, 2004. Maturities are based on the contractual maturities of the securities.

AVAILABLE-FOR-SALE SECURITIES
MATURITIES AND YIELD
(in thousands of dollars)

	Book Value	Yield
U.S. government guaranteed obligations
Within one year	$51,355	8.81%
After ten years	29,760	7.44

	$81,115	8.31%

Government-sponsored enterprises
After one year through five years	$41,170	6.15%
After five years through ten years	2,769,459	4.71
After ten years	1,676,721	6.36

	$4,487,350	5.34%

Other FHLBanks’ bonds
Within one year	$8,080	11.84%
After one year through five years	44,399	6.36

	$52,479	7.20%

Mortgage-backed securities
Within one year	$8,150	6.60%
After one year through five years	1,049,758	6.40
After ten years	106,740	6.75

	$1,164,648	6.43%

The following table summarizes the Bank’s trading securities at December 31, 2004, 2003 and 2002.

TRADING SECURITIES PORTFOLIO
(at carrying value, in thousands of dollars)

	Year ended December 31,
	2004	2003	2002
Government-sponsored enterprises	$—	$—	$29,703
Other FHLBanks’ bonds(1)	—	24,234	34,850

	—	24,234	64,553

Mortgage-backed securities
Government-sponsored enterprises	76,976	117,076	235,018
Other mortgage-backed securities	—	854	26,713

	76,976	117,930	261,731

Other	1,607	—	—

Total carrying value	$78,583	$142,164	$326,284

(1)	Represents consolidated obligations acquired in the secondary market for which one or more other FHLBanks are the primary obligors, and for which the Bank is jointly and severally liable.

The following table presents supplemental information regarding the maturities and yields of the Bank’s trading securities as of December 31, 2004. Maturities are based on the contractual maturities of the securities.

TRADING SECURITIES
MATURITIES AND YIELD
(in thousands of dollars)

	Book Value	Yield
Other
Within one year	$1,607	1.53%

	$1,607	1.53%

Mortgage-backed securities
After one year through five years	$74,413	12.26%
After five years through ten years	2,563	19.64

	$76,976	12.51%

The Bank held mortgage-backed securities issued by Countrywide Home Loans with both a book value and market value of $338 million at December 31, 2004. U.S. Government and government-sponsored agencies were the only remaining issuers whose securities exceeded ten percent of the Bank’s total capital at December 31, 2004.

Loan Portfolio Analysis

The Bank’s outstanding loans, nonaccrual loans, and loans 90 days or more past due and accruing interest for each of the five years in the period ended December 31, 2004 were as follows:

COMPOSITION OF LOANS
(In thousands of dollars)

	Year ended December 31,
	2004	2003	2002	2001	2000
Advances	$47,111,154	$40,595,029	$36,869,652	$32,490,541	$30,194,459

Real estate mortgages	$706,203	$971,500	$1,395,913	$1,438,472	$1,382,493

Nonperforming real estate mortgages	$938	$1,133	$796	$48	$3

Real estate mortgages past due 90 days or more and still accruing interest(1)	$11,510	$19,975	$17,020	$28,840	$12,991

Interest contractually due during the year on nonaccrual loans	$66

Interest actually received during the year on nonaccrual loans	$25

(1)	Only government guaranteed loans continue to accrue interest after they become ninety days past due.

Allowance for Credit Losses

Activity in the allowance for credit losses for each of the five years in the period ended December 31, 2004 is presented below. All activity relates to domestic real estate loans.

ALLOWANCE FOR CREDIT LOSSES
(In thousands of dollars)

	2004	2003	2002	2001	2000
Balance, beginning of year	$387	$437	$311	$17	$2
Chargeoffs	(6)	(23)	—	—	—
Provision (reduction) for credit losses	(26)	(27)	126	294	15

Balance, end of year	$355	$387	$437	$311	$17

Geographic Concentration of Mortgage Loans

The following table presents the geographic concentration of the Bank’s mortgage loan portfolio as of December 31, 2004.

     GEOGRAPHIC CONCENTRATION OF MORTGAGE LOANS

Midwest (IA, IL, IN, MI, MN, ND, NE, OH, SD, and WI)	12.1%
Northeast (CT, DE, MA, ME, NH, NJ, NY, PA, PR, RI, VI, and VT)	1.6
Southeast (AL, DC, FL, GA, KY, MD, MS, NC, SC, TN, VA, and WV)	15.1
Southwest (AR, AZ, CO, KS, LA, MO, NM, OK, TX, and UT)	67.9
West (AK, CA, GU, HI, ID, MT, NV, OR, WA, and WY)	3.3

100.0%

Deposits

Time deposits in denominations of $100,000 or more totaled $282.9 million at December 31, 2004. These deposits mature as follows: $276.4 million in less than three months, $6.4 million in three to six months and the remaining $0.1 million in six to twelve months.

Short-term Borrowings

Borrowings with original maturities of one year or less are classified as short-term. Supplemental information regarding the Bank’s short-term borrowings for the three years ended December 31, 2004, 2003, and 2002 is provided in the following table. All short-term borrowings during these periods were discount notes.

SHORT-TERM BORROWINGS
(In millions of dollars)

	December 31,
	2004	2003	2002
Outstanding at year end	$7,085	$11,627	$12,873
Weighted average rate at year end	2.15%	1.10%	1.43%
Daily average outstanding for the year	$8,548	$10,349	$9,018
Weighted average rate for the year	1.38%	1.19%	1.73%
Maximum outstanding at any month end	$12,576	$14,413	$12,873

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

As a financial intermediary, the Bank is subject to interest rate risk. Changes in the level of interest rates, the slope of the interest rate yield curve, or in the relationships (or spreads) between interest yields for different instruments have an impact on the Bank’s market value of equity and its net earnings. This risk arises from a variety of instruments that the Bank enters into on a regular basis in the normal course of its business.

The terms of member advances, investment securities, and the Bank’s consolidated obligations present interest rate risk and embedded option risk. As discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the Bank makes extensive use of derivative financial instruments, primarily interest rate swaps, to hedge the risk arising from these sources.

The Bank has investments in MBS and MPF mortgage loans, both of which present prepayment risk. This risk arises from the uncertainty of when the mortgagees will repay their mortgages, making these mortgage-based assets sensitive to changes in interest rates. A decline in interest rates generally results in accelerated prepayment activity, shortening the effective maturity of the assets. Conversely, rising rates generally slow prepayment activity and lengthen an asset’s effective maturity.

The prepayment risk embedded in these mortgage assets is managed by purchasing highly structured tranches of mortgage securities that limit the effects of prepayment risk, by purchasing floating rate securities, by using interest rate derivative instruments to offset prepayment risk specific both to particular securities and the mortgage portfolio, and by purchasing options through callable debt issued to fund the mortgage loans.

The Bank utilizes risk measurements to monitor these risks. The Bank has made a substantial investment in sophisticated financial modeling systems to measure and analyze interest rate risk. These systems enable the Bank to routinely and formally measure its market value of equity and income sensitivity profiles under numerous interest rate scenarios, including scenarios of significant market stress. Management regularly monitors this information and provides the Bank’s Board of Directors with risk measurement reports. The Bank develops and implements funding and hedging strategies based on these periodic assessments.

The Bank’s Risk Management Policy provides a risk management framework for the financial management of the Bank consistent with the strategic principles outlined in its Strategic Business Plan. The Risk Management Policy restricts the amount of overall interest rate risk the Bank may assume by limiting the maximum estimated loss in market value of equity that the Bank would incur under simulated 200 basis point changes in interest rates to 15 percent. The Bank develops its funding and hedging strategies to ensure compliance with these risk limits.

Business Objectives

The Bank serves as a financial intermediary between the capital markets and its members. In its most basic form, this intermediation process involves raising funds by issuing consolidated obligations in the capital markets and lending the proceeds to member institutions at slightly higher rates. The interest spread between the cost of the Bank’s liabilities and the yield on its assets is the Bank’s primary source of earnings. The Bank’s goal is to manage its assets and liabilities in such a way that its aggregate interest spread is consistent across a wide range of interest rate environments.

The objective of maintaining a stable interest spread is complicated by the fact that the intermediation process outlined above cannot be executed for all of the Bank’s assets and liabilities on an individual basis. In the course of a typical business day, the Bank continuously offers a wide range of fixed and floating rate advances with maturities ranging from overnight to 30 years that members can borrow in amounts that meet their specific funding needs at any given point in time. At the same time, the Bank issues consolidated obligations on a continual basis to investors who have their own set of investment objectives and preferences for the terms and maturities of securities that they are willing to purchase.

Since it is not possible to consistently issue debt simultaneously with the issuance of an advance to a member in the same amount and with the same terms as the advance, or to predict ahead of time what types of advances members might want or what types of consolidated obligations investors might be willing to buy on any particular day, the Bank must have a ready supply of funds on hand at all times to meet member advance demand.

In order to have a ready supply of funds, the Bank typically issues debt as opportunities arise in the market, and makes the proceeds of those debt issuances (many of which bear fixed interest rates) available for members to borrow in the form of advances. Holding fixed rate liabilities in anticipation of member borrowing subjects the Bank to interest rate risk, however, and there is no assurance in any event that members will borrow from the Bank in quantities or maturities that will match these warehoused liabilities. Therefore, in order to intermediate the mismatches between advances with a wide range of terms on the one hand, and consolidated obligations with an equally wide range of terms on the other, the Bank typically converts both assets and liabilities to a LIBOR floating rate index, and attempts to manage the interest spread between the pools of floating rate assets and liabilities.

This process of intermediating the timing, structure, and amount of Bank members’ credit needs with the investment requirements of the Bank’s creditors is made possible by the extensive use of interest rate exchange agreements. The Bank’s general practice is, as often as practical, to contemporaneously execute interest rate exchange agreements when acquiring assets and/or issuing liabilities in order to convert the cash flows to LIBOR floating rates. Doing so reduces the Bank’s interest rate risk exposure, which allows it to preserve the value of, and earn more stable returns on, members’ capital investment.

However, in the normal course of business, the Bank also acquires assets with structural characteristics that reduce the Bank’s ability to enter into interest rate exchange agreements having mirror image terms. These assets include small fixed rate, fixed term advances, fixed schedule amortizing advances and mortgage-related assets. These assets require the Bank to employ risk management strategies in which the Bank hedges against aggregated risks. The Bank may use fixed rate, callable or non-callable debt or interest rate exchange agreements to manage these aggregated risks.

Interest Rate Risk Measurement

As discussed above, the Bank measures and manages market risk by adhering to limitations on estimated market value of equity losses under 200 basis point interest rate shock scenarios. The Risk Management Policy restricts the amount of overall interest rate risk the Bank may assume by limiting the maximum estimated loss in market value of equity that the Bank would incur under simulated 200 basis point changes in interest rates to 15 percent. This limitation was adopted concurrently with the Bank’s conversion to its new capital structure in September 2003. Since that time, the Bank has been in compliance with this limit at all times.

The base case market value of equity is calculated by determining the estimated fair value of each instrument on the Bank’s balance sheet, and subtracting the estimated aggregate fair value of the Bank’s liabilities from the estimated aggregate fair value of the Bank’s assets. For purposes of these calculations, mandatorily redeemable capital stock is treated as equity rather than as a liability. The fair values of the Bank’s financial instruments (both assets and liabilities) are calculated based on current market conditions, and are generally determined by discounting estimated future cash flows at the replacement (or similar) rate for new instruments of the same type with the same or very similar characteristics. The market value of equity calculations include non-financial assets and liabilities, such as premises and equipment, other assets, payables for AHP and REFCORP, and other liabilities at their recorded carrying amounts.

For purposes of compliance with the Bank’s Risk Management Policy limit on estimated losses in market value, market value of equity losses are defined as the estimated net sensitivity of the value of the Bank’s equity (the net value of its portfolio of assets, liabilities and interest rate derivatives) to 200 basis point parallel shifts in interest rates. In addition, the Bank routinely performs projections of its future earnings over a rolling horizon that includes the current year and at least the next two calendar years under a variety of interest rate and business environments.

Between December 2003 and March 31, 2005, under scenarios that estimate the market value of equity under down 200 basis point interest rate shocks, the percentage increase in the estimated market value of equity from the base case has ranged from 2.52 percent to 7.19 percent. Under scenarios that estimate the market value of equity under up 200 basis point interest rate shocks, the percentage decrease in the estimated market value of equity from the base case has ranged from 5.99 percent to 8.92 percent. The following table provides the Bank’s estimated base case market value of equity and its estimated market value of equity under up and down 200 basis point interest rate shock scenarios (and, for comparative purposes, its estimated market value of equity under up and down 100 basis point interest rate shock scenarios) for each month during the period from December 2003 to March 2005. In addition, the table provides the percentage change in estimated market value of equity under each of these shock scenarios for the indicated periods.

MARKET VALUE OF EQUITY
(dollars in billions)

		Up 200 Basis Points		Down 200 Basis Points		Up 100 Basis Points		Down 100 Basis Points
	Base Case	Estimated	Percentage	Estimated	Percentage	Estimated	Percentage	Estimated	Percentage
	Market	Market	Change	Market	Change	Market	Change	Market	Change
	Value	Value	from	Value	from	Value	from	Value	from
	of Equity	of Equity	Base Case	of Equity	Base Case	of Equity	Base Case	of Equity	Base Case
December 2003	$2.819	$2.590	-8.12%	$3.011	6.81%	$2.721	-3.48%	$2.867	1.70%
January 2004	2.767	2.528	-8.64%	2.966	7.19%	2.663	-3.76%	2.829	2.24%
February 2004	2.887	2.656	-8.00%	3.047	5.54%	2.786	-3.50%	2.939	1.80%
March 2004	2.964	2.760	-6.88%	3.136	5.80%	2.876	-2.97%	2.998	1.15%
April 2004	2.812	2.583	-8.14%	2.978	5.90%	2.713	-3.52%	2.871	2.10%
May 2004	2.891	2.633	-8.92%	3.064	5.98%	2.774	-4.05%	2.970	2.73%
June 2004	2.954	2.715	-8.09%	3.108	5.21%	2.849	-3.55%	3.035	2.74%
July 2004	2.843	2.609	-8.23%	2.983	4.92%	2.740	-3.62%	2.918	2.64%
August 2004	2.954	2.725	-7.75%	3.103	5.04%	2.853	-3.42%	3.033	2.67%
September 2004	3.027	2.831	-6.48%	3.144	3.87%	2.941	-2.84%	3.090	2.08%
October 2004	2.975	2.788	-6.29%	3.083	3.63%	2.893	-2.76%	3.036	2.05%
November 2004	3.022	2.814	-6.88%	3.136	3.77%	2.932	-2.98%	3.086	2.12%
December 2004	3.058	2.862	-6.42%	3.156	3.21%	2.974	-2.75%	3.117	1.93%

January 2005	3.039	2.857	-5.99%	3.120	2.67%	2.962	-2.53%	3.090	1.69%
February 2005	3.087	2.895	-6.22%	3.169	2.66%	3.007	-2.61%	3.139	1.68%
March 2005	3.136	2.937	-6.35%	3.215	2.52%	3.053	-2.66%	3.187	1.63%

In the up 100 and up 200 scenarios, the estimated market value of equity is calculated under assumed instantaneous + 100 and + 200 basis points parallel shifts in interest rates. In the down 100 and down 200 simulations, market value of equity is calculated under the assumption that interest rates instantaneously decline by 100 and 200 basis points, respectively, subject to a floor of 0.35 percent and other proportional adjustments.

A related measure of interest rate risk is duration of equity. Duration is the weighted average maturity (typically measured in months or years) of an instrument’s cash flows, weighted by the present value of those cash flows. As such, duration provides an estimate of an instrument’s sensitivity to small changes in market interest rates. The duration of assets is generally expressed as a positive figure, while the duration of liabilities is generally expressed as a negative number. The change in value of a specific instrument for given changes in interest rates will generally vary in inverse proportion to the instrument’s duration. As market interest rates decline, instruments with a positive duration are expected to increase in value, while instruments with a negative duration are expected to decrease in value. Conversely, as interest rates rise, instruments with a positive duration are expected to decline in value, while instruments with a negative duration are expected to increase in value.

The values of instruments having relatively longer (or higher) durations are more sensitive to a given interest rate movement than instruments having shorter durations; that is, risk increases as the absolute value of duration lengthens. For instance, the value of an instrument with a duration of three years will theoretically change by three percent for every one percentage point change in interest rates, while an instrument with a duration of five years will theoretically change by five percent for every one percentage point change in interest rates.

The duration of individual instruments may be easily combined to determine the duration of a portfolio of assets or liabilities by calculating a weighted average duration of the instruments in the portfolio. Such combinations provide a single straightforward metric that describes the portfolio’s sensitivity to interest rate movements. These additive properties can be applied to the assets and liabilities on the Bank’s balance sheet. The difference between the combined durations of the Bank’s assets and the combined durations of its liabilities is sometimes referred to as duration gap and provides a measure of the relative interest rate sensitivities of the Bank’s assets and liabilities.

Duration gap is a useful measure of interest rate sensitivity but does not account for the effect of leverage, or the effect of the absolute duration of the Bank’s assets and liabilities, on the sensitivity of its estimated market value of equity to changes in interest rates. The inclusion of these factors results in a measure of the sensitivity of the value of the Bank’s equity to changes in market interest rates referred to as the duration of equity. Duration of equity is the market value weighted duration of assets minus the market value weighted duration of liabilities divided by the market value of equity.

The significance of an entity’s duration of equity is that it can be used to describe the sensitivity of the entity’s market value of equity and future profitability to movements in interest rates. A duration of equity equal to zero would mean, within a narrow range of interest rate movements, that the Bank had neutralized the impact of changes in interest rates on the market value of its equity.

A positive duration of equity would mean, within a narrow range of interest rate movements, that for each one year of duration the estimated value of the Bank’s equity would be expected to decline by about 0.01 percent for every 0.01 percent change in the level of interest rates. A positive duration generally indicates that the value of the Bank’s assets is more sensitive to changes in interest rates than the value of its liabilities (i.e., that the duration of its assets is greater than the duration of its liabilities).

Conversely, a negative duration of equity would mean, within a narrow range of interest rate movements, that for each one year of negative duration the estimated value of the Bank’s equity would be expected to increase by about 0.01 percent for every 0.01 percent change in the level of interest rates. A negative duration generally indicates that the value of the Bank’s liabilities is more sensitive to changes in interest rates than the value of its assets (i.e., that the duration of its liabilities is greater than the duration of its assets).

Prior to the implementation of its new capital structure in September 2003, the Bank was required to comply with interest rate risk limits in a Financial Management Policy adopted and promulgated by the Finance Board. The Financial Management Policy included restrictions on the Bank’s interest rate risk that limited the Bank’s duration of equity in the base case to a positive or negative five years, and limited the duration of equity in plus or minus 200 basis point interest rate shock scenarios to a positive or negative seven years. The Bank was in compliance with these limits at all times they were in effect prior to the implementation of its new capital structure. The following table provides information regarding the Bank’s base case duration of equity as well as its duration of equity in up and down 100 and 200 basis point interest rate shock scenarios for each month during the period from December 2003 through March 2005.

DURATION ANALYSIS
(Expressed in Years)

	Base Case Interest Rates
	Asset	Liability	Duration	Duration	Duration of Equity
	Duration	Duration	Gap	of Equity	Up 100	Up 200	Down 100	Down 200
December 2003	0.67	(0.56)	0.11	2.69	4.07	5.13	2.10	0.52

January 2004	0.69	(0.56)	0.13	3.05	4.32	5.33	1.64	0.79
February 2004	0.65	(0.53)	0.12	2.90	4.09	5.09	1.23	0.10
March 2004	0.63	(0.54)	0.09	2.37	3.47	4.31	0.76	(0.36)
April 2004	0.61	(0.51)	0.11	2.51	4.08	4.86	1.78	0.57
May 2004	0.63	(0.49)	0.14	3.35	4.52	5.29	3.45	1.48
June 2004	0.61	(0.49)	0.12	3.01	4.20	5.02	2.09	1.25
July 2004	0.60	(0.48)	0.12	2.93	4.13	5.05	2.04	1.04
August 2004	0.58	(0.46)	0.12	2.94	3.93	4.90	1.96	0.76
September 2004	0.57	(0.48)	0.09	2.39	3.25	4.08	1.55	0.39
October 2004	0.56	(0.47)	0.09	2.30	3.14	3.96	1.53	0.28
November 2004	0.53	(0.44)	0.09	2.49	3.49	4.47	1.74	0.74
December 2004	0.54	(0.45)	0.09	2.28	3.21	4.16	1.51	0.68

January 2005	0.51	(0.43)	0.08	2.09	3.10	4.15	1.31	0.79
February 2005	0.50	(0.42)	0.08	2.12	3.20	4.32	1.29	0.85
March 2005	0.48	(0.40)	0.08	2.09	3.28	4.44	1.22	0.74

In the up 100 and up 200 scenarios, the duration of equity is calculated under assumed instantaneous +100 and + 200 basis points parallel shifts in interest rates. In the down 100 and down 200 simulations, duration of equity is calculated under the assumption that interest rates instantaneously decline by 100 or 200 basis points, respectively, subject to a floor of 0.35 percent and other proportional adjustments.

Interest Rate Risk Components

The Bank manages the interest rate risk of a significant percentage of its assets and liabilities on a transactional basis. Using interest rate exchange agreements, the Bank pays (in the case of an asset) or receives (in the case of a liability) a coupon that is identical or nearly identical to the balance sheet item, and receives or pays, respectively, a floating rate typically indexed to LIBOR in return. The combination of the interest rate exchange agreement with the balance sheet item has the effect of reducing the duration of the asset or liability to the term to maturity of the LIBOR index, which is typically either one month or three months. After converting the assets and liabilities to LIBOR, the Bank can then focus on managing the spread between the assets and liabilities while remaining relatively insensitive to overall movements in market interest rates. The mismatch between the average time to repricing of the assets and the liabilities converted to floating rates in this manner can, however, cause the Bank’s duration of equity to fluctuate by as much as 0.50 years from month to month.

In the normal course of business, the Bank also acquires assets whose structural characteristics and/or size limit the Bank’s ability to enter into interest rate exchange agreements having mirror image cash flows. These assets include fixed rate, fixed-schedule, amortizing advances and mortgage-related assets. The Bank manages the interest rate risk of these assets by issuing non-callable and callable liabilities, and by entering into interest rate exchange agreements that are not designated against specific assets or liabilities for accounting purposes (stand-alone derivatives). These hedging transactions serve to preserve the value of the asset and minimize the impact of changes in interest rates on the spread between the asset and liability due to maturity mismatches.

In the normal course of business, the Bank may issue fixed rate advances in relatively small blocks (e.g., $1.0 - $5.0 million) that are too small to efficiently hedge on an individual basis. These advances may require repayment of the entire principal at maturity or may have fixed amortization schedules that require repayment of portions of the original principal each month or at other specified intervals over their term. This activity tends to extend the Bank’s duration of equity. To hedge this risk, the Bank periodically evaluates the volume of such advances and issues a corresponding amount of fixed rate debt with similar maturities or enters into interest rate swaps to offset the interest rate risk created by the pool of fixed rate assets.

As of March 31, 2005, the Bank also holds approximately $6.3 billion of floating rate CMOs that reset monthly in accordance with one month LIBOR, but that contain terms that will cap their interest rates at levels predominantly between 7.0 and 8.0 percent. To offset the potential risk that the coupon on these securities might hit their caps at some point in the future, the Bank has purchased a total of $3.9 billion of stand-alone interest rate caps with strike rates of 7.0, 7.5 and 8.0 percent and maturities ranging from 2006 to 2009. The Bank periodically evaluates the residual risk of the caps embedded in the CMOs and determines whether to purchase additional caps. During the years ended December 31, 2004, 2003 and 2002, the Bank purchased caps with notional balances totaling $1.2 billion, $1.0 billion and $500 million, respectively, which have strike rates of 7.0 percent, 8.0 percent and 8.0 percent, respectively. During the three months ended March 31, 2005, no stand-alone interest rate caps were purchased.

In addition, the Bank holds a portfolio of mortgage loans acquired through the MPF program which are funded with a combination of floating and fixed rate, callable and non-callable debt. In order to more fully hedge the prepayment risk associated with these loans and offset the fair value losses that would have occurred on these loans had interest rates fallen, the Bank previously held interest rate floors as described below.

From time to time, albeit very infrequently, as the risk being hedged by such derivative positions materializes, the Bank may terminate, liquidate, or restructure the instrument(s) hedging the risk. This was the case in 2002 as declining market interest rates accelerated prepayments on the Bank’s fixed rate mortgage portfolio, shortening the maturity of the portfolio relative to the fixed rate debt issued to fund the portfolio. To reduce the effects of replacing relatively higher yielding mortgage assets with lower yielding ones, the Bank terminated $350 million of interest rate floors. Simultaneous with the termination of the interest rate floor agreements, the Bank purchased a $500 million interest rate floor with a strike rate reflecting the prevailing lower level of market interest rates, reducing the Bank’s exposure to further declines in interest rates. Although market rates remained low subsequent to the Bank’s purchase of the $500 million floor agreement, mortgage loan prepayments were less than the Bank would have anticipated in the relatively low interest rate environment. Based on this evidence that its fixed rate mortgage portfolio had become relatively insensitive to declining interest rates, the Bank determined that the interest rate floor was no longer needed and the position was terminated in 2004.

In practice, management analyzes a variety of factors in order to assess the suitability of the Bank’s interest rate exposure within the established risk limits. These factors include current and projected market conditions, including possible changes in the level, shape, and volatility of the term structure of interest rates, possible changes to the composition of the Bank’s balance sheet, and possible changes in the delivery channels for the Bank’s assets, liabilities, and hedging instruments. These same variables are also included in the Bank’s income modeling processes. While management considered the Bank’s interest rate risk profile to be appropriate given market conditions during 2002, 2003, 2004 and the first three months of 2005, the Bank may adjust its exposure to market interest rates based on the results of its analyses of the impact of these conditions on future earnings.

As noted above, the Bank typically manages interest rate risk on a transaction by transaction basis as much as possible. To the extent that the Bank finds it necessary or appropriate to modify its interest rate risk position, it would normally do so through one or more cash or related interest rate derivative transactions, or a combination of both. For instance, if the Bank wished to shorten its duration of equity, it would typically do so by issuing additional fixed rate debt with maturities that correspond to the maturities of specific assets or pools of assets that have not previously been hedged. This same result might also be implemented by executing one or more interest rate swaps to convert specific assets from a fixed rate to a floating rate of interest. A similar approach would be taken if the Bank determined it was appropriate to extend rather than shorten its duration.

Counterparty Credit Risk

By entering into interest rate exchange agreements, the Bank generally converts a defined market risk to the risk that the counterparty will not be able to fulfill its obligation in the future. The Bank manages this credit risk by spreading its transactions among many highly rated counterparties, by entering into collateral exchange agreements with all counterparties that include minimum collateral thresholds based on credit ratings, and by monitoring its exposure to each counterparty at least monthly. In addition, all of the Bank’s collateral exchange agreements include master netting arrangements whereby the fair values of all interest rate derivatives with each counterparty are offset for purposes of determining credit exposure. The collateral exchange agreements require the delivery of collateral generally consisting of very liquid, highly rated asset types if maximum credit risk exposures rise above the minimum thresholds. The maximum credit risk exposure is the cost, on a present value basis, of replacing at current market rates all interest rate exchange agreements with a counterparty with whom the Bank is in a net gain position. In accordance with these agreements, the maximum unsecured credit exposure that the Bank would have to any counterparty rated below A3 is $1 million.

As of March 31, 2005 and December 31, 2004 and 2003, the Bank had outstanding interest rate derivative contracts with 20, 20 and 21 different counterparties, respectively, all of which had long-term credit ratings of A3 or higher. None of these counterparties are member institutions, and none were affiliated with a member prior to March 31, 2005. An affiliate of one of the Bank’s counterparties acquired a member institution on March 31, 2005. The Bank has continued to enter into interest rate exchange agreements with that counterparty in the normal course of business and under the same terms and conditions since that acquisition was completed.

A large percentage of the transactions, representing 93 percent, 92 percent and 89 percent, respectively, of the notional principal of the derivatives and 100 percent of the maximum credit exposure, were with counterparties having ratings of Aa3 or higher. The Bank did not have any credit exposure to its interest rate derivative counterparties at March 31, 2005. As of December 31, 2004 and 2003, the Bank’s maximum credit exposure to its interest rate derivative counterparties was $16.8 million and $92.7 million, respectively. After taking into account $11.4 million of collateral held by the Bank and $5.4 million of collateral due but not yet received by the Bank, the maximum credit exposure was reduced to zero at December 31, 2004. At December 31, 2003, the Bank held $50.3 million of collateral and had rights to an additional $27.8 million of collateral which was not yet received, reducing the maximum credit exposure to $14.6 million. At December 31, 2003, the largest maximum credit exposure to a single counterparty after taking into account collateral held or due to the Bank was $10 million to a Aa-rated entity. All of the credit ratings referred to above were provided by Moody’s. The following table provides additional information regarding the Bank’s derivative counterparty credit exposure as of March 31, 2005 and December 31, 2004 and 2003.

DERIVATIVES COUNTERPARTY CREDIT EXPOSURE
(Dollars in millions)

Credit	Number of	Notional	Maximum Credit	Collateral	Collateral	Net Exposure
Rating(1)	Counterparties	Principal(2)	Exposure	Held	Due(3)	After Collateral
March 31, 2005
Aaa	1	$2.7	$—	$—	$—	$—
Aa(4)	17	57,361.0	—	—	—	—
A	2	4,240.3	—	—	—	—

Total	20	$61,604.0	$—	$—	$—	$—

December 31, 2004
Aaa	1	$3.4	$—	$—	$—	$—
Aa	17	59,483.0	16.8	11.4	5.4	—
A	2	4,878.4	—	—	—	—

Total	20	$64,364.8	$16.8	$11.4	$5.4	$—

December 31, 2003
Aaa	1	$6.7	$—	$—	$—	$—
Aa	18	48,841.0	92.7	50.3	27.8	14.6
A	2	6,308.1	—	—	—	—

Total	21	$55,155.8	$92.7	$50.3	$27.8	$14.6

(1)	Credit ratings provided by Moody’s.

(2)	Includes amounts that had not settled as of March 31, 2005 and December 31, 2004 and 2003.

(3)	Amount of collateral to which the Bank had contractual rights under counterparty credit agreements based on December 31, 2004 and 2003 credit exposures. Collateral valued at $4.8 million and $21.8 million was delivered under these agreements in January 2005 and January 2004, respectively.

(4)	The figures for Aa-rated counterparties as of March 31, 2005 include transactions with one counterparty that became affiliated with a member institution on that date. Transactions with that counterparty as of March 31, 2005 had an aggregate notional principal of $2.9 billion and represented no credit exposure to the Bank as of that date.

ITEM 3. PROPERTIES

The Bank owns a 159,000 square foot office building located at 8500 Freeport Parkway South, Irving, Texas. The Bank occupies approximately 71,000 square feet of space in this building.

The Bank also maintains a leased off-site business resumption facility comprising approximately 18,000 square feet of space.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Bank has only one class of stock authorized and outstanding, Class B Capital Stock, $100 par value per share. The Bank is a cooperative and all of its outstanding capital stock is owned by its members or, in some cases, by former members or non-member institutions that have acquired stock by virtue of acquiring member institutions. All stockholders are financial institutions. No individual owns any of the Bank’s capital stock. As a condition of membership, members are required to maintain an investment in the capital stock of the Bank that is equal to a percentage of the member’s total assets, subject to minimum and maximum thresholds. Members are required to hold additional amounts of capital stock based upon an activity-based investment requirement. Financial institutions that cease to be members are required to continue to comply with the Bank’s activity-based investment requirement until such time that the activities giving rise to the requirement have been fully extinguished.

As provided by statute, the only voting rights conferred upon the Bank’s members is for the election of directors. In accordance with the FHLB Act and Finance Board regulations, members elect a majority of the Bank’s Board of Directors. The remaining directors are appointed by the Finance Board. Under the statute and regulations, each elective directorship is designated to one of the five states in the Bank’s district and a member is entitled to vote only for candidates for the state in which the member’s principal place of business is located. A member is entitled to cast, for each applicable directorship, one vote for each share of capital stock that the member is required to hold, subject to a statutory limitation. Under this limitation, the total number of votes that a member may cast is limited to the average number of shares of the Bank’s capital stock that were required to be held by all members in that state as of the record date for voting. Non-member stockholders are not entitled to cast votes for the election of directors.

As of May 31, 2005, there were 28,356,880 shares of the Bank’s capital stock (including mandatorily redeemable capital stock) outstanding. The following table sets forth certain information with respect to each member or non-member institution that beneficially owned more than 5% of the Bank’s outstanding capital stock as of May 31, 2005. Each stockholder has sole voting and investment power for all shares shown (subject to the restrictions described above), none of which represent shares with respect to which the stockholder has a right to acquire beneficial ownership.

Beneficial Owners of More than 5% of the Bank’s Outstanding Capital Stock

		Percentage of
	Number of Shares	Outstanding Shares
Name and Address of Beneficial Owner	Owned	Owned
World Savings Bank, FSB Texas 2085 Westheimer Road, Houston, TX 77098	5,101,898	17.99%

Washington Mutual Bank (non-member) 400 East Main Street, Stockton, CA 95290	3,175,430	11.20%

Guaranty Bank 8333 Douglas Avenue, Dallas, TX 75225	2,791,143	9.84%

The Bank does not offer any type of compensation plan under which its equity securities are authorized to be issued to any person. Eleven of the Bank’s 19 directorships are held by elected directors who by law must be officers or directors of a member of the Bank. The following table sets forth, as of May 31, 2005, the number of shares owned beneficially by members that have one of their officers or directors serving as a director of the Bank and the name of the director of the Bank who is affiliated with each such member. Each stockholder has sole voting and investment power for all shares shown (subject to the restrictions described above), none of which represent shares with respect to which the stockholder has a right to acquire beneficial ownership.

Security Ownership of Directors’ Financial Institutions

	Bank Director	Number	Percentage of
	Affiliated with	of Shares	Outstanding Shares
Name and Address of Beneficial Owner	Beneficial Owner	Owned	Owned
Guaranty Bank 8333 Douglas Avenue, Dallas, TX 75225	Ronald D. Murff	2,791,143	9.84%

Southside Bank 1201 South Beckham, Tyler, TX 75701	Lee R. Gibson	265,889	*

Charter Bank 1881 St. Michael’s Drive, Santa Fe, NM 87501	Robert Wertheim	201,180	*

Colonial Savings, F.A. 2600 West Freeway, Fort Worth, TX 76102	James E. DuBose	184,483	*

State-Investors Bank 1041 Veterans Boulevard, Metairie, LA 70005	Anthony S. Sciortino	18,193	*

Omnibank, N.A. 4328 Old Spanish Trail, Houston, TX 77021	Chesley N. Brooks, Jr.	16,735	*

Texas Bank and Trust Company 300 East Whaley, Longview, TX 75601	Howard R. Hackney	16,074	*

Pine Bluff National Bank 912 Poplar Street, Pine Bluff, AR 71601	Charles G. Morgan, Jr.	11,659	*

Planters Bank and Trust Company 212 Catchings Street, Indianola, MS 38751	James H. Clayton	10,559	*

American National Bank 2732 Midwestern Parkway, Wichita Falls, TX 76308	John B. Stahler	10,422	*

Citizens National Bank of Bossier City 2711 East Texas Street, Bossier City, LA 71171	Will C. Hubbard	9,386	*

First National Banker’s Bank 7813 Office Park Boulevard, Baton Rouge, LA 70809	Will C. Hubbard	7,630	*

All Directors’ Financial Institutions as a group		3,543,353	12.50%

*	Indicates less than one percent ownership.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Directors

The Bank’s Board of Directors is comprised of 19 directorships. Eleven directors are elected by the Bank’s member institutions and eight directors are appointed by the Finance Board. Currently, three appointive directorships are vacant.

Each year the Finance Board designates the number of elective directorships for each state in the Bank’s district. The Finance Board allocates the elective directorships among the states in the Bank’s district as follows: (1) one elective directorship is allocated to each state; (2) if the total number of elective directorships allocated pursuant to clause (1) is less than eight, the Finance Board allocates additional elective directorships among the states using the method of equal proportions (which is the same equal proportions method used to apportion seats in the House of Representatives among states) until the total allocated for the Bank equals eight; (3) if the number of elective directorships allocated to any state pursuant to clauses (1) and (2) is less than the number that was allocated to that state on December 31, 1960, the Finance Board allocates such additional elective directorships to that state until the total allocated to that state equals the number allocated to that state on December 31, 1960; and (4) after consultation with the Bank, the Finance Board may approve additional discretionary elective directorships. The Finance Board’s annual designation of the Bank’s elective directorships for 2005 was as follows: Arkansas – 1; Louisiana – 2 (the grandfather provision in clause (3) of the preceding sentence guarantees Louisiana two of the elective directorships in the Bank’s district); Mississippi – 1; New Mexico – 1; and Texas – 6 (the number of elective directorships for Texas includes two discretionary elective directorships).

To be eligible to serve as an elected director, a candidate must be: (1) a citizen of the United States and (2) an officer or director of a member institution that is located in the represented state and that meets all of the minimum capital requirements established by its federal or state regulator. For purposes of election of directors, a member is deemed to be located in the state in which a member’s principal place of business is located as of December 31 of the calendar year immediately preceding the election year (“Record Date”). A member’s principal place of business is the state in which such member maintains its home office as established in conformity with the laws under which it is organized; provided, however, a member may request in writing to the FHLBank in the district where such member maintains its home office that a state other than the state in which it maintains its home office be designated as its principal place of business. Within 90 calendar days of receipt of such written request, the board of directors of the FHLBank in the district where the member maintains its home office shall designate a state other than the state where the member maintains its home office as the member’s principal place of business, provided all of the following criteria are satisfied: (a) at least 80 percent of such member’s accounting books, records, and ledgers are maintained, located or held in such designated state; (b) a majority of meetings of such member’s board of directors and constituent committees are conducted in such designated state; and (c) a majority of such member’s five highest paid officers have their place of employment located in such designated state.

Candidates for elective directorships are nominated by members located in the state to be represented by that particular directorship. In certain cases, it is possible for directors to be elected without a vote, such as when the number of nominees from a state is equal to or less than the number of directorships to be filled from that state. In that case, the Bank shall notify the members in the affected voting state in writing (in lieu of providing a ballot) that the directorships are to be filled without an election due to a lack of nominees.

For each directorship that is to be filled in an election, each member institution that is located in the state to be represented by the directorship is entitled to cast one vote for each share of capital stock that the member was required to hold as of the Record Date; provided, however, that the number of votes that any member may cast for any one directorship cannot exceed the average number of shares of capital stock that are required to be held as of the Record Date by all members located in the state to be represented. A member may not split its votes among multiple nominees for a single directorship, nor, where there are multiple directorships to be filled for a voting state, may it cumulatively vote for a single nominee. Any ballots cast in violation of these restrictions shall be void.

No shareholder meetings are held for the election of directors; the entire election process is conducted by mail. The Bank’s Board of Directors does not solicit proxies, nor are member institutions permitted to solicit or use proxies to cast their votes in an election. No director, officer, employee, attorney or agent of the Bank may, directly or indirectly, support the nomination or election of a particular individual for an elective directorship. In the event of a vacancy in any elective directorship, such vacancy is to be filled by an affirmative vote of a majority of the Bank’s remaining directors, regardless of whether such remaining directors constitute a quorum of the Bank’s Board of Directors. A director so elected shall satisfy the requirements for eligibility which were applicable to his predecessor.

To be eligible to serve as an appointed director, a person must be: (1) a citizen of the United States and (2) a resident in the Bank’s district. Additionally, an appointed director is prohibited from serving as an officer of any FHLBank or as a director or officer of a member of any FHLBank. Lastly, an appointed director is prohibited from holding shares or any other financial interest in a member of any FHLBank. By statute, at least two of the appointed directors must be representatives from organizations with more than a two-year history of representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections. In the event of a vacancy in any appointive directorship, such vacancy is to be filled through appointment by the Finance Board for the unexpired term.

Directors serve three-year terms that commence on January 1 and end on December 31. Elected directors cannot serve more than three consecutive terms. There is no limit on the number of terms that an appointed director can serve.

The following table sets forth certain information regarding each of the Bank’s directors (ages are as of May 31, 2005):

		Director	Expiration of	Board
Name	Age	Since	Term as Director	Committees
Chesley N. Brooks, Jr., Chairman (Elected)	64	1998	2006	(a)(b)(c)(d)(e)(f)
Mary E. Ceverha, ActingVice Chairman (Appointed)	60	2004	2006	(a)(b)(c)(d)(e)(f)
Sarah S. Agee (Appointed)	59	2004	2006	(a)(d)
Bobby L. Chain (Appointed)	75	2004	2006	(b)(c)
James H. Clayton (Elective directorship)	53	2005	2007	(d)(e)
James E. DuBose (Elected)	48	2003	2006	(a)(e)
Lupe L. Garcia (Appointed)	58	2003	2005	(a)(d)(f)
Lee R. Gibson (Elected)	48	2002	2005	(b)(c)(f)
Howard R. Hackney (Elected)	65	2003	2005	(a)(b)
Will C. Hubbard (Elected)	58	2002	2005	(d)(e)(f)
Ike J. Monty (Appointed)	50	2003	2005	(d)(e)
Charles G. Morgan, Jr. (Elected)	43	2004	2006	(a)(e)
Ronald D. Murff (Elected)	51	2001	2005	(b)(c)(f)
Anthony S. Sciortino (Elected)	57	2003	2006	(c)(d)
John B. Stahler (Elected)	57	2001	2007	(a)(b)(f)
Robert Wertheim (Elected)	72	2002	2007	(c)(e)

(a)	Member of Risk Management Committee

(b)	Member of Audit Committee

(c)	Member of Human Resources Committee

(d)	Member of Government Relations Committee

(e)	Member of Affordable Housing and Economic Development Committee

(f)	Member of Executive Committee

Chesley N. Brooks, Jr. is Chairman of the Board of Directors of the Bank and has served in that capacity since February 2005. Mr. Brooks has served as Chairman and Chief Executive Officer of Omnibank, N.A., a member of the Bank, since 1978. He joined Omnibank (Houston, Texas) in 1974. From 1994 to 1999, Mr. Brooks served on the Board of Directors of the Texas Bankers Association (TBA). From 1998 to 1999, he served on the TBA’s Executive Committee and as Chairman of its Government Relations Council. He currently serves on the Federal Home Loan Bank Committee of the American Bankers Association, the Legislative Committee of the Independent Bankers Association of Texas, and on the Council of Federal Home Loan Banks. Mr. Brooks currently serves as Chairman of the Executive Committee of the Bank’s Board of Directors. Previously, he served as Chairman of the Government Relations Committee of the Bank’s Board of Directors.

Mary E. Ceverha has served as Acting Vice Chairman of the Board of Directors of the Bank since January 2005. Ms. Ceverha is the founder and current president of Trinity Commons, Inc., a not-for-profit enterprise organized in 2001 to coordinate activities relating to the construction of the Trinity River Project in Dallas, Texas. Through January 2005, she also served as a director of the Trinity Commons Foundation, a not-for-profit entity that she founded in 2001. Currently, Ms. Ceverha serves on the Council of Federal Home Loan Banks, the Executive Committee of the Greater Dallas Planning Council and on the board of the President’s Council for the University of Texas Southwestern Medical Center, which raises funds for medical research. She is a former board member and president of Friends of Fair Park, a non-profit citizens group dedicated to the preservation of Fair Park, a national historic landmark in Dallas, Texas. From 1995 to 2004, she served on the Texas State Board of Health. Ms. Ceverha also serves as Acting Vice Chairman of the Executive Committee of the Bank’s Board of Directors.

Sarah S. Agee served as an elected representative in the Arkansas House of Representatives from 1999 to 2004. From 2001 to 2004, she served on the legislature’s State Agencies and Governmental Affairs Committee. In 2003 and 2004, Ms. Agee served as the committee’s chairman. Since January 1, 2005, Ms. Agee has served as a policy advisor to the governor of Arkansas and as his liaison to the state legislature. In addition, she operates a family farm and cattle-raising operation in Northwest Arkansas. Ms. Agee previously served on the Prairie Grove School Board and Prairie Grove Police Committee.

Bobby L. Chain is the founder, Chairman and Chief Executive Officer of Chain Electric Company, a multi-state commercial, industrial and utility contractor in Hattiesburg, Mississippi. He has served as Chairman and Chief Executive Officer since 1994. Prior to that, he served as President and Chief Executive Officer from the company’s inception in 1955 until 1994.

James H. Clayton serves as Chairman and Chief Executive Officer of Planters Bank and Trust Company in Indianola, Mississippi. Mr. Clayton joined Planters Bank and Trust Company, a member of the Bank, in 1976 and has served as Chairman and Chief Executive Officer since 2003. From 1984 to 2003, he served as President and Chief Executive Officer. Mr. Clayton also serves as a director of Planters Holding Company. Mr. Clayton previously served as a member of the Executive Committee of the Mississippi Bankers Association and is a past president of the Indianola Chamber of Commerce. He currently serves on the Government Relations Council of the American Bankers Association (ABA) and is a member of its BankPac Committee. In February 2005, Mr. Clayton was appointed by the Bank’s Board of Directors to fulfill the unexpired term of an elected director representing the state of Mississippi.

James E. DuBose has served as President of Colonial Savings, F.A., in Fort Worth, Texas since 1995. He joined Colonial Savings, a member of the Bank, in 1983. Mr. DuBose currently serves on the Board of Governors of the Mortgage Bankers Association of America.

Lupe L. Garcia is President of Garcia Tire, LLC, a retail tire center in Santa Cruz, New Mexico. Mr. Garcia has served as President of the company since 1980. He currently serves as Chairman of the Government Relations Committee of the Bank’s Board of Directors.

Lee R. Gibson serves as Executive Vice President and Chief Financial Officer of Southside Bank (a member of the Bank) and its publicly traded holding company, Southside Bancshares, Inc. (Tyler, Texas). He has served as Executive Vice President since 1990 and as Chief Financial Officer since 2000. Mr. Gibson also serves as a director of Southside Bank. Before joining Southside Bank in 1984, Mr. Gibson served as an auditor for Ernst & Young. Mr. Gibson currently serves on the Executive Board of the East Texas Area Council of Boy Scouts and as Chairman of the Human Resources Committee of the Bank’s Board of Directors. He is a Certified Public Accountant.

Howard R. Hackney is a director of Texas Bank and Trust Company in Longview, Texas (a member of the Bank). From 1995 until his retirement in May 2004, Mr. Hackney served as President of Texas Bank and Trust Company. Since May 2004, he has provided consulting services to Texas Bank and Trust Company. In May 2005, Mr. Hackney was appointed to serve on the board of directors of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P., a publicly traded master limited partnership. He also serves on the board of directors of the Sabine Valley MHMR Foundation and as Co-Chairman of the East Texas Corridor Council. Mr.

Hackney previously served on the board of directors of the Good Shepard Medical Center. He currently serves as Vice Chairman of the Bank’s Audit Committee.

Will C. Hubbard has served as President and Chief Executive Officer of Citizens National Bank of Bossier City, a member of the Bank, since 1990. Mr. Hubbard is a past president of the Louisiana Bankers Association and he currently serves on the board of directors of First National Banker’s Bank (“First National”) in Baton Rouge, Louisiana. First National is also a member of the Bank. Mr. Hubbard currently serves on the boards of directors of the Community Bankers of Louisiana and the Greater Bossier Economic Development Foundation. He also serves as Chairman of the Affordable Housing and Economic Development Committee of the Bank’s Board of Directors.

Ike J. Monty has served as President of Investment Builders, Inc., a privately owned housing development company in El Paso, Texas, since 1993. He currently serves as Vice Chairman of the Affordable Housing and Economic Development Committee of the Bank’s Board of Directors.

Charles G. Morgan Jr. serves as President and Chief Operating Officer of Pine Bluff National Bank in Pine Bluff, Arkansas. Mr. Morgan joined Pine Bluff National Bank, a member of the Bank, in 1987 and has served as President and Chief Operating Officer since February 2005. From 1997 to February 2005, he served as Executive Vice President. Mr. Morgan currently serves on the boards of directors of the Jefferson Hospital Association and the United Way of Southeast Arkansas and as Vice Chairman of the Economic Development Alliance of Jefferson County. He is a past chairman of the Greater Pine Bluff Chamber of Commerce. Mr. Morgan also serves as Vice Chairman of the Risk Management Committee of the Bank’s Board of Directors.

Ronald D. Murff is President of Guaranty Bank’s Retail Bank, a member of the Bank, and has served in that capacity since June 2001. From 1995 to June 2001, he served as Executive Vice President and Chief Financial Officer of Guaranty Bank and its parent company, Guaranty Financial Services. From 1987 through 1995, he served as Chief Financial Officer of Guaranty Bank. Before joining Guaranty in 1987, Mr. Murff served as Senior Vice President and Controller of Bright Bank and as a Senior Auditor for Peat, Marwick, Mitchell & Company. He currently serves on the boards of directors of the Baylor University Medical Center and Guidestone Financial Resources. He is a past board member of the Baylor University Alumni Association and the Lady Bird Johnson Wildflower Center. Mr. Murff, a Certified Public Accountant, serves as Chairman of the Bank’s Audit Committee.

Anthony S. Sciortino has served as a board member, President and Chief Executive Officer of State-Investors Bank in Metairie, Louisiana since 1985. He joined State-Investors Bank, a member of the Bank, in 1975. Mr. Sciortino currently serves on the boards of directors of the New Orleans Area Habitat for Humanity and the Better Business Bureau of Greater New Orleans, and is a past chairman and current board member of the Community Bankers of Louisiana. He also serves as Vice Chairman of the Government Relations Committee of the Bank’s Board of Directors. Mr. Sciortino previously served as a director of the Bank from 1990 to 1996.

John B. Stahler has served as a board member, President and Chief Executive Officer of American National Bank in Wichita Falls, Texas since 1979. He joined American National Bank (“ANB”), a member of the Bank, in 1976. Mr. Stahler also serves as a director and President of Ameribancshares, Inc., ANB’s privately held holding company. He is a past president of the Texas Bankers Association and has served on the ABA’s Government Relations Committee. Mr. Stahler currently serves on the ABA’s BankPac Committee and as Chairman of the Risk Management Committee of the Bank’s Board of Directors.

Robert Wertheim has served as Chairman and Chief Executive Officer of Charter Companies, Inc. since 1976 and as Chairman of its affiliates (Charter Bank, a member of the Bank, Charter Mortgage Company and Charter Insurance Services, Inc.) since 1986. Mr. Wertheim also served as President of Charter Companies, Inc. from 1976 until 2000 and as President and Chief Executive Officer of Charter Bank from 1986 to 2001. He also served as President and Chief Executive Officer of Charter Mortgage Company from 1986 to 1992 and as its Chief Executive Officer from 1992 until 2000. Previously, Mr. Wertheim served on the Board of Governors and Executive Committee of the Mortgage Bankers Association of America and on the Board of Directors of Presbyterian Healthcare Services. He currently serves on the National Advisory Board of the Anderson School of Management at the University of New Mexico and as Vice Chairman of the Human Resources Committee of the Bank’s Board of Directors. Mr. Wertheim is a Certified Mortgage Banker.

Executive Officers

Set forth below is certain information regarding the Bank’s executive officers (ages are as of May 31, 2005). The executive officers serve at the discretion of, and are elected annually by, the Bank’s Board of Directors.

Name	Age	Position Held	Officer Since
Terry Smith	48	President and Chief Executive Officer	1986
Robert Brick	54	Senior Vice President and Chief Risk Officer	2004
Paul Joiner	52	Senior Vice President and Chief Strategy Officer	1986
Karen Krug	46	Senior Vice President, Chief Administrative Officer and Corporate Secretary	2002
Tom Lewis	42	Senior Vice President and Chief Accounting Officer	2003
Nancy Parker	52	Senior Vice President and Chief Information Officer	1994
Michael Sims	39	Senior Vice President, Chief Financial Officer and Treasurer	1998
Earl Willey	56	Vice President and Director of Internal Audit	2003

Terry Smith serves as President and Chief Executive Officer of the Bank and has served in such capacity since August 2000. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Bank, responsible for the financial and risk management, credit and collateral, financial services, accounting, and information systems functions. Mr. Smith joined the Bank in 1986 to coordinate the hedging and asset/liability management functions, and was promoted to Chief Financial Officer in 1988. He served in that capacity until his appointment as Chief Operating Officer in 1991. Mr. Smith currently serves on the boards of directors of the Financial Institutions Retirement Fund and the FHLBanks’ Office of Finance. He also serves on the Council of Federal Home Loan Banks and as Chairman of the Audit Committee of the FHLBanks’ Office of Finance.

Robert Brick serves as Senior Vice President and Chief Risk Officer of the Bank. He joined the Bank in March 2004 as Vice President and Chief Risk Officer and was promoted to Senior Vice President in May 2005. In his capacity as Chief Risk Officer, Mr. Brick is responsible for the Bank’s risk management functions and regulatory compliance. Before joining the Bank, Mr. Brick served as Assistant Director of Operations for the Office of Thrift Supervision for over 14 years (from October 1989 to March 2004). At the Office of Thrift Supervision, he was responsible for the examination and regulatory supervision of federally insured thrifts in Texas, Oklahoma, Louisiana, Mississippi and Tennessee.

Paul Joiner serves as Senior Vice President and Chief Strategy Officer for the Bank. In this role, Mr. Joiner has responsibility for corporate planning and research, including market research and analysis. He joined the Bank in 1983 and served in various marketing and financial positions prior to his appointment as Director of Research and Planning in September 1999. Mr. Joiner served as a Vice President of the Bank from 1986 until 1993. In 1993, he was promoted to Senior Vice President. In February 2005, Mr. Joiner was appointed Chief Strategy Officer.

Karen Krug serves as Senior Vice President, Chief Administrative Officer and Corporate Secretary and has served in that capacity since August 2002. She has responsibility for corporate administration, including human resources, legal, government relations and corporate communications. In February 2005, Ms. Krug’s responsibilities were expanded to include community investment. She previously held various administrative positions with the Bank from 1983 through 1993. From 1997 to August 2002, Ms. Krug served as Director of Corporate Strategy & Communications and Assistant Corporate Secretary for Campbell-Ewald, a national advertising and communications firm.

Tom Lewis serves as Senior Vice President and Chief Accounting Officer of the Bank. He joined the Bank in January 2003 as Vice President and Controller and was promoted to Senior Vice President in April 2004 and to Chief Accounting Officer in February 2005. From May 2002 through December 2002, Mr. Lewis served as Senior Vice President and Chief Financial Officer for Trademark Property Company (“Trademark”), a privately held commercial real estate developer. Prior to joining Trademark, Mr. Lewis served as Senior Vice President, Chief Financial Officer and Controller for AMRESCO Capital Trust (“AMCT”), a publicly traded real estate investment trust, from February 2000 to May 2002. From the company’s inception in 1998 until February 2000, he served as Vice President and Controller of AMCT. Mr. Lewis is a Certified Public Accountant.

Nancy Parker serves as Senior Vice President and Chief Information Officer of the Bank. Ms. Parker has served as Chief Information Officer since January 1999. In addition to information technology, Ms. Parker oversees banking operations, production support services, security, and property and facilities management. She joined the Bank in 1987 as a Senior Systems Analyst, and was promoted to Financial Systems Manager in 1991 and to Information Technology Director in 1993. Ms. Parker served as a Vice President of the Bank from 1994 to 1996. In 1996, she was promoted to Senior Vice President. In February 2005, Ms. Parker’s responsibilities were expanded to include banking operations.

Michael Sims serves as Senior Vice President, Chief Financial Officer and Treasurer of the Bank. Prior to his appointment as Chief Financial Officer in February 2005, Mr. Sims served as Treasurer of the Bank. Mr. Sims joined the Bank in 1989 and has served in various financial and asset/liability management positions during his tenure with the institution. Since November 1998, he has had overall responsibility for the Bank’s treasury operations. In February 2005, Mr. Sims’ responsibilities were expanded to include member sales. Mr. Sims served as a Vice President of the Bank from 1998 to 2001. In 2001, he was promoted to Senior Vice President.

Earl Willey serves as Vice President and Director of Internal Audit. Mr. Willey joined the Bank in April 2003. From August 1999 through March 2003, Mr. Willey served as Senior Vice President and Director of Internal Audit for Local Oklahoma Bank, N.A. Prior to joining Local Oklahoma Bank, he served briefly as Director of Internal Audit for the Federal Home Loan Bank of Topeka and as Operations Manager for Bank One, Oklahoma. Before that, Mr. Willey spent over 15 years as the Director of Internal Audit for Liberty Bank, N.A. Mr. Willey is a Certified Internal Auditor and Certified Information Systems Auditor.

Relationships

There are no family relationships among any of the Bank’s directors or executive officers. Except as described above, none of the Bank’s directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which that director or executive officer was selected.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth the compensation of the President/Chief Executive Officer and the next four highest paid executive officers of the Bank (the “named executive officers”) for the year ended December 31, 2004. The Bank does not provide any form of equity or long-term incentive compensation to its named executive officers.

	Annual Compensation
			All Other
Name and Principal Position	Salary ($)	Bonus ($)	Compensation ($)
Terry Smith, President/Chief Executive Officer	525,000	143,973	167,355	(1)

Nancy Parker, SVP/Chief Information Officer	220,000	71,102	60,511	(2)

Paul Joiner, SVP/Chief Strategy Officer	200,000	74,638	27,370	(3)

Karen Krug, SVP/Chief Administrative Officer	197,500	73,830	23,212	(4)

Michael Sims, SVP/Chief Financial Officer	197,500	63,830	34,010	(5)

(1)	Includes $133,788 of Bank contributions to qualified and non-qualified vested and unvested defined contribution plans, and $33,567 of payouts for unused vacation and sick leave.

(2)	Includes $39,189 of Bank contributions to qualified and non-qualified vested and unvested defined contribution plans, and $21,322 of payouts for unused vacation and sick leave.

(3)	Includes $23,375 of Bank contributions to qualified and non-qualified vested and unvested defined contribution plans, and $3,995 of payouts for unused sick leave.

(4)	Includes $15,616 of Bank contributions to qualified and non-qualified vested and unvested defined contribution plans, and $7,596 of payouts for unused vacation.

(5)	Includes $21,094 of Bank contributions to qualified and non-qualified vested and unvested defined contribution plans, and $12,916 of payouts for unused vacation and sick leave.

Pension Plan

The Bank participates in the Financial Institutions Retirement Fund (FIRF), a qualified multiemployer defined benefit pension plan. The following table reflects estimated annual benefits payable from the FIRF to the named executive officers upon retirement at age 65, calculated in accordance with the formula currently in effect for specified years-of-service.

	Years of Service
Officer	15	20	25	30	35
Terry Smith	$92,250	$115,825	$136,325	$156,825	$156,825

Nancy Parker	92,250	113,775	134,275	154,775	154,775

Paul Joiner	92,250	121,975	142,475	162,975	162,975

Karen Krug	62,525	83,025	103,525	124,025	124,025

Michael Sims	89,175	109,675	130,175	150,675	150,675

•	The pension plan is a qualified defined benefit plan and is therefore subject to the Internal Revenue Service (“IRS”) maximum compensation limit, which for 2004 was $205,000 per year. The regular form of retirement benefit is a straight-life annuity that includes a lump-sum death benefit. The normal retirement age is 65, but the plan provides for an unreduced retirement benefit beginning at age 60 (if hired prior to July 1, 2003) or age 62 (if hired on or after July 1, 2003). The Bank does not have a supplemental defined benefit plan that covers compensation in excess of the IRS maximum limit; accordingly, the above table reflects the estimated pension benefits payable to the named executive officers based solely on the IRS compensation limit as the compensation of all named executive officers exceeded such limit.

•	Compensation covered by the plan includes taxable compensation as reported on the named executive officer’s W-2 (exclusive of any compensation deferred from a prior year) plus any pre-tax contributions to the Bank’s Section 401(k) plan and/or Section 125 cafeteria plan, subject to the 2004 IRS limitation of $205,000 per year. The benefit is computed as:

Starting July 1, 2003 – 2 percent x years of service x high three-year average compensation (consecutive years)

Prior to July 1, 2003 – 3 percent x years of service x high three-year average compensation (consecutive years)

The estimated annual pension benefits set forth above for each named executive officer were calculated based upon the 2004 IRS compensation limit of $205,000 per year. From time to time, the IRS will increase the maximum compensation limit for qualified plans; future increases, if any, would be expected to increase the estimated annual benefits payable to the named executive officers. In 2005, the maximum compensation limit was increased to $210,000 per year.

•	The pension plan limits the maximum years of benefit service (both prior to July 1, 2003 and after July 1, 2003) to 30 years.

•	As of December 31, 2004, the credited years of service for the named executive officers were as follows:

Terry Smith	18 years
Nancy Parker	17 years
Paul Joiner	21 years
Karen Krug	2 years
Michael Sims	15 years

In addition to the above, Ms. Krug has 10 years of credited service relating to her previous employment with the Bank. Upon retirement at age 65, Ms. Krug will be entitled to receive $16,344 per year in addition to the amounts shown in the table above as a vested benefit relating to her previous service with the Bank.

Special Non-Qualified Deferred Compensation Plan

The named executive officers also participate in the Bank’s Special Non-Qualified Deferred Compensation Plan (“the Plan”), a defined contribution plan that was established in October 2004 primarily to provide supplemental retirement benefits to most of the Bank’s executive officers. Each participant’s benefit under the Plan consists of contributions made by the Bank on the participant’s behalf, plus an allocation of the investment gains or losses on the assets used to fund the Plan. Generally, benefits under the Plan vest when the participant reaches age 62, except for certain amounts contributed on the President/Chief Executive Officer’s behalf and the earnings thereon, which provide for earlier vesting as specified in the Plan. If the officer terminates employment or is removed from the Plan prior to vesting, all benefits under the Plan are forfeited. Contributions to the Plan are determined solely at the discretion of the Bank’s Board of Directors; the Bank has no obligation to make future contributions to the Plan. The ultimate benefit to the participant is based solely on the contributions made on his or her behalf and the earnings thereon; the Bank does not guaranty a specific benefit amount or investment return to any participant. In addition, the Bank has the right at any time to amend or terminate the Plan, or remove a participant from the Plan at its discretion, provided, however, that no amendment, modification or termination may reduce the then vested account balance of any participant. If, at retirement, a participant’s vested account balance is at least $25,000, the participant may elect to receive such amount in quarterly installments over a period of one to five years or in a single lump sum payment. If a participant’s vested account balance is less than $25,000 at retirement, a lump sum payment is required. As of December 31, 2004, the unvested balances of the named executive officers’ accounts were as follows:

Terry Smith	$106,061 (of which $57,717 vests in 2010)
Nancy Parker	$28,480
Paul Joiner	$12,048
Karen Krug	$3,989
Michael Sims	$9,791

Compensation of Directors

In accordance with Finance Board regulations, the Bank has established a formal policy governing the compensation and travel reimbursement provided to its directors. Directors are compensated based solely on the number of meetings attended and the level of responsibility assumed. During the year ended December 31, 2004, the Bank had seven board meetings. Directors were entitled to receive the full amount of eligible compensation if they attended at least six of the seven board meetings. For 2004, the annual directors’ compensation limits were $27,405 for the Chairman of the Board, $21,924 for the Vice Chairman of the Board, and $16,443 for all other directors. Directors are also reimbursed for reasonable and necessary Bank-related travel expenses. During the year ended December 31, 2004, directors’ fees and Bank-related travel expenses totaled $315,000 and $225,000, respectively. Directors may defer any or all of their fees under the terms of a non-qualified deferred compensation plan.

Compensation Committee Interlocks and Insider Participation

During 2004, the Bank’s Human Resources Committee consisted of Lee R. Gibson (Chairman), Robert Wertheim (Vice Chairman), Patricia P. Brister, Chesley N. Brooks, Jr., Bobby L. Chain, Stephen G. French, Ronald D. Murff, A. Fred Miller, Jr., and Anthony S. Sciortino, none of whom was, prior to or during 2004, an officer or employee of the Bank. None of the Bank’s executive officers served as a member of the compensation committee (or similar committee) or board of directors of any entity whose executive officers served on the Bank’s Human Resources Committee or Board of Directors. None of such persons had any relationships requiring disclosure under applicable rules and regulations. Ms. Brister, Mr. French and Mr. Miller no longer serve on the Bank’s Board of Directors. Ms. Brister and Mr. French served as public interest directors while Mr. Miller was an elected industry director.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank’s capital stock can only be held by members of the Bank, or by non-member institutions that acquire stock by virtue of acquiring member institutions and former members of the Bank that retain capital stock to support advances or other activity that remain outstanding or until any applicable stock redemption or withdrawal notice period expires. All members are required by law to purchase stock in the Bank. As a cooperative, the Bank’s products and services are provided almost exclusively to its stockholders. In the ordinary course of business, transactions between the Bank and its stockholders are carried out on terms which either are determined by competitive bidding in the case of auction deposits or are established by the Bank, including pricing and collateralization terms, under its Member Products and Credit Policy, which treats all similarly situated members on a non-discriminatory basis. The Bank provides, in the ordinary course of its business, products and services to members whose officers or directors may serve as directors of the Bank (“Directors’ Financial Institutions”). Currently, 11 of the Bank’s 16 directors are officers or directors of member institutions. The Bank’s products and services are provided to Directors’ Financial Institutions and to holders of more than 5% of the Bank’s capital stock on terms that are no more favorable to them than comparable transactions with other similarly situated members of the Bank.

Since January 1, 2002, the Bank has not engaged in any transactions with any of the Bank’s directors, executive officers, or any members of their immediate families that require disclosure under applicable rules and regulations. Additionally, since January 1, 2002, the Bank has not had any dealings with entities that are affiliated with its directors which require disclosure under applicable rules and regulations, except as described above. No director or executive officer of the Bank or any of their immediate family members has been indebted to the Bank at any time since January 1, 2002.

As of March 31, 2005 and December 31, 2004, advances outstanding to Directors’ Financial Institutions aggregated $5.638 billion and $6.028 billion, respectively, representing 12.2 percent and 12.8 percent, respectively, of the Bank’s total outstanding advances as of those dates. During the years ended December 31, 2003 and 2002, the Bank acquired (net of participation interests sold to the FHLBank of Chicago) approximately $173 million and $493 million, respectively, of mortgage loans from (or through) Directors’ Financial Institutions. These loans were either funded by the Bank through, or purchased from, the Directors’ Financial Institutions. The Bank did not acquire any mortgage loans from (or through) Directors’ Financial Institutions during the three months ended March 31, 2005 or the year ended December 31, 2004. The loan participations sold to the FHLBank of Chicago were transacted concurrent with the Bank’s purchase of the loans from the Directors’ Financial Institutions. The loan purchases and simultaneous participations were transacted at the same price.

ITEM 8. LEGAL PROCEEDINGS

The Bank is not a party to any material pending legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Bank is a cooperative and all of its outstanding capital stock is owned by its members or, in some cases, by non-member institutions that have acquired stock by virtue of acquiring a member institution or former members that retain capital stock either to support advances or other activity that remains outstanding. All of the Bank’s stockholders are financial institutions; no individual owns any of the Bank’s capital stock. The Bank’s capital stock is not publicly traded, nor is there an established market for the stock. The Bank’s capital stock has a par value of $100 per share and it may be purchased, redeemed, repurchased and transferred only at its par value. By regulation, the parties to a transaction involving the Bank’s stock can include only the Bank and its member institutions (or non-member institutions or former members, as described above). While a member could transfer stock to another member of the Bank, such a transfer could occur only upon approval of the Bank and then only at par value. The Bank does not issue options, warrants or rights relating to its capital stock, nor does it provide any type of equity compensation plan. As of May 31, 2005, the Bank had 891 stockholders and 28,356,880 shares of capital stock outstanding.

The Bank is permitted by regulation to pay dividends only from current or previously retained earnings. Dividends may be paid in the form of cash or capital stock as authorized by the Bank’s Board of Directors. Shares of Class B stock issued as dividend payments have the same rights, obligations, and restrictions as all other shares of Class B stock, including rights, privileges, and restrictions related to the repurchase and redemption of Class B stock. To the extent such shares represent excess stock, they may be repurchased or redeemed by the Bank in accordance with the provisions of the Bank’s capital plan.

The Bank has had a long-standing practice of paying quarterly dividends in the form of capital stock. The Bank has also had a long-standing practice of benchmarking the dividend rate that it pays on its capital stock to the average federal funds rate. When dividends are paid, capital stock is issued in full shares and any fractional shares are paid in cash. Dividends are typically paid on the last business day of each quarter and are based upon the average capital stock held by each of the Bank’s stockholders during the period from the last dividend payment date (which is generally the last business day of the preceding quarter) through the date immediately preceding the last business day of the current quarter. The following table sets forth certain information regarding the quarterly dividends that were declared and paid by the Bank during the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003. All dividends were paid in the form of capital stock except for fractional shares, which were paid in cash.

DIVIDENDS PAID
(dollars in thousands)

	2005		2004		2003
		Annualized		Annualized		Annualized
	Amount (1)	Rate(3)	Amount (2)	Rate(3)	Amount	Rate(3)
First Quarter	$20,550	2.95%	$10,012	1.50%	$15,419	2.50%
Second Quarter			10,131	1.50	16,147	2.50
Third Quarter			13,271	1.92	13,615	2.00
Fourth Quarter			17,190	2.44	13,559	2.00

(1) Amount includes (in thousands) $2,350 of dividends paid on mandatorily redeemable capital stock for the first quarter. For financial reporting purposes, these dividends were classified as interest expense.

(2) Amounts include (in thousands) $1,481, $1,492, $1,664 and $2,006 of dividends paid on mandatorily redeemable capital stock for the first, second, third and fourth quarters, respectively. For financial reporting purposes, these dividends were classified as interest expense.

(3) Reflects the annualized rate paid on all of the Bank’s average capital stock outstanding regardless of its classification for financial reporting purposes as either capital stock or mandatorily redeemable capital stock.

On February 27, 2004, the Bank’s Board of Directors adopted a retained earnings policy that is designed to build retained earnings over a number of years in order to protect the par value of members’ capital stock. With certain exceptions, the Bank’s policy calls for the Bank to retain earnings in line with its targets prior to determining the amount of funds available to pay dividends. Taking into consideration its retained earnings targets, the Bank currently expects to pay dividends in 2005 at approximately 25 to 50 basis points above the average federal funds rate for the year. Restrictions on the Bank’s ability to pay dividends are discussed further in Item 1 – Business, Item 2 — Financial Information, and Item 11 – Description of Registrant’s Securities to be Registered.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

To be provided by amendment.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Securities to be Registered

The Bank is registering its Class B Capital Stock, the terms of which are described below. The Bank has no other authorized classes of capital stock.

Historical Overview of the FHLBanks’ Capital Structure and Related Requirements

From its enactment in 1932, the FHLB Act provided for a subscription-based capital structure for the FHLBanks that required every member of a FHLBank to own that FHLBank’s capital stock in an amount in proportion to the member’s residential mortgage assets and its borrowing activity with the FHLBank pursuant to a statutory formula. Under that capital regime, the Bank’s capital stock was issued and redeemed only at its par value of $100 per share. The FHLB Act required members to hold capital stock equal to the greater of one percent of their mortgage-related assets or five percent of their outstanding advances. Members could, at the FHLBank’s discretion, redeem any capital stock in excess of the minimum stock purchase requirements at its par value of $100 per share. Generally, members could withdraw from membership and redeem their capital stock upon six months’ notice.

The GLB Act, enacted in 1999, replaced the former subscription capital structure with requirements for total capital, leverage capital and risk-based capital for the FHLBanks, authorized the issuance of two new classes of capital stock redeemable with six months’ notice (Class A stock) or five years’ notice (Class B stock), and required each FHLBank to develop a new capital plan to replace the previous statutory capital structure. On January 30, 2001, as required by the GLB Act,the Finance Board published a final rule implementing the new capital structure for the FHLBanks. In accordance with the new capital regulations, the Bank submitted its proposed capital plan to the Finance Board on October 29, 2001 for review and approval. The Finance Board approved the Bank’s capital plan on June 12, 2002 and the Bank converted to its new capital structure on September 2, 2003.

Under the provisions of the GLB Act and the Finance Board’s final rule, each FHLBank may issue Class A stock or Class B stock, or both, to its members. Each FHLBank must maintain sufficient permanent capital to meet a new risk-based capital requirement, enough total capital to meet a new total capital requirement, and enough leverage capital to meet a new leverage capital requirement. For this purpose, permanent capital is defined as amounts paid for Class B stock (including mandatorily redeemable capital stock) plus retained earnings. Total capital is defined as the sum of permanent capital, the amounts paid in for Class A stock, the amount of any general allowance for losses, and the amount of other instruments identified in a FHLBank’s capital plan that the Finance Board has determined to be available to absorb losses incurred by such FHLBank. Leverage capital is computed by multiplying a FHLBank’s permanent capital by 1.5 and adding to that product all other components of total capital.

Under the terms of the GLB Act, Class A stock is redeemable with six months’ written notice by the member and counts toward a FHLBank’s total and leverage capital requirements. Class B stock is redeemable with five years’ written notice by the member, confers on its holders a pro rata ownership interest in the retained earnings of a FHLBank, counts as permanent capital toward a FHLBank’s risk-based and total capital requirements and has a 1.5 weighting toward the leverage capital requirement.

Prior to the implementation of its new capital plan on September 2, 2003, the Bank was subject to a Finance Board-imposed leverage limit that limited the Bank’s assets to 21 times its total capital. However, if the Bank’s non-mortgage asset ratio, as defined by Finance Board regulations, did not exceed 11 percent, the Bank’s assets could equal up to 25 times its total capital. The non-mortgage asset ratio was calculated as the percentage of the Bank’s total assets that remained after deducting advances, MPF loans, MBS, capital, and member deposits. The Bank remained within all regulatory leverage limits in effect prior to the implementation of its new capital plan and maintained its non-mortgage asset ratio below 11 percent.

Upon implementation of its new capital plan, the Bank became subject to the Finance Board’s new risk-based capital rules and other capital requirements. As more fully described in Item 2 – Financial Information, this regulatory framework requires each FHLBank that has implemented its new capital plan to maintain at all times permanent capital in an amount at least equal to its risk-based capital requirement, which is the sum of its credit risk capital requirement, its market risk capital requirement, and its operations risk capital requirement. In addition, each FHLBank is also required to maintain total capital in an amount at least equal to 4.0 percent of its total assets, and leverage capital in an amount at least equal to 5.0 percent of its total assets. For reasons of safety and soundness, the Finance Board may require the Bank, or any other FHLBank that has already converted to its new capital structure, to maintain a greater amount of capital, and the Bank may voluntarily impose a higher capital level that may be changed from time to time. The Bank is required to submit monthly capital compliance reports to the Finance Board. At all times during the period from September 2, 2003 through March 31, 2005, the Bank was in compliance with the applicable capital requirements.

Registrant’s Capital Plan

The Bank’s new capital plan provides that it will issue only Class B Capital Stock. The Bank’s Class B Capital Stock has a par value of $100 per share and may be purchased, redeemed, repurchased and transferred only at its par value. Class B Capital Stock is issued and held in book-entry form only and is transferable only upon the written approval of the Bank, which it may withhold in its sole discretion.

Dividends

The Bank’s Board of Directors may declare dividends to be paid on Class B Capital Stock on a quarterly basis or otherwise as it determines in its discretion. Dividend payments may be made in the form of cash, additional shares of Class B Capital Stock, or a combination thereof as determined by the Board of Directors. Shares of Class B stock issued as dividend payments have the same rights, obligations, and restrictions as all other shares of Class B stock, including rights, privileges, and restrictions related to the repurchase and redemption of Class B stock. To the extent such shares represent excess stock, they may be repurchased or redeemed by the Bank in accordance with the provisions of the Bank’s capital plan.

Each stockholder is entitled to receive dividends on all Class B Capital Stock held during the applicable period for the period of time that the stockholder owns the Class B Capital Stock. The amount of dividends to be paid is based on the average number of shares held by a stockholder during the applicable dividend period. A member that has provided a withdrawal notice, or whose membership is otherwise terminated, will continue to receive dividends on its Class B Capital Stock as long as the institution or its successor owns the Bank’s Class B Capital Stock.

In accordance with the FHLB Act and Finance Board regulations, dividends may only be paid from current net earnings or previously retained earnings. In accordance with the regulations, the Bank’s Board of Directors may not declare or pay a dividend if the Bank is not in compliance with its minimum capital requirements or if the Bank would fall below its minimum capital requirements as a result of the payment of the dividend. Moreover, no FHLBank may pay dividends to its stockholders if the principal and interest due on any consolidated obligations issued through the Office of Finance has not been paid in full or, under certain circumstances, if a FHLBank becomes a non-complying FHLBank under Finance Board regulations as a result of its inability to comply with regulatory liquidity requirements or to satisfy its current obligations.

Except as otherwise provided in the Bank’s capital plan, or by regulation or statute, the Board of Directors has sole discretion to determine the amount, form, frequency and timing of dividend payments. Dividends are non-cumulative with respect to any payment obligation.

Members’ Minimum Investment Requirements

Prior to September 2, 2003, all members were required to maintain an investment in the capital stock of the Bank equal to the greater of 1.0 percent of the member’s residential mortgage assets as of the previous December 31, 5.0 percent of all currently outstanding advances, or $500. Under the Bank’s new capital structure, members are required to maintain an investment in Class B Capital Stock equal to the sum of a membership investment requirement and an activity-based investment requirement.

The Bank’s capital plan establishes ranges for each of these investment requirements, and the Bank’s Board of Directors has the authority to adjust the membership and activity-based investment requirements periodically within those ranges to ensure the Bank remains adequately capitalized. Adjustments outside the ranges specified in the capital plan for membership and activity-based investment requirements require that an amendment to the capital plan be adopted by the Bank’s Board of Directors and approved by the Finance Board.

As of March 31, 2005, the membership investment requirement was 0.15 percent of each member’s total assets as of the preceding December 31, subject to a minimum of $1,000 and a maximum of $25 million. The activity-based investment requirement was 4.25 percent of outstanding advances, plus 4.25 percent of the outstanding principal balance of any MPF loans that are delivered pursuant to master commitments executed on or after September 2, 2003 and retained on the Bank’s balance sheet. Since all new MPF loans delivered by PFIs subsequent to the capital stock conversion fall under the new arrangement with the FHLBank of Chicago (see Item 1 – Business and Item 2 – Financial Information), the Bank has not retained any MPF loan balances that would be subject to the activity-based investment requirement and no member has been required to purchase capital stock to support MPF loans. Members must comply with the activity-based investment requirements for as long as the relevant advances or MPF loans remain outstanding.

The ranges and investment requirements applicable under the Bank’s capital plan as of March 31, 2005 were as follows:

	Minimum	Current	Maximum
Investment Requirement	Amount	Amount	Amount
Membership Investment Requirement

Percent of each member’s total assets	0.05%	0.15% (1)	0.30%

Maximum membership investment requirement	$10 million	$25 million	$50 million

Activity-Based Investment Requirement

Advances (percent of advances outstanding)	3.5%	4.25%	5.0%

AMA (percent of outstanding principal balance of MPF loans delivered under master commitments executed after conversion to the new capital structure — or delivered under master commitments executed prior to the conversion that stipulate they will be subject to the new AMA investment requirements — and retained by the Bank). Since the conversion to the Bank’s capital plan on September 2, 2003, there have been no MPF loans that have met these criteria.	0.0%	4.25%	5.0%

(1) Reduced to 0.14 percent effective April 18, 2005 as discussed below

The membership investment requirement contained in the Bank’s capital plan as it was originally approved was 0.25 percent of members’ total assets. Prior to the conversion to the new capital plan, the Bank’s Board of Directors reduced the membership investment requirement to 0.20 percent of members’ total assets. On February 27, 2004, the Bank’s Board of Directors approved a reduction in the membership investment requirement from 0.20 percent to 0.15 percent of each member’s total assets. This modification, which was within the original range of 0.15 percent to 0.30 percent established in the capital plan, became effective April 2, 2004. On June 24, 2004, the Board of Directors adopted an amendment to the capital plan that would reduce the lower end of the range for the membership investment requirement to 0.05 percent of members’ total assets. That amendment was approved by the Finance Board on February 9, 2005.

The Bank’s Board of Directors reviews the membership and activity-based investment requirements at least annually, and may review one or more of the requirements more often as it deems appropriate or necessary, and determines whether any adjustments within the allowable ranges are needed. On April 18, 2005, the Bank reduced the membership investment requirement from 0.15 percent to 0.14 percent of members’ total assets. The other components of members’ minimum investment requirements remain unchanged. Notice of any future changes will be provided to members at least 30 days prior to the effective date of the changes. Changes to the advances investment requirement may apply to new advances or, at the discretion of the Bank’s Board of Directors, to current and new advances. Any increase in the AMA investment requirement will apply only to AMA acquired pursuant to master commitments executed after the effective date of the change, or to AMA acquired pursuant to commitments executed prior to the change that explicitly stipulate that those AMA will be subject to any future changes in AMA investment requirements. Any decrease in the AMA investment requirement will apply to AMA loans delivered under future master commitments, or, at the discretion of the Bank’s Board of Directors, both to new AMA loans and to AMA loans delivered under previously executed master commitments. The AMA investment requirement applies only to applicable loans held by the Bank.

Each member is required to comply promptly with any adjusted minimum investment requirements established by the Bank’s Board of Directors. However, members will be allowed a reasonable period of time to comply, not to exceed 30 days from the effective date established by the Board of Directors for the change in the minimum investment requirement. Members may reduce their outstanding advances activity (subject to any prepayment fees applicable to the reduction in activity) as an alternative to purchasing additional Class B Capital Stock. To the extent members are required to purchase additional Class B Capital Stock, the Bank may issue such stock in the name of the member and correspondingly debit the member’s demand deposit account at the Bank. However, the Bank ultimately may not be able to compel a member to purchase additional Class B Capital Stock.

Redemption and Repurchase of Capital Stock

As required by statute and regulation, and subject to certain limitations and restrictions, the Bank’s members may request the Bank to redeem excess Class B Capital Stock, or withdraw from membership and request the Bank to redeem all outstanding capital stock, with five years’ written notice to the Bank. Members that withdraw from membership may not reapply for membership for five years. The regulations also allow the Bank, in its sole discretion, to repurchase members’ excess stock at any time without regard for the five-year notification period as long as the Bank continues to meet its regulatory capital requirements after it repurchases such stock.

Subject to the limitations described below, Class B Capital Stock will be redeemable for cash at par value with five years’ prior written notice provided by the member to the Bank. A member may request redemption of Class B Capital Stock by providing a written stock redemption notice to the Bank indicating the number of shares of Class B Capital Stock to be redeemed, or by submitting a membership withdrawal notice in accordance with the Bank’s capital plan. The five-year stock redemption notice period will commence upon receipt by the Bank of the written stock redemption or withdrawal notice.

The Bank is not obligated to redeem a member’s Class B Capital Stock other than in accordance with the terms of the Bank’s capital plan. The Bank may repurchase excess stock at any time in accordance with the capital plan, including Class B Capital Stock for which a stock redemption notice has been submitted.

Notice of Redemption

A member may request redemption of Class B Capital Stock by submitting five years’ written notice to the Bank. Only Class B Capital Stock that is excess stock (stock that is not needed to meet the member’s minimum investment requirement) at the expiration of the five-year redemption notice period (as determined in accordance with the minimum investment requirements in effect at the end of the redemption notice period) will be redeemed pursuant to a stock redemption notice. A stock redemption notice does not constitute a membership withdrawal notice.

At the expiration of the five-year period following receipt by the Bank of the stock redemption notice, and subject to the limitations on stock redemptions contained in the Bank’s capital plan, the Bank will pay the stated par value of the Class B Capital Stock covered by the stock redemption notice to the member in cash to the extent the Bank determines that the Class B Capital Stock is excess stock. If the amount of Class B Capital Stock subject to the stock redemption notice exceeds the amount of excess stock held by the member, the Bank will redeem Class B Capital Stock equal to the amount of excess stock held by the member, and the stock redemption notice for the remaining shares of Class B Capital Stock subject to that notice will be cancelled and a redemption cancellation fee will be assessed. Alternatively, within five business days of the expiration of the redemption notice period, the member may reduce its activity with the Bank (subject to any applicable prepayment fees) to reduce its minimum investment requirement and increase its holdings of excess stock which would then be eligible for redemption.

Redemption Cancellation Notice

A member that has previously notified the Bank in writing of its intent to redeem some or all of its Class B Capital Stock may cancel the stock redemption notice for all or a portion of the shares of Class B Capital Stock subject to the stock redemption notice prior to the expiration of the redemption notice period by providing a written redemption cancellation notice to the Bank. A member that cancels a stock redemption notice more than 30 days after it is received by the Bank and prior to its expiration will be subject to a redemption cancellation fee equal to a percentage of the par value of the shares of Class B Capital Stock subject to the redemption cancellation notice. The cancellation fee is 1.0 percent during the first year after the Bank receives the original stock redemption notice, and it increases by 1.0 percent in each of the succeeding years to a maximum of 5.0 percent in the fifth year following the original redemption notification.

Excess Stock Repurchases

The Bank in its sole discretion may repurchase excess stock without regard to the five-year redemption notice period. Excess stock repurchases may be initiated by the Bank or requested by members, and are subject to the limitations described below. The decision to repurchase excess stock rests exclusively with the Bank and cannot be compelled by a member.

Upon 15 days’ written notice, the Bank may initiate the repurchase of any amount of members’ excess stock. The Bank will determine the criteria for excess stock repurchases from time to time, and will apply the repurchase criteria equally and without discrimination to any member. In addition, pursuant to an application submitted by a member to the Bank in writing or in such other form as the Bank may designate, the Bank may repurchase Class B Capital Stock that it determines to be excess stock. A member’s submission of a membership withdrawal notice, or its termination of membership in any other manner, will not, in and of itself, cause any Class B Capital Stock to be deemed excess stock.

Following the implementation of its new capital structure, the Bank established a policy under which it periodically repurchases a portion of members’ excess capital stock. Under this policy, the Bank generally repurchases surplus stock on the last business day of the month following the end of each calendar quarter. Surplus stock is currently defined as the amount of stock held by a member in excess of 120 percent of the member’s minimum investment requirement. A member’s surplus stock will not be repurchased if the amount of surplus stock is $250,000 or less. From time to time, the Bank may modify the definition of surplus stock or the timing and/or frequency of surplus stock repurchases.

Limitations on Redemption or Repurchase of Capital Stock

The Bank will not redeem or repurchase Class B Capital Stock without the prior written approval of the Finance Board if the Finance Board or the Bank’s Board of Directors has determined that the Bank has incurred, or is likely to incur, losses that result in, or are likely to result in, charges against the capital of the Bank, as defined in the Finance Board’s regulations. Such a determination may be made by the Finance Board or the Board of Directors even if the Bank is in compliance with its minimum capital requirements.

The Bank will not redeem or repurchase Class B Capital Stock if the Bank is not in compliance with its minimum capital requirements or if the redemption or repurchase would cause the Bank to be out of compliance with its minimum capital requirements, or if the redemption or repurchase would cause the member to be out of compliance with its minimum investment requirement. In addition, the Bank’s Board of Directors may suspend redemption of Class B Capital Stock if the Bank reasonably believes that continued redemption of Class B Capital Stock would cause the Bank to fail to meet its minimum capital requirements in the future, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its minimum capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner.

The Bank will not repurchase any Class B Capital Stock without the written consent of the Finance Board during any period in which the Bank has suspended redemptions of Class B Capital Stock. The Bank is required to notify the Finance Board if it suspends redemptions of Class B Capital Stock and set forth its plan for addressing the conditions that led to the suspension. The Finance Board may require the Bank to reinstate redemptions of Class B Capital Stock.

If at any time the Bank determines that the total amount of Class B Capital Stock subject to outstanding stock redemption or withdrawal notices with expiration dates within the following 12 months exceeds the amount of Class B Capital Stock the Bank could redeem and still comply with its minimum capital requirements, the Bank will determine whether to suspend redemption and repurchase activities altogether, to fulfill requests for redemption sequentially in the order in which they were received, to fulfill the requests on a pro rata basis, or to take other action deemed appropriate by the Bank.

The Bank may not redeem or repurchase shares of Class B Capital Stock if the principal and interest due on any consolidated obligations issued through the Office of Finance has not been paid in full or, under certain circumstances, if the Bank becomes a non-complying FHLBank under Finance Board regulations as a result of its inability to comply with regulatory liquidity requirements or to satisfy its current obligations.

Retirement of Capital Stock

All shares of Class B Capital Stock that are acquired by the Bank pursuant to redemption or repurchase transactions will be retired.

Forms of Membership Termination and/or Withdrawal

Membership in the Bank may be terminated through voluntary withdrawal, through involuntary termination by action of the Bank’s Board of Directors, through acquisition of a member by another member institution, through acquisition of a member by a non-member institution, or otherwise through dissolution of a member’s charter. Under existing law, an institution that has withdrawn from membership, or the membership of which has been terminated otherwise, will not be eligible to become a member of any FHLBank for at least five years following the date its membership was terminated and all of its shares of stock were redeemed or repurchased.

Voluntary Withdrawal

A member may withdraw from membership in the Bank by providing five years’ prior written notice to the Bank. During the five-year period following receipt by the Bank of the member’s withdrawal notice, the member will be entitled to all the benefits and will incur all the obligations of membership, including the obligation to comply with all minimum investment requirements throughout the five-year period. However, the Bank may limit any new advances or AMA to terms that would mature on or before the expiration of the withdrawal notice period. A withdrawal notice also constitutes a stock redemption notice for the amount of Class B Capital Stock held by the member at the time the Bank receives the withdrawal notice. If a member purchases or receives any Class B Capital Stock after the date of receipt of the withdrawal notice, the five-year redemption period for that stock shall commence on the date such shares are acquired or received.

The membership of an institution that has submitted a withdrawal notice will terminate at the expiration of the five-year period following receipt by the Bank of the withdrawal notice. At that time, if the withdrawing member has no outstanding advances or AMA that require maintenance of Class B Capital Stock, the Bank will redeem all of the outstanding Class B Capital Stock subject to the withdrawal notice. If the withdrawing member has outstanding advances or AMA that require maintenance of Class B Capital Stock, the Bank will redeem all the shares of Class B Capital Stock subject to the withdrawal notice, except those shares required to be held to comply with the activity-based investment requirement related to the remaining advances and AMA.

During the remaining term of advances or AMA outstanding after the termination of membership, the former member or its successor must continue to comply with any changes in the activity-based investment requirements related to the remaining advances or AMA. If the withdrawing member holds any Class B Capital Stock subject to a withdrawal notice that cannot be redeemed at the expiration of the withdrawal notice period because it is required to meet a continuing activity-based investment requirement, that stock will become redeemable when it is no longer needed to comply with an activity-based investment requirement.

As of the date on which the member’s voluntary withdrawal becomes effective, the institution will have no right to obtain any of the benefits of membership in the Bank, including access to the Bank’s products and services, and will no longer have any voting rights, other than as provided in regulations of the Finance Board, but shall be entitled to receive any dividends declared on its Class B Capital Stock until such Class B Capital Stock is redeemed or repurchased by the Bank.

A member may not withdraw from membership unless, on the date the membership is terminated, there is in effect a certification from the Finance Board that the withdrawal of a member will not cause the FHLBank System to fail to satisfy its obligation to contribute toward the payments owed on REFCORP obligations. The Finance Board has issued such a certification which is currently in effect, so case-by-case certification with respect to membership withdrawals is not currently necessary. However,there is no assurance that such a certification will remain in effect at any particular date in the future when a member seeks to withdraw from membership.

Withdrawal Cancellation Notice

A member that previously submitted a withdrawal notice to the Bank in writing may cancel such notice prior to the expiration of the withdrawal notice period by providing written notice to the Bank. The cancellation of a withdrawal notice will result in a redemption cancellation fee to the same extent as if the member had submitted a redemption cancellation notice with respect to the amount of Class B Capital Stock that is subject to redemption pursuant to the original withdrawal notice. The redemption cancellation fees and conditions applicable to a redemption cancellation notice will also apply to a withdrawal cancellation notice.

Involuntary Termination

The FHLB Act and the Finance Board’s regulations grant the Bank’s Board of Directors the authority to terminate the membership of any institution that (i) fails to comply with any requirement of the FHLB Act, Finance Board regulations, or the Bank’s capital plan; (ii) becomes insolvent or otherwise is subject to the appointment of a conservator, receiver or other legal custodian under federal or state law; or (iii) would jeopardize the safety and soundness of the Bank if it were to remain a member. The membership of an involuntarily terminated institution will terminate on the date the Bank’s Board of Directors acts to terminate the membership, and the five-year stock redemption period for the Class B Capital Stock then owned by such terminated institution will begin on the same date. The redemption period for stock acquired or received by an institution after the date on which its membership terminates shall commence on the date of such acquisition or receipt.

As of the date on which the Bank terminates an institution’s membership, the institution will have no right to obtain any of the benefits of membership in the Bank, including access to the Bank’s products and services, and will no longer have any voting rights, other than as provided in regulations of the Finance Board, but it will be entitled to receive any dividends declared on its Class B Capital Stock until such stock is redeemed or repurchased by the Bank.

Termination Through Acquisition of a Member

If an institution’s membership terminates by virtue of its acquisition by another institution or otherwise, the membership of the disappearing institution will terminate upon the cancellation of its charter. In the event of an acquisition of a member, the Class B Capital Stock held by the member will be transferred automatically to the acquiring institution. If the acquiring institution is a member of the Bank, the acquired Class B Capital Stock may be applied to the acquiring member’s minimum investment requirement, and any outstanding stock redemption notices will remain in effect. If the acquiring institution is not a member of the Bank, and does not apply for membership as provided in the Finance Board’s regulations, the five-year stock redemption period for the Class B Capital Stock then owned by the disappearing institution will begin on the date the institution’s membership terminates, unless it had begun earlier by virtue of the Bank having received a voluntary withdrawal notice from the disappearing member. The five-year redemption period for stock acquired or received by the surviving institution after the date the disappearing member’s charter is cancelled shall commence on the date of such acquisition or receipt.

The surviving non-member institution has no right to obtain any of the benefits of membership in the Bank, including access to the Bank’s products and services, nor does it have any voting rights, other than as provided in regulations of the Finance Board, but it is entitled to receive any dividends declared on its Class B Capital Stock until such stock is redeemed or repurchased.

Treatment of Outstanding Indebtedness of Terminated Member

Upon the termination of an institution’s membership, or upon the conclusion of the transition period provided in the regulations for acquiring institutions to make application for membership in the Bank, the Bank will determine an orderly manner for liquidating all remaining outstanding indebtedness (including prepayment fees) owed by that member to the Bank, and settling all other claims against the former member. After the expiration of any redemption periods applicable to Class B Capital Stock owned by a terminated institution, the Bank will redeem any such Class B Capital Stock unless it is necessary to support outstanding transactions of the institution that remain subject to an activity-based investment requirement. After all remaining obligations and claims of the terminated institution have been extinguished or settled, the Bank will redeem the remaining shares of Class B Capital Stock.

The Bank may repurchase, in its discretion, any excess stock of an institution whose membership has terminated prior to the expiration of the stock redemption periods applicable to such Class B Capital Stock. However, Finance Board regulations stipulate that the Bank may not redeem or repurchase any Class B Capital Stock that is required to support advances or AMA until the respective advances or AMA have been repaid.

Liquidation Rights

In the event the Bank is liquidated, the Board of Directors may authorize, subject to any order of the Finance Board, the pro rata distribution of any retained earnings, surplus, undivided profits, and equity reserves of the Bank to holders of Class B Capital Stock in proportion to each holder’s share of the total shares of outstanding Class B Capital Stock, provided that all payment obligations to the Bank’s existing creditors have been fully satisfied and all Class B Capital Stock has been redeemed at par value.

Effect of Consolidation or Merger

In the event the Bank is merged or consolidated into another FHLBank, the holders of its outstanding Class B Capital Stock will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board. In the event another FHLBank is merged or consolidated into the Bank, the holders of the outstanding capital stock of the other FHLBank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board.

Transfer of Stock

A member may transfer, at par value, any excess stock to any other member or institution that has satisfied all conditions for becoming a member other than the purchase of the Class B Capital Stock required to satisfy its minimum investment requirement, subject to the prior approval of the Bank acting in its sole discretion. Approval for all transfers is subject to the requirement that, following the transfer, the transferring member would continue to hold sufficient stock to meet the member’s minimum investment requirement.

Voting Rights

Members’ voting rights are limited solely to the election of industry directors as provided by the FHLB Act. Each member is entitled to cast one vote in the election of directors from the member’s state for each share of capital stock that the member was required to hold as of the immediately preceding December 31, except that no member may cast a number of votes greater than the average number of shares of capital stock required to be held by all members in its state as of the preceding December 31. Shares of capital stock that were excess stock and held by members as of the preceding December 31 will not have voting rights in the election of directors. If any member’s actual holdings of capital stock were less than the applicable minimum investment requirement on the preceding December 31, the number of shares eligible to be voted will be based on the number of shares of capital stock actually held by that member as of the preceding December 31. Additional discussion regarding the election of directors is included in Item 5 – Directors and Executive Officers.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bank’s Bylaws provide that the Bank will, to the fullest extent permitted by law, indemnify any director or officer who was or is a party, whether as a plaintiff acting with the approval of the Board of Directors, or as a defendant, or is threatened to be made a party to or is involved in, any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative and whether formal or informal (each of the foregoing a “Proceeding”), by reason of the fact that he is or was a director or officer of the Bank (or is or was serving at the Bank’s request as a director, officer, partner, trustee, or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity), or by reason of having allegedly taken or omitted to take any action in connection with any such position, against all liability (including the obligation to pay a judgment, settlement, penalty or fine, including any excise tax assessed with respect to an employee benefit plan), loss, and expenses (including attorneys’ fees) actually and reasonably incurred or suffered by him in connection with such Proceeding if, as determined in accordance with the provisions of the Bylaws, he acted in good faith and in a manner he reasonably believed to be in (or not opposed to) the best interests of the Bank, and, with respect to any Proceeding, had no reasonable cause to believe his conduct was unlawful. The Bank’s indemnification provisions do not extend to liabilities and expenses that are incurred because of a person’s breach of his duty of loyalty to the Bank or its stockholders, any act or omission by such person which involves willful misconduct or knowing violation of the criminal law, or any transaction from which such person derived any improper personal benefit. Any director or officer of the Bank who is or was rendering services to any joint office, committee or council of the Federal Home Loan Banks, the FIRF, the Financing Corporation, or the Resolution Funding Corporation is deemed to be serving or have served at the request of the Bank.

The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) the person did not act in good faith and in a manner which he reasonably believed to be in (or not opposed to) the best interests of the Bank or (ii) with respect to any Proceeding, had reasonable cause to believe that his conduct was unlawful.

To the extent that a director or officer has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue, or matter therein, he will be indemnified to the fullest extent permitted by Article VIII of the Bank’s Bylaws.

A determination with respect to the indemnification of a director or officer in connection with any Proceeding will be made (i) by a majority vote of a quorum of the Bank’s directors who are not and have not been parties to such Proceeding or any similar Proceeding then pending (“Disinterested Directors”) or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of Disinterested Directors so directs, by independent legal counsel in the form of a written opinion. A director’s or officer’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Bank.

Under the Bank’s Bylaws, a director’s or officer’s reasonable expenses, including attorneys’ fees, incurred in defending a Proceeding shall be paid or reimbursed by the Bank in advance of the final disposition of such Proceeding upon receipt of (i) a written affirmation by the director or officer of such person’s good faith belief that he has met the standard of conduct set forth in the Bank’s Bylaws and (ii) a written undertaking by or on behalf of the director or officer to repay all amounts paid or reimbursed by the Bank only if it is ultimately determined that he is not entitled to be indemnified by the Bank. Under the Bank’s Bylaws, the required undertaking to repay expenses advanced by the Bank (x) is an unlimited general obligation of such person, (y) need not be secured, and (z) will be accepted by the Bank without reference to such person’s financial ability to make repayment.

The indemnification and advancement of expenses provided by the Bank’s Bylaws continue without any subsequent amendment or change as to a person who has ceased to be a director or officer and inure to the benefit of such person’s heirs, executors, and administrators. In the event that the Bylaws are changed to reduce, restrict, or eliminate the indemnification and advancement of expenses provisions, such provisions will continue unchanged as to any director or officer with respect to any action taken or omitted to be taken by such director or officer prior to the time that such change was made.

The Bank’s Bylaws authorize the President/Chief Executive Officer of the Bank to enter into indemnification contracts with each director and officer with respect to the indemnification provided in the Bylaws and to renegotiate such contracts as necessary to reflect changing laws and business circumstances. The Bank has not entered into any such contracts. The Bank may create a trust fund, grant a security interest, or use any other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect any indemnification and advancement of expenses as provided for in the Bylaws.

The Bank’s Bylaws authorize a director or officer to bring suit to enforce his rights to indemnification and the advancement of expenses under the Bank’s Bylaws if the Bank has not promptly paid a valid claim thereunder.

The Bank maintains a Director and Officer Liability Insurance Policy under which former and current directors and officers are insured, subject to certain policy limitations and applicable exclusions.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Bank’s annual audited financial statements for the years ended December 31, 2004, 2003 and 2002, together with the notes thereto and the report of PricewaterhouseCoopers LLP thereon, are included in this Registration Statement on pages F-1 through F-45. Interim unaudited financial statements for the three months ended March 31, 2005 and 2004 are included in this Registration Statement on pages F-46 through F-57.

The following is a summary of the Bank’s unaudited quarterly operating results for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003.

SELECTED QUARTERLY FINANCIAL DATA
(unaudited; in thousands)

Three Months
Ended
March 31, 2005
Interest income	$459,578

Net interest income	45,398

Other income (loss)
Net loss on trading securities	(2,096)
Net realized and unrealized losses on derivatives and hedging activities	(8,026)
Gain on early extinguishment of debt	1,088
Other, net	1,342

Other expense	10,488

Net income	19,814

	Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Interest income	$266,299	$265,626	$324,009	$386,577	$1,242,511

Net interest income	47,016	40,688	46,165	43,506	177,375

Other income (loss)
Net loss on trading securities	(694)	(3,640)	(923)	(2,603)	(7,860)
Net realized and unrealized losses on derivatives and hedging activities	(7,135)	(10,801)	(4,812)	(5,856)	(28,604)
Gain on early extinguishment of debt	—	3,651	—	—	3,651
Other, net	1,223	1,318	1,218	1,237	4,996

Other expense	11,655	9,358	9,800	10,170	40,983

Net income	21,004	15,948	23,265	19,029	79,246

	Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Interest income	$287,868	$275,651	$265,812	$259,556	$1,088,887

Net interest income	41,062	39,691	50,830	43,056	174,639

Other income (loss)
Net loss on trading securities	(1,828)	(3,889)	(4,794)	(2,216)	(12,727)
Net realized and unrealized gains (losses) on derivatives and hedging activities	(6,522)	(5,853)	2,122	(1,449)	(11,702)
Other, net	1,178	1,420	1,585	1,039	5,222

Other expense	6,650	9,359	8,249	8,984	33,242

Net income	19,992	16,169	30,529	23,102	89,792

Effective January 1, 2004, the Bank changed its methods of accounting for three items. First, the Bank changed the manner in which it assesses effectiveness for certain highly effective consolidated obligation hedging relationships; as a result of this change, net realized and unrealized losses on derivatives and hedging activities was reduced by $3,374,000 during the first quarter of 2004 to reflect the accounting as if the Bank had employed its new methodology in prior years. Second, the Bank changed its method of accounting for postretirement health and life insurance benefits to comply with the provisions of SFAS 106; this correction increased other expense by

$1,624,000 in the first quarter of 2004. Third, the Bank changed its method of amortizing and accreting premiums and discounts on certain of its available-for-sale securities from the straight-line method to the level-yield method to comply with the provisions of SFAS 91; interest income (and net interest income) were increased by $3,532,000 during the first quarter of 2004 to reflect the accounting as if the level-yield method had been used in prior years. The Bank assessed the impact of these changes individually and in the aggregate and determined that if the new methods had been used previously, the effect would not have been material to the Bank’s financial condition or results of operations for any prior reporting period. Net of assessments, these adjustments (in the aggregate) reduced net income by $1,077,000 during the first quarter of 2004. Each of these adjustments is more fully described in Item 2 – Financial Information.

The Bank adopted SFAS 150 on January 1, 2004. From and after January 1, 2004, dividends on mandatorily redeemable capital stock are reported as interest expense in the Bank’s statement of income. Net interest income for the first, second, third and fourth quarters of 2004 and the first quarter of 2005 includes interest expense on mandatorily redeemable capital stock of $1,481,000, $1,492,000, $1,664,000, $2,006,000 and $2,372,000, respectively.

For each of the quarters in the year ended December 31, 2003, the Bank has reclassified prepayment fee income on advances to conform with the 2004 presentation. Previously, prepayment fee income was classified as other income (loss). These amounts have been reclassified and are now included as a component of interest income. As a result of this reclassification, interest income and other income (loss) for the first, second, third and fourth quarters of 2003 were adjusted by $921,000, $1,228,000, $6,969,000 and $1,399,000, respectively. The adjustments increased interest income (and net interest income) and reduced other income (loss). By comparison, interest income for the first, second, third and fourth quarters of 2004 and the first quarter of 2005 includes prepayment fee income on advances of $438,000, $827,000, $5,796,000, $379,000 and $356,000, respectively.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

Included herein on pages F-1 through F-57.

(b)	Exhibits

3.1	Organization Certificate of the Registrant

3.2	By-Laws of the Registrant

4.1	Amended and Revised Capital Plan of the Registrant, dated June 24, 2004.

10.1	Deferred Compensation Plan of the Registrant, effective July 24, 2004.

10.2	Non-Qualified Deferred Compensation Plan for the Board of Directors of the Registrant, effective July 24, 2004.

10.3	Form of Special Non-Qualified Deferred Compensation Plan of the Registrant, effective as of January 1, 2004.

12.1	Computation of Ratio of Earnings to Fixed Charges

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal Home Loan Bank of Dallas

By /S/ Terry Smith
June 30, 2005

Date	Terry Smith President and Chief Executive Officer

Federal Home Loan Bank of Dallas

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
the Federal Home Loan Bank of Dallas

In our opinion, the accompanying statements of condition and the related statements of income, capital and of cash flows present fairly, in all material respects, the financial position of the Federal Home Loan Bank of Dallas (the “Bank”) at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the Bank adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity on January 1, 2004.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 15, 2005, except for the last paragraph in Note 17 and the tables in Note 18, as to which the date is June 27, 2005

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF CONDITION
(In thousands, except share data)

	December 31,
	2004	2003
ASSETS
Cash and due from banks (Note 3)	$44,231	$163,609
Interest-bearing deposits (Note 16)	631,398	302,582
Federal funds sold (Notes 17 and 18)	2,680,000	2,957,000
Trading securities (Notes 4 and 18)	78,583	142,164
Available-for-sale securities (a) (Notes 5 and 18)	5,785,592	5,950,586
Held-to-maturity securities (b) (Note 6)	7,264,333	7,010,525
Advances (Notes 7 and 17)	47,111,154	40,595,029
Mortgage loans held for portfolio, net of allowance for credit losses of $355 and $387 in 2004 and 2003, respectively (Notes 9 and 17)	706,203	971,500
Accrued interest receivable	208,301	174,133
Premises and equipment, net	27,313	25,426
Derivative assets (Note 14)	17,619	71,824
Other assets	31,586	31,623

TOTAL ASSETS	$64,586,313	$58,396,001

LIABILITIES AND CAPITAL
Deposits (Notes 10 and 17)
Interest-bearing
Demand and overnight	$1,710,101	$1,964,523
Term	283,090	149,807
Other	11,438	48,474
Non-interest bearing
Demand and overnight	124	2,832
Other	56	58

Total deposits	2,004,809	2,165,694

Consolidated obligations, net (Note 11)
Discount notes	7,084,765	11,627,325
Bonds	51,463,738	40,702,899

Total consolidated obligations, net	58,548,503	52,330,224

Mandatorily redeemable capital stock (Notes 2 and 12)	327,121	—
Accrued interest payable	331,154	331,991
Affordable Housing Program (Note 8)	33,811	34,098
Payable to REFCORP (Note 1)	4,320	5,776
Derivative liabilities (Note 14)	658,790	636,053
Other liabilities	43,841	150,720

Total liabilities	61,952,349	55,654,556

Commitments and contingencies (Notes 7, 8, 11, 13, 14 and 16)

CAPITAL (Notes 12 and 17)
Capital stock – Class B putable ($100 par value) issued and outstanding shares: 24,927,894 and 26,611,331 shares in 2004 and 2003, respectively	2,492,789	2,661,133
Retained earnings	143,897	108,612
Accumulated other comprehensive income (loss)
Net unrealized loss on available-for-sale securities, net of unrealized gains relating to hedged interest rate risk included in net income (Notes 5 and 14)	(2,722)	(28,300)

Total capital	2,633,964	2,741,445

TOTAL LIABILITIES AND CAPITAL	$64,586,313	$58,396,001

The accompanying notes are an integral part of these financial statements.

(a) Amortized cost: $5,430,222 and $5,578,836 at December 31, 2004 and 2003, respectively.

(b) Fair values: $7,358,647 and $7,115,852 at December 31, 2004 and 2003, respectively.

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF INCOME
(In thousands)

	For the Years Ended December 31,
	2004	2003	2002
INTEREST INCOME
Advances	$868,075	$725,370	$840,423
Prepayment fees on advances	7,440	10,517	4,288
Interest-bearing deposits	6,832	6,303	4,688
Federal funds sold	32,546	32,240	47,947
Trading securities	11,918	23,920	36,231
Available-for-sale securities	97,320	71,062	82,304
Held-to-maturity securities	170,746	146,885	153,989
Mortgage loans held for portfolio	47,026	71,913	91,909
Other	608	677	849

Total interest income	1,242,511	1,088,887	1,262,628

INTEREST EXPENSE
Consolidated obligations
Bonds	911,476	762,938	883,442
Discount notes	118,030	122,388	156,159
Deposits	28,829	28,864	40,493
Mandatorily redeemable capital stock	6,643	—	—
Other borrowings	158	58	55

Total interest expense	1,065,136	914,248	1,080,149

NET INTEREST INCOME	177,375	174,639	182,479
Provision (reduction) for credit losses on mortgage loans	(26)	(27)	126

NET INTEREST INCOME AFTER MORTGAGE LOAN LOSS PROVISION	177,401	174,666	182,353

OTHER INCOME (LOSS)
Service fees	2,470	2,137	2,545
Net gain (loss) on trading securities	(7,860)	(12,727)	9,945
Net realized and unrealized losses on derivatives and hedging activities	(28,604)	(11,702)	(59,029)
Gain on early extinguishment of debt	3,651	—	—
Other, net	2,526	3,085	536

Total other income (loss)	(27,817)	(19,207)	(46,003)

OTHER EXPENSE
Salaries and benefits	20,344	16,191	14,189
Other operating expenses	17,367	14,152	16,655
Finance Board	1,862	1,579	1,423
Office of Finance	1,410	1,320	1,419

Total other expense	40,983	33,242	33,686

INCOME BEFORE ASSESSMENTS	108,601	122,217	102,664

Affordable Housing Program	9,543	9,977	8,412
REFCORP	19,812	22,448	18,927

Total assessments	29,355	32,425	27,339

NET INCOME	$79,246	$89,792	$75,325

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

								Accumulated
	Capital Stock		Capital Stock -		Total			Other
	Class B - Putable		Putable		Capital Stock		Retained	Comprehensive	Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Earnings	Income (Loss)	Capital
BALANCE, DECEMBER 31, 2001	—	$—	21,426	$2,142,596	21,426	$2,142,596	$70,883	$2,881	$2,216,360
Proceeds from sale of capital stock	—	—	3,918	391,793	3,918	391,793	—	—	391,793
Repurchase/redemption of capital stock	—	—	(1,323)	(132,350)	(1,323)	(132,350)	—	—	(132,350)

Comprehensive income
Net income	—	—	—	—	—	—	75,325	—	75,325
Other comprehensive income (loss)
Net unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	340,768	340,768
Reclassification adjustment for net unrealized gains relating to hedged interest rate risk included in net income	—	—	—	—	—	—	—	(394,434)	(394,434)

Total comprehensive income	—	—	—	—	—	—	—	—	21,659

Dividends on capital stock
Cash	—	—	—	—	—	—	(169)	—	(169)
Stock	—	—	684	68,479	684	68,479	(68,479)	—	—

BALANCE, DECEMBER 31, 2002	—	—	24,705	2,470,518	24,705	2,470,518	77,560	(50,785)	2,497,293
Proceeds from sale of capital stock	1,874	187,448	2,690	269,016	4,564	456,464	—	—	456,464
Repurchase/redemption of capital stock	(2,322)	(232,233)	(922)	(92,182)	(3,244)	(324,415)	—	—	(324,415)

Comprehensive income
Net income	—	—	—	—	—	—	89,792	—	89,792
Other comprehensive income
Net unrealized loss on available-for-sale securities	—	—	—	—	—	—	—	(155,491)	(155,491)
Reclassification adjustment for net unrealized losses relating to hedged interest rate risk included in net income	—	—	—	—	—	—	—	177,976	177,976

Total comprehensive income	—	—	—	—	—	—	—	—	112,277

Conversion to Class B shares	26,788	2,678,832	(26,788)	(2,678,832)	—	—	—	—	—
Dividends on capital stock
Cash	—	—	—	—	—	—	(174)	—	(174)
Stock	271	27,086	315	31,480	586	58,566	(58,566)	—	—

BALANCE, DECEMBER 31, 2003	26,611	2,661,133	—	—	26,611	2,661,133	108,612	(28,300)	2,741,445
Proceeds from sale of capital stock	8,368	836,817	—	—	8,368	836,817	—	—	836,817
Repurchase/redemption of capital stock	(6,418)	(641,843)	—	—	(6,418)	(641,843)	—	—	(641,843)
Shares reclassified to mandatorily redeemable capital stock	(4,071)	(407,080)	—	—	(4,071)	(407,080)	—	—	(407,080)

Comprehensive income
Net income	—	—	—	—	—	—	79,246	—	79,246
Other comprehensive income
Net unrealized loss on available-for-sale securities	—	—	—	—	—	—	—	(16,380)	(16,380)
Reclassification adjustment for net unrealized losses relating to hedged interest rate risk included in net income	—	—	—	—	—	—	—	41,958	41,958

Total comprehensive income	—	—	—	—	—	—	—	—	104,824

Dividends on capital stock
Cash	—	—	—	—	—	—	(173)	—	(173)
Mandatorily redeemable capital stock	—	—	—	—	—	—	(26)	—	(26)

Stock	438	43,762	—	—	438	43,762	(43,762)	—	—

BALANCE, DECEMBER 31, 2004	24,928	$2,492,789	—	$—	24,928	$2,492,789	$143,897	$(2,722)	$2,633,964

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net income	$79,246	$89,792	$75,325
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization
Net premiums and discounts on consolidated obligations, investments, mortgage loans, and deferred costs and fees received on derivatives	215	3,438	5,630
Concessions on consolidated obligation bonds	20,137	38,764	33,624
Premises, equipment and computer software costs	3,204	3,165	5,640
Provision for credit losses on mortgage loans held for portfolio	(26)	(27)	126
Non-cash interest on mandatorily redeemable capital stock	6,639	—	—
Decrease in trading securities	63,581	184,120	107,459
Loss (gain) due to change in net fair value adjustment on derivative and hedging activities	94	(53,021)	(3,070)
Gain on extinguishment of debt	(3,651)	—	—
Net realized loss (gain) on disposal of premises and equipment	103	(5)	5
Decrease (increase) in accrued interest receivable	(34,168)	7,778	(24,637)
Decrease (increase) in derivative asset-net accrued interest	(15,626)	63,447	82,106
Increase (decrease) in derivative liability-net accrued interest	46,115	4,082	(3,139)
Increase in other assets	(1,150)	(745)	(803)
Increase (decrease) in Affordable Housing Program (AHP) liability	(287)	1,654	(7,097)
Decrease in accrued interest payable	(837)	(87,784)	(51,158)
Increase (decrease) in payable to REFCORP	(1,456)	3,589	(5,990)
Increase (decrease) in other liabilities	(31,880)	(18)	27,986

Total adjustments	51,007	168,437	166,682

Net cash provided by operating activities	130,253	258,229	242,007

INVESTING ACTIVITIES
Net decrease (increase) in interest-bearing deposits	(328,816)	218,789	(347,618)
Net decrease (increase) in federal funds sold	277,000	488,000	(1,264,000)
Net decrease in short-term held-to-maturity securities	—	—	600,000
Proceeds from maturities of available-for-sale securities	140,185	463,151	286,217
Purchases of available-for-sale securities	—	(820,615)	(1,909,714)
Proceeds from maturities of long-term held-to-maturity securities	1,895,787	3,622,326	1,852,298
Purchases of long-term held-to-maturity securities	(2,224,610)	(4,503,921)	(3,385,583)
Principal collected on advances	561,819,635	870,728,348	765,151,276
Advances made	(568,489,161)	(874,586,768)	(769,294,190)
Principal collected on mortgage loans held for portfolio	260,241	658,041	592,819
Purchases of mortgage loans held for portfolio	—	(239,066)	(553,162)
Purchases of premises and equipment	(4,212)	(1,624)	(1,591)

Net cash used in investing activities	(6,653,951)	(3,973,339)	(8,273,248)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(160,885)	(475,783)	34,720
Net proceeds from issuance of consolidated obligations
Discount notes	67,039,196	116,069,597	179,155,036
Bonds	29,931,197	48,197,915	30,581,139
Debt issuance costs	(16,765)	(39,600)	(30,934)
Payments for maturing and retiring consolidated obligations
Discount notes	(71,583,269)	(117,312,423)	(172,880,200)
Bonds	(18,913,331)	(42,859,225)	(28,968,806)
Proceeds from issuance of capital stock	836,817	456,464	391,793
Payments for redemption of mandatorily redeemable capital stock	(86,624)	—	—
Payments for repurchase/redemption of capital stock	(641,843)	(324,415)	(132,350)
Cash dividends paid	(173)	(174)	(169)

Net cash provided by financing activities	6,404,320	3,712,356	8,150,229

Net increase (decrease) in cash and cash equivalents	(119,378)	(2,754)	118,988
Cash and cash equivalents at beginning of the year	163,609	166,363	47,375

Cash and cash equivalents at end of the year	$44,231	$163,609	$166,363

Supplemental disclosures
Interest paid	$1,047,965	$978,392	$1,094,811

AHP payments	$9,830	$8,323	$15,509

REFCORP payments	$21,268	$18,859	$24,917

Stock dividends issued	$43,762	$58,566	$68,479

Dividends paid through issuance of mandatorily redeemable capital stock	$26	$—	$—

Capital stock reclassified to mandatorily redeemable capital stock	$407,080	$—	$—

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF DALLAS

NOTES TO FINANCIAL STATEMENTS

Background Information

     The Federal Home Loan Bank of Dallas (the “Bank”), a federally chartered corporation, is one of 12 district Federal Home Loan Banks (each individually a “FHLBank” and collectively the “FHLBanks,” and, together with the Office of Finance, a joint office of the FHLBanks, the “FHLBank System”) that were created by the Federal Home Loan Bank Act of 1932 (the “FHLB Act”). The FHLBanks serve the public by enhancing the availability of credit for residential mortgages and targeted community development. The Bank serves eligible financial institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas (collectively, the Ninth District of the FHLBank System). The Bank provides a readily available, low-cost source of funds to its member institutions. The Bank is a cooperative whose member institutions own the capital stock of the Bank. Regulated financial depositories and insurance companies engaged in residential housing finance may apply for membership. All members must purchase stock in the Bank. State and local housing authorities that meet certain statutory criteria may also borrow from the Bank; while eligible to borrow, housing associates are not members of the Bank and, as such, are not required to hold capital stock.

     The FHLBanks’ debt instruments (consolidated obligations) are the joint and several obligations of all the FHLBanks and are their primary source of funds. Deposits, other borrowings, and the proceeds from capital stock issued to members provide other funds. The Bank primarily uses these funds to provide advances (loans) to its members. The Bank also provides its members with a variety of correspondent banking services, including overnight and term deposit accounts, wire transfer services, reserve pass-through and settlement services, securities safekeeping and securities pledging services.

     The Office of Finance manages the sale of the FHLBanks’ consolidated obligations. The Federal Housing Finance Board (“Finance Board”), an independent agency in the executive branch of the United States Government, supervises and regulates the FHLBanks and the Office of Finance. The Finance Board’s principal purpose is to ensure that the FHLBanks operate in a safe and sound manner. In addition, the Finance Board ensures that the FHLBanks carry out their housing finance mission, remain adequately capitalized, and are able to raise funds in the capital markets. Also, the Finance Board establishes policies and regulations covering the operations of the FHLBanks. Each FHLBank operates as a separate entity with its own management, employees, and board of directors. The Bank does not have any special purpose entities or any other type of off-balance sheet conduits.

Note 1—Summary of Significant Accounting Policies

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates. These assumptions and estimates may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Actual results could differ from these estimates.

     Federal Funds Sold. These investments are used to manage the Bank’s short-term liquidity position and are carried at cost.

     Investments. The Bank carries investments for which it has both the ability and intent to hold to maturity (held-to-maturity securities) at cost, adjusted for the amortization of premiums and accretion of discounts using the level-yield method.

     The Bank classifies certain investments that it may sell before maturity as available-for-sale and carries them at fair value. The change in fair value of the available-for-sale securities not being hedged by derivative instruments is recorded in other comprehensive income as a net unrealized gain or loss on available-for-sale securities. For available-for-sale securities that have been hedged and qualify as a fair value hedge, the Bank records the portion of the change in value related to the risk being hedged in other income as “net realized and unrealized gain (loss) on derivatives and hedging activities” together with the related change in the fair value of the derivative, and records the remainder of the change in other comprehensive income as “net unrealized gain (loss) on available-for-sale securities.”

     The Bank classifies certain other investments as trading and carries them at fair value. The Bank records changes in the fair value of these investments in other income (loss) in the statements of income. Although classified as trading, the Bank does not engage in active or speculative trading practices.

     The Bank computes the amortization and accretion of premiums and discounts on mortgage-backed securities for which prepayments are probable and reasonably estimable using the level-yield method over the estimated lives of the securities. This method requires a retrospective adjustment of the effective yield each time the Bank changes the estimated life as if the new estimate had been known since the original acquisition date of the securities. The Bank computes the amortization and accretion of premiums and discounts on other investments using the level-yield method to the contractual maturity of the securities.

     The Bank computes gains and losses on sales of investment securities, if any, using the specific identification method and includes these gains and losses in other income (loss) in the statements of income. The Bank treats securities purchased under agreements to resell, if any, as collateralized financings.

     The Bank regularly evaluates outstanding investments for impairment and determines if unrealized losses are temporary based in part on the creditworthiness of the issuers and the underlying collateral, as well as a determination of the Bank’s intent to hold such securities through to recovery of the unrealized losses. If there is an other-than-temporary impairment in the value of an investment, the decline in value is recognized as a loss in other income (loss). The Bank did not experience any other-than-temporary impairments in the value of investments during 2004, 2003 or 2002.

     Advances. The Bank presents advances net of unearned commitment fees and discounts on advances for the Affordable Housing Program (“AHP”), if any, as discussed below. The Bank credits interest on advances to income as earned. Following the requirements of the FHLB Act, as amended, the Bank obtains sufficient collateral on advances to protect it from losses. The FHLB Act limits eligible collateral to certain investment securities, residential mortgage loans, cash or deposits with the Bank, and other eligible real estate-related assets. As more fully described in Note 7, Community Financial Institutions (defined for 2004 as FDIC-insured institutions with average total assets of $548 million or less during the three-year period ended December 31, 2003) are eligible to utilize expanded statutory collateral rules for secured small business, small farm and small agribusiness loans. The Bank has not incurred any credit losses on advances since its inception in 1932. Because of the collateral held as security on advances and its repayment history, Bank management believes that an allowance for credit losses on advances is not warranted at this time.

     Mortgage Loans Held for Portfolio. The Bank participates in the Mortgage Partnership Finance® (“MPF”®) program offered by the FHLBank of Chicago. Through the program, the Bank has invested in government-insured and conventional residential mortgage loans which were originated by certain of its participating financial institutions (“PFIs”). The Bank manages the liquidity, interest rate and prepayment risk of the loans, while the PFIs retain the marketing and servicing activities. The Bank and the PFIs share in the credit risk of the loans with the Bank assuming the first loss obligation limited by the First Loss Account (“FLA”), and the PFIs assuming credit losses in excess of the FLA, up to the amount of the credit enhancement obligation as specified in the master agreement (“Second Loss Credit Enhancement”). The Bank assumes all losses in excess of the Second Loss Credit Enhancement.

     The credit enhancement is an obligation on the part of the PFI which ensures the retention of a portion of the credit risk on loans that it originates. The amount of the credit enhancement is determined so that any losses in excess of the enhancement are limited to those permitted for “AA” credit risks. The PFI receives from the Bank a credit enhancement fee for managing this portion of the inherent risk in the loans. This fee is paid monthly based upon the remaining unpaid principal balance. The required credit enhancement obligation amount varies depending upon the various product alternatives.

     In December 2002, the Bank’s participation in the MPF program was modified. Under the terms of the revised agreement, the Bank receives a participation fee for mortgage loans that are delivered by its PFIs and the FHLBank of Chicago acquires a 100-percent interest in the loans. Prior to June 23, 2003, this modification applied only to those loans that were delivered under master commitments that had been entered into on or after December 5, 2002. Effective June 23, 2003, this arrangement was expanded to include loans that are delivered under master commitments that were entered into prior to December 5, 2002. Under the revised agreement, the Bank has the option to retain up to a 50-percent interest in loans originated by its PFIs without receiving a participation fee, provided certain conditions are met.

     The Bank classifies mortgage loans held for portfolio as held for investment and, accordingly, reports them at their principal amount outstanding net of deferred premiums and discounts.

     The Bank defers mortgage loan premiums and discounts and amortizes them to interest income over the estimated lives of the related mortgage loans using the level-yield method. Actual prepayment experience and estimates of future principal prepayments are used in calculating the estimated lives of the mortgage loans. The Bank aggregates the mortgage loans by similar characteristics (type, maturity, note rate and acquisition date) in determining prepayment estimates. The estimated life method requires a retrospective adjustment each time the Bank changes the estimated amounts as if the new estimate had been known since the original acquisition date of the assets.

     The Bank records credit enhancement fees as an offset to mortgage loan interest income. The Bank records non-origination fees, such as delivery commitment extension fees, pair-off fees and participation fees, in other income (loss) under the caption “other, net” when received. Prior to the modifications described above, extension fees were received by the Bank when a PFI sought to extend the period of the delivery commitment beyond the original stated maturity. Pair-off fees were received when the amount funded was less than or greater than a specified percentage of the delivery commitment amount.

     The Bank places a mortgage loan on nonaccrual status when the collection of the contractual principal or interest is 90 days or more past due. When a conventional mortgage loan is placed on nonaccrual status, accrued but uncollected interest is reversed against interest income. The Bank records cash payments received on nonaccrual loans first as interest income until it recovers all interest, and then as a reduction of principal. Government-guaranteed loans are not placed on nonaccrual status.

     The Bank bases the allowance for credit losses on management’s estimate of credit losses inherent in the Bank’s mortgage loan portfolio as of the balance sheet date, before consideration of credit enhancements. Actual losses greater than defined levels are offset by the PFIs’ credit enhancement up to their respective limits. The Bank performs periodic reviews to identify losses inherent within its portfolio and to determine the likelihood of collection. The overall allowance is determined by an analysis that includes consideration of various data such as past performance, current performance, loan portfolio characteristics, collateral valuations, industry data, and prevailing economic conditions. As a result of this analysis, the Bank has determined that an allowance for loan losses of $355,000 and $387,000 as of December 31, 2004 and 2003, respectively, is appropriate. Credit losses are charged against the allowance when the Bank determines that its recorded investment is unlikely to be recoverable.

     Affordable Housing Program. The FHLB Act requires each FHLBank to establish and fund an AHP (see Note 8). The Bank charges the required funding for AHP to earnings and establishes a liability. Typically, the AHP funds are made available to members in the form of direct grants to assist in the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. In addition to direct grants, the Bank may issue AHP advances at interest rates below the customary interest rate for non-subsidized advances. When the Bank makes an AHP advance, the present value of the variation in the cash flow caused by the difference in the interest rate between the AHP advance rate and the Bank’s related cost of funds for comparable maturity funding is charged against the AHP liability, recorded as a discount on the AHP advance and amortized using the level-yield method.

     Prepayment Fees. The Bank charges its members a prepayment fee when members prepay certain advances before their original maturities. The Bank records prepayment fees, net of hedging adjustments included in the book basis of the advance (if any), as “prepayment fees on advances” in the interest income section of the statement of income. In cases in which the Bank funds a new advance concurrent with the prepayment of an existing advance, the Bank evaluates whether the new advance meets the criteria to qualify as a modification of an existing advance under the provisions of Emerging Issues Task Force (“EITF”) Issue No. 01-7, “Creditor’s Accounting for a Modification or Exchange of Debt Instruments.” If the new advance qualifies as a modification of the existing advance, the net prepayment fee on the prepaid advance is deferred, recorded in the basis of the modified advance, and amortized over the life of the modified advance. This amortization is recorded in interest income on advances.

If the modified advance is hedged, it is marked to fair value after the amortization of the basis adjustment. This amortization results in offsetting amounts being recorded in net interest income and “net realized and unrealized gain (loss) on derivatives and hedging activities” in other income (loss). If the Bank determines that the advance should be treated as a new advance, it records the net fees as “prepayment fees on advances” in the interest income section of the statement of income.

     Commitment Fees. The Bank defers commitment fees for advances, if any, and amortizes them to interest income using the level-yield method. Refundable fees, if any, are deferred until the commitment expires or until the advance is made. The Bank records commitment fees for letters of credit as a deferred credit when it receives the fees and amortizes them over the term of the letter of credit using the straight-line method.

     Derivatives and Hedging Activities. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of Effective Date of FASB Statement No. 133,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter collectively referred to as “SFAS 133”), all derivatives are recognized on the statement of condition at their fair values and are designated as either (1) a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (a “fair value” hedge) or (2) a non-SFAS 133 hedge of an asset or liability (“economic hedge”) for balance sheet management purposes. Changes in the fair value of a derivative that is effective as — and that is designated and qualifies as — a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk (including changes that reflect gains or losses on firm commitments), are recorded in current period earnings. Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative differs from the change in the fair value of the hedged item) is recorded in other income (loss) as “net realized and unrealized gain (loss) on derivatives and hedging activities.” Net interest income/expense associated with derivatives that qualify for fair value hedge accounting is recorded as a component of net interest income. Changes in the fair value of a derivative designated as an economic hedge are recorded in current period earnings with no fair value adjustment to an asset or liability. Both the net interest income/expense and the fair value adjustments associated with derivatives in economic hedging relationships are recorded in other income (loss) as “net realized and unrealized gain (loss) on derivatives and hedging activities.”

     The Bank may issue debt, make advances, or purchase financial instruments in which a derivative instrument is “embedded” and the derivative instrument is not remeasured at fair value with changes in fair value reported in earnings as they occur. Upon execution of these transactions, the Bank assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and designated as either (1) a hedging instrument in a fair value hedge or (2) a stand-alone derivative instrument pursuant to an economic hedge. However, if the entire contract were to be measured at fair value, with changes in fair value reported in current earnings (e.g., an investment security classified as trading), or if the Bank could not reliably identify and measure the embedded derivative for purposes of separating that derivative from its host contract, the entire contract would be carried on the statement of condition at fair value and no portion of the contract would be designated as a hedging instrument.

     When fair value hedge accounting for a specific derivative is discontinued due to the Bank’s determination that such derivative no longer qualifies for SFAS 133 hedge accounting treatment, the Bank will continue to carry the derivative on the statement of condition at its fair value, cease to adjust the hedged asset or liability for changes in fair value, and begin amortizing the cumulative basis adjustment on the formerly hedged item into earnings over its remaining term using the level-yield method. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Bank will carry the derivative at its fair value on the statement of condition, recognizing changes in the fair value of the derivative in current period earnings.

     When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Bank continues to carry the derivative on the statement of condition at its fair value, removing from the statement of condition any asset or liability that was recorded to recognize the firm commitment and recording it as a gain or loss in current period earnings.

     During 2004, the Bank changed the manner in which it assesses effectiveness for certain highly effective consolidated obligation hedging relationships. This change is discussed more fully in Note 2.

     Premises and Equipment. The Bank records premises and equipment at cost less accumulated depreciation and amortization. At December 31, 2004 and 2003, the Bank’s accumulated depreciation and amortization relating to premises and equipment was $17,235,000 and $15,389,000 respectively. The Bank computes depreciation using the straight-line method over the estimated useful lives of assets ranging from 3 to 39 years. It amortizes leasehold improvements on the straight-line basis over the shorter of the estimated useful life of the improvement or the remaining term of the lease. The Bank capitalizes improvements and major renewals but expenses ordinary maintenance and repairs when incurred. Depreciation and amortization expense was approximately $2,222,000, $2,088,000 and $4,679,000 during the years ended December 31, 2004, 2003 and 2002, respectively. The Bank includes gains and losses on disposal of premises and equipment, if any, in other income (loss) under the caption “other, net.”

     Computer Software. The cost of computer software developed or obtained for internal use is accounted for in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires the cost of purchased software and certain costs incurred in developing computer software for internal use to be capitalized and amortized over future periods. As of December 31, 2004 and 2003, the Bank had $3,875,000 and $479,000, respectively, in unamortized computer software costs included in other assets. Amortization of computer software costs charged to expense was $982,000, $1,077,000 and $961,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     Concessions on Consolidated Obligations. The Bank defers and amortizes, using the level-yield method, the amounts paid to dealers in connection with the sale of consolidated obligation bonds over the terms of the bonds. The Office of Finance prorates the amount of the concession to the Bank based upon the percentage of the debt issued that is assumed by the Bank. Unamortized concessions were $23,810,000 and $27,182,000 at December 31, 2004 and 2003, respectively, and are included in “other assets” on the statements of condition. Amortization of such concessions is included in consolidated obligation bond interest expense and totaled $20,137,000, $38,764,000 and $33,624,000 during the years ended December 31, 2004, 2003 and 2002, respectively. The Bank charges to expense as incurred the concessions applicable to the sale of consolidated obligation discount notes because of the short maturities of these notes. Concessions related to the sale of discount notes totaling $37,000, $80,000 and $325,000 are included in interest expense on consolidated obligation discount notes in the statements of income for the years ended December 31, 2004, 2003 and 2002, respectively.

     Discounts and Premiums on Consolidated Obligations. The Bank expenses the discounts on consolidated obligation discount notes using the straight-line method over the term of the related notes due to their short-term nature. It amortizes the discounts and premiums on consolidated obligation bonds to expense using the level-yield method over the term to maturity of the bonds.

     Resolution Funding Corporation Assessments. Although the Bank is exempt from ordinary federal, state, and local taxation except for local real estate taxes, it is required to make payments to the Resolution Funding Corporation (“REFCORP”). Each FHLBank is required to pay 20 percent of its reported earnings (after the AHP assessment) to REFCORP. The AHP and REFCORP assessments are calculated simultaneously because of their dependence on one another. To compute the REFCORP assessment, which is paid quarterly in arrears, the Bank’s AHP assessment (described in Note 8) is subtracted from reported income before assessments and the result is multiplied by 20 percent. REFCORP has been designated as the calculation agent for the AHP and REFCORP assessments. To enable REFCORP to perform these calculations, each of the FHLBanks provides quarterly earnings information to REFCORP.

     The FHLBanks will continue to expense the REFCORP amounts until the aggregate amounts actually paid by all 12 FHLBanks are equivalent to a $300 million annual annuity (or a scheduled payment of $75 million per calendar quarter) whose final maturity date is April 15, 2030, at which point the required payment of each FHLBank to REFCORP will be fully satisfied. The Finance Board, in consultation with the Secretary of the Treasury, selects the appropriate discounting factors to be used in this annuity calculation. Actual payments made are used to determine the amount of the future obligation that has been defeased. The cumulative amount to be paid to REFCORP by the Bank is not determinable at this time because it depends on the future earnings of all of the FHLBanks and interest rates. If the Bank experiences a loss during a calendar quarter but still has income for the calendar year, the Bank’s obligation to REFCORP would be calculated based upon its year-to-date income. The Bank would be entitled to a refund of amounts paid for the full year that were in excess of its calculated annual obligation. If the Bank experiences a loss for a full year, the Bank would have no obligation to REFCORP for that year. The Finance Board is required to extend the term of the FHLBanks’ obligation to REFCORP for each calendar quarter in which there is a deficit quarterly payment. A deficit quarterly payment is the amount by which the actual quarterly payment falls short of $75 million. There were no deficit quarterly payments during the years ended December 31, 2004, 2003 or 2002.

     The FHLBanks’ aggregate payments through 2004 exceeded the scheduled payments, effectively accelerating payment of the REFCORP obligation and shortening its remaining term to the first quarter of 2019. The FHLBanks’ aggregate payments through 2004 have satisfied $45 million of the $75 million scheduled payment for the first quarter of 2019 and all scheduled payments thereafter. This date assumes that all $300 million annual payments required after December 31, 2004 are made.

     The benchmark payments, or portions thereof, could be reinstated if the actual REFCORP payments of all of the FHLBanks fall short of $75 million in a calendar quarter. The maturity date of the REFCORP obligation may be extended beyond April 15, 2030 if such extension is necessary to ensure that the value of the aggregate amounts paid by the FHLBanks exactly equals a $300 million annual annuity. Any payments beyond April 15, 2030 would be paid to the Department of Treasury.

     Finance Board and Office of Finance Expenses. The Bank is assessed its proportionate share of the costs of operating the Finance Board and the Office of Finance. The Finance Board allocates its operating and capital expenditures to the FHLBanks based on each FHLBank’s percentage of total outstanding capital stock. The operating and capital expenditures of the Office of Finance are shared on a pro rata basis with one-third based on each FHLBank’s percentage of total outstanding capital stock, one-third based on each FHLBank’s issuance of consolidated obligations, and one-third based on each FHLBank’s total consolidated obligations outstanding. These costs are included in the other expense section of the statements of income. Outstanding capital stock for these purposes includes those amounts that are classified as mandatorily redeemable (see Notes 2 and 12).

     Estimated Fair Values. Some of the Bank’s financial instruments lack an available trading market characterized by transactions between a willing buyer and a willing seller engaging in an exchange transaction. Therefore, the Bank uses internal models employing assumptions regarding interest rates, volatility, cash flows, and other factors to perform present-value calculations when disclosing estimated fair values. The Bank assumes that book value approximates fair value for certain financial instruments with three months or less to repricing or maturity. The estimated fair values of the Bank’s financial instruments are presented in Note 15.

     Cash Flows. In the statements of cash flows, the Bank considers cash and due from banks as cash and cash equivalents.

     Reclassifications. Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform with the 2004 presentation. In particular, for the years ended December 31, 2003 and 2002, the Bank has reclassified prepayment fee income on advances in the statements of income. Previously, prepayment fee income was classified as a separate line item within other income (loss). These amounts have been reclassified and are now included as a separate line item in interest income for the years ended December 31, 2003 and 2002. As a result of this reclassification, net interest income after mortgage loan loss provision and other income (loss) were adjusted by $10,517,000 and $4,288,000 for the years ended December 31, 2003 and 2002, respectively.

Note 2 — Accounting Adjustments and Recently Issued Accounting Standards and Interpretations

     Accounting Adjustments. During 2004, the Bank changed the manner in which it assesses effectiveness for certain highly effective consolidated obligation hedging relationships. Under its prior approach, the Bank inappropriately assumed no ineffectiveness for these hedging transactions. The interest rate swaps used in these relationships were structured with one settlement amount under the receive side of the swap that differed from all other receive-side settlements by an amount equivalent to the concession cost associated with the hedged consolidated obligation. Since the formula for computing net settlements under the interest rate swap is not the same for each net settlement, the Bank determined that it should change its approach to measure effectiveness during each reporting period. The Bank assessed the impact of this change on all prior annual periods since the adoption of SFAS 133, all quarterly periods for 2003 and all relevant quarterly periods for 2004, and determined that had the Bank applied this approach since January 1, 2001 it would not have had a material impact on the results of operations or financial condition of the Bank for any of these prior reporting periods. For the year ended December 31, 2004, income before assessments was reduced by $3,374,000 to reflect the accounting as if the Bank had employed the new approach from the date of adoption of SFAS 133 (January 1, 2001) through December 31, 2003. The adjustment resulting from this change is included in “net realized and unrealized losses on derivatives and hedging activities” in the statement of income. Net of assessments, the prior period adjustment reduced net income by $2,479,000 during the year ended December 31, 2004.

     During 2004, the Bank changed its method of accounting for postretirement benefits to comply with the provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS 106”). Previously, the Bank had accounted for these benefits on a pay-as-you-go (cash) basis. The Bank assessed the impact of this change on all prior annual periods since January 1, 2001, all quarterly periods for 2003 and all relevant quarterly periods for 2004 and determined that if the provisions of SFAS 106 had been applied earlier, the effect would not have been material to the Bank’s financial condition or results of operations for any of these prior reporting periods. For the year ended December 31, 2004, salaries and benefits expense includes a $1,624,000 charge for postretirement benefits relating to prior years. Net of assessments, this correction reduced net income for the year ended December 31, 2004 by approximately $1,193,000. For additional information regarding the Bank’s postretirement benefits, see Note 13.

     During 2004, the Bank changed its method of amortizing and accreting premiums and discounts on certain of its available-for-sale securities from the straight-line method to the level-yield method to comply with the provisions of SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The Bank assessed the impact of this change on all prior annual periods, all quarterly periods for 2003 and all relevant quarterly periods for 2004 and determined that if the amortization and accretion of premiums and discounts had previously been computed using the level-yield method, the effect would not have been material to the Bank’s financial condition or results of operations for any of these prior reporting periods. Interest income on available-for-sale securities was increased by $3,532,000 during the year ended December 31, 2004 to reflect the accounting as if the level-yield method had been used in prior years. Net of assessments, this correction increased net income for the year ended December 31, 2004 by approximately $2,595,000.

     Adoption of SFAS 150. The Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”) in May 2003. SFAS 150 establishes standards for how issuers classify and measure certain financial instruments with characteristics of both liabilities and equity. Among other things, it requires issuers to classify as liabilities certain financial instruments that embody obligations for the issuer (hereinafter referred to as “mandatorily redeemable financial instruments”).

     SFAS 150 was effective for mandatorily redeemable instruments of nonpublic entities in fiscal periods beginning after December 15, 2003. For purposes of SFAS 150, a nonpublic entity is defined as “any entity other than one (a) whose equity securities trade in a public market either on a stock exchange (domestic or foreign) or in the over-the-counter market, including securities quoted only locally or regionally, (b) that makes a filing with a regulatory agency in preparation for the sale of any class of equity securities in a public market, or (c) that is controlled by an entity covered by (a) or (b)”. All of the Bank’s outstanding capital stock is owned by its members or, in some cases, by non-member institutions that have acquired stock by virtue of acquiring a member institution or former members that retain capital stock either to support advances or other activity that remains outstanding. By regulation, the parties to a transaction involving the Bank’s stock can include only the Bank and its member institutions (or non-member institutions or former members, as described above). The Bank’s capital stock is not publicly traded, nor is there an established market for the stock. Furthermore, while the Bank is in the process of registering its equity securities with the Securities and Exchange Commission (“SEC”), this registration is not in preparation for the sale of these securities in a public market. The Bank is not controlled by any other entity. Therefore, the Bank meets the definition of a nonpublic entity, as defined in SFAS 150. FASB Staff Position No. FAS 150-3 “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“FAS 150-3”) deferred the effective date for applying the provisions of SFAS 150, but only for nonpublic entities that are not SEC registrants. For purposes of FAS 150-3, SEC registrants are defined as “entities, or entities that are controlled by entities, (a) that have issued or will issue debt or equity securities that are traded in a public market (a domestic or foreign stock exchange or an over-the-counter market, including local or regional markets), (b) that are required to file financial statements with the SEC, or (c) that provide financial statements for the purpose of issuing any class of securities in a public market.” Since the Bank met the definition of an SEC registrant, the deferral under FAS 150-3 was not applicable, and therefore the Bank adopted SFAS 150 as of January 1, 2004.

     Under the provisions of SFAS 150, the Bank reclassifies shares of capital stock from the capital section to the liability section of its balance sheet at the point in time when a member exercises a written redemption right, gives notice of its intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership, as the shares of capital stock then meet the SFAS 150 definition of a mandatorily redeemable financial instrument. Shares of capital stock meeting this definition are reclassified to liabilities at fair value. Following reclassification of the stock, any dividends paid or accrued on such shares are recorded as interest expense in the statement of income. Redemption of these mandatorily redeemable financial instruments is reported as a cash outflow in the financing activities section of the statement of cash flows.

     If a member cancels a written redemption or withdrawal notice, the Bank reclassifies the shares subject to the cancellation notice from liabilities back to equity in accordance with SFAS 150. Following this reclassification to equity, dividends on the capital stock are once again recorded as a reduction of retained earnings.

     On January 1, 2004, the Bank reclassified $394,736,000 of its outstanding capital stock to “mandatorily redeemable capital stock” in the liability section of the statement of condition. During the year ended December 31, 2004, dividends on mandatorily redeemable capital stock in the amount of $6,643,000 were recorded as interest expense in the statement of income.

     Although mandatorily redeemable capital stock is excluded from capital for financial reporting purposes, it is considered capital for regulatory purposes. See Note 12 for more information, including restrictions on stock redemption.

     Adoption of SOP 03-3. The American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) in December 2003. SOP 03-3 provides guidance on the accounting for differences between contractual and expected cash flows from a purchaser’s initial investment in loans or debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. Among other things, SOP 03-3: (i) prohibits the recognition of the excess of contractual cash flows over expected cash flows as an adjustment of yield, loss accrual or valuation allowance at the time of purchase; (ii) requires that subsequent increases in expected cash flows be recognized prospectively through an adjustment of yield; and (iii) requires that subsequent reductions in expected cash flows be recognized as an impairment. In addition, SOP 03-3 prohibits the creation or carryover of a valuation allowance in the initial accounting of all loans within its scope that are acquired in a transfer. The Bank will adopt SOP 03-3 as of January 1, 2005. The Bank does not expect the new rules to have a material impact on its results of operations or financial condition at the time of adoption.

     EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). In March 2004, the FASB reached a consensus on EITF 03-1, which clarifies the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of EITF 03-1 must be applied prospectively to all current and future investments accounted for in accordance with the provisions of SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” On September 15, September 30, and November 15, 2004, the FASB issued proposed staff positions to provide guidance on the application and scope of certain paragraphs and to defer the effective date of the impairment measurement and recognition provisions contained in specific paragraphs of EITF 03-1. This deferral will be superseded in the FASB’s final issuance of a staff position. The Bank does not expect EITF 03-1, as revised, to have a material impact on its results of operations or financial condition at the time of adoption.

     Adoption of FIN 46R. The FASB issued Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”) in December 2003. FIN 46R clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Bank adopted FIN 46R on January 1, 2004 and the adoption had no impact on its financial statements. The Bank does not have any variable interest entities or any other type of off-balance sheet conduits. Additionally, the Bank has not engaged in any other activities for which consolidation is required under FIN 46R.

Note 3—Cash and Due from Banks

     Compensating Balances. The Bank maintains collected cash balances with commercial banks in return for certain services. These agreements contain no legal restrictions about the withdrawal of funds. The average compensating balances for the years ended December 31, 2004 and 2003 were approximately $58,020,000 and $75,470,000, respectively.

     In addition, the Bank maintained average required clearing balances with various Federal Reserve Banks and branches of approximately $70,176,000 and $86,831,000 for the years ended December 31, 2004 and 2003, respectively. These are required clearing balances and may not be withdrawn; however, the Bank may use earnings credits on these balances to pay for services received from the Federal Reserve Banks.

     Pass-through Deposit Reserves. The Bank acts as a pass-through correspondent for member institutions required to deposit reserves with the Federal Reserve Banks. The amount reported as cash and due from banks includes pass-through reserves deposited with Federal Reserve Banks of approximately $32,631,000 and $68,959,000 as of December 31, 2004 and 2003, respectively. The Bank includes member reserve balances in “other liabilities” on the statements of condition.

Note 4—Trading Securities

     Major Security Types. Trading securities as of December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003
Other FHLBanks’ bonds (see Note 5)	$—	$24,234
Mortgage-backed securities
Government-sponsored enterprises	76,976	117,076
Other mortgage-backed securities	—	854
Other	1,607	—

Total	$78,583	$142,164

     Net gain (loss) on trading securities during the years ended December 31, 2004, 2003 and 2002 included a change in net unrealized holding gain (loss) of $(7,860,000), $(12,727,000) and $9,945,000 for securities that were held on December 31, 2004, 2003 and 2002, respectively. There were no sales of trading securities during the years ended December 31, 2004, 2003 or 2002.

Note 5—Available-for-Sale Securities

     Major Security Types. Available-for-sale securities as of December 31, 2004, were as follows (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government guaranteed obligations	$75,555	$5,560	$—	$81,115
Government-sponsored enterprises	4,209,159	278,771	580	4,487,350
Other FHLBanks’ bonds	48,129	4,350	—	52,479

	4,332,843	288,681	580	4,620,944

Mortgage-backed securities
Government-sponsored enterprises	857,535	47,027	—	904,562
Other	239,844	20,242		260,086

	1,097,379	67,269	—	1,164,648

Total	$5,430,222	$355,950	$580	$5,785,592

Available-for-sale securities as of December 31, 2003, were as follows (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government guaranteed obligations	$76,052	$9,906	$—	$85,958
Government-sponsored enterprises	4,267,672	249,690	5,091	4,512,271
Other FHLBanks’ bonds	48,190	6,012	—	54,202

	4,391,914	265,608	5,091	4,652,431

Mortgage-backed securities
Government-sponsored enterprises	937,108	82,237	—	1,019,345
Other	249,814	28,996	—	278,810

	1,186,922	111,233	—	1,298,155

Total	$5,578,836	$376,841	$5,091	$5,950,586

     The other FHLBanks’ bonds shown in the tables above (and in the table in Note 4) represent consolidated obligations acquired in the secondary market for which one or more other FHLBanks are the primary obligors, and for which the Bank is jointly and severally liable. See Notes 16 and 18 for a discussion of these investments and the Bank’s joint and several liability on consolidated obligations.

     The following table summarizes (in thousands) the available-for-sale securities with unrealized losses as of December 31, 2004. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than		12 Months
	12 Months		Or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Government- sponsored enterprises	$17,178	$580	$—	$—	$17,178	$580

     The following table summarizes (in thousands) the available-for-sale securities with unrealized losses as of December 31, 2003.

	Less Than		12 Months
	12 Months		Or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Government-sponsored enterprises	$849,149	$5,091	$—	$—	$849,149	$5,091

     Based upon the creditworthiness of the issuers, the Bank believes that the unrealized losses represent temporary impairments. Additionally, the Bank has the ability and intent to hold such securities through to recovery of the unrealized losses.

     Redemption Terms. The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at December 31 are presented below (in thousands). The expected maturities of some securities will differ from their contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

	2004		2003
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
Year of Maturity	Cost	Value	Cost	Value
Due in one year or less	$57,637	$59,435	$50,187	$50,680
Due after one year through five years	80,007	85,569	137,767	152,465
Due after five years through ten years	2,698,978	2,769,459	2,709,707	2,759,767
Due after ten years	1,496,221	1,706,481	1,494,253	1,689,519

	4,332,843	4,620,944	4,391,914	4,652,431
Mortgage-backed securities	1,097,379	1,164,648	1,186,922	1,298,155

Total	$5,430,222	$5,785,592	$5,578,836	$5,950,586

     The amortized cost of the Bank’s mortgage-backed securities classified as available-for-sale includes net premiums of $308,000 and $415,000 at December 31, 2004 and 2003, respectively.

     Interest Rate Payment Terms. The following table provides interest rate payment terms for investment securities classified as available-for-sale at December 31, 2004 and 2003 (in thousands):

	2004	2003
Amortized cost of available-for-sale securities other than mortgage-backed securities:
Fixed-rate	$4,319,531	$4,343,724
Variable-rate	13,312	48,190

	4,332,843	4,391,914

Amortized cost of available-for-sale mortgage-backed securities:
Fixed-rate pass-through securities	1,022,548	1,105,886
Fixed-rate collateralized mortgage obligations	74,831	81,036

	1,097,379	1,186,922

Total	$5,430,222	$5,578,836

     Gains and Losses. There were no sales of available-for-sale securities during the years ended December 31, 2004, 2003 or 2002.

Note 6—Held-to-Maturity Securities

     Major Security Types. Held-to-maturity securities as of December 31, 2004, were as follows (in thousands):

		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government guaranteed obligations	$178,869	$587	$772	$178,684
State or local housing agency obligations	7,825	2	—	7,827

	186,694	589	772	186,511

Mortgage-backed securities
U.S. government guaranteed obligations	94,691	620	2	95,309
Government-sponsored enterprises	5,307,058	15,701	1,720	5,321,039
Other	1,675,890	80,264	366	1,755,788

	7,077,639	96,585	2,088	7,172,136

Total	$7,264,333	$97,174	$2,860	$7,358,647

     Held-to-maturity securities as of December 31, 2003, were as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
U.S. government guaranteed obligations	$227,911	$981	$552	$228,340
State or local housing agency obligations	8,890	3	—	8,893

	236,801	984	552	237,233

Mortgage-backed securities
U.S. government guaranteed obligations	170,190	637	40	170,787
Government-sponsored enterprises	4,842,233	11,173	6,666	4,846,740
Other	1,761,301	101,563	1,772	1,861,092

	6,773,724	113,373	8,478	6,878,619

Total	$7,010,525	$114,357	$9,030	$7,115,852

     The following table summarizes (in thousands) the held-to-maturity securities with unrealized losses as of December 31, 2004. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous loss position.

	Less Than		12 Months
	12 Months		Or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government guaranteed obligations	$57,431	$228	$49,641	$544	$107,072	$772
Mortgage-backed securities:
U.S. government guaranteed obligations	494	1	1,423	1	1,917	2
Government- sponsored enterprises	537,775	1,705	20,119	15	557,894	1,720
Other	155,624	160	120,746	206	276,370	366

	693,893	1,866	142,288	222	836,181	2,088

Total temporarily impaired	$751,324	$2,094	$191,929	$766	$943,253	$2,860

     The following table summarizes (in thousands) the held-to-maturity securities with unrealized losses as of December 31, 2003.

	Less Than		12 Months
	12 Months		Or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government guaranteed obligations	$18,474	$50	$69,695	$502	$88,169	$552
Mortgage-backed securities:
U.S. government guaranteed obligations	10,021	30	13,722	10	23,743	40
Government-sponsored enterprises	2,040,786	6,182	161,292	484	2,202,078	6,666
Other	471,562	1,722	49,673	50	521,235	1,772

	2,522,369	7,934	224,687	544	2,747,056	8,478

Total temporarily impaired	$2,540,843	$7,984	$294,382	$1,046	$2,835,225	$9,030

     The Bank believes, based upon the creditworthiness of the issuers and any underlying collateral, that the unrealized losses represent temporary impairments. Additionally, the Bank has the ability and intent to hold such securities through to recovery of the unrealized losses.

     Redemption Terms. The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at December 31 are presented below (in thousands). The expected maturities of some securities will differ from their contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

	2004		2003
		Estimated		Estimated
Year of Maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due after one year through five years	$60,215	$60,269	$63,961	$64,032
Due after five years through ten years	11,198	11,372	15,683	16,083
Due after ten years	115,281	114,870	157,157	157,118

	186,694	186,511	236,801	237,233
Mortgage-backed securities	7,077,639	7,172,136	6,773,724	6,878,619

Total	$7,264,333	$7,358,647	$7,010,525	$7,115,852

     The amortized cost of the Bank’s mortgage-backed securities classified as held-to-maturity includes net discounts of $185,000 and $256,000 at December 31, 2004 and 2003, respectively.

     Interest Rate Payment Terms. The following table provides interest rate payment terms for investment securities classified as held-to-maturity at December 31, 2004 and 2003 (in thousands):

	2004	2003
Amortized cost of variable-rate held-to-maturity securities other than mortgage-backed securities	$186,694	$236,801

Amortized cost of held-to-maturity mortgage-backed securities:
Fixed-rate pass-through securities	6,712	10,649
Collateralized mortgage obligations:
Fixed-rate	809,528	816,649
Variable-rate	6,261,399	5,946,426

	7,077,639	6,773,724

Total	$7,264,333	$7,010,525

Note 7—Advances

     Redemption Terms. At December 31, 2004 and 2003, the Bank had advances outstanding at interest rates ranging from 1.00 percent to 8.80 percent and 0.50 percent to 8.80 percent, respectively, as summarized below (in thousands).

	2004		2003
		Weighted		Weighted
		Average		Average
Year of Maturity	Amount	Interest Rate %	Amount	Interest Rate %
Overdrawn demand deposit accounts	$26	5.94%	$9	4.92%

2004	—	—	10,225,474	1.44
2005	15,147,564	2.26	5,293,693	1.75
2006	9,927,115	2.49	7,476,542	1.58
2007	6,012,451	2.53	4,527,123	1.52
2008	5,058,184	2.67	4,340,425	1.83
2009	3,067,658	2.55	318,152	4.83
Thereafter	1,288,294	5.11	1,223,743	5.20
Amortizing advances	6,516,216	4.20	6,942,782	4.25

Total par value	47,017,508	2.75%	40,347,943	2.18%

SFAS 133 hedging adjustments	93,646		247,086

Total	$47,111,154		$40,595,029

     Amortizing advances require repayment according to predetermined amortization schedules.

     The Bank offers advances to members that may be prepaid on specified dates (call dates) without incurring prepayment or termination fees (callable advances). Other advances may only be prepaid by paying a fee to the Bank (prepayment fee) that makes the Bank financially indifferent to the prepayment of the advance. At December 31, 2004 and 2003, the Bank had callable advances of $148,543,000 and $141,075,000, respectively.

     The following table summarizes advances at December 31, 2004 and 2003, by year of maturity or next call date for callable advances (in thousands):

Year of Maturity or Next Call Date	2004	2003
Overdrawn demand deposit accounts	$26	$9
2004	—	10,266,221
2005	15,214,589	5,332,221
2006	9,930,861	7,489,673
2007	6,021,036	4,539,028
2008	5,081,322	4,367,015
2009	3,082,942	314,452
Thereafter	1,170,516	1,096,542
Amortizing advances	6,516,216	6,942,782

Total par value	$47,017,508	$40,347,943

     The Bank also offers cancelable advances. With a cancelable advance, the Bank effectively purchases a put option from the member that allows the Bank to terminate the fixed rate advance and offer a floating rate advance. At December 31, 2004 and 2003, the Bank had cancelable advances outstanding totaling $2,255,900,000 and $2,506,900,000, respectively.

     The following table summarizes advances at December 31, 2004 and 2003, by year of maturity or next put date (in thousands):

Year of Maturity or Next Put Date	2004	2003
Overdrawn demand deposit accounts	$26	$9
2004	—	12,431,375
2005	17,316,264	5,281,492
2006	9,537,115	7,111,542
2007	5,662,451	4,137,123
2008	4,556,084	3,828,325
2009	2,849,358	99,852
Thereafter	579,994	515,443
Amortizing advances	6,516,216	6,942,782

Total par value	$47,017,508	$40,347,943

     Security Terms. The Bank lends to financial institutions involved in housing finance within its district according to federal statutes, including the FHLB Act. The FHLB Act requires the Bank to obtain sufficient collateral on advances to protect against losses and to accept only certain U.S. government or government agency securities, residential mortgage loans, cash or deposits in the Bank, and other eligible real estate-related assets as collateral on such advances. However, in the case of Community Financial Institutions (“CFIs”), the Bank may also accept as collateral secured small business, small farm and small agribusiness loans. Borrowing members pledge their capital stock of the Bank as additional collateral for advances. At December 31, 2004 and 2003, the Bank had rights to collateral with an estimated value greater than outstanding advances.

Based upon the financial condition of the member, the Bank either:

     (1) Allows a member to retain possession of the collateral assigned to the Bank, if the member executes a written security agreement and agrees to hold such collateral for the benefit of the Bank; or

     (2) Requires the member to assign or place physical possession of such collateral with the Bank or its safekeeping agent.

     Beyond these provisions, Section 10(e) of the FHLB Act affords any security interest granted by a member to the Bank priority over the claims or rights of any other party. The only exceptions are those claims that would be entitled to priority under otherwise applicable law and are held by bona fide purchasers for value or by secured parties with perfected security interests.

     Credit Risk. The Bank has never experienced a credit loss on an advance to a member. While the expanded eligible collateral for CFIs provides the potential for additional credit risk for the Bank, the Bank believes it has the policies and procedures in place to appropriately manage this credit risk. Accordingly, the Bank has not provided any allowances for losses on advances.

     Due to the composition of its shareholders, the Bank’s potential credit risk from advances is concentrated in commercial banks and savings institutions. As of December 31, 2004 and 2003, the Bank had advances of $24 billion and $21 billion outstanding to its three largest stockholders, which represented 50 percent and 52 percent of total advances outstanding, respectively. The income from advances to these institutions totaled $395,833,000 and $305,416,000 during the years ended December 31, 2004 and 2003, respectively. The Bank held sufficient collateral to cover the advances to these institutions, and the Bank does not expect to incur any credit losses on these advances.

     The Bank’s second largest stockholder (and borrower) is a non-member institution that acquired a Bank member and dissolved its charter on February 13, 2001. The acquiring institution assumed the member’s advances, and the Bank expects those advances to remain fully collateralized until they are repaid. As of December 31, 2004, the stockholder held $319,502,000 of mandatorily redeemable capital stock and had advances outstanding of approximately $7,471,600,000, which had final maturities in the years 2006 through 2008 (see Note 12).

     Interest Rate Payment Terms. The following table provides interest rate payment terms for advances at December 31, 2004 and 2003 (in thousands, based upon par amount):

	2004	2003
Fixed-rate	$24,354,663	$21,495,174
Variable-rate	22,662,845	18,852,769

Total par value	$47,017,508	$40,347,943

Note 8—Affordable Housing Program

     Section 10(j) of the FHLB Act requires each FHLBank to establish an AHP. Each FHLBank provides subsidies in the form of direct grants and/or below market interest rate advances to members who use the funds to assist with the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. Historically, the Bank has generally provided subsidies under its AHP only in the form of direct grants. Annually, each FHLBank must set aside for the AHP 10 percent of its current year’s income before charges for AHP (as adjusted for interest expense on mandatorily redeemable capital stock), but after the assessment for REFCORP, subject to a collective minimum contribution for all 12 FHLBanks of $100 million. If the result of the aggregate 10 percent calculation is less than $100 million for all 12 FHLBanks, then the FHLB Act requires the shortfall to be allocated among the FHLBanks based on the ratio of each FHLBank’s income before AHP and REFCORP to the sum of the income before AHP and REFCORP of the 12 FHLBanks. There was no shortfall during the years ended December 31, 2004, 2003 or 2002.

     Generally, the Bank’s AHP assessment is derived by adding interest expense on mandatorily redeemable capital stock (see Notes 2 and 12) to reported income before assessments and then subtracting the REFCORP assessment; the result of this calculation is then multiplied by 10 percent. The calculation of the REFCORP assessment is described in Note 1. The Bank charges the amount set aside for AHP to income and recognizes it as a liability. The Bank relieves the AHP liability as members receive grants. In periods where the Bank’s income before AHP and REFCORP (as adjusted for interest expense on mandatorily redeemable capital stock) is zero or less, the amount of the AHP assessment is equal to zero. At December 31, 2004 and 2003, the Bank had no outstanding AHP-related advances.

     The following table summarizes the changes in the Bank’s AHP liability during the years ended December 31, 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Balance, beginning of year	$34,098	$32,444	$39,541
AHP assessments	9,543	9,977	8,412
Grants funded	(9,830)	(8,323)	(15,509)

Balance, end of year	$33,811	$34,098	$32,444

Note 9—Mortgage Loans Held for Portfolio

     Mortgage loans held for portfolio represent held-for-investment loans under the MPF program whereby the Bank’s PFIs service and credit enhance home mortgage loans that are owned by the Bank. These loans were either funded by the Bank through, or purchased from, its PFIs. The following table presents information as of December 31, 2004 and 2003 for mortgage loans held for portfolio (in thousands):

	2004	2003
Fixed medium-term* single-family mortgages	$174,688	$218,194
Fixed long-term single-family mortgages	526,886	746,782
Premiums	5,865	7,903
Discounts	(881)	(992)

Total mortgage loans held for portfolio	$706,558	$971,887

*Medium-term is defined as a term of 15 years or less.

     The par value of mortgage loans held for portfolio at December 31, 2004 and 2003 was comprised of government-guaranteed loans totaling $343,061,000 and $492,665,000, respectively, and conventional loans totaling $358,513,000 and $472,311,000, respectively.

     The allowance for credit losses on mortgage loans held for portfolio was as follows (in thousands):

	2004	2003	2002
Balance, beginning of year	$387	$437	$311
Chargeoffs	(6)	(23)	—
Provision (reduction) for credit losses	(26)	(27)	126

Balance, end of year	$355	$387	$437

     At December 31, 2004 and 2003, the Bank had nonaccrual loans totaling $938,000 and $1,133,000, respectively. At December 31, 2004 and 2003, the Bank’s other assets included $572,000 and $704,000 of real estate owned.

     The estimated fair value of the mortgage loans held for portfolio as of December 31, 2004 and 2003 is presented in Note 15.

     Mortgage loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage loan agreement. The Bank did not have any impaired loans at December 31, 2004 or 2003.

Note 10—Deposits

     The Bank offers demand and overnight deposits for members and qualifying non-members. In addition, the Bank offers short-term deposit programs to members and qualifying non-members. The weighted average interest rates paid on average outstanding deposits were 1.31 percent, 1.07 percent and 1.62 percent during 2004, 2003 and 2002, respectively. For additional information regarding other interest-bearing deposits, see Note 14.

Note 11—Consolidated Obligations

     Consolidated obligations are the joint and several obligations of the FHLBanks and consist of consolidated bonds and discount notes. The Bank records on its balance sheet only that portion of the consolidated obligations for which it is the primary obligor. The Bank is primary obligor for the portion of bonds and discount notes for which it has received the proceeds (i.e., those issued on its behalf). The FHLBanks issue consolidated obligations through the Office of Finance as their agent. Consolidated obligation bonds are issued primarily to raise intermediate and long-term funds for the FHLBanks and are not subject to any statutory or regulatory limits on maturity. Consolidated obligation discount notes are issued primarily to raise short-term funds. These notes sell at less than their face amount and are redeemed at par value when they mature. For additional information regarding the FHLBanks’ joint and several liability, see Note 16.

     The par amounts of the FHLBanks’ outstanding consolidated obligations, including consolidated obligations held by other FHLBanks, were approximately $869.2 billion and $759.5 billion at December 31, 2004 and 2003, respectively. Regulations require each of the FHLBanks to maintain unpledged qualifying assets equal to its participation in the consolidated obligations outstanding. Qualifying assets are defined as cash; secured advances; assets with an assessment or rating at least equivalent to the current assessment or rating of the consolidated obligations; obligations of or fully guaranteed by the United States; obligations, participations, mortgages, or other instruments of or issued by Fannie Mae or Ginnie Mae; mortgages, obligations or other securities which are or have ever been sold by Freddie Mac under the FHLB Act; and such securities as fiduciary and trust funds may invest in under the laws of the state in which the FHLBank is located.

     From July 1, 2000 until the implementation of its new capital structure, Finance Board regulations limited each FHLBank’s assets generally to no more than 21 times its total regulatory capital. Nevertheless, an FHLBank whose non-mortgage assets, after deducting deposits and capital stock, did not exceed 11 percent of its assets could have total assets in an amount not greater than 25 times its total regulatory capital. As a result of the implementation of its new capital structure on September 2, 2003 (see Note 12), the Bank is no longer required to follow this regulation. Prior to September 2, 2003, the Bank was in compliance with this regulation at all times.

     To provide the holders of consolidated obligations issued prior to January 29, 1993 (prior bondholders) the protection equivalent to that provided under the FHLBanks’ previous leverage limit of 12 times the FHLBanks’ capital stock, prior bondholders have a claim on a certain amount of the qualifying assets [Special Asset Account (“SAA”)] if capital stock (including mandatorily redeemable capital stock) is less than 8.33 percent of their consolidated obligations. At December 31, 2004 and 2003, the FHLBanks’ capital stock (including mandatorily redeemable capital stock) was 4.75 percent and 4.96 percent of the par value of consolidated obligations outstanding, and the required minimum pledged asset balance was approximately $219,000 and $23,989,000, respectively. Further, the regulations require each FHLBank to transfer qualifying assets in the amount of its allocated share of the FHLBanks’ SAA to a trust for the benefit of the prior bondholders if its regulatory capital-to-assets ratio falls below two percent. As of December 31, 2004 and 2003, no FHLBank had a regulatory capital-to-assets ratio below two percent; therefore, no assets were being held in a trust. In addition, no trust has ever been established as a result of this regulation, as the ratio has never fallen below two percent.

     General Terms. Consolidated obligations are issued with either fixed-rate coupon payment terms or variable-rate coupon payment terms that use a variety of indices for interest rate resets such as the London Interbank Offered Rate (“LIBOR”) and the Constant Maturity Treasury (“CMT”) rate. In addition, to meet the specific needs of certain investors in consolidated obligations, both fixed-rate bonds and variable-rate bonds may also contain complex coupon payment terms and call options. When such consolidated obligations are issued, the Bank enters into interest rate exchange agreements containing offsetting features that effectively convert the terms of the bond to those of a simple variable-rate bond or a fixed-rate bond.

     These consolidated obligations, beyond having fixed-rate or simple variable-rate coupon payment terms, may also have the following broad terms regarding either principal repayment or coupon payment terms:

     Optional principal redemption bonds (callable bonds) that the Bank may redeem in whole or in part at its discretion on predetermined call dates according to the terms of the bond offerings;

     Capped floating rate bonds pay interest at variable rates subject to an interest rate ceiling;

     Step-up bonds generally pay interest at increasing fixed rates for specified intervals over the life of the bond. These bonds generally contain provisions enabling the Bank to call bonds at its option on the step-up dates;

     Conversion bonds have coupons that may convert from fixed to floating, or floating to fixed, at the Bank’s discretion; and

     Comparative-index bonds have coupon rates determined by the difference between two or more market indices, typically CMT and LIBOR.

     Interest Rate Payment Terms. The following table provides interest rate payment terms for the Bank’s consolidated bonds at December 31, 2004 and 2003 (in thousands, at par value).

	2004	2003
Fixed-rate	$38,695,324	$30,188,465
Step-up	7,997,505	7,900,420
Simple variable-rate	4,397,000	2,376,000
Fixed that converts to variable	340,000	—
Variable that converts to fixed	50,000	—
Comparative-index	175,000	175,000

Total par value	$51,654,829	$40,639,885

     Redemption Terms. The following is a summary of the Bank’s participation in consolidated bonds outstanding at December 31, 2004 and 2003, by year of maturity (in thousands):

	2004		2003
		Weighted		Weighted
		Average		Average
		Interest		Interest
Year of Maturity	Amount	Rate	Amount	Rate
2004	$—	—%	$7,871,255	3.15%
2005	18,417,325	2.02	7,557,325	3.04
2006	10,169,500	2.78	5,080,000	3.32
2007	6,416,875	3.33	4,237,700	3.67
2008	5,526,370	3.50	5,881,420	3.42
2009	4,345,314	4.02	2,436,200	4.74
Thereafter	6,779,445	4.11	7,575,985	3.99

Total par value	51,654,829	2.94	40,639,885	3.50

Bond premiums	31,464		45,874
Bond discounts	(25,358)		(27,525)
SFAS 133 hedging adjustments	(179,397)		62,465

	51,481,538		40,720,699
Bonds held in treasury	(17,800)		(17,800)

Total	$51,463,738		$40,702,899

     Consolidated bonds outstanding at December 31, 2004 and 2003, include callable bonds totaling $31,908,505,000 and $24,799,920,000, respectively. Simultaneous with the issuance of callable bonds, the Bank generally enters into an interest rate swap (in which the Bank pays variable and receives fixed) with a call feature that mirrors the option embedded in the debt (a sold callable swap). The combined sold callable swap and callable debt allows the Bank to provide members with attractively priced variable-rate advances. The Bank also uses fixed-rate callable debt to finance callable advances (see Note 7) and mortgage-backed securities.

     At December 31, 2004 and 2003, the Bank’s consolidated bonds outstanding include the following (at par value, in thousands):

	2004	2003
Non-callable or non-putable bonds	$19,746,324	$15,839,965
Callable bonds	31,908,505	24,799,920

Total par value	$51,654,829	$40,639,885

     The following table summarizes the Bank’s consolidated bonds outstanding at December 31, 2004 and 2003, by year of maturity or next call date (in thousands):

Year of Maturity or Next Call Date	2004	2003
2004	$—	$27,105,175
2005	36,725,805	6,087,325
2006	7,719,500	2,557,500
2007	2,879,700	1,559,700
2008	1,374,000	1,269,000
2009	1,657,564	976,200
Thereafter	1,298,260	1,084,985

Total par value	$51,654,829	$40,639,885

     Consolidated Discount Notes. Consolidated discount notes are issued to raise short-term funds. Discount notes are consolidated obligations with original maturities up to 360 days. These notes are issued at less than their face amount and redeemed at par value when they mature. The Bank’s participation in consolidated discount notes, all of which are due within one year, was as follows (in thousands):

			Weighted
			Average
	Book Value	Par Value	Interest Rate
December 31, 2004	$7,084,765	$7,100,000	2.15%

December 31, 2003	$11,627,325	$11,650,000	1.10%

     The FHLB Act authorizes the Secretary of the Treasury, at his or her discretion, to purchase consolidated obligations of the FHLBanks aggregating not more than $4 billion, under certain conditions. The terms, conditions, and interest rates are determined by the Secretary of the Treasury. There were no such purchases by the U.S. Treasury during the three years ended December 31, 2004.

Note 12—Capital

     The Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) required a number of changes in the capital structure of all FHLBanks. In accordance with the GLB Act, the final Finance Board capital rule, which was published on January 30, 2001, required each FHLBank to submit a capital structure plan to the Finance Board by October 29, 2001. Under the final rule, each FHLBank may issue Class A stock or Class B stock, or both, to its members. The GLB Act provides a transition period to the new capital structure of up to three years from the date each FHLBank’s capital plan was approved. The Finance Board approved the Bank’s capital plan on June 12, 2002 and the Bank converted to its new capital structure on September 2, 2003. The conversion was considered a capital transaction and was accounted for at par value.

     The Bank’s new capital plan provides that it will issue only Class B capital stock. The Class B stock has a par value of $100 per share and is purchased, redeemed, repurchased and transferred only at its par value. As required by statute and regulation, under the new capital structure, members may request the Bank to redeem excess Class B stock, or withdraw from membership and request the Bank to redeem all outstanding capital stock, with five years’ written notice to the Bank. The regulations also allow the Bank, in its sole discretion, to repurchase members’ excess stock at any time without regard for the five-year notification period as long as the Bank continues to meet its regulatory capital requirements following any stock repurchases, as described below.

     Under the new capital structure, stockholders are required to maintain an investment in Class B stock equal to the sum of a membership investment requirement and an activity-based investment requirement. As of December 31, 2004, the membership investment requirement was 0.15 percent of each member’s total assets as of the preceding December 31, subject to a minimum of $1,000 and a maximum of $25,000,000. The activity-based investment requirement was 4.25 percent of outstanding advances, plus 4.25 percent of the outstanding principal balance of any MPF loans that were delivered after September 2, 2003 and retained on the Bank’s balance sheet (of which there were none).

     Members and institutions that acquire members must comply with the activity-based investment requirements for as long as the relevant advances or MPF loans remain outstanding. The Bank’s Board of Directors has the authority to adjust these requirements periodically, within ranges established in the capital plan, as amended from time to time, to ensure that the Bank remains adequately capitalized. On February 25, 2005, the Bank’s Board of Directors approved a reduction in the membership investment requirement from 0.15 percent to 0.14 percent of members’ total assets; this change will become effective on April 18, 2005.

     Excess stock is defined as the amount of stock held by a member (or former member) in excess of that institution’s minimum investment requirement (i.e., the amount of stock held in excess of their activity-based investment requirement and, in the case of a member, their membership investment requirement). At any time, stockholders may request the Bank to repurchase excess capital stock. Although the Bank is not obligated to repurchase excess stock prior to the expiration of a five-year redemption or withdrawal notification period, it will typically endeavor to honor such requests within a reasonable period of time (generally not exceeding 30 days) so long as the Bank will continue to meet its regulatory capital requirements following the repurchase.

     Following the implementation of its new capital structure, the Bank established a policy under which it periodically repurchases a portion of members’ excess capital stock. Under this policy, the Bank generally repurchases surplus stock at the end of the month following the end of each calendar quarter (e.g., January 31, April 30, July 31 and October 31). Surplus stock is currently defined as the amount of stock held by a member in excess of 120 percent of the member’s minimum investment requirement. A member’s surplus stock will not be repurchased if the amount of surplus stock is $250,000 or less. From time to time, the Bank may modify the definition of surplus stock or the timing and/or frequency of surplus stock repurchases. The first repurchase under this policy occurred on October 31, 2003.

     The following table presents total excess stock, surplus stock and surplus stock meeting the repurchase criteria (i.e., surplus stock of individual institutions exceeding $250,000) at December 31, 2004 and 2003 (in thousands):

	2004	2003
Excess stock
Capital stock	$318,645	$342,106
Mandatorily redeemable capital stock	2,871	—

Total	$321,516	$342,106

Surplus stock
Capital stock	$111,996	$115,740
Mandatorily redeemable capital stock	422	—

Total	$112,418	$115,740

Surplus stock meeting repurchase criteria
Capital stock	$69,436	$83,242
Mandatorily redeemable capital stock	—	—

Total	$69,436	$83,242

     Under the new capital regulations, the Bank is subject to three capital requirements. First, the Bank must maintain at all times permanent capital (defined under the Finance Board’s rules and regulations as retained earnings and all Class B stock regardless of its classification for financial reporting purposes) in an amount at least equal to its risk-based capital requirement, which is the sum of its credit risk capital requirement, its market risk capital requirement, and its operations risk capital requirement, calculated in accordance with the rules and regulations of the Finance Board. The Finance Board may require the Bank to maintain a greater amount of permanent capital than is required by the risk-based capital requirements as defined. Second, the Bank must, at all times, maintain total capital in an amount at least equal to 4.0 percent of its total assets (capital-to-assets ratio). For the Bank, total capital is defined by Finance Board rules and regulations as the Bank’s permanent capital and the amount of any general allowance for losses (i.e., those reserves that are not held against specific assets). Finally, the Bank is required to maintain at all times a minimum leverage capital-to-assets ratio in an amount at least equal to 5.0 percent of its total assets. In applying this requirement to the Bank, leverage capital includes the Bank’s permanent capital multiplied by a factor of 1.5 plus the amount of any general allowance for losses. The Bank did not have any general reserves at December 31, 2004 or 2003. Under the regulatory definitions, total capital and permanent capital exclude accumulated other comprehensive income (loss). Additionally, mandatorily redeemable capital stock is considered capital (i.e., Class B stock) for purposes of determining the Bank’s compliance with its regulatory capital requirements.

     At all times during the period from September 2, 2003 through December 31, 2004, the Bank was in compliance with the aforementioned capital requirements. The following table summarizes the Bank’s compliance with the Finance Board’s capital requirements as of December 31, 2004 and 2003 (dollars in thousands):

	December 31, 2004		December 31, 2003
	Required	Actual	Required	Actual
Regulatory capital requirements:
Risk-based capital	$527,718	$2,963,807	$547,053	$2,769,745

Total capital	$2,583,453	$2,963,807	$2,335,840	$2,769,745
Total capital-to-assets ratio	4.00%	4.59%	4.00%	4.74%

Leverage capital	$3,229,316	$4,445,711	$2,919,800	$4,154,618
Leverage capital-to-assets ratio	5.00%	6.88%	5.00%	7.11%

     The GLB Act also made membership voluntary for all members. Members that withdraw from membership will not be eligible to become a member of any FHLBank for at least five years following the date that their membership was terminated.

     The Bank’s Board of Directors may declare and pay dividends in either cash or capital stock only from retained earnings or current earnings.

     Mandatorily Redeemable Capital Stock. As discussed in Note 2, the Bank adopted SFAS 150 as of January 1, 2004. Under the provisions of SFAS 150, the Bank’s capital stock is classified as equity (capital) for financial reporting purposes until either a written redemption or withdrawal notice is received from a member or a membership withdrawal or termination is otherwise initiated, at which time the capital stock is reclassified to liabilities. The Finance Board has confirmed that the SFAS 150 accounting treatment for certain shares of its capital stock does not affect the definition of capital for purposes of determining the Bank’s compliance with its regulatory capital requirements.

     At December 31, 2004, the Bank had $327,121,000 in outstanding capital stock subject to mandatory redemption held by nine former members. This amount is classified as a liability in the statement of condition in accordance with SFAS 150.

     The Bank is not required to redeem or repurchase activity-based stock until the later of the expiration of the notice of redemption or withdrawal or until the activity no longer remains outstanding. If activity-based stock becomes excess stock as a result of reduced activity, the Bank, in its discretion and subject to certain regulatory restrictions, may repurchase excess stock prior to the expiration of the notice of redemption or withdrawal. The Bank will generally repurchase such excess stock as long as it expects to continue to meet its minimum capital requirements following the repurchase.

     The following table summarizes the Bank’s mandatorily redeemable capital stock at December 31, 2004 by year of earliest mandatory redemption and year of anticipated repurchase (in thousands). The earliest mandatory redemption reflects the earliest time at which the Bank is required to repurchase the shareholder’s capital stock, and is based on the assumption that the activities associated with the activity-based stock have concluded by the time the notice of redemption or withdrawal expires. The timing of anticipated repurchases is determined under the assumption that the Bank will redeem activity-based stock as the associated activities are reduced and that advances relating to such activity-based stock will be repaid on their contractual maturity dates (which may be before or after the expiration of the five-year redemption/withdrawal notice period).

	Earliest
	Mandatory	Anticipated
	Redemption	Repurchase
2005	$—	$1,966
2006	—	168,241
2007	—	133,669
2008	326,944	16,378
2009	177	1,440
Thereafter	—	5,427

Total	$327,121	$327,121

     The following table summarizes the Bank’s mandatorily redeemable capital stock activity during 2004 (in thousands). Amounts for 2003 and 2002 are not provided because the provisions of SFAS 150 were not applicable to the Bank prior to January 1, 2004.

Balance, December 31, 2003	$—

Capital stock subject to mandatory redemption reclassified from equity upon adoption of SFAS 150 on January 1, 2004	394,736
Capital stock that became subject to mandatory redemption during the year	12,344
Redemption of mandatorily redeemable capital stock	(86,624)
Stock dividends classified as mandatorily redeemable	6,665

Balance, December 31, 2004	$327,121

     A member may cancel a previously submitted redemption or withdrawal notice by providing a written cancellation notice to the Bank prior to the expiration of the five-year redemption/withdrawal notice period. A member that cancels a stock redemption or withdrawal notice more than 30 days after it is received by the Bank and prior to its expiration is subject to a cancellation fee equal to a percentage of the par value of the capital stock subject to the cancellation notice.

     Limitations on Redemption or Repurchase of Capital Stock. The GLB Act imposes the following restrictions on the redemption or repurchase of the Bank’s capital stock.

•	In no event may the Bank redeem or repurchase capital stock if the Bank is not in compliance with its minimum capital requirements or if the redemption or repurchase would cause the Bank to be out of compliance with its minimum capital requirements, or if the redemption or repurchase would cause the member to be out of compliance with its minimum investment requirement. In addition, the Bank’s Board of Directors may suspend redemption of capital stock if the Bank reasonably believes that continued redemption of capital stock would cause the Bank to fail to meet its minimum capital requirements in the future, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its minimum capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner.

•	In no event may the Bank redeem or repurchase capital stock without the prior written approval of the Finance Board if the Finance Board or the Bank’s Board of Directors has determined that the Bank has incurred, or is likely to incur, losses that result in, or are likely to result in, charges against the capital of the Bank. Such a determination may be made by the Finance Board or the Board of Directors even if the Bank is in compliance with its minimum capital requirements.

•	The Bank may not repurchase any capital stock without the written consent of the Finance Board during any period in which the Bank has suspended redemptions of capital stock. The Bank is required to notify the Finance Board if it suspends redemptions of capital stock and set forth its plan for addressing the conditions that led to the suspension. The Finance Board may require the Bank to reinstate redemptions of capital stock.

•	In no event may the Bank redeem or repurchase shares of capital stock if the principal and interest due on any consolidated obligations issued through the Office of Finance has not been paid in full or, under certain circumstances, if the Bank becomes a non-complying FHLBank under Finance Board regulations as a result of its inability to comply with regulatory liquidity requirements or to satisfy its current obligations.

•	If at any time the Bank determines that the total amount of capital stock subject to outstanding stock redemption or withdrawal notices with expiration dates within the following 12 months exceeds the amount of capital stock the Bank could redeem and still comply with its minimum capital requirements, the Bank will determine whether to suspend redemption and repurchase activities altogether, to fulfill requests for redemption sequentially in the order in which they were received, to fulfill the requests on a pro rata basis, or to take other action deemed appropriate by the Bank.

     Prior Capital Rules. Prior to the Bank’s implementation of the new capital regulations, the prior capital rules were in effect. In particular, the FHLB Act required members to purchase capital stock equal to the greater of one percent of their mortgage-related assets or five percent of their outstanding Bank advances. Members could, at the Bank’s discretion, redeem at par value any capital stock greater than their statutory requirement or sell it to other Bank members at par value.

Note 13—Employee Retirement Plans

     The Bank participates in the Financial Institutions Retirement Fund (“FIRF”), a defined-benefit plan. The plan covers substantially all officers and employees of the Bank. The Bank’s contributions to FIRF through June 30, 1987, represented the normal cost of the plan. The plan reached the full-funding limitation, as defined by the Employee Retirement Income Security Act, for the plan year beginning July 1, 1987, because of favorable investment and other actuarial experience during previous years. As a result, FIRF suspended employer contributions for all plan years between July 1, 1987 and June 30, 2003. Contributions to the plan resumed effective July 1, 2003. Funding and administrative costs of FIRF charged to salaries and benefits expense during the years ended December 31, 2004, 2003 and 2002 were $1,205,000, $170,000 and $7,000, respectively. The FIRF is a multiemployer plan and does not segregate its assets, liabilities, or costs by participating employer. As a result, disclosure of the accumulated benefit obligations, plan assets, and the components of annual pension expense attributable to the Bank cannot be made.

     The Bank also participates in the Financial Institutions Thrift Plan (“FITP”), a defined contribution plan. The Bank’s contributions to the FITP are equal to a percentage of voluntary employee contributions, subject to certain limitations. During the years ended December 31, 2004, 2003 and 2002, the Bank contributed $454,000, $651,000 and $391,000, respectively, to the FITP. During the year ended December 31, 2003, the Bank’s contributions to the FITP included a one-time supplemental contribution of $227,000 for certain eligible employees. The supplemental contribution was made to partially offset a reduction in the employee service accrual rate applicable to the FIRF, which was effective July 1, 2003.

     Additionally, the Bank maintains a non-qualified deferred compensation plan that is available to some employees, which is, in substance, an unfunded supplemental retirement plan. The plan’s liability consists of the accumulated compensation deferrals and accrued earnings on those deferrals. The Bank’s minimum obligation under this plan was $770,000 and $699,000 at December 31, 2004 and 2003, respectively. Salaries and benefits expense includes accrued earnings on deferred employee compensation of $37,000, $37,000 and $36,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     The Bank also maintains a non-qualified deferred compensation plan that is available to all of its directors. The plan’s liability consists of the accumulated compensation deferrals (representing directors’ fees) and accrued earnings on those deferrals. At December 31, 2004 and 2003, the Bank’s minimum obligation under this plan was

$614,000 and $797,000, respectively.

     In October 2004, the Bank established the Special Non-Qualified Deferred Compensation Plan (“the Plan”), a defined contribution plan that was established primarily to provide supplemental retirement benefits to most of the Bank’s executive officers. Each participant’s benefit under the Plan consists of contributions made by the Bank on the participant’s behalf, plus an allocation of the investment gains or losses on the assets used to fund the Plan. Contributions to the Plan are determined solely at the discretion of the Bank’s Board of Directors; the Bank has no obligation to make future contributions to the Plan. The Bank’s accrued liability under this plan was $177,000 at December 31, 2004. During the year ended December 31, 2004, the Bank contributed $170,000 to the Plan.

     The Bank sponsors a retirement benefits program that includes health care and life insurance benefits for eligible retirees. The health care portion of the program is contributory while the life insurance benefits, which are available to retirees with at least 20 years of service, are offered on a noncontributory basis. Prior to January 1, 2005, retirees were eligible to remain enrolled in the Bank’s health care benefits plan if age 50 or older with at least 10 years of service at the time of retirement. In December 2004, the Bank modified the eligibility requirements relating to retiree health care continuation benefits. Effective January 1, 2005, retirees are eligible to remain enrolled in the Bank’s health care benefits plan if age 55 or older with at least 15 years of service at the time of retirement. Employees who were age 50 or older with 10 years of service and those who had 20 years of service as of December 31, 2004 are not subject to the revised eligibility requirements. Additionally, current retiree benefits were unaffected by these modifications. The Bank does not have any plan assets set aside for the retiree benefits program.

     As discussed in Note 2, the Bank changed its method of accounting for these postretirement benefits to comply with the provisions of SFAS 106 during the year ended December 31, 2004. For the year ended December 31, 2004, salaries and benefits expense includes a $2,363,000 charge related to these postretirement benefits, of which $1,624,000 related to prior years. Net of assessments, the correction relating to prior years reduced net income by approximately $1,193,000 during the year ended December 31, 2004.

     The Bank uses a December 31 measurement date for its retirement benefits program. For years prior to 2004, the calculated costs and liabilities relating to these postretirement benefits were determined for current retirees and employees using a valuation date of December 31, 2003 and a roll forward and roll back methodology. A reconciliation of the accumulated postretirement benefit obligation (“APBO”) and funding status of the benefits program for the years ended December 31, 2004 and 2003 is as follows (in thousands):

	Year Ended December 31,
	2004	2003
Change in APBO
APBO at beginning of year	$3,650	$3,036
Service cost	229	192
Interest cost	240	215
Actuarial loss	356	286
Participant contributions	98	74
Benefits paid	(173)	(153)

APBO at end of year	4,400	3,650

Change in plan assets
Fair value of plan assets at beginning of year	—	—
Bank contributions	75	79
Participant contributions	98	74
Benefits paid	(173)	(153)

Fair value of plan assets at end of year	—	—

Funded status	(4,400)	(3,650)
Unrecognized net actuarial loss	948	609
Unrecognized prior service cost	1,163	1,417

Net cumulative liability that should have been recognized under SFAS 106	(2,289)	(1,624)
Other unrecognized amounts	—	1,624

Net liability recognized	$(2,289)	$—

     The actuarial assumptions used in the measurement of the Bank’s benefit obligation included a gross health care cost trend rate of 14.0 percent for 2005; for 2004 and prior years, a gross health care cost trend rate of 15.0 percent was used. The health care cost trend rate is assumed to decline by 1.0 percent per year to a final rate of 5.0 percent in 2014 and thereafter. To compute the APBO at December 31, 2004 and 2003, weighted average discount rates of 5.75 percent and 6.25 percent were used. Weighted average discount rates of 6.25 percent, 6.75 percent, 7.25 percent and 7.50 percent were used to compute the net periodic benefit cost for 2004, 2003, 2002 and 2001, respectively.

     In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act provides for a prescription drug benefit under Medicare (Medicare Part D) as well as a 28 percent federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The calculated costs and liabilities relating to the Bank’s postretirement benefits do not reflect any amount associated with the subsidy because the Bank is currently unable to conclude whether the benefits provided by its plan are actuarially equivalent to Medicare Part D under the Act.

     Components of net periodic benefit cost for the year ended December 31, 2004, and the distribution of these amounts had the provisions of SFAS 106 been applied in prior periods, were as follows (in thousands):

	Amount Recorded
	During the	Amount Relates To
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2004	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001
Service cost	$719	$229	$192	$159	$139
Interest cost	819	240	215	192	172
Amortization of prior service cost	1,016	254	254	254	254
Amortization of net loss	17	16	1	—	—
Less amounts previously recorded	(208)	—	(79)	(69)	(60)

Net periodic benefit cost	$2,363	$739	$583	$536	$505

     A 1 percent increase in the health care cost trend rate would have increased the APBO at December 31, 2004 by $797,000 and the aggregate of the service and interest cost components of the net periodic benefit cost for the year ended December 31, 2004 by $102,000. Alternatively, a 1 percent decrease in the health care trend rate would have reduced the APBO at December 31, 2004 by $625,000 and the aggregate of the service and interest cost components of the net periodic benefit cost for the year ended December 31, 2004 by $78,000.

     The following net postretirement benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Expected Benefit
Year Ended	Payments, Net of
December 31,	Participant Contributions
2005	$103
2006	130
2007	160
2008	175
2009	219
2010-2014	1,328

$2,115

Note 14—Derivatives and Hedging Activities

     The Bank enters into interest rate swap, cap and floor agreements (collectively, interest rate exchange agreements) to manage its exposure to changes in interest rates. The Bank may adjust the effective maturity, repricing frequency, or option characteristics of financial instruments to achieve risk management objectives. The Bank uses interest rate exchange agreements in two ways: either by designating them as a fair value hedge of a specific underlying financial instrument or firm commitment or by designating them as a hedge of some defined risk in the course of its balance sheet management (i.e., a non-SFAS 133 economic hedge). For example, the Bank uses interest rate exchange agreements in its overall interest rate risk management activities to adjust the interest rate sensitivity of consolidated obligations to approximate more closely the interest rate sensitivity of its assets (both advances and investments), and/or to adjust the interest rate sensitivity of advances, investments or mortgage loans to approximate more closely the interest rate sensitivity of its liabilities. In addition to using interest rate exchange agreements to manage mismatches between the coupon features of its assets and liabilities, the Bank also uses interest rate exchange agreements to manage embedded options in assets and liabilities, to preserve the market value of existing assets and liabilities, to hedge the duration risk of prepayable instruments, and to reduce funding costs.

     A non-SFAS 133 economic hedge is defined as an interest rate exchange agreement hedging specific or non-specific underlying assets or liabilities that does not qualify for or was not designated for hedge accounting under SFAS 133, but is an acceptable hedging strategy under the Bank’s Risk Management Policy. These strategies also comply with Finance Board regulatory requirements. Stand-alone derivatives include those instruments that are entered into as an economic hedge of a non-specific asset or liability and those designated against a specific asset or liability for which fair value hedge accounting has been discontinued. An economic hedge by definition introduces the potential for earnings variability as the change in fair value recorded on the interest rate exchange agreement(s) is not offset (under the provisions of SFAS 133) by a recorded corresponding change in the value of the economically hedged asset, liability or firm commitment.

     The Bank, consistent with Finance Board regulations, enters into interest rate exchange agreements only to reduce potential market risk exposures inherent in otherwise unhedged assets and liabilities. The Bank is not a derivative dealer and it does not trade derivatives for short-term profit. Bank management utilizes interest rate exchange agreements in the most cost efficient manner and may enter into interest rate exchange agreements that do not necessarily qualify for hedge accounting under SFAS 133. As a result, the Bank recognizes only the change in fair value of these interest rate exchange agreements in other income (loss) as “net realized and unrealized gain (loss) on derivatives and hedging activities” with no offsetting recorded fair value adjustments for the asset, liability or firm commitment. Some offset does occur in situations where a hedged asset is measured at fair value, with changes in fair value reported in current earnings (e.g., an investment security classified as trading).

     During the years ended December 31, 2004, 2003 and 2002, the Bank recorded net realized and unrealized losses on derivatives and hedging activities of $28,604,000, $11,702,000 and $59,029,000, respectively, in other income (loss). Net realized and unrealized gains (losses) on derivatives and hedging activities for the years ended December 31, 2004, 2003 and 2002 were as follows (in thousands):

	2004	2003	2002
Unrealized gains (losses) related to fair value hedge ineffectiveness	$(6,229)	$1,582	$2,556
Unrealized gains (losses) on economic hedge derivatives related to trading securities	8,126	13,377	(9,437)
Net interest expense associated with economic hedge derivatives related to trading securities	(10,777)	(21,602)	(29,966)
Realized gains (losses) related to stand alone economic hedge derivatives	(4,100)	—	4,559
Realized losses related to fair value hedge derivatives	(3,147)	—	—
Unrealized losses related to stand alone economic hedge derivatives	(11,667)	(4,135)	(25,496)
Net interest expense associated with stand alone economic hedge derivatives	(810)	(924)	(1,245)

Net realized and unrealized losses on derivatives and hedging activities	$(28,604)	$(11,702)	$(59,029)

     The following table summarizes the outstanding notional balances and estimated fair values of the derivatives outstanding at December 31, 2004 and 2003 (in thousands):

	2004		2003
		Estimated		Estimated
	Notional	Fair Value	Notional	Fair Value
Interest rate swaps
Fair value	$55,373,440	$(676,894)	$51,240,731	$(615,975)
Economic	4,791,382	(21,954)	128,063	(38,137)
Interest rate caps/floors
Fair value	55,000	2,033	5,000	81
Economic	3,915,000	4,936	3,165,000	8,605

	$64,134,822	$(691,879)	$54,538,794	$(645,426)

Total derivatives excluding accrued interest		$(691,879)		$(645,426)
Accrued interest		50,708		81,197

Net derivative balances		$(641,171)		$(564,229)

Net derivative asset balances		$17,619		$71,824
Net derivative liability balances		(658,790)		(636,053)

Net derivative balances		$(641,171)		$(564,229)

     Hedging Activities. The Bank formally documents all relationships between derivatives designated as hedging instruments and their hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions and its method for assessing the effectiveness of hedging relationships. This process includes linking all derivatives that are designated as fair value hedges to: (1) specific assets and liabilities on the statement of condition or (2) firm commitments. The Bank also formally assesses (both at the inception of the hedging relationship and on a monthly basis thereafter) whether the derivatives that are used in hedging transactions have been effective in offsetting changes in the fair value of hedged items and whether those derivatives may be expected to remain effective in future periods. The Bank uses regression analyses to assess the effectiveness of its hedges. When it is determined that a derivative has not been, or is not expected to continue to be, effective as a hedge, the Bank discontinues hedge accounting prospectively, as discussed below.

     The Bank discontinues hedge accounting for a specific hedging relationship prospectively when: (1) it determines that the derivative is no longer effective in offsetting changes in the fair value of a hedged item (including firm commitments); (2) the derivative and/or the hedged item expires or is sold, terminated, or exercised; (3) a hedged firm commitment no longer meets the definition of a firm commitment; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

     Investments – The Bank invests in U.S. agency securities, mortgage-backed securities, and the taxable portion of state or local housing finance agency securities. The interest rate and prepayment risk associated with these investment securities is managed through a combination of consolidated obligations and derivatives. The Bank may manage prepayment and duration risk by funding investment securities with consolidated obligations that have call features, by hedging the prepayment risk with caps or floors, or by adjusting the duration of the securities by using interest rate exchange agreements to modify the cash flows of the securities. These securities may be classified as “held-to-maturity,” “available-for-sale,” or “trading.”

     For available-for-sale securities that have been hedged and qualify as a fair value hedge, the Bank records the portion of the change in value related to the risk being hedged in other income (loss) as “net realized and unrealized gain (loss) on derivatives and hedging activities” together with the related change in the fair value of the interest rate exchange agreement, and the remainder of the change in the value of the securities in other comprehensive income as “net unrealized gain (loss) on available-for-sale securities.”

     The Bank may also manage the risk arising from changing market prices and volatility of investment securities classified as “trading” by entering into interest rate exchange agreements (economic hedges) that offset the changes in fair value of the securities. The market value changes of the trading securities are recorded in other income (loss) under the caption “net gain (loss) on trading securities.” Changes in the fair value of the related interest rate exchange agreements, and the associated net interest income/expense, are included in other income (loss) under the caption “net realized and unrealized gain (loss) on derivatives and hedging activities.”

     Advances – The Bank issues both fixed-rate and variable-rate advances. When appropriate, the Bank uses interest rate exchange agreements to adjust the interest rate sensitivity of its fixed-rate advances to more closely approximate the interest rate sensitivity of its liabilities. With issuances of convertible advances, the Bank may purchase from the member a put option that enables the Bank to, at some future date, convert an advance from a fixed rate to a floating rate if interest rates increase. Similarly, the Bank may purchase from the member a put option that enables the Bank, at some future date, to terminate a fixed-rate advance and extend replacement credit on new terms (a cancelable advance). These embedded options are clearly and closely related to the host advance contracts. The Bank may hedge a convertible or cancelable advance by entering into a cancelable interest rate exchange agreement where the Bank pays a fixed coupon and receives a variable coupon, and sells an option to cancel the swap to the swap counterparty. This type of hedge is treated as a fair value hedge under SFAS 133. The swap counterparty can cancel the interest rate exchange agreement on the call date and the Bank can convert the advance to a floating rate or cancel the advance and extend replacement credit on new terms.

     The optionality embedded in certain financial instruments held by the Bank can create interest rate risk. When a member prepays an advance, the Bank could suffer lower future income if the principal portion of the prepaid advance was invested in lower-yielding assets that continue to be funded by higher-cost debt. To protect against this risk, the Bank generally charges a prepayment fee that makes it financially indifferent to a borrower’s decision to prepay an advance. When the Bank offers advances (other than short-term advances) that a member may prepay without a prepayment fee, it usually finances such advances with callable debt or otherwise hedges this option.

     The Bank may hedge a firm commitment for a forward-starting advance through the use of an interest rate swap. In this case, the swap will function as the hedging instrument for both the firm commitment and the subsequent advance. The basis movement associated with the firm commitment will be rolled into the basis of the advance at the time the commitment is terminated and the advance is issued. The basis adjustment will then be amortized into interest income over the life of the advance.

     Mortgage Loans – The Bank has invested in mortgage loans. The prepayment options embedded in mortgage loans can result in extensions or contractions in the expected maturities of these assets, depending on changes in estimated prepayment speeds. The Bank may manage against prepayment and duration risk by funding some mortgage loans with consolidated obligations that have call features. In addition, the Bank may use interest rate exchange agreements to manage the prepayment and duration variability of mortgage loans. Net income could be reduced if the Bank replaces the mortgages with lower-yielding assets and if the Bank’s higher funding costs are not reduced concurrently.

     The Bank manages the interest rate and prepayment risk associated with its mortgages through a combination of debt issuance and derivatives. The Bank issues both callable and non-callable debt to achieve cash flow patterns and liability durations similar to those expected on the mortgage loans. The Bank analyzes the duration, convexity, and earnings risk of its mortgage portfolio on a regular basis under various rate scenarios.

     Consolidated Obligations - While consolidated obligations are the joint and several obligations of the FHLBanks, each FHLBank has consolidated obligations for which it is the primary obligor. The Bank enters into derivative contracts to hedge the interest rate risk associated with its specific debt issuances.

     To manage the risk arising from changing market prices and volatility of certain of its consolidated obligations, the Bank will match the cash outflow on a consolidated obligation with the cash inflow of an interest rate exchange agreement. In a typical transaction, fixed-rate consolidated obligations are issued for one or more FHLBanks, and the Bank simultaneously enters into a matching interest rate exchange agreement in which the counterparty pays fixed cash flows to the Bank which are designed to mirror in timing and amount the cash outflows the Bank pays on the consolidated obligation. Such transactions are treated as fair value hedges under SFAS 133. In this transaction, the Bank pays a variable cash flow that closely matches the interest payments it receives on short-term or variable-rate advances, typically three-month LIBOR. This intermediation between the capital and swap markets allows the Bank to raise funds at lower costs than would otherwise be available through the issuance of simple fixed-rate or floating-rate consolidated obligations in the capital markets.

     Credit Risk — The Bank is subject to credit risk due to the risk of nonperformance by counterparties to its derivative agreements. The degree of counterparty risk present in derivative agreements depends on the extent to which master netting arrangements are included in such contracts to mitigate the risk. The Bank manages counterparty credit risk through credit analysis and collateral requirements and by following the requirements set forth in Finance Board regulations. Based on its master netting arrangements, credit analyses and collateral requirements with each counterparty, Bank management does not anticipate any credit losses on its derivative agreements at this time.

     The contractual or notional amount of interest rate exchange agreements reflects the involvement of the Bank in the various classes of financial instruments. The notional amount of interest rate exchange agreements does not measure the credit risk exposure to the Bank, and the maximum credit exposure to the Bank is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest rate swaps and purchased caps and floors if the counterparty defaults, after taking into account the value of any related collateral. This collateral has not been sold or repledged.

     At December 31, 2004 and 2003, the Bank’s maximum credit risk, as defined above, was approximately $16,804,000 and $92,664,000, respectively. These totals include $12,373,000 and $54,046,000, respectively, of net accrued interest receivable. In determining maximum credit risk, the Bank considers accrued interest receivables and payables, and the legal right to offset assets and liabilities, by counterparty. The Bank held, as collateral, cash with a book value of $11,438,000 and $48,474,000 as of December 31, 2004 and 2003, respectively. At December 31, 2003, the Bank also held, as collateral, securities with a fair value of $1,800,000; no securities were held as collateral as of December 31, 2004. The cash collateral held is reported in other interest-bearing deposits in the statements of condition.

     The Bank transacts most of its interest rate exchange agreements with large banks and major broker-dealers. Some of these banks and broker-dealers (or their affiliates) buy, sell, and distribute consolidated obligations. Assets pledged by the Bank to these counterparties are described in Note 16.

     The Bank has not issued consolidated obligations denominated in currencies other than U.S. dollars.

     Interest rate exchange agreements in which the Bank is an intermediary may arise when the Bank enters into interest rate exchange agreements to offset the economic effect of other interest rate exchange agreements that are no longer designated to either advances, investments, or consolidated obligations. The notional principal of interest rate exchange agreements in which the Bank was an intermediary was $17,800,000 at both December 31, 2004 and 2003.

Note 15—Estimated Fair Values

     The following estimated fair value amounts have been determined by the Bank using available market information and the Bank’s best judgment of appropriate valuation methods. These estimates are based on pertinent information available to the Bank as of December 31, 2004 and 2003. Although the Bank uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique or valuation methodology. For example, because an active secondary market does not exist for a portion of the Bank’s financial instruments, in certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and evaluation of those factors, change. Therefore, the estimated fair values presented below are not necessarily indicative of the amounts that would be realized in current market transactions.

     The Fair Value Summary Tables do not represent an estimate of the overall market value of the Bank as a going concern, which would take into account future business opportunities.

     Cash and due from banks. The estimated fair value approximates the recorded book balance.

     Interest-bearing deposits. Interest-bearing deposits earn interest at floating market rates; therefore, the estimated fair value of the deposits approximates the recorded book value.

     Federal funds sold. All federal funds sold represent overnight balances. Accordingly, the estimated fair value approximates the recorded book balance.

     Investment securities. When available, the estimated fair value is determined based on quoted prices, excluding accrued interest, as of the last business day of the year. When quoted prices are not available, the estimated fair value is determined by calculating the present value of the expected future cash flows and reducing the amount for accrued interest receivable.

     Advances. The Bank determines the estimated fair value of advances with fixed rates and advances with complex floating rates by calculating the present value of expected future cash flows from the advances and reducing this amount for accrued interest receivable. The discount rates used in these calculations are the replacement advance rates for advances with similar terms. Under Finance Board regulations, advances with a maturity and repricing period greater than six months require a prepayment fee sufficient to make the Bank financially indifferent to the borrower’s decision to prepay the advances. Therefore, the estimated fair value of advances does not assume prepayment risk. The estimated fair value approximates the recorded book balance of advances with floating rates.

     Mortgage loans held for portfolio. The estimated fair values for mortgage loans have been determined based on quoted prices of similar mortgage loans available in the market. These prices, however, can change rapidly based upon market conditions and are highly dependent upon the prepayment assumptions that are used.

     Accrued interest receivable and payable. The estimated fair value approximates the recorded book value.

     Derivative assets/liabilities. The Bank estimates the fair values of its derivative instruments, all of which are interest rate exchange agreements, by calculating the present value of expected future cash flows, including accrued interest receivable and payable, for those instruments. The Bank uses available current market interest rates for interest rate exchange agreements with similar terms as discount rates in these calculations, and uses current market prices for swaptions or stand alone options with similar terms to estimate the value of similar instruments in the Bank’s portfolio. However, since active markets may not exist for all of the Bank’s interest rate exchange agreements, fair values must be estimated using management’s best judgment of the most comparable interest rates or prices available in the market. Management regularly evaluates these judgments against available market data. Such estimates are necessarily subjective, however, and changes in management’s judgments could have a material impact on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. The fair values are netted by counterparty where such legal right exists. If these netted amounts are positive, they are classified as an asset and, if negative, as a liability.

     Deposits. The Bank determines the estimated fair values of Bank deposits with fixed rates and more than three months to maturity by calculating the present value of expected future cash flows from the deposits and reducing this amount for accrued interest payable. The discount rates used in these calculations are the cost of deposits with similar terms. The estimated fair value approximates the recorded book balance for deposits with floating rates and fixed rates with three months or less to maturity or repricing.

     Consolidated obligations. The Bank estimates fair values of consolidated obligations based on the cost of raising comparable term debt. The estimated cost of issuing debt includes non-interest selling costs.

     Mandatorily redeemable capital stock. The fair value of capital stock subject to mandatory redemption is generally equal to its par value ($100 per share), as adjusted for any estimated dividend earned but unpaid at the time of reclassification from equity to liabilities. The Bank’s capital stock cannot, by statute or implementing regulation, be purchased, redeemed, repurchased or transferred at any amount other than par.

     Commitments. The estimated fair value of the Bank’s commitments to extend credit, including advances and letters of credit, was not material at December 31, 2004 or 2003.

     The carrying values and estimated fair values of the Bank’s financial instruments at December 31, 2004, were as follows (in thousands):

2004 FAIR VALUE SUMMARY TABLE

	Carrying	Net Unrealized	Estimated
Financial Instruments	Value	Gains (Losses)	Fair Value
Assets:
Cash and due from banks	$44,231	$—	$44,231
Interest-bearing deposits	631,398	—	631,398
Federal funds sold	2,680,000	—	2,680,000
Trading securities	78,583	—	78,583
Available-for-sale securities	5,785,592	—	5,785,592
Held-to-maturity securities	7,264,333	94,314	7,358,647
Advances	47,111,154	55,473	47,166,627
Mortgage loans held for portfolio, net	706,203	23,363	729,566
Accrued interest receivable	208,301	—	208,301
Derivative assets	17,619	—	17,619

Liabilities:
Deposits	2,004,809	—	2,004,809
Consolidated obligations:
Discount notes	7,084,765	1,702	7,083,063
Bonds	51,463,738	(94,657)	51,558,395
Mandatorily redeemable capital stock	327,121	—	327,121
Accrued interest payable	331,154	—	331,154
Derivative liabilities	658,790	—	658,790

     The carrying values and estimated fair values of the Bank’s financial instruments at December 31, 2003, were as follows (in thousands):

2003 FAIR VALUE SUMMARY TABLE

	Carrying	Net Unrealized	Estimated
Financial Instruments	Value	Gains (Losses)	Fair Value
Assets:
Cash and due from banks	$163,609	$—	$163,609
Interest-bearing deposits	302,582	—	302,582
Federal funds sold	2,957,000	(14)	2,956,986
Trading securities	142,164	—	142,164
Available-for-sale securities	5,950,586	—	5,950,586
Held-to-maturity securities	7,010,525	105,327	7,115,852
Advances	40,595,029	293,919	40,888,948
Mortgage loans held for portfolio, net	971,500	35,285	1,006,785
Accrued interest receivable	174,133	—	174,133
Derivative assets	71,824	—	71,824

Liabilities:
Deposits	2,165,694	—	2,165,694
Consolidated obligations:
Discount notes	11,627,325	1,503	11,625,822
Bonds	40,702,899	(374,499)	41,077,398
Accrued interest payable	331,991	—	331,991
Derivative liabilities	636,053	—	636,053

Note 16—Commitments and Contingencies

     As described in Note 11, the Bank is jointly and severally liable with the other FHLBanks for the payment of principal and interest on all of the consolidated obligations issued by the FHLBank System. The Finance Board, in its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligation, regardless of whether there has been a default by a FHLBank having primary liability. To the extent that a FHLBank makes any consolidated obligation payment on behalf of another FHLBank, the paying FHLBank is entitled to reimbursement from the FHLBank with primary liability. However, if the Finance Board determines that the primary obligor is unable to satisfy its obligations, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis that the Finance Board may determine. No FHLBank has ever failed to make any payment on a consolidated obligation for which it was the primary obligor; as a result, the regulatory provisions for directing other FHLBanks to make payments on behalf of another FHLBank or allocating the liability among other FHLBanks have never been invoked.

     The joint and several obligations are mandated by Finance Board regulations and are not the result of arms-length transactions among the FHLBanks. As described above, the FHLBanks have no control over the amount of the guaranty or the determination of how each FHLBank would perform under the joint and several liability. As the FHLBanks are under the common control of the Finance Board as it relates to decisions involving the allocation of the joint and several liability for the FHLBank System’s consolidated obligations, the Bank’s joint and several obligation is excluded from the initial recognition and measurement provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.

     If the Bank were to determine that a loss was probable under its joint and several liability and the amount of such loss could be reasonably estimated, the Bank would charge to income the amount of the expected loss under the provisions of SFAS No. 5, Accounting for Contingencies. Based upon the creditworthiness of the other FHLBanks, the Bank currently believes that the likelihood of a loss is remote.

     Commitments that legally bind and unconditionally obligate the Bank for additional advances totaled approximately $1,085,092,000 and $3,003,160,000 at December 31, 2004 and 2003, respectively. Commitments are generally for periods up to 12 months. Standby letters of credit are executed for members for a fee. A standby letter of credit is a short-term financing arrangement between the Bank and its member. If the Bank is required to make payment for a beneficiary’s draw, the amount is converted into a collateralized advance to the member. Outstanding standby letters of credit totaled $1,687,404,000 and $1,602,794,000 at December 31, 2004 and 2003, respectively. At December 31, 2004, outstanding letters of credit had original terms of up to 5 years with a final expiration in 2009. Unearned fees on standby letters of credit are recorded in other liabilities and totaled $996,000 and $1,107,000 at December 31, 2004 and 2003, respectively. Based on management’s credit analyses and collateral requirements, the Bank does not deem it necessary to have any provision for credit losses on these commitments and letters of credit. Commitments and letters of credit are fully collateralized at the time of issuance (see Note 7).

     The Bank had no commitments to fund/purchase mortgage loans at December 31, 2004 or 2003.

     At December 31, 2004 and 2003, the Bank had commitments to issue $230,000,000 and $630,000,000, respectively, of consolidated obligation bonds/discount notes.

     Generally, the Bank executes interest rate exchange agreements with major banks and broker-dealers with whom it has bilateral collateral agreements. As of December 31, 2004, the Bank had pledged, as collateral, cash with a book value of $629,701,000 to broker-dealers who have market risk exposure from the Bank related to interest rate exchange agreements; at that date, the Bank had no securities pledged as collateral. At December 31, 2003, cash and securities pledged were $301,983,000 and $286,610,000, respectively. The pledged cash collateral is reported in interest-bearing deposits in the statements of condition. The securities pledged as of December 31, 2003 could not be sold or repledged.

     During the years ended December 31, 2004, 2003 and 2002, the Bank charged to operating expenses net rental costs of approximately $398,000, $424,000, and $388,000, respectively. Future minimum rentals at December 31, 2004, were as follows (in thousands):

Year	Premises	Equipment	Total
2005	$224	$148	$372
2006	224	140	364
2007	226	33	259
2008	227	7	234
2009	227	—	227
Thereafter	174	—	174

Total	$1,302	$328	$1,630

     Lease agreements for Bank premises generally provide for increases in the base rentals resulting from increases in property taxes and maintenance expenses. Such increases are not expected to have a material effect on the Bank.

     The Bank has entered into certain lease agreements to rent space to outside parties in its building. Future minimum rentals under these operating leases at December 31, 2004 were as follows (in thousands):

Year
2005	$1,555
2006	1,314
2007	859
2008	653
2009	74

Total	$4,455

     The Bank is subject to legal proceedings arising in the normal course of its business. After consultation with legal counsel, management does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Bank’s financial condition, results of operations or liquidity.

     For a discussion of other commitments and contingencies, see notes 7, 8, 11, 13 and 14.

Note 17 — Transactions with Shareholders

     As a cooperative, the Bank’s capital stock is owned by its members, former members that retain the stock as provided in the Bank’s capital plan or by non-member institutions that have acquired members and must retain the stock to support advances or other activities with the Bank. No shareholder owns more than 10% of the voting interests of the Bank due to statutory limits on members’ voting rights. Members are entitled to vote only for directors; non-member shareholders are prohibited from participating in the director election process. Under the FHLB Act and Finance Board regulations, each of the Bank’s 11 elective directorships is designated to one of the five states in the Bank’s district and each member is entitled to vote only for candidates representing the state in which the member’s principal place of business is located. A member is entitled to cast, for each applicable directorship, one vote for each share of capital stock that the member is required to hold, subject to a statutory limitation that the total number of votes that a member may cast is limited to the average number of shares of the Bank’s capital stock that were required to be held by all members in that state as of the record date for voting. By law, elected directors must be officers or directors of a member of the Bank.

     Substantially all of the Bank’s advances (loans) are made to its shareholders, and all mortgage loans held for portfolio were either funded by the Bank through, or purchased from, certain of its shareholders. The Bank maintains demand deposit accounts for shareholders primarily as an investment alternative for their excess cash and to facilitate settlement activities that are directly related to advances and mortgage loans held for portfolio. As an additional service to members, the Bank also offers term deposit accounts. Periodically, the Bank may sell (or purchase) federal funds to (or from) shareholders and/or their affiliates. These transactions are executed on terms that are the same as those with other eligible third party market participants, except that the Bank’s Risk Management Policy specifies a lower minimum threshold for the amount of capital that members must have to be an eligible federal funds counterparty than non-members. The Bank may not invest in any equity securities, whether issued by shareholders, affiliates of shareholders, or otherwise, except for stock in small business investment companies or certain investments targeted to low-income persons or communities. The Bank has never held any equity securities. During the three years ended December 31, 2004, the Bank did not purchase any investment or mortgage-backed securities issued by any of its shareholders or their affiliates. Additionally, the Bank did not enter into any interest rate exchange agreements with any of its shareholders or their affiliates during this period.

All transactions with shareholders are entered into in the ordinary course of business. The Bank provides the same pricing for advances and other services to all members regardless of asset or transaction size, charter type, or geographic location.

The Bank provides, in the ordinary course of its business, products and services to members whose officers or directors may serve as directors of the Bank (“Directors’ Financial Institutions”). Finance Board regulations require that transactions with Directors’ Financial Institutions be made on the same terms as those with any other member. As of December 31, 2004 and 2003, advances outstanding to Directors’ Financial Institutions aggregated $6,028,000,000 and $6,255,000,000, respectively, representing 12.8 percent and 15.5 percent, respectively, of the Bank’s total outstanding advances as of those dates. During the years ended December 31, 2004, 2003 and 2002, the Bank acquired (net of participation interests sold to the FHLBank of Chicago) approximately $0, $173,000,000 and $493,000,000, respectively, of mortgage loans from (or through) Directors’ Financial Institutions. The loan participations sold to the FHLBank of Chicago were transacted concurrent with the Bank’s purchase of the loans from the Directors’ Financial Institutions. The loan purchases and simultaneous participations were transacted at the same price. As of December 31, 2004 and 2003, capital stock outstanding to Directors’ Financial Institutions aggregated $351,000,000 and $311,000,000, respectively, representing 12.4 percent and 11.7 percent of the Bank’s outstanding capital stock, respectively. For purposes of this determination, the Bank’s outstanding capital stock includes those shares that are classified as mandatorily redeemable.

Note 18 — Transactions with Other FHLBanks

     Occasionally, the Bank loans (or borrows) short-term funds to (from) other FHLBanks. Interest income on loans to other FHLBanks totaled $179,000, $553,000 and $344,000 for the years ended December 31, 2004, 2003 and 2002, respectively. During these same periods, interest expense on borrowings from other FHLBanks totaled $4,000, $0 and $3,000, respectively. There were no loans to or from other FHLBanks outstanding at December 31, 2004 or 2003. The following table summarizes the Bank’s loans to other FHLBanks during the years ended December 31, 2004, 2003 and 2002 (in thousands).

	FHLBank of	FHLBank of	FHLBank of
	Boston	Pittsburgh	Atlanta
Balance, January 1, 2002	$—	$—	$—
Loans made	94,000	6,430,000	—
Collections	(94,000)	(6,430,000)	—

Balance, December 31, 2002	—	—	—
Loans made	—	10,680,000	150,000
Collections	—	(10,680,000)	(150,000)

Balance, December 31, 2003	—	—	—
Loans made	—	4,793,000	100,000
Collections	—	(4,793,000)	(100,000)

Balance, December 31, 2004	$—	$—	$—

     The following table summarizes the Bank’s borrowings from other FHLBanks during the years ended December 31, 2004, 2003 and 2002 (in thousands).

FHLBank of
Atlanta
Balance, January 1, 2002	$—
Borrowings	75,000
Repayments	(75,000)

Balance, December 31, 2002	—
Borrowings	—
Repayments	—

Balance, December 31, 2003	—
Borrowings	100,000
Repayments	(100,000)

Balance, December 31, 2004	$—

     The Bank’s investment securities portfolio includes consolidated obligations for which other FHLBanks are the primary obligors and for which the Bank is jointly and severally liable. The balances of these investments are presented in Notes 4 and 5. All of these consolidated obligations were purchased in the open market from third parties and are accounted for in the same manner as other similarly classified investments (see Note 1). Interest income earned on these consolidated obligations of other FHLBanks totaled $2,925,000, $5,582,000 and $11,751,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     The Bank may, from time to time, assume the outstanding debt of another FHLBank rather than issue new debt. During the years ended December 31, 2004, 2003 and 2002, the Bank assumed consolidated obligations from the FHLBanks of Chicago and San Francisco with par amounts of $375,000,000, $5,705,000,000 and $28,500,000, respectively. The net premiums (discounts) associated with these transactions were $(3,789,000), $(12,110,000) and $1,608,000 in 2004, 2003 and 2002, respectively. The Bank accounts for these transfers in the same manner as it accounts for new debt issuances (see Note 1).

     As discussed in Note 1, the Bank receives participation fees from the FHLBank of Chicago for mortgage loans that are originated by the Bank’s PFIs and purchased by the FHLBank of Chicago. These fees totaled $684,000 and $1,725,000 during the years ended December 31, 2004 and 2003, respectively. No participation fees were earned during the year ended December 31, 2002.

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF CONDITION
(Unaudited; in thousands, except share data)

	March 31,	December 31,
	2005	2004
ASSETS
Cash and due from banks	$195,094	$44,231
Interest-bearing deposits (Note 8)	708,213	631,398
Federal funds sold	4,584,000	2,680,000
Trading securities	69,673	78,583
Available-for-sale securities (a)	5,595,680	5,785,592
Held-to-maturity securities (b)	7,404,980	7,264,333
Advances (Note 3)	46,161,537	47,111,154
Mortgage loans held for portfolio, net of allowance for credit losses of $342 and $355 at March 31, 2005 and December 31, 2004, respectively	662,147	706,203
Accrued interest receivable	207,915	208,301
Premises and equipment, net	26,990	27,313
Derivative assets (Note 6)	—	17,619
Other assets	34,900	31,586

TOTAL ASSETS	$65,651,129	$64,586,313

LIABILITIES AND CAPITAL
Deposits
Interest-bearing
Demand and overnight	$1,778,601	$1,710,101
Term	115,793	283,090
Other	—	11,438
Non-interest bearing
Demand and overnight	150	124
Other	56	56

Total deposits	1,894,600	2,004,809

Consolidated obligations, net (Note 4)
Discount notes	1,598,531	7,084,765
Bonds	57,880,185	51,463,738

Total consolidated obligations, net	59,478,716	58,548,503

Mandatorily redeemable capital stock	329,556	327,121
Accrued interest payable	361,857	331,154
Affordable Housing Program	33,053	33,811
Payable to REFCORP	4,546	4,320
Derivative liabilities (Note 6)	661,487	658,790
Other liabilities	170,277	43,841

Total liabilities	62,934,092	61,952,349

Commitments and contingencies (Note 8)

CAPITAL
Capital stock – Class B putable ($100 par value) issued and outstanding shares:
25,586,932 and 24,927,894 shares at March 31, 2005 and December 31, 2004, respectively	2,558,693	2,492,789
Retained earnings	145,511	143,897
Accumulated other comprehensive income (loss)
Net unrealized gain (loss) on available-for-sale securities, net of unrealized gains and losses relating to hedged interest rate risk included in net income	12,833	(2,722)

Total capital	2,717,037	2,633,964

TOTAL LIABILITIES AND CAPITAL	$65,651,129	$64,586,313

The accompanying notes are an integral part of these financial statements.

(a)	Amortized cost: $5,343,095 and $5,430,222 at March 31, 2005 and December 31, 2004, respectively.

(b)	Fair values: $7,488,454 and $7,358,647 at March 31, 2005 and December 31, 2004, respectively.

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF INCOME
(Unaudited, in thousands)

	For the Three Months Ended
	March 31,
	2005	2004
INTEREST INCOME
Advances	$326,903	$180,033
Prepayment fees on advances	356	438
Interest-bearing deposits	3,960	847
Federal funds sold	18,580	6,039
Trading securities	1,983	3,551
Available-for-sale securities	35,871	24,572
Held-to-maturity securities	62,124	37,088
Mortgage loans held for portfolio	9,654	13,581
Other	147	150

Total interest income	459,578	266,299

INTEREST EXPENSE
Consolidated obligations
Bonds	382,275	183,146
Discount notes	18,239	29,350
Deposits	11,273	5,298
Mandatorily redeemable capital stock	2,372	1,481
Other borrowings	21	8

Total interest expense	414,180	219,283

NET INTEREST INCOME	45,398	47,016
Provision (reduction) for credit losses on mortgage loans	(15)	2

NET INTEREST INCOME AFTER MORTGAGE LOAN LOSS PROVISION	45,413	47,014

OTHER INCOME (LOSS)
Service fees	661	475
Net loss on trading securities	(2,096)	(694)
Net realized and unrealized losses on derivatives and hedging activities	(8,026)	(7,135)
Gain on early extinguishment of debt	1,088	—
Other, net	681	748

Total other income (loss)	(7,692)	(6,606)

OTHER EXPENSE
Salaries and benefits	5,341	6,070
Other operating expenses	4,190	4,535
Finance Board	609	560
Office of Finance	348	490

Total other expense	10,488	11,655

INCOME BEFORE ASSESSMENTS	27,233	28,753

Affordable Housing Program	2,465	2,498
REFCORP	4,954	5,251

Total assessments	7,419	7,749

NET INCOME	$19,814	$21,004

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF CAPITAL
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(Unaudited, in thousands)

				Accumulated
	Capital Stock			Other
	Class B - Putable		Retained	Comprehensive	Total
	Shares	Par Value	Earnings	Income (Loss)	Capital
BALANCE, DECEMBER 31, 2004	24,928	$2,492,789	$143,897	$(2,722)	$2,633,964
Proceeds from sale of capital stock	1,122	112,242	—	—	112,242
Repurchase/redemption of capital stock	(621)	(62,102)	—	—	(62,102)
Shares reclassified to mandatorily redeemable capital stock	(23)	(2,361)			(2,361)

Comprehensive income
Net income	—	—	19,814	—	19,814
Other comprehensive income
Net unrealized loss on available-for-sale securities	—	—	—	(102,785)	(102,785)
Reclassification adjustment for net unrealized losses relating to hedged interest rate risk included in net income	—	—	—	118,340	118,340

Total comprehensive income	—	—	—	—	35,369

Dividends on capital stock (at 2.95 percent annualized rate)
Cash	—	—	(43)	—	(43)
Mandatorily redeemable capital stock			(32)		(32)
Stock	181	18,125	(18,125)	—	—

BALANCE, MARCH 31, 2005	25,587	$2,558,693	$145,511	$12,833	$2,717,037

BALANCE, DECEMBER 31, 2003	26,611	$2,661,133	$108,612	$(28,300)	$2,741,445
Proceeds from sale of capital stock	2,812	281,241	—	—	281,241
Repurchase/redemption of capital stock	(1,618)	(161,765)	—	—	(161,765)
Shares reclassified to mandatorily redeemable capital stock	(4,062)	(406,233)			(406,233)

Comprehensive income
Net income	—	—	21,004	—	21,004
Other comprehensive income (loss)
Net unrealized gain on available-for-sale securities	—	—	—	154,304	154,304
Reclassification adjustment for net unrealized gains relating to hedged interest rate risk included in net income	—	—	—	(167,345)	(167,345)

Total comprehensive income	—	—	—	—	7,963

Dividends on capital stock (at 1.50 percent annualized rate)
Cash	—	—	(41)	—	(41)
Mandatorily redeemable capital stock			(24)		(24)
Stock	85	8,466	(8,466)	—	—

BALANCE, MARCH 31, 2004	23,828	$2,382,842	$121,085	$(41,341)	$2,462,586

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF DALLAS

STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Three Months Ended
	March 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$19,814	$21,004
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization
Net premiums and discounts on consolidated obligations, investments, mortgage loans, and deferred costs and fees received on derivatives	(13,511)	(11,992)
Concessions on consolidated obligation bonds	2,958	8,167
Premises, equipment and computer software costs	736	493
Provision for credit losses on mortgage loans held for portfolio	(15)	2
Non-cash interest on mandatorily redeemable capital stock	2,349	1,478
Gain on early extinguishment of debt	(1,088)	—
Decrease in trading securities	8,910	33,016
Loss due to change in net fair value adjustment on derivative and hedging activities	3,171	9,690
Decrease in accrued interest receivable	386	16,107
Decrease (increase) in derivative asset-net accrued interest	(30,979)	12,885
Decrease in derivative liability-net accrued interest	(2,218)	(16,626)
Increase in other assets	(1,429)	(1,252)
Decrease in Affordable Housing Program (AHP) liability	(758)	(560)
Increase (decrease) in accrued interest payable	30,703	(39,162)
Increase (decrease) in payable to REFCORP	226	(222)
Increase (decrease) in other liabilities	(23,564)	1,394

Total adjustments	(24,123)	13,418

Net cash provided by (used in) operating activities	(4,309)	34,422

INVESTING ACTIVITIES
Net increase in interest-bearing deposits	(76,815)	(81,796)
Net (increase) decrease in federal funds sold	(1,904,000)	550,000
Net increase in loans to other FHLBanks	—	(225,000)
Proceeds from maturities of long-term held-to-maturity securities	375,183	428,380
Purchases of long-term held-to-maturity securities	(365,913)	(404,273)
Proceeds from maturities of available-for-sale securities	83,395	67,546
Principal collected on advances	124,155,528	131,835,369
Advances made	(123,298,907)	(135,623,964)
Principal collected on mortgage loans held for portfolio	43,130	66,445
Purchases of premises and equipment	(414)	(1,004)

Net cash used in investing activities	(988,813)	(3,388,297)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(110,209)	287,355
Net proceeds from issuance of consolidated obligations
Discount notes	3,995,355	10,926,885
Bonds	11,235,403	16,082,749
Debt issuance costs	(4,250)	(7,459)
Payments for maturing and retiring consolidated obligations
Discount notes	(9,467,095)	(14,775,040)
Bonds	(4,553,008)	(9,227,100)
Proceeds from issuance of capital stock	112,242	281,241
Payments for redemption of mandatorily redeemable capital stock	(2,308)	(7,107)
Payments for repurchase/redemption of capital stock	(62,102)	(161,765)
Cash dividends paid	(43)	(41)

Net cash provided by financing activities	1,143,985	3,399,718

Net increase in cash and cash equivalents	150,863	45,843
Cash and cash equivalents at beginning of the period	44,231	163,609

Cash and cash equivalents at end of the period	$195,094	$209,452

Supplemental Disclosures:
Interest paid	$405,535	$251,194

AHP payments	$3,223	$3,058

REFCORP payments	$4,728	$5,473

Stock dividends issued	$18,125	$8,466

Dividends paid through issuance of mandatorily redeemable capital stock	$32	$24

Capital stock reclassified to mandatorily redeemable capital stock	$2,361	$406,233

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF DALLAS

NOTES TO INTERIM UNAUDITED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

     The accompanying interim financial statements of the Federal Home Loan Bank of Dallas (the “Bank”) are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions provided by Article 10, Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. The financial statements contain all adjustments which are, in the opinion of management, necessary for a fair statement of the Bank’s financial position, results of operations and cash flows for the interim periods presented. Except as described below in Note 2, all such adjustments were of a normal recurring nature. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year or any other interim period.

     The Bank’s significant accounting policies and certain other disclosures are set forth in the notes to the financial statements for the year ended December 31, 2004. The interim financial statements presented herein should be read in conjunction with the Bank’s audited financial statements and notes thereto, which are presented on pages F-2 through F-45 of this document. The notes to the interim financial statements highlight significant changes to the notes included in the audited financial statements.

     The Bank is one of 12 district Federal Home Loan Banks, each individually a “FHLBank” and collectively the “FHLBanks,” and, together with the Office of Finance, a joint office of the FHLBanks, the “FHLBank System.” The Office of Finance manages the sale of the FHLBanks’ consolidated obligations. The Federal Housing Finance Board (“Finance Board”), an independent agency in the executive branch of the United States Government, supervises and regulates the FHLBanks and the Office of Finance.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Significant estimates include the valuations of the Bank’s investment securities classified as trading and available-for-sale, and its derivative instruments and any associated hedged items. Actual results could differ from those estimates.

Note 2—Accounting Adjustments and Recently Issued Accounting Standards

     Accounting Adjustments. Effective January 1, 2004, the Bank changed the manner in which it assesses effectiveness for certain highly effective consolidated obligation hedging relationships. Under its prior approach, the Bank inappropriately assumed no ineffectiveness for these hedging transactions. The interest rate swaps used in these relationships were structured with one settlement amount under the receive side of the swap that differed from all other receive-side settlements by an amount equivalent to the concession cost associated with the hedged consolidated obligation. Since the formula for computing net settlements under the interest rate swap is not the same for each net settlement, the Bank determined that it should change its approach to measure effectiveness during each reporting period. The Bank assessed the impact of this change on all prior annual periods since the adoption of SFAS 133 and all quarterly periods for 2003, and determined that had the Bank applied this approach since January 1, 2001 it would not have had a material impact on the results of operations or financial condition of the Bank for any of these prior reporting periods. For the three months ended March 31, 2004, income before assessments was reduced by $3,374,000 to reflect the accounting as if the Bank had employed the new approach from the date of adoption of SFAS 133 (January 1, 2001) through December 31, 2003. The adjustment resulting from this change is included in “net realized and unrealized losses on derivatives and hedging activities” in the statement of income. Net of assessments, the prior period adjustment reduced net income by $2,479,000 during the three months ended March 31, 2004.

     Effective January 1, 2004, the Bank changed its method of accounting for postretirement health and life insurance benefits to comply with the provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS 106”). Previously, the Bank had accounted for these benefits on a pay-as-you-go (cash) basis. The Bank assessed the impact of this change on all prior annual periods since January 1, 2001 and all quarterly periods for 2003 and determined that if the provisions of SFAS 106 had been applied earlier, the effect would not have been material to the Bank’s financial condition or results of operations for any of these prior reporting periods. For the three months ended March 31, 2004, salaries and benefits expense includes a $1,624,000 charge for postretirement benefits relating to prior years. Net of assessments, this correction reduced net income for the three months ended March 31, 2004 by approximately $1,193,000.

     Effective January 1, 2004, the Bank changed its method of amortizing and accreting premiums and discounts on certain of its available-for-sale securities from the straight-line method to the level-yield method to comply with the provisions of SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The Bank assessed the impact of this change on all prior annual periods and all quarterly periods for 2003 and determined that if the amortization and accretion of premiums and discounts had previously been computed using the level-yield method, the effect would not have been material to the Bank’s financial condition or results of operations for any of these prior reporting periods. Interest income on available-for-sale securities was increased by $3,532,000 during the three months ended March 31, 2004 to reflect the accounting as if the level-yield method had been used in prior years. Net of assessments, this correction increased net income for the three months ended March 31, 2004 by approximately $2,595,000.

     Adoption of SOP 03-3. The American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) in December 2003. SOP 03-3 provides guidance on the accounting for differences between contractual and expected cash flows from a purchaser’s initial investment in loans or debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. Among other things, SOP 03-3: (i) prohibits the recognition of the excess of contractual cash flows over expected cash flows as an adjustment of yield, loss accrual or valuation allowance at the time of purchase; (ii) requires that subsequent increases in expected cash flows be recognized prospectively through an adjustment of yield; and (iii) requires that subsequent reductions in expected cash flows be recognized as an impairment. In addition, SOP 03-3 prohibits the creation or carryover of a valuation allowance in the initial accounting of all loans within its scope that are acquired in a transfer. The Bank adopted SOP 03-3 as of January 1, 2005 and the adoption did not have a material impact on the Bank’s results of operations or financial condition.

Note 3—Advances

     Redemption Terms. At both March 31, 2005 and December 31, 2004, the Bank had advances outstanding at interest rates ranging from 1.00 percent to 8.80 percent. These advances are summarized below (in thousands).

	March 31, 2005		December 31, 2004
		Weighted		Weighted
		Average		Average
		Interest		Interest
Maturity	Amount	Rate %	Amount	Rate %
Overdrawn demand deposit accounts	$786	6.87%	$26	5.94%

Due in one year or less	17,852,700	2.78	15,147,564	2.26
Due after one year through two years	8,532,788	2.93	9,927,115	2.49
Due after two years through three years	5,715,436	3.02	6,012,451	2.53
Due after three years through four years	3,672,016	3.10	5,058,184	2.67
Due after four years through five years	2,728,829	3.08	3,067,658	2.55
Due after five years	1,275,862	5.10	1,288,294	5.11
Amortizing advances	6,382,478	4.22	6,516,216	4.20

Total par value	46,160,895	3.14%	47,017,508	2.75%

SFAS 133 hedging adjustments	642		93,646

Total	$46,161,537		$47,111,154

     Amortizing advances require repayment according to predetermined amortization schedules.

     The Bank offers advances to members that may be prepaid on specified dates (call dates) without incurring prepayment or termination fees (callable advances). Other advances may only be prepaid by paying a fee to the Bank (prepayment fee) that makes the Bank financially indifferent to the prepayment of the advance. At March 31, 2005 and December 31, 2004, the Bank had callable advances of $141,206,000 and $148,543,000, respectively.

     The following table summarizes advances at March 31, 2005 and December 31, 2004, by maturity or next call date for callable advances (in thousands):

Maturity or Next Call Date	March 31, 2005	December 31, 2004
Overdrawn demand deposit accounts	$786	$26

Due in one year or less	17,917,645	15,214,589
Due after one year through two years	8,537,346	9,930,861
Due after two years through three years	5,728,908	6,021,036
Due after three years through four years	3,695,183	5,081,322
Due after four years through five years	2,743,257	3,082,942
Due after five years	1,155,292	1,170,516
Amortizing advances	6,382,478	6,516,216

Total par value	$46,160,895	$47,017,508

     The Bank also offers cancelable advances. With a cancelable advance, the Bank effectively purchases a put option from the member that allows the Bank to terminate the fixed rate advance and offer a floating rate advance. At March 31, 2005 and December 31, 2004, the Bank had cancelable advances outstanding totaling $2,239,900,000 and $2,255,900,000 respectively.

     The following table summarizes advances at March 31, 2005 and December 31, 2004, by maturity or next put date (in thousands):

Maturity or Next Put Date	March 31, 2005	December 31, 2004
Overdrawn demand deposit accounts	$786	$26

Due in one year or less	20,016,400	17,316,264
Due after one year through two years	7,787,788	9,537,115
Due after two years through three years	5,563,636	5,662,451
Due after three years through four years	3,248,716	4,556,084
Due after four years through five years	2,550,229	2,849,358
Due after five years	610,862	579,994
Amortizing advances	6,382,478	6,516,216

Total par value	$46,160,895	$47,017,508

     Security Terms. The Bank lends to financial institutions involved in housing finance within its district according to federal statutes, including the FHLB Act. The FHLB Act requires the Bank to obtain sufficient collateral on advances to protect against losses and to accept only certain U.S. government or government agency securities, residential mortgage loans, cash or deposits in the Bank, and other eligible real estate-related assets as collateral on such advances. However, in the case of Community Financial Institutions (CFIs), the Bank may also accept as collateral secured small business, small farm and small agribusiness loans. Borrowing members pledge their capital stock of the Bank as additional collateral for advances. At March 31, 2005 and December 31, 2004, the Bank had rights to collateral with an estimated value greater than outstanding advances.

     Credit Risk. The Bank has never experienced a credit loss on an advance to a member. While the expanded eligible collateral for CFIs and nonmember housing associates provides the potential for additional credit risk for the Bank, the Bank believes it has the policies and procedures in place to appropriately manage this credit risk. Accordingly, the Bank has not provided any allowances for losses on advances.

     Due to the composition of its members, the Bank’s potential credit risk from advances is concentrated in commercial banks and savings institutions. As of March 31, 2005, the Bank had advances of $22.7 billion outstanding to three institutions, which represented 49 percent of total advances outstanding. The Bank held sufficient collateral to cover the advances to these institutions, and the Bank does not expect to incur any credit losses on these advances.

     The Bank’s second largest stockholder (and borrower) is a non-member institution that acquired a Bank member and dissolved its charter on February 13, 2001. The acquiring institution assumed the member’s advances, and the Bank expects those advances to remain fully collateralized until they are repaid. As of March 31, 2005, that stockholder held $319,854,000 of mandatorily redeemable capital stock and had advances outstanding of approximately $7.5 billion, which had final maturities in the years 2006 through 2008.

     Interest Rate Payment Terms. The following table provides interest rate payment terms for advances at March 31, 2005 and December 31, 2004 (in thousands, based upon par amount):

	March 31, 2005	December 31, 2004
Fixed-rate	$24,170,051	$24,354,663
Variable-rate	21,990,844	22,662,845

Total par value	$46,160,895	$47,017,508

Note 4—Consolidated Obligations

     Interest Rate Payment Terms. The following table provides interest rate payment terms for the Bank’s consolidated bonds at March 31, 2005 and December 31, 2004 (in thousands, at par value).

	March 31, 2005	December 31, 2004
Fixed-rate	$41,886,228	$38,695,324
Step-up	7,867,505	7,997,505
Simple variable-rate	7,987,000	4,397,000
Fixed that converts to variable	365,000	340,000
Variable that converts to fixed	50,000	50,000
Comparative-index	175,000	175,000

Total par value	$58,330,733	$51,654,829

     Redemption Terms. The following is a summary of the Bank’s participation in consolidated bonds outstanding at March 31, 2005 and December 31, 2004, by maturity (in thousands):

	March 31, 2005		December 31, 2004
		Weighted		Weighted
		Average		Average
		Interest		Interest
Maturity	Amount	Rate	Amount	Rate
Due in one year or less	$17,498,025	2.13%	$18,417,325	2.02%
Due after one year through two years	18,156,575	2.98	10,169,500	2.78
Due after two years through three years	6,850,800	3.40	6,416,875	3.33
Due after three years through four years	6,533,895	3.81	5,526,370	3.50
Due after four years through five years	4,111,268	4.10	4,345,314	4.02
Thereafter	5,180,170	4.20	6,779,445	4.11

Total par value	58,330,733	3.05%	51,654,829	2.94%

Bond premiums	36,451		31,464
Bond discounts	(27,718)		(25,358)
SFAS 133 hedging adjustments	(441,481)		(179,397)

	57,897,985		51,481,538
Bonds held in treasury	(17,800)		(17,800)

Total	$57,880,185		$51,463,738

     Consolidated bonds outstanding at March 31, 2005 and December 31, 2004 include callable bonds totaling $30,658,505,000 and $31,908,505,000, respectively. Simultaneous with the issuance of callable bonds, the Bank generally enters into an interest rate swap (in which the Bank pays variable and receives fixed) with a call feature that mirrors the option embedded in the debt (a sold callable swap). The combined sold callable swap and callable debt allows the Bank to provide members with attractively priced variable-rate advances. The Bank also uses fixed-rate callable debt to finance callable advances (see Note 3) and mortgage-backed securities.

     At March 31, 2005 and December 31, 2004, the Bank’s consolidated bonds outstanding included the following (at par value, in thousands):

	March 31, 2005	December 31, 2004
Non-callable or non-putable bonds	$27,672,228	$19,746,324
Callable bonds	30,658,505	31,908,505

Total par value	$58,330,733	$51,654,829

     The following table summarizes the Bank’s consolidated bonds outstanding at March 31, 2005 and December 31, 2004, by maturity or next call date (in thousands):

Maturity or Next Call Date	March 31, 2005	December 31, 2004
Due in one year or less	$35,150,530	$36,725,805
Due after one year through two years	15,448,375	7,719,500
Due after two years through three years	3,367,800	2,879,700
Due after three years through four years	1,775,800	1,374,000
Due after four years through five years	1,354,243	1,657,564
Thereafter	1,233,985	1,298,260

Total par value	$58,330,733	$51,654,829

     Discount Notes. The Bank’s participation in consolidated discount notes, all of which are due within one year, was as follows (in thousands):

			Weighted
			Average
	Book Value	Par Value	Interest Rate
March 31, 2005	$1,598,531	$1,600,000	2.47%

December 31, 2004	$7,084,765	$7,100,000	2.15%

Note 5—Employee Retirement Plans

     The Bank sponsors a retirement benefits program that includes health care and life insurance benefits for eligible retirees. Components of net periodic benefit cost related to this program for the three months ended March 31, 2005 and 2004 were as follows (in thousands):

	Three Months Ended March 31,
	2005	2004
Service cost	$37	$547
Interest cost	48	639
Amortization of prior service cost	16	825
Amortization of net loss	10	5
Less amounts previously recorded	—	(208)

Net periodic benefit cost	$111	$1,808

     As discussed in Note 2, the Bank changed its method of accounting for these postretirement benefits to comply with the provisions of SFAS 106 effective January 1, 2004. Components of net periodic benefit cost for the three months ended March 31, 2004, and the distribution of these amounts had the provisions of SFAS 106 been applied in prior periods, were as follows (in thousands):

	Amount Recorded
	During the	Amount Relates To
	Three Months Ended	Three Months Ended	Year Ended	Year Ended	Year Ended
	March 31, 2004	March 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001
Service cost	$547	$57	$192	$159	$139
Interest cost	639	60	215	192	172
Amortization of prior service cost	825	63	254	254	254
Amortization of net (gain) loss	5	4	1	—	—
Less amounts previously recorded	(208)	—	(79)	(69)	(60)

Net periodic benefit cost	$1,808	$184	$583	$536	$505

     In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act provides for a prescription drug benefit under Medicare (Medicare Part D) as well as a 28 percent federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The calculated costs and liabilities relating to the Bank’s postretirement benefits do not reflect any amount associated with the subsidy because the Bank is currently unable to conclude whether the benefits provided by its plan are actuarially equivalent to Medicare Part D under the Act.

Note 6—Derivatives and Hedging Activities

     The following table summarizes the outstanding notional balances and estimated fair values of the derivatives outstanding at March 31, 2005 and December 31, 2004 (in thousands):

	March 31, 2005		December 31, 2004
		Estimated		Estimated
	Notional	Fair Value	Notional	Fair Value
Interest rate swaps
Fair value	$57,117,501	$(734,970)	$55,373,440	$(676,894)
Economic	91,524	(18,505)	4,791,382	(21,954)
Interest rate caps
Fair value	165,000	4,311	55,000	2,033
Economic	3,915,000	3,772	3,915,000	4,936

	$61,289,025	$(745,392)	$64,134,822	$(691,879)

Total derivatives excluding accrued interest		$(745,392)		$(691,879)
Accrued interest		83,905		50,708

Net derivative balances		$(661,487)		$(641,171)

Net derivative asset balances		$—		$17,619
Net derivative liability balances		(661,487)		(658,790)

Net derivative balances		$(661,487)		$(641,171)

     The contractual or notional amount of interest rate exchange agreements reflects the involvement of the Bank in various classes of financial instruments. The notional amount of interest rate exchange agreements does not measure the credit risk exposure to the Bank, and the maximum credit exposure to the Bank is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest rate swaps and purchased caps if the counterparty defaults, and the related collateral, if any, is of no value to the Bank.

     At March 31, 2005, the Bank did not have any credit risk, as defined above. In determining maximum credit risk, the Bank considers accrued interest receivables and payables, and the legal right to offset assets and liabilities, by counterparty. At December 31, 2004, the Bank’s maximum credit risk was approximately $16,804,000, which included $12,373,000 of net accrued interest receivable. The Bank held as collateral cash with a fair value of $11,438,000 as of December 31, 2004.

Note 7 — Transactions with Shareholders

     During the three months ended March 31, 2005, the Bank purchased from a third party $130,000,000 of mortgage-backed securities issued by an affiliate of Washington Mutual Bank, a non-member borrower/stockholder.

     The Bank did not enter into any interest rate exchange agreements with shareholders or their affiliates during the three months ended March 31, 2005 or 2004. However, an affiliate of one of the Bank’s counterparties (Citigroup) acquired a member institution on March 31, 2005. The Bank has continued to enter into interest rate exchange agreements with Citigroup in the normal course of business and under the same terms and conditions since that acquisition was completed. In addition, at March 31, 2005, the Bank held previously purchased mortgage-backed securities with a par value of $40 million that were issued by one or more entities that are now part of Citigroup.

Note 8—Commitments and Contingencies

     The Bank is jointly and severally liable with the other FHLBanks for the payment of principal and interest on all of the consolidated obligations issued by the FHLBank System. The Finance Board, in its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligation, regardless of whether there has been a default by a FHLBank having primary liability. To the extent that a FHLBank makes any consolidated obligation payment on behalf of another FHLBank, the paying FHLBank is entitled to reimbursement from the FHLBank with primary liability. However, if the Finance Board determines that the primary obligor is unable to satisfy its obligations, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis that the Finance Board may determine. No FHLBank has ever failed to make any payment on a consolidated obligation for which it was the primary obligor; as a result, the regulatory provisions for directing other FHLBanks to make payments on behalf of another FHLBank or allocating the liability among other FHLBanks have never been invoked. If the Bank were to determine that a loss was probable under its joint and several liability and the amount of such loss could be reasonably estimated, the Bank would charge to income the amount of the expected loss under the provisions of SFAS No. 5, Accounting for Contingencies. Based upon the creditworthiness of the other FHLBanks, the Bank currently believes that the likelihood of a loss is remote.

     Commitments that legally bind and unconditionally obligate the Bank for additional advances totaled approximately $1,247,962,000 and $1,085,092,000 at March 31, 2005 and December 31, 2004, respectively. Commitments are generally for periods up to 12 months. Standby letters of credit are executed for members for a fee. A standby letter of credit is a short-term financing arrangement between the Bank and its member. If the Bank is required to make payment for a beneficiary’s draw, the amount is converted into a collateralized advance to the member. Outstanding standby letters of credit totaled $1,972,682,000 and $1,687,404,000 at March 31, 2005 and December 31, 2004, respectively. Based on management’s credit analyses and collateral requirements, the Bank does not deem it necessary to have any provision for credit losses on these commitments and letters of credit. Commitments and letters of credit are fully collateralized at the time of issuance.

     The Bank had no commitments to fund/purchase mortgage loans at March 31, 2005 or December 31, 2004.

     At March 31, 2005 and December 31, 2004, the Bank had commitments to issue $315,000,000 and $230,000,000, respectively, of consolidated obligation bonds/discount notes.

     Generally, the Bank executes interest rate exchange agreements with major banks and broker-dealers with whom it has bilateral collateral agreements. As of March 31, 2005 and December 31, 2004, the Bank had pledged, as collateral, cash with a book value of $707,791,000 and $629,701,000 to broker-dealers who have market risk exposure from the Bank related to interest rate exchange agreements; at those dates, the Bank had no securities pledged as collateral. The pledged cash collateral is reported in interest-bearing deposits in the statements of condition.

EXHIBIT INDEX

Exhibit No.

3.1	Organization Certificate of the Registrant

3.2	By-Laws of the Registrant

4.1	Amended and Revised Capital Plan of the Registrant, dated June 24, 2004.

10.1	Deferred Compensation Plan of the Registrant, effective July 24, 2004.

10.2	Non-Qualified Deferred Compensation Plan for the Board of Directors of the Registrant, effective July 24, 2004.

10.3	Form of Special Non-Qualified Deferred Compensation Plan of the Registrant, effective as of January 1, 2004.

12.1	Computation of Ratio of Earnings to Fixed Charges